As filed with the Securities and Exchange Commission on March 9, 2011
Registration No. 333-171369
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HCA Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8062 (Primary Standard Industrial Classification Code Number)	27-3865930 (I.R.S. Employer Identification Number)

One Park Plaza
Nashville, Tennessee 37203
(615) 344-9551
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John M. Franck II, Esq.
HCA Holdings, Inc.
Vice President and Corporate Secretary
One Park Plaza
Nashville, Tennessee 37203
(615) 344-9551
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:

Joseph H. Kaufman, Esq.	J. Page Davidson, Esq.	James J. Clark, Esq.
Simpson Thacher & Bartlett LLP	Ryan D. Thomas, Esq.	Jonathan A. Schaffzin, Esq.
425 Lexington Avenue	Bass, Berry & Sims PLC	William J. Miller, Esq.
New York, New York 10017-3954	150 Third Avenue South, Suite 2800	Cahill Gordon & Reindel llp
(212) 455-2000	Nashville, Tennessee 37201-2017	Eighty Pine Street
	(615) 742-6200	New York, New York 10005-1702
(212) 701-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Aggregate Offering	Aggregate Offering	Amount of
Securities to be Registered	be Registered(1)	Price per Share	Price(1)(2)	Registration Fee(3)
Common Stock, par value $0.01 per share	142,600,000 shares	$30.00	$4,278,000,000	$327,980

(1)	Includes shares to be sold upon exercise of the underwriters’ option. See “Underwriting.”

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)	A filing fee of $327,980 has already been paid with respect to unissued securities under HCA Inc.’s (the predecessor to HCA Holdings, Inc.) Registration Statement on Form S-1 (File No. 333-166610) filed on May 7, 2010. Pursuant to 457(p) under the Securities Act of 1933, as amended, all of these unused filing fees are being used to offset against the registration fee due for this offering. The filing fee has been applied in connection with this Registration Statement based on the fee rate in effect on December 22, 2010 at the time of filing the initial registration statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 9, 2011

PRELIMINARY PROSPECTUS

HCA Holdings, Inc.

124,000,000 Shares

Common Stock
$      per share

We are offering 87,719,300 shares of our common stock, and the selling stockholders named in this prospectus are offering 36,280,700 shares of our common stock. We will not receive any proceeds from the sale of the shares by the selling stockholders.

This is an initial public offering of our common stock. Since November 2006 and prior to this offering, there has been no public market for our common stock. We currently expect the initial public offering price will be between $27.00 and $30.00 per share. We have applied to list the common stock on the New York Stock Exchange under the symbol “HCA.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to HCA Holdings, Inc.	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than 124,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 18,600,000 shares from the selling stockholders at the initial price to the public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on or about          , 2011.

Joint Book-Running Managers

BofA Merrill Lynch	Citi	J.P. Morgan

Barclays Capital
Credit Suisse
Deutsche Bank Securities
Goldman, Sachs & Co.
Morgan Stanley
Wells Fargo Securities

Senior Co-Managers

Credit Agricole CIB	Mizuho Securities USA Inc.	RBC Capital Markets
RBS	SMBC Nikko	SunTrust Robinson Humphrey

Co-Managers

Avondale Partners	Baird	Cowen and Company	CRT Capital Group LLC

Lazard Capital Markets	Leerink Swann	Morgan Keegan	Oppenheimer & Co.

Raymond James	Susquehanna Financial Group, LLLP

Prospectus dated          , 2011.

You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, prospects, financial condition and results of operations may have changed since that date.

MARKET, RANKING AND OTHER INDUSTRY DATA

The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of government agencies or published industry sources and estimates based on our management’s knowledge and experience in the markets in which we operate. These estimates have been based on information obtained from our trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of any such information contained in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights significant aspects of our business and this offering, but it is not complete and does not contain all of the information you should consider before making your investment decision. You should carefully read the entire prospectus, including the information presented under the section entitled “Risk Factors” and the financial statements and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in “Risk Factors” and “Forward-Looking Statements.”

As used herein, unless otherwise stated or indicated by context, references to the “Company,” “HCA,” “we,” “our” or “us” refer to HCA Inc. and its affiliates prior to the Corporate Reorganization (as defined below) and to HCA Holdings, Inc. and its affiliates after the Corporate Reorganization. The term “affiliates” means direct and indirect subsidiaries of HCA Holdings, Inc. and partnerships and joint ventures in which such subsidiaries are partners. The terms “facilities” or “hospitals” refer to entities owned and operated by affiliates of HCA and the term “employees” refers to employees of affiliates of HCA.

Our Company

We are the largest non-governmental hospital operator in the U.S. and a leading comprehensive, integrated provider of health care and related services. We provide these services through a network of acute care hospitals, outpatient facilities, clinics and other patient care delivery settings. As of December 31, 2010, we operated a diversified portfolio of 164 hospitals (with approximately 41,000 beds) and 106 freestanding surgery centers across 20 states throughout the U.S. and in England. As a result of our efforts to establish significant market share in large and growing urban markets with attractive demographic and economic profiles, we currently have a substantial market presence in 14 of the top 25 fastest growing markets with populations greater than 500,000 in the U.S. and currently maintain the first or second position, based on inpatient admissions, in many of our key markets. We believe our ability to successfully position and grow our assets in attractive markets and execute our operating plan has contributed to the strength of our financial performance over the last several years. For the year ended December 31, 2010, we generated revenues of $30.683 billion, net income attributable to HCA Holdings, Inc. of $1.207 billion and Adjusted EBITDA of $5.868 billion.

Our patient-first strategy is to provide high quality health care services in a cost-efficient manner. We intend to build upon our history of profitable growth by maintaining our dedication to quality care, increasing our presence in key markets through organic expansion and strategic acquisitions and joint ventures, leveraging our scale and infrastructure, and further developing our physician and employee relationships. We believe pursuing these core elements of our strategy helps us develop a faster-growing, more stable and more profitable business and increases our relevance to patients, physicians, payers and employers.

Using our scale, significant resources and over 40 years of operating experience, we have developed a significant management and support infrastructure. Some of the key components of our support infrastructure include a revenue cycle management organization, a health care group purchasing organization, (“GPO”), an information technology and services provider, a nurse staffing agency and a medical malpractice insurance underwriter. These shared services have helped us to maximize our cash collection efficiency, achieve savings in purchasing through our scale, more rapidly deploy information technology upgrades, more effectively manage our labor pool and achieve greater stability in malpractice insurance premiums. Collectively, these components have helped us to further enhance our operating effectiveness, cost efficiency and overall financial results. We are also creating a subsidiary that will offer certain of these component services to other health care companies.

Since the founding of our business in 1968 as a single-facility hospital company, we have demonstrated an ability to consistently innovate and sustain growth during varying economic and regulatory climates. Under the leadership of an experienced senior management team, whose tenure at HCA averages over 20 years, we have established an extensive record of providing high quality care, profitably growing our business, making and integrating strategic acquisitions and efficiently and strategically allocating capital spending.

On November 17, 2006, HCA Inc. was acquired by a private investor group comprised of affiliates of or funds sponsored by Bain Capital Partners, LLC (“Bain Capital”), Kohlberg Kravis Roberts & Co. (“KKR”),

Merrill Lynch Global Private Equity (“MLGPE”), now BAML Capital Partners (each a “Sponsor”), Citigroup Inc., Bank of America Corporation (the “Sponsor Assignees”) and HCA founder Dr. Thomas F. Frist, Jr. (the “Frist Entities”), a group we collectively refer to as the “Investors,” and by members of management and certain other investors. We refer to the merger, the financing transactions related to the merger and other related transactions collectively as the “Recapitalization.”

Since the Recapitalization, we have achieved substantial operational and financial progress. During this time, we have made significant investments in expanding our service lines and expanding our alignment with highly specialized and primary care physicians. In addition, we have enhanced our operating efficiencies through a number of corporate cost-saving initiatives and an expansion of our support infrastructure. We have made investments in information technology to optimize our facilities and systems. We have also undertaken a number of initiatives to improve clinical quality and patient satisfaction. As a result of these initiatives, our financial performance has improved significantly from the year ended December 31, 2007, the first full year following the Recapitalization, to the year ended December 31, 2010, with revenues growing by $3.825 billion, net income attributable to HCA Holdings, Inc. increasing by $333 million and Adjusted EBITDA increasing by $1.276 billion. This represents compounded annual growth rates on these key metrics of 4.5%, 11.4% and 8.5%, respectively.

Our Industry

We believe well-capitalized, comprehensive and integrated health care delivery providers are well-positioned to benefit from the current industry trends, some of which include:

Aging Population and Continued Growth in the Need for Health Care Services.  According to the U.S. Census Bureau, the demographic age group of persons aged 65 and over is expected to experience compounded annual growth of 3.0% over the next 20 years, and constitute 19.3% of the total U.S. population by 2030. The Centers for Medicare & Medicaid Services (“CMS”) projects continued increases in hospital services based on the aging of the U.S. population, advances in medical procedures, expansion of health coverage, increasing consumer demand for expanded medical services and increased prevalence of chronic conditions such as diabetes, heart disease and obesity. We believe these factors will continue to drive increased utilization of health care services and the need for comprehensive, integrated hospital networks that can provide a wide array of essential and sophisticated health care.

Continued Evolution of Quality-Based Reimbursement Favors Large-Scale, Comprehensive and Integrated Providers.  We believe the U.S. health care system is continuing to evolve in ways that favor large-scale, comprehensive and integrated providers that provide high levels of quality care. Specifically, we believe there are a number of initiatives that will continue to gain importance in the foreseeable future, including: introduction of value-based payment methodologies tied to performance, quality and coordination of care, implementation of integrated electronic health records and information, and an increasing ability for patients and consumers to make choices about all aspects of health care. We believe our company is well positioned to respond to these emerging trends and has the resources, expertise and flexibility necessary to adapt in a timely manner to the changing health care regulatory and reimbursement environment.

Impact of Health Reform Law.  The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Reform Law”), will change how health care services are covered, delivered and reimbursed. It will do so through expanded coverage of uninsured individuals, significant reductions in the growth of Medicare program payments, material decreases in Medicare and Medicaid disproportionate share hospital (“DSH”) payments, and the establishment of programs where reimbursement is tied in part to quality and integration. The Health Reform Law, as enacted, is expected to expand health insurance coverage to approximately 32 to 34 million additional individuals through a combination of public program expansion and private sector health insurance reforms. We believe the expansion of private sector and Medicaid coverage will, over time, increase our reimbursement related to providing services to individuals who were previously uninsured. On the other hand, the reductions in the growth in Medicare payments and the decreases in DSH payments will adversely affect our government reimbursement. Because of the many variables involved, including pending court challenges, the potential for changes to the law as a result and efforts to amend or repeal the law, we are unable to predict the net impact of the Health Reform Law on us; however, we believe our experienced management team, emphasis on quality care and diverse service offerings will enable us to capitalize on the opportunities presented by the Health Reform Law, as well as adapt in a timely manner to its challenges.

Our Competitive Strengths

We believe our key competitive strengths include:

Largest Comprehensive, Integrated Health Care Delivery System.  We are the largest non-governmental hospital operator in the U.S., providing approximately 4% to 5% of all U.S. hospital services through our national footprint. The scope and scale of our operations, evidenced by the types of facilities we operate, the diverse medical specialties we offer and the numerous patient care access points we provide, enable us to provide a comprehensive range of health care services in a cost-effective manner. As a result, we believe the breadth of our platform is a competitive advantage in the marketplace enabling us to attract patients, physicians and clinical staff while also providing significant economies of scale and increasing our relevance with commercial payers.

Reputation for High Quality Patient-Centered Care.  Since our founding, we have maintained an unwavering focus on patients and clinical outcomes. We believe clinical quality influences physician and patient choices about health care delivery. We align our quality initiatives throughout the organization by engaging corporate, local, physician and nurse leaders to share best practices and develop standards for delivering high quality care. We have invested extensively in quality of care initiatives, with an emphasis on implementing information technology and adopting industry-wide best practices and clinical protocols. As a result of these efforts, we have achieved significant progress in clinical quality. As measured by the CMS clinical core measures reported on the CMS Hospital Compare website and based on publicly available data for the twelve months ended March 31, 2010, our hospitals achieved a composite score of 98.4% of the CMS core measures versus the national average of 95.3%, making us among the top performing major health systems in the U.S. In addition, as required by the Health Reform Law, CMS will establish a value-based purchasing system and will adjust hospital payment rates based on hospital-acquired conditions and hospital readmissions. We also believe our quality initiatives favorably position us in a payment environment that is increasingly performance-based.

Leading Local Market Positions in Large, Growing, Urban Markets.  Over our history, we have sought to selectively expand and upgrade our asset base to create a premium portfolio of assets in attractive growing markets. As a result, we have a strong market presence in 14 of the top 25 fastest growing markets with populations greater than 500,000 in the U.S. We currently operate in 29 markets, 17 of which have populations of 1 million or more, with all but one of these markets projecting growth above the national average from 2009 to 2014. Our inpatient market share places us first or second in many of our key markets. We believe the strength and stability of these market positions will create organic growth opportunities and allow us to develop long-term relationships with patients, physicians, large employers and third-party payers.

Diversified Revenue Base and Payer Mix.  We believe our broad geographic footprint, varied service lines and diverse revenue base mitigate our risks in numerous ways. Our diversification limits our exposure to competitive dynamics and economic conditions in any single local market, reimbursement changes in specific service lines and disruptions with respect to payers such as state Medicaid programs or large commercial insurers. We have a diverse portfolio of assets with no single facility contributing more than 2.3% of our revenues and no single metropolitan statistical area contributing more than 8.0% of revenues for the year ended December 31, 2010. We have also developed a highly diversified payer base, including approximately 3,000 managed care contracts, with no single commercial payer representing more than 8% of revenues for the year ended December 31, 2010. In addition, we are one of the country’s largest providers of outpatient services, which accounted for approximately 38% of our revenues for the year ended December 31, 2010. We believe the geographic diversity of our markets and the scope of our inpatient and outpatient operations help reduce volatility in our operating results.

Scale and Infrastructure Drive Cost Savings and Efficiencies.  Our scale allows us to leverage our support infrastructure to achieve significant cost savings and operating efficiencies, thereby driving margin expansion. We strategically manage our supply chain through centralized purchasing and supply warehouses, as well as our revenue cycle through centralized billing, collections and health information management functions. We also manage the provision of information technology through a combination of centralized systems with regional service support as well as centralize many other clinical and corporate functions, creating economies of scale in managing expenses and business processes. In addition to the cost savings and operating efficiencies, this support infrastructure simultaneously generates revenue from third parties that utilize our services.

Well-Capitalized Portfolio of High Quality Assets.  In order to expand the range and improve the quality of services provided at our facilities, we invested over $7.5 billion in our facilities and information technology systems over the five-year period ended December 31, 2010. We believe our significant capital investments in these areas will continue to attract new and returning patients, attract and retain high-quality physicians, maximize cost efficiencies and address the health care needs of our local communities. Furthermore, we believe our platform, as well as electronic health record infrastructure, national research and physician management capabilities, provide a strategic advantage by enhancing our ability to capitalize on anticipated incentives through the Health Information Technology for Economic and Clinical Health Act (“HITECH”) provisions of the American Recovery and Reinvestment Act of 2009 (“ARRA”) and position us well in an environment that increasingly emphasizes quality, transparency and coordination of care.

Strong Operating Results and Cash Flows.  Our leading scale, diversification, favorable market positions, dedication to clinical quality and focus on operational efficiency have enabled us to achieve attractive historical financial performance even during the most recent economic period. In the year ended December 31, 2010, we generated net income attributable to HCA Holdings, Inc. of $1.207 billion, Adjusted EBITDA of $5.868 billion and cash flows from operating activities of $3.085 billion. Our ability to generate strong and consistent cash flow from operations has enabled us to invest in our operations, reduce our debt, enhance earnings per share and continue to pursue attractive growth opportunities.

Proven and Experienced Management Team.  We believe the extensive experience and depth of our management team are a distinct competitive advantage in the complicated and evolving industry in which we compete. Our CEO and Chairman of the Board of Directors, Richard M. Bracken, began his career with our company over 29 years ago and has held various executive positions with us over that period, including, most recently, as our President and Chief Operating Officer. Our President, Chief Financial Officer and Director, R. Milton Johnson, joined our company over 28 years ago and has held various positions in our financial operations since that time. Our six Group Presidents average approximately 20 years of experience with our company. Members of our senior management hold significant equity interests in our company, further aligning their long-term interests with those of our stockholders.

Our Growth Strategy

We are committed to providing the communities we serve with high quality, cost-effective health care while growing our business, increasing our profitability and creating long-term value for our stockholders. To achieve these objectives, we align our efforts around the following growth agenda:

Grow Our Presence in Existing Markets.  We believe we are well positioned in a number of large and growing markets that will allow us the opportunity to generate long-term, attractive growth through the expansion of our presence in these markets. We plan to continue recruiting and strategically collaborating with the physician community and adding attractive service lines such as cardiology, emergency services, oncology and women’s services. Additional components of our growth strategy include expanding our footprint through developing various outpatient access points, including surgery centers, rural outreach, freestanding emergency departments and walk-in clinics. Since our Recapitalization, we have invested significant capital into these markets and expect to continue to see the benefit of this investment.

Achieve Industry-Leading Performance in Clinical and Satisfaction Measures.  Achieving high levels of patient safety, patient satisfaction and clinical quality are central goals of our business model. To achieve these goals, we have implemented a number of initiatives including infection reduction initiatives, hospitalist programs, advanced health information technology and evidence-based medicine programs. We routinely analyze operational practices from our best-performing hospitals to identify ways to implement organization-wide performance improvements and reduce clinical variation. We believe these initiatives will continue to improve patient care, help us achieve cost efficiencies, grow our revenues and favorably position us in an environment where our constituents are increasingly focused on quality, efficacy and efficiency.

Recruit and Employ Physicians to Meet Need for High Quality Health Services.  We depend on the quality and dedication of the health care providers and other team members who serve at our facilities. We believe a critical component of our growth strategy is our ability to successfully recruit and strategically collaborate with physicians and other professionals to provide high quality care. We attract and retain physicians by providing high quality, convenient facilities with advanced technology, by expanding our specialty services and by building our outpatient operations. We believe our continued investment in the employment, recruitment and retention of physicians will improve the quality of care at our facilities.

Continue to Leverage Our Scale and Market Positions to Enhance Profitability.  We believe there is significant opportunity to continue to grow the profitability of our company by fully leveraging the scale and scope of our franchise. We are currently pursuing next generation performance improvement initiatives such as contracting for services on a multistate basis and expanding our support infrastructure for additional clinical and support functions, such as physician credentialing, medical transcription and electronic medical recordkeeping. We believe our centrally managed business processes and ability to leverage cost-saving practices across our extensive network will enable us to continue to manage costs effectively. We are in the process of creating a subsidiary that will leverage key components of our support infrastructure, including revenue cycle management, health care group purchasing, supply chain management and staffing functions, by offering these services to other hospital companies.

Selectively Pursue a Disciplined Development Strategy.  We continue to believe there are significant growth opportunities in our markets. We will continue to provide financial and operational resources to successfully execute on our in-market opportunities. To complement our in-market growth agenda, we intend to focus on selectively developing and acquiring new hospitals, outpatient facilities and other health care service providers. We believe the challenges faced by the hospital industry may spur consolidation and we believe our size, scale, national presence and access to capital will position us well to participate in any such consolidation. We have a strong record of successfully acquiring and integrating hospitals and entering into joint ventures and intend to continue leveraging this experience.

Corporate Reorganization

On November 22, 2010, HCA Inc. reorganized by creating a new holding company structure (the “Corporate Reorganization”). We are the new parent company, and HCA Inc. is now our wholly-owned direct subsidiary. As part of the Corporate Reorganization, HCA Inc.’s outstanding shares of capital stock were automatically converted, on a share for share basis, into identical shares of our common stock. Our amended and restated certificate of incorporation, amended and restated bylaws, executive officers and board of directors following the Corporate Reorganization are the same as HCA Inc.’s in effect immediately prior to the Corporate Reorganization, and the rights, privileges and interests of HCA Inc.’s stockholders remain the same with respect to us as the new holding company. Additionally, as a result of the Corporate Reorganization, we are deemed the successor registrant to HCA Inc. under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and shares of our common stock are deemed registered under Section 12(g) of the Exchange Act. As part of the Corporate Reorganization, we became a guarantor but did not assume the debt of HCA Inc.’s outstanding secured notes. See “Description of Indebtedness.”

We have assumed all of HCA Inc.’s obligations with respect to the outstanding shares previously registered on Form S-8 for distribution pursuant to HCA Inc.’s stock incentive plan and have also assumed HCA Inc.’s other equity incentive plans that provide for the right to acquire HCA Inc.’s common stock, whether or not exercisable. We have also assumed and agreed to perform HCA Inc.’s obligations under its other compensation plans and agreements pursuant to which HCA Inc. is to issue equity securities to its directors, officers, or employees. The agreements and plans we assumed were each deemed to be automatically amended as necessary to provide that references therein to HCA Inc. now refer to HCA Holdings, Inc. Consequently, following the Corporate Reorganization, the right to receive HCA Inc.’s common stock under its various compensation plans and agreements automatically converted into rights for the same number of shares of our common stock, with the same rights and conditions as the corresponding HCA Inc. rights prior to the Corporate Reorganization.

Risk Factors

Investing in our common stock involves substantial risk, and our ability to successfully operate our business is subject to numerous risks, including those that are generally associated with operating in the health care industry. Any of the factors set forth under “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our common stock. Among these important risks are the following:

•	our substantial debt could limit our ability to pursue our growth strategy;

•	our debt agreements contain restrictions that may limit our flexibility in operating our business;

•	the current economic climate and general economic factors may adversely affect our performance;

•	we face intense competition that could limit our growth opportunities;

•	we are required to comply with extensive laws and regulations that could impact our operations;

•	legal proceedings and governmental investigations could negatively impact our business; and

•	uninsured and patient due accounts could adversely affect our results of operations.

In addition, it is difficult to predict the impact on our company of the Health Reform Law due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual and potentially delayed implementation, pending court challenges and possible amendment or repeal, as well as our inability to foresee how individuals and businesses will respond to the choices afforded them by the law. Because of the many variables involved, we are unable to predict the net effect on the Company of the Health Reform Law’s planned reductions in the growth of Medicare payments, the expected increases in our revenues from providing care to previously uninsured individuals, and numerous other provisions in the law that may affect us.

Through our predecessors, we commenced operations in 1968. HCA Inc. was incorporated in Nevada in January 1990 and reincorporated in Delaware in September 1993. HCA Holdings, Inc. was incorporated in Delaware in October 2010. Our principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number is (615) 344-9551. Our website address is www.hcahealthcare.com. The information on our website is not part of this prospectus.

The Offering

Common stock offered by HCA	87,719,300 shares

Common stock offered by selling stockholders	36,280,700 shares

Common stock to be outstanding after this offering	515,205,100 shares

Use of Proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $2.4 billion, assuming the shares are offered at $28.50 per share, which is the mid-point of the estimated offering price range set forth on the cover page of this prospectus.

We intend to use the anticipated net proceeds to repay certain of our existing indebtedness, as will be determined following completion of this offering, and for general corporate purposes. Pending such application, we intend to use the anticipated proceeds to temporarily reduce amounts under our asset-based revolving credit facility and our senior secured revolving credit facility. As a result of this application of proceeds, this offering is subject to the “conflict of interest” provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc. Conduct Rules (“FINRA Rule 5121”).

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders include the Sponsors, the Sponsor Assignees and certain members of management.

Underwriters’ option	The selling stockholders have granted the underwriters a 30-day option to purchase up to 18,600,000 additional shares of our common stock at the initial public offering price.

Dividend policy	We do not intend to pay dividends on our common stock for the foreseeable future following completion of the offering.

Risk Factors	You should carefully read and consider the information set forth under “Risk Factors” beginning on page 13 of this prospectus and all other information set forth in this prospectus before investing in our common stock.

Conflicts of Interest	Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive customary fees and expenses. See “Underwriting.”

Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or its affiliates indirectly own in excess of 10% of our issued and outstanding common stock, and is therefore deemed to be one of our “affiliates” and have a “conflict of interest” within the meaning of FINRA Rule 5121. Additionally, because we expect that more than 5% of the net proceeds of this offering may be received by certain underwriters in this offering or their affiliates that are lenders under the senior secured credit facilities, this offering is being conducted in accordance with FINRA Rule 5121 regarding the underwriting of securities. FINRA Rule 5121 requires that a “qualified independent underwriter” as defined by the FINRA rules participate in the preparation of the registration statement of which this prospectus forms a part and perform its usual standard of due diligence with respect thereto. Barclays Capital Inc. (“Barclays Capital”) has agreed to serve as the qualified independent underwriter for the offering. In addition, in accordance with FINRA Rule 5121, if Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or its affiliates receives more than 5% of the net proceeds from this offering, it will not confirm sales to discretionary accounts without the prior written consent of its customers. See “Underwriting — Conflicts of Interest.”

Proposed NYSE ticker symbol	“HCA”

Unless we indicate otherwise or the context requires, all information in this prospectus:

•	assumes (1) no exercise of the underwriters’ option to purchase additional shares of our common stock; and (2) an initial public offering price of $28.50 per share, the midpoint of the initial public offering range indicated on the cover of this prospectus;

•	reflects the 4.505 to 1 stock split that we will effectuate prior to the pricing of this offering; and

•	does not reflect (1) 50,525,942 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $8.58 per share as of December 31, 2010, of which 23,834,766 were then exercisable; and (2) 41,497,181 shares of our common stock reserved for future grants under our stock incentive plans effective upon the consummation of this offering.

Summary Financial Data

The following table sets forth HCA Holdings, Inc.’s summary financial data as of and for the periods indicated. The financial data as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 have been derived from HCA Holdings, Inc.’s consolidated financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP. The financial data as of December 31, 2008 have been derived from HCA Holdings, Inc.’s consolidated financial statements audited by Ernst & Young LLP that are not included herein.

The summary financial data should be read in conjunction with, and are qualified by reference to, “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

	As of and for the
	Years Ended December 31,
	2010	2009	2008
	(Dollars in millions, except per share amounts)

Income Statement Data:
Revenues	$30,683	$30,052	$28,374

Salaries and benefits	12,484	11,958	11,440
Supplies	4,961	4,868	4,620
Other operating expenses	5,004	4,724	4,554
Provision for doubtful accounts	2,648	3,276	3,409
Equity in earnings of affiliates	(282)	(246)	(223)
Depreciation and amortization	1,421	1,425	1,416
Interest expense	2,097	1,987	2,021
Losses (gains) on sales of facilities	(4)	15	(97)
Impairments of long-lived assets	123	43	64

	28,452	28,050	27,204

Income before income taxes	2,231	2,002	1,170
Provision for income taxes	658	627	268

Net income	1,573	1,375	902
Net income attributable to noncontrolling interests	366	321	229

Net income attributable to HCA Holdings, Inc.	$1,207	$1,054	$673

Earnings per share:
Basic	$2.83	$2.48	$1.59
Diluted	$2.76	$2.44	$1.56
Weighted average shares (shares in thousands):
Basic	426,424	425,567	423,699
Diluted	437,347	432,227	430,982

	As of and for the
	Years Ended December 31,
	2010	2009	2008
	(Dollars in millions, except per share amounts)

Statement of Cash Flows Data:
Cash flows provided by operating activities	$3,085	$2,747	$1,990
Cash flows used in investing activities	(1,039)	(1,035)	(1,467)
Cash flows used in financing activities	(1,947)	(1,865)	(451)
Other Financial Data:
EBITDA(1)	$5,383	$5,093	$4,378
Adjusted EBITDA(1)	5,868	5,472	4,574
Capital expenditures	1,325	1,317	1,600
Operating Data(2):
Number of hospitals at end of period(3)	156	155	158
Number of freestanding outpatient surgical centers at end of period(4)	97	97	97
Number of licensed beds at end of period(5)	38,827	38,839	38,504
Weighted average licensed beds(6)	38,655	38,825	38,422
Admissions(7)	1,554,400	1,556,500	1,541,800
Equivalent admissions(8)	2,468,400	2,439,000	2,363,600
Average length of stay (days)(9)	4.8	4.8	4.9
Average daily census(10)	20,523	20,650	20,795
Occupancy(11)	53%	53%	54%
Emergency room visits(12)	5,706,200	5,593,500	5,246,400
Outpatient surgeries(13)	783,600	794,600	797,400
Inpatient surgeries(14)	487,100	494,500	493,100
Days revenues in accounts receivable(15)	46	45	49
Gross patient revenues(16)	$125,640	$115,682	$102,843
Outpatient revenues as a percentage of patient revenues(17)	38%	38%	37%
Balance Sheet Data:
Working capital(18)	$2,650	$2,264	$2,391
Property, plant and equipment, net	11,352	11,427	11,529
Cash and cash equivalents	411	312	465
Total assets	23,852	24,131	24,280
Total debt	28,225	25,670	26,989
Equity securities with contingent redemption rights	141	147	155
Stockholders’ deficit attributable to HCA Holdings, Inc.	(11,926)	(8,986)	(10,255)
Noncontrolling interests	1,132	1,008	995
Total stockholders’ deficit	(10,794)	(7,978)	(9,260)

(1)	EBITDA, a measure used by management to evaluate operating performance, is defined as net income attributable to HCA Holdings, Inc. plus (i) provision for income taxes, (ii) interest expense and (iii) depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. Management believes EBITDA is helpful to investors and our management in highlighting trends because EBITDA excludes the results of decisions outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is defined as EBITDA, adjusted to exclude net income attributable to noncontrolling interests, losses (gains) on sales of facilities and impairments of long-lived assets. We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as the primary measure to review and assess operating performance of its hospital facilities and their management teams. Adjusted EBITDA target amounts are the performance measures utilized in our annual incentive compensation programs and are vesting conditions for a portion of our stock option grants. Management and investors review both the overall performance (GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and impairment of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered an alternative to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

EBITDA and Adjusted EBITDA are calculated as follows:

	Years Ended December 31,
	2010	2009	2008
	(Dollars in millions)

Net income attributable to HCA Holdings, Inc.	$1,207	$1,054	$673
Provision for income taxes	658	627	268
Interest expense	2,097	1,987	2,021
Depreciation and amortization	1,421	1,425	1,416

EBITDA	5,383	5,093	4,378

Net income attributable to noncontrolling interests(i)	366	321	229
Losses (gains) on sales of facilities(ii)	(4)	15	(97)
Impairments of long-lived assets(iii)	123	43	64

Adjusted EBITDA	$5,868	$5,472	$4,574

(i)	Represents the add-back of net income attributable to noncontrolling interests.

(ii)	Represents the elimination of losses (gains) on sales of facilities.

(iii)	Represents the add-back of impairments of long-lived assets.

(2)	The operating data set forth in this table includes only those facilities that are consolidated for financial reporting purposes.

(3)	Excludes eight facilities in 2010, 2009 and 2008 that are not consolidated (accounted for using the equity method) for financial reporting purposes.

(4)	Excludes nine facilities in 2010 and eight facilities in 2009 and 2008 that are not consolidated (accounted for using the equity method) for financial reporting purposes.

(5)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(6)	Represents the average number of licensed beds, weighted based on periods owned.

(7)	Represents the total number of patients admitted to our hospitals and is used by management and certain investors as a general measure of inpatient volume.

(8)	Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenues and gross outpatient revenues and then dividing the resulting amount by gross inpatient revenues. The equivalent admissions computation “equates” outpatient revenues to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(9)	Represents the average number of days admitted patients stay in our hospitals.

(10)	Represents the average number of patients in our hospital beds each day.

(11)	Represents the percentage of hospital licensed beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms.

(12)	Represents the number of patients treated in our emergency rooms.

(13)	Represents the number of surgeries performed on patients who were not admitted to our hospitals. Pain management and endoscopy procedures are not included in outpatient surgeries.

(14)	Represents the number of surgeries performed on patients who have been admitted to our hospitals. Pain management and endoscopy procedures are not included in inpatient surgeries.

(15)	Revenues per day is calculated by dividing the revenues for the period by the days in the period. Days revenues in accounts receivable is then calculated as accounts receivable, net of the allowance for doubtful accounts, at the end of the period divided by revenues per day.

(16)	Gross patient revenues are based upon our standard charge listing. Gross charges/revenues do not reflect what our hospital facilities are paid. Gross charges/revenues are reduced by contractual adjustments, discounts and charity care to determine reported revenues.

(17)	Represents the percentage of patient revenues related to patients who are not admitted to our hospitals.

(18)	We define working capital as current assets minus current liabilities.

RISK FACTORS

An investment in our common stock involves risk. You should carefully consider the following risks as well as the other information included in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus, before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. However, the selected risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of the common stock could decline, and you may lose all or part of your investment in us.

Risks Related to Our Business

Our hospitals face competition for patients from other hospitals and health care providers.

The health care business is highly competitive, and competition among hospitals and other health care providers for patients has intensified in recent years. Generally, other hospitals in the local communities we serve provide services similar to those offered by our hospitals. In addition, CMS publicizes on its Hospital Compare website performance data related to quality measures and data on patient satisfaction surveys hospitals submit in connection with their Medicare reimbursement. Federal law provides for the future expansion of the number of quality measures that must be reported. Additional quality measures and future trends toward clinical transparency may have an unanticipated impact on our competitive position and patient volumes. Further, the Health Reform Law requires all hospitals to annually establish, update and make public a list of the hospital’s standard charges for items and services. If any of our hospitals achieve poor results (or results that are lower than our competitors) on these quality measures or on patient satisfaction surveys or if our standard charges are higher than our competitors, our patient volumes could decline.

In addition, the number of freestanding specialty hospitals, surgery centers and diagnostic and imaging centers in the geographic areas in which we operate has increased significantly. As a result, most of our hospitals operate in a highly competitive environment. Some of the facilities that compete with our hospitals are owned by governmental agencies or not-for-profit corporations supported by endowments, charitable contributions and/or tax revenues and can finance capital expenditures and operations on a tax-exempt basis. Our hospitals face increasing competition from specialty hospitals, some of which are physician-owned, and from both our own and unaffiliated freestanding surgery centers for market share in high margin services and for quality physicians and personnel. If ambulatory surgery centers are better able to compete in this environment than our hospitals, our hospitals may experience a decline in patient volume, and we may experience a decrease in margin, even if those patients use our ambulatory surgery centers. In states that do not require a Certificate of Need (“CON”) for the purchase, construction or expansion of health care facilities or services, competition in the form of new services, facilities and capital spending is more prevalent. Further, if our competitors are better able to attract patients, recruit physicians, expand services or obtain favorable managed care contracts at their facilities than our hospitals and ambulatory surgery centers, we may experience an overall decline in patient volume. See “Business — Competition.”

The growth of uninsured and patient due accounts and a deterioration in the collectibility of these accounts could adversely affect our results of operations.

The primary collection risks of our accounts receivable relate to the uninsured patient accounts and patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and copayments) remain outstanding. The provision for doubtful accounts relates primarily to amounts due directly from patients.

The amount of the provision for doubtful accounts is based upon management’s assessment of historical write-offs and expected net collections, business and economic conditions, trends in federal and state governmental and private employer health care coverage, the rate of growth in uninsured patient admissions and other collection indicators. At December 31, 2010, our allowance for doubtful accounts represented approximately 93% of the $4.249 billion patient due accounts receivable balance. The sum of the provision for doubtful accounts, uninsured discounts and charity care increased from $7.009 billion for 2008 to $8.362 billion for 2009 and to $9.626 billion for 2010.

A continuation of the trends that have resulted in an increasing proportion of accounts receivable being comprised of uninsured accounts and a deterioration in the collectibility of these accounts will adversely affect our collection of accounts receivable, cash flows and results of operations. Prior to the Health Reform Law being fully implemented, our facilities may experience growth in bad debts, uninsured discounts and charity care as a result of a number of factors, including the economic downturn and increase in unemployment. The Health Reform Law seeks to decrease, over time, the number of uninsured individuals. As enacted, the Health Reform Law will, effective January 1, 2014, expand Medicaid and incentivize employers to offer, and require individuals to carry, health insurance or be subject to penalties. More than 20 challenges to the Health Reform Law have been filed in federal courts. Some federal courts have upheld the constitutionality of the Health Reform Law or dismissed cases on procedural grounds. Others have held unconstitutional the requirement that individuals maintain health insurance or pay a penalty and have either found the Health Reform Law void in its entirety or left the remainder of the law intact. These lawsuits are subject to appeal, and several are currently on appeal, including those that hold the law unconstitutional. It is difficult to predict the full impact of the Health Reform Law due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual and potentially delayed implementation, pending court challenges and possible amendment or repeal, as well as our inability to foresee how individuals and businesses will respond to the choices afforded them by the law. In addition, even after implementation of the Health Reform Law, we may continue to experience bad debts and have to provide uninsured discounts and charity care for undocumented aliens who are not permitted to enroll in a health insurance exchange or government health care programs and certain others who may not have insurance coverage.

Changes in government health care programs may reduce our revenues.

A significant portion of our patient volume is derived from government health care programs, principally Medicare and Medicaid. Specifically, we derived 40.7% of our revenues from the Medicare and Medicaid programs in 2010. Changes in government health care programs may reduce the reimbursement we receive and could adversely affect our business and results of operations.

In recent years, legislative and regulatory changes have resulted in limitations on and, in some cases, reductions in levels of payments to health care providers for certain services under the Medicare program. For example, CMS completed a two-year transition to full implementation of the Medicare severity diagnosis-related group (“MS-DRG”) system, which represents a refinement to the existing diagnosis-related group system. Future realignments in the MS-DRG system could impact the margins we receive for certain services. Further, the Health Reform Law provides for material reductions in the growth of Medicare program spending, including reductions in Medicare market basket updates and Medicare DSH funding. Medicare payments in federal fiscal year 2011 for inpatient hospital services are slightly lower than payments for the same services in federal fiscal year 2010, because of reductions resulting from the Health Reform Law and the MS-DRG implementation.

Since most states must operate with balanced budgets and since the Medicaid program is often a state’s largest program, some states can be expected to enact or consider enacting legislation designed to reduce their Medicaid expenditures. The current economic downturn has increased the budgetary pressures on many states, and these budgetary pressures have resulted, and likely will continue to result, in decreased spending, or decreased spending growth, for Medicaid programs and the Children’s Health Insurance Program (“CHIP”) in many states. The Health Reform Law provides for material reductions to Medicaid DSH funding. Further, many states have also adopted, or are considering, legislation designed to reduce coverage, enroll Medicaid recipients in managed care programs and/or impose additional taxes on hospitals to help finance or expand the states’ Medicaid systems. Effective March 23, 2010, the Health Reform Law requires states to at least maintain Medicaid eligibility standards established prior to the enactment of the law for adults until January 1, 2014 and for children until October 1, 2019. However, states with budget deficits may seek a waiver from this requirement to address eligibility standards that apply to adults making more than 133% of the federal poverty level. The

Health Reform Law also provides for significant expansions to the Medicaid program, but these changes are not required until 2014. In addition, the Health Reform Law will result in increased state legislative and regulatory changes in order for states to comply with new federal mandates, such as the requirement to establish American Health Benefit Exchanges (“Exchanges”), and to participate in grants and other incentive opportunities.

In some cases, commercial third-party payers rely on all or portions of the MS-DRG system to determine payment rates, which may result in decreased reimbursement from some commercial third-party payers. Other changes to government health care programs may negatively impact payments from commercial third-party payers.

Current or future health care reform efforts, changes in laws or regulations regarding government health care programs, other changes in the administration of government health care programs and changes to commercial third-party payers in response to health care reform and other changes to government health care programs could have a material, adverse effect on our financial position and results of operations.

We are unable to predict the impact of the Health Reform Law, which represents a significant change to the health care industry.

As enacted, the Health Reform Law will change how health care services are covered, delivered, and reimbursed through expanded coverage of uninsured individuals, reduced growth in Medicare program spending, reductions in Medicare and Medicaid DSH payments and the establishment of programs where reimbursement is tied to quality and integration. In addition, the law reforms certain aspects of health insurance, expands existing efforts to tie Medicare and Medicaid payments to performance and quality, and contains provisions intended to strengthen fraud and abuse enforcement.

The expansion of health insurance coverage under the Health Reform Law may result in a material increase in the number of patients using our facilities who have either private or public program coverage. In addition, a disproportionately large percentage of the new Medicaid coverage is likely to be in states that currently have relatively low income eligibility requirements. Two such states are Texas and Florida, where about one-half of our licensed beds are located. We also have a significant presence in other relatively low income eligibility states, including Georgia, Kansas, Louisiana, Missouri, Oklahoma and Virginia. Further, the Health Reform Law provides for a value-based purchasing program, the establishment of Accountable Care Organizations (“ACOs”) and bundled payment pilot programs, which will create possible sources of additional revenue.

However, it is difficult to predict the size of the potential revenue gains to the Company as a result of these elements of the Health Reform Law, because of uncertainty surrounding a number of material factors, including the following:

•	how many previously uninsured individuals will obtain coverage as a result of the Health Reform Law (while the Congressional Budget Office (“CBO”) estimates 32 million, CMS estimates almost 34 million; both agencies made a number of assumptions to derive that figure, including how many individuals will ignore substantial subsidies and decide to pay the penalty rather than obtain health insurance and what percentage of people in the future will meet the new Medicaid income eligibility requirements);

•	what percentage of the newly insured patients will be covered under the Medicaid program and what percentage will be covered by private health insurers;

•	the extent to which states will enroll new Medicaid participants in managed care programs;

•	the pace at which insurance coverage expands, including the pace of different types of coverage expansion;

•	the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals;

•	the rate paid to hospitals by private payers for newly covered individuals, including those covered through the newly created Exchanges and those who might be covered under the Medicaid program under contracts with the state;

•	the rate paid by state governments under the Medicaid program for newly covered individuals;

•	how the value-based purchasing and other quality programs will be implemented;

•	the percentage of individuals in the Exchanges who select the high deductible plans, since health insurers offering those kinds of products have traditionally sought to pay lower rates to hospitals;

•	whether the net effect of the Health Reform Law, including the prohibition on excluding individuals based on pre-existing conditions, the requirement to keep medical costs at or above a specified minimum percentage of premium revenue, other health insurance reforms and the annual fee applied to all health insurers, will be to put pressure on the bottom line of health insurers, which in turn might cause them to seek to reduce payments to hospitals with respect to both newly insured individuals and their existing business; and

•	the possibility that implementation of the provisions expanding health insurance coverage or the entire Health Reform Law will be delayed due to court challenges or revised or eliminated as a result of court challenges and efforts to repeal or amend the law. More than 20 challenges to the Health Reform Law have been filed in federal courts. Some federal district courts have upheld the constitutionality of the Health Reform Law or dismissed cases on procedural grounds. Others have held unconstitutional the requirement that individuals maintain health insurance or pay a penalty and have either found the Health Reform Law void in its entirety or left the remainder of the law intact. These lawsuits are subject to appeal, and several are currently on appeal, including those that hold the law unconstitutional.

On the other hand, the Health Reform Law provides for significant reductions in the growth of Medicare spending, reductions in Medicare and Medicaid DSH payments and the establishment of programs where reimbursement is tied to quality and integration. Since 40.7% of our revenues in 2010 were from Medicare and Medicaid, reductions to these programs may significantly impact us and could offset any positive effects of the Health Reform Law. It is difficult to predict the size of the revenue reductions to Medicare and Medicaid spending, because of uncertainty regarding a number of material factors, including the following:

•	the amount of overall revenues we will generate from Medicare and Medicaid business when the reductions are implemented;

•	whether reductions required by the Health Reform Law will be changed by statute or by judicial decision prior to becoming effective;

•	the size of the Health Reform Law’s annual productivity adjustment to the market basket beginning in 2012 payment years;

•	the amount of the Medicare DSH reductions that will be made, commencing in federal fiscal year 2014;

•	the allocation to our hospitals of the Medicaid DSH reductions, commencing in federal fiscal year 2014;

•	what the losses in revenues will be, if any, from the Health Reform Law’s quality initiatives;

•	how successful ACOs, in which we anticipate participating, will be at coordinating care and reducing costs or whether they will decrease reimbursement;

•	the scope and nature of potential changes to Medicare reimbursement methods, such as an emphasis on bundling payments or coordination of care programs;

•	whether our revenues from upper payment limit (“UPL”) programs will be adversely affected, because there may be fewer indigent, non-Medicaid patients for whom the Company provides services pursuant to UPL programs; and

•	reductions to Medicare payments CMS may impose for “excessive readmissions.”

Because of the many variables involved, we are unable to predict the net effect on us of the expected increases in insured individuals using our facilities, the reductions in Medicare spending, reductions in Medicare and Medicaid DSH funding, and numerous other provisions in the Health Reform Law that may affect us. Further, it is unclear how efforts to repeal or revise the Health Reform Law and federal lawsuits challenging its constitutionality will be resolved or what the impact would be of any resulting changes to the law.

If we are unable to retain and negotiate favorable contracts with nongovernment payers, including managed care plans, our revenues may be reduced.

Our ability to obtain favorable contracts with nongovernment payers, including health maintenance organizations, preferred provider organizations and other managed care plans significantly affects the revenues and operating results of our facilities. Revenues derived from these entities and other insurers accounted for 53.7% and 53.4% of our revenues for 2010 and 2009, respectively. Nongovernment payers, including managed care payers, continue to demand discounted fee structures, and the trend toward consolidation among nongovernment payers tends to increase their bargaining power over fee structures. As various provisions of the Health Reform Law are implemented, including the establishment of the Exchanges, nongovernment payers increasingly may demand reduced fees. Our future success will depend, in part, on our ability to retain and renew our managed care contracts and enter into new managed care contracts on terms favorable to us. Other health care providers may impact our ability to enter into managed care contracts or negotiate increases in our reimbursement and other favorable terms and conditions. For example, some of our competitors may negotiate exclusivity provisions with managed care plans or otherwise restrict the ability of managed care companies to contract with us. It is not clear what impact, if any, the increased obligations on managed care payers and other payers imposed by the Health Reform Law will have on our ability to negotiate reimbursement increases. If we are unable to retain and negotiate favorable contracts with managed care plans or experience reductions in payment increases or amounts received from nongovernment payers, our revenues may be reduced.

Our performance depends on our ability to recruit and retain quality physicians.

The success of our hospitals depends in part on the number and quality of the physicians on the medical staffs of our hospitals, the admitting practices of those physicians and maintaining good relations with those physicians. Although we employ some physicians, physicians are often not employees of the hospitals at which they practice and, in many of the markets we serve, most physicians have admitting privileges at other hospitals in addition to our hospitals. Such physicians may terminate their affiliation with our hospitals at any time. If we are unable to provide adequate support personnel or technologically advanced equipment and hospital facilities that meet the needs of those physicians and their patients, they may be discouraged from referring patients to our facilities, admissions may decrease and our operating performance may decline.

Our hospitals face competition for staffing, which may increase labor costs and reduce profitability.

Our operations are dependent on the efforts, abilities and experience of our management and medical support personnel, such as nurses, pharmacists and lab technicians, as well as our physicians. We compete with other health care providers in recruiting and retaining qualified management and support personnel responsible for the daily operations of each of our hospitals, including nurses and other nonphysician health care professionals. In some markets, the availability of nurses and other medical support personnel has been a significant operating issue to health care providers. We may be required to continue to enhance wages and benefits to recruit and retain nurses and other medical support personnel or to hire more expensive temporary or contract personnel. As a result, our labor costs could increase. We also depend on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate. Certain proposed changes in federal labor laws, including the Employee Free Choice Act, could increase the likelihood of employee unionization attempts. To the extent a significant portion of our employee base unionizes, it is possible our labor costs could increase materially. When negotiating collective bargaining agreements with unions, whether such agreements are renewals or first contracts, there is the possibility that strikes could occur during the negotiation process, and our continued operation during any strikes could increase our labor costs. In addition, the states in which we operate could adopt mandatory nurse-staffing ratios or could reduce mandatory nurse staffing ratios already in place. State-mandated nurse-staffing ratios could significantly affect labor costs and have an adverse impact on revenues if we are required to limit admissions in order to meet the required ratios. If our labor costs increase, we may not be able to raise rates to offset these increased costs. Because a significant percentage of our revenues consists of fixed, prospective payments, our ability to pass along increased labor costs is constrained. Our failure to recruit and retain qualified management, nurses and other medical support personnel, or to control labor costs, could have a material, adverse effect on our results of operations.

If we fail to comply with extensive laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

The health care industry is required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

•	billing and coding for services and properly handling overpayments;

•	relationships with physicians and other referral sources;

•	necessity and adequacy of medical care;

•	quality of medical equipment and services;

•	qualifications of medical and support personnel;

•	confidentiality, maintenance, data breach, identity theft and security issues associated with health-related and personal information and medical records;

•	screening, stabilization and transfer of individuals who have emergency medical conditions;

•	licensure and certification;

•	hospital rate or budget review;

•	preparing and filing of cost reports;

•	operating policies and procedures;

•	activities regarding competitors; and

•	addition of facilities and services.

Among these laws are the federal Anti-kickback Statute, the federal physician self-referral law (commonly called the “Stark Law”), the federal False Claims Act (“FCA”) and similar state laws. We have a variety of financial relationships with physicians and others who either refer or influence the referral of patients to our hospitals and other health care facilities, and these laws govern those relationships. The Office of Inspector General of the Department of Health and Human Services (“OIG”) has enacted safe harbor regulations that outline practices deemed protected from prosecution under the Anti-kickback Statute. While we endeavor to comply with the applicable safe harbors, certain of our current arrangements, including joint ventures and financial relationships with physicians and other referral sources and persons and entities to which we refer patients, do not qualify for safe harbor protection. Failure to qualify for a safe harbor does not mean the arrangement necessarily violates the Anti-kickback Statute but may subject the arrangement to greater scrutiny. However, we cannot offer assurance that practices outside of a safe harbor will not be found to violate the Anti-kickback Statute. Allegations of violations of the Anti-kickback Statute may be brought under the federal Civil Monetary Penalty Law, which requires a lower burden of proof than other fraud and abuse laws, including the Anti-kickback Statute.

Our financial relationships with referring physicians and their immediate family members must comply with the Stark Law by meeting an exception. We attempt to structure our relationships to meet an exception to the Stark Law, but the regulations implementing the exceptions are detailed and complex, and we cannot provide assurance that every relationship complies fully with the Stark Law. Unlike the Anti-kickback Statute, failure to meet an exception under the Stark Law results in a violation of the Stark Law, even if such violation is technical in nature.

Additionally, if we violate the Anti-kickback Statute or Stark Law, or if we improperly bill for our services, we may be found to violate the FCA, either under a suit brought by the government or by a private person under a qui tam, or “whistleblower,” suit. See “Business — Regulation and Other Factors.”

If we fail to comply with the Anti-kickback Statute, the Stark Law, the FCA or other applicable laws and regulations, we could be subjected to liabilities, including civil penalties (including the loss of our licenses to operate one or more facilities), exclusion of one or more facilities from participation in the Medicare,

Medicaid and other federal and state health care programs and, for violations of certain laws and regulations, criminal penalties.

We do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In the future, different interpretations or enforcement of, or amendment to, these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses. A determination that we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, could have a material, adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly. In addition, other legislation or regulations at the federal or state level may be adopted that adversely affect our business.

We have been and could become the subject of governmental investigations, claims and litigation.

Health care companies are subject to numerous investigations by various governmental agencies. Further, under the FCA, private parties have the right to bring qui tam, or “whistleblower,” suits against companies that submit false claims for payments to, or improperly retain overpayments from, the government. Some states have adopted similar state whistleblower and false claims provisions. Certain of our individual facilities have received, and other facilities may receive, government inquiries from, and may be subject to investigation by, federal and state agencies. Depending on whether the underlying conduct in these or future inquiries or investigations could be considered systemic, their resolution could have a material, adverse effect on our financial position, results of operations and liquidity.

Governmental agencies and their agents, such as the Medicare Administrative Contractors, fiscal intermediaries and carriers, as well as the OIG, CMS and state Medicaid programs, conduct audits of our health care operations. Private payers may conduct similar post-payment audits, and we also perform internal audits and monitoring. Depending on the nature of the conduct found in such audits and whether the underlying conduct could be considered systemic, the resolution of these audits could have a material, adverse effect on our financial position, results of operations and liquidity.

As required by statute, CMS has implemented the Recovery Audit Contractor (“RAC”) program on a nationwide basis. Under the program, CMS contracts with RACs on a contingency fee basis to conduct post-payment reviews to detect and correct improper payments in the fee-for-service Medicare program. The Health Reform Law expands the RAC program’s scope to include managed Medicare plans and to include Medicaid claims. In addition, CMS employs Medicaid Integrity Contractors (“MICs”) to perform post-payment audits of Medicaid claims and identify overpayments. The Health Reform Law increases federal funding for the MIC program for federal fiscal year 2011 and later years. In addition to RACs and MICs, the state Medicaid agencies and other contractors have increased their review activities.

Should we be found out of compliance with any of these laws, regulations or programs, depending on the nature of the findings, our business, our financial position and our results of operations could be negatively impacted. See “Business — Legal Proceedings — Government Investigations, Claims and Litigation.”

Controls designed to reduce inpatient services may reduce our revenues.

Controls imposed by Medicare, managed Medicare, Medicaid, managed Medicaid and commercial third-party payers designed to reduce admissions and lengths of stay, commonly referred to as “utilization review,” have affected and are expected to continue to affect our facilities. Utilization review entails the review of the admission and course of treatment of a patient by health plans. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payer-required preadmission authorization and utilization review and by payer pressure to maximize outpatient and alternative health care delivery services for less acutely ill patients. Efforts to impose more stringent cost controls are expected to continue. For example, the Health Reform Law potentially expands the use of prepayment review by Medicare contractors by eliminating statutory restrictions on their use. Although we are unable to predict the effect these changes will have on our operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material, adverse effect on our business, financial position and results of operations.

Our overall business results may suffer from the economic downturn.

During periods of high unemployment, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits at federal, state and local government entities have decreased, and may continue to decrease, spending for health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payer sources for our hospitals. Other risks we face during periods of high unemployment include potential declines in the population covered under managed care agreements, patient decisions to postpone or cancel elective and non-emergency health care procedures, potential increases in the uninsured and underinsured populations and further difficulties in our collecting patient co-payment and deductible receivables.

The industry trend towards value-based purchasing may negatively impact our revenues.

There is a trend in the health care industry towards value-based purchasing of health care services. These value-based purchasing programs include both public reporting of quality data and preventable adverse events tied to the quality and efficiency of care provided by facilities. Governmental programs including Medicare and Medicaid currently require hospitals to report certain quality data to receive full reimbursement updates. In addition, Medicare does not reimburse for care related to certain preventable adverse events (also called “never events”). Many large commercial payers currently require hospitals to report quality data, and several commercial payers do not reimburse hospitals for certain preventable adverse events. Further, we have implemented a policy pursuant to which we do not bill patients or third-party payers for fees or expenses incurred due to certain preventable adverse events.

Effective July 1, 2011, the Health Reform Law will prohibit the use of federal funds under the Medicaid program to reimburse providers for medical assistance provided to treat hospital acquired conditions (“HACs”). Beginning in federal fiscal year 2015, the 25% of hospitals with the worst national risk-adjusted HAC rates in the previous year will receive a 1% reduction in their total inpatient operating Medicare payments. Hospitals with excessive readmissions for conditions designated by the Department of Health and Human Services (“HHS”) will receive reduced payments for all inpatient discharges, not just discharges relating to the conditions subject to the excessive readmission standard.

The Health Reform Law also requires HHS to implement a value-based purchasing program for inpatient hospital services. The Health Reform Law requires HHS to reduce inpatient hospital payments for all discharges by a percentage beginning at 1% in federal fiscal year 2013 and increasing by 0.25% each fiscal year up to 2% in federal fiscal year 2017 and subsequent years. HHS will pool the amount collected from these reductions to fund payments to reward hospitals that meet or exceed certain quality performance standards established by HHS. HHS will determine the amount each hospital that meets or exceeds the quality performance standards will receive from the pool of dollars created by these payment reductions. As proposed by CMS, the value-based purchasing program will initially calculate incentive payments based on hospitals’ achievement of 17 clinical process of care measures and eight dimensions of a patient’s experience of care using the Hospital Consumer Assessment of Healthcare Providers and Systems (“HCAHPS”) survey and their improvement in meeting these standards compared to prior periods. For federal fiscal year 2013, CMS estimates the value-based purchasing program will redistribute $850 million among the nation’s hospitals.

We expect value-based purchasing programs, including programs that condition reimbursement on patient outcome measures, to become more common and to involve a higher percentage of reimbursement amounts. We are unable at this time to predict how this trend will affect our results of operations, but it could negatively impact our revenues.

Our operations could be impaired by a failure of our information systems.

Any system failure that causes an interruption in service or availability of our systems could adversely affect operations or delay the collection of revenues. Even though we have implemented network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering. The occurrence of any of these events could result in interruptions, delays, the loss or corruption of data, cessations in the availability of systems or liability under privacy and security laws, all of which could have a material adverse effect on our financial position and results of operations and harm our business reputation.

The performance of our information technology and systems is critical to our business operations. In addition to our shared services initiatives, our information systems are essential to a number of critical areas of our operations, including:

•	accounting and financial reporting;

•	billing and collecting accounts;

•	coding and compliance;

•	clinical systems;

•	medical records and document storage;

•	inventory management;

•	negotiating, pricing and administering managed care contracts and supply contracts; and

•	monitoring quality of care and collecting data on quality measures necessary for full Medicare payment updates.

If we fail to effectively and timely implement electronic health record systems, our operations could be adversely affected.

As required by ARRA, the Secretary of HHS is in the process of developing and implementing an incentive payment program for eligible hospitals and health care professionals that adopt and meaningfully use certified electronic health record (“EHR”) technology. HHS intends to use the Provider Enrollment, Chain and Ownership System (“PECOS”) to verify Medicare enrollment prior to making EHR incentive program payments. During 2011, we anticipate receiving Medicare and Medicaid incentive payments for being a meaningful user of certified EHR technology. We anticipate a majority of 2011 incentive payments will be received and recognized as revenues during the fourth quarter of 2011. Medicare and Medicaid incentive payments for our eligible hospitals and professionals are estimated to range from $275 to $325 million for 2011. Actual incentive payments could vary from these estimates due to certain factors such as availability of federal funding for both Medicare and Medicaid incentive payments, timing of the approval of state Medicaid incentive payment plans by CMS and our ability to implement and demonstrate meaningful use of certified EHR technology.

We have incurred and will continue to incur both capital costs and operating expenses in order to implement our certified EHR technology and meet meaningful use requirements. These expenses are ongoing and are projected to continue over all stages of implementation of meaningful use. The timing of expenses will not correlate with the receipt of the incentive payments and the recognition of revenues. We estimate that operating expenses to implement our certified EHR technology and meet meaningful use will range from $125 to $150 million for 2011. Actual operating expenses could vary from these estimates. If our hospitals and employed professionals are unable to meet the requirements for participation in the incentive payment program, including having an enrollment record in PECOS, we will not be eligible to receive incentive payments that could offset some of the costs of implementing EHR systems. Further, eligible providers that fail to demonstrate meaningful use of certified EHR technology will be subject to reduced payments from Medicare, beginning in federal fiscal year 2015 for eligible hospitals and calendar year 2015 for eligible professionals. Failure to implement certified EHR systems effectively and in a timely manner could have a material, adverse effect on our financial position and results of operations.

State efforts to regulate the construction or expansion of health care facilities could impair our ability to operate and expand our operations.

Some states, particularly in the eastern part of the country, require health care providers to obtain prior approval, known as a CON, for the purchase, construction or expansion of health care facilities, to make certain capital expenditures or to make changes in services or bed capacity. In giving approval, these states consider the need for additional or expanded health care facilities or services. We currently operate health care facilities in a number of states with CON laws. The failure to obtain any requested CON could impair our ability to operate or expand operations. Any such failure could, in turn, adversely affect our ability to attract patients to our facilities and grow our revenues, which would have an adverse effect on our results of operations.

Our facilities are heavily concentrated in Florida and Texas, which makes us sensitive to regulatory, economic, environmental and competitive conditions and changes in those states.

We operated 164 hospitals at December 31, 2010, and 74 of those hospitals are located in Florida and Texas. Our Florida and Texas facilities’ combined revenues represented approximately 52% of our consolidated revenues for the year ended December 31, 2010. This concentration makes us particularly sensitive to regulatory, economic, environmental and competitive conditions and changes in those states. Any material change in the current payment programs or regulatory, economic, environmental or competitive conditions in those states could have a disproportionate effect on our overall business results.

In addition, our hospitals in Florida, Texas and other areas across the Gulf Coast are located in hurricane-prone areas. In the recent past, hurricanes have had a disruptive effect on the operations of our hospitals in Florida, Texas and other coastal states, and the patient populations in those states. Our business activities could be harmed by a particularly active hurricane season or even a single storm, and the property insurance we obtain may not be adequate to cover losses from future hurricanes or other natural disasters.

We may be subject to liabilities from claims by the Internal Revenue Service.

We are currently contesting, before the Internal Revenue Service (“IRS”) Appeals Division, certain claimed deficiencies and adjustments proposed by the IRS Examination Division in connection with its audit of HCA Inc.’s 2005 and 2006 federal income tax returns. The disputed items include the timing of recognition of certain patient service revenues, the deductibility of certain debt retirement costs and our method for calculating the tax allowance for doubtful accounts. In addition, eight taxable periods of HCA Inc. and its predecessors ended in 1997 through 2004, for which the primary remaining issue is the computation of the tax allowance for doubtful accounts, are currently pending before the IRS Examination Division. The IRS Examination Division began an audit of HCA Inc.’s 2007, 2008 and 2009 federal income tax returns in December 2010.

Management believes HCA Holdings, Inc., its predecessors, subsidiaries and affiliates properly reported taxable income and paid taxes in accordance with applicable laws and agreements established with the IRS and final resolution of these disputes will not have a material, adverse effect on our results of operations or financial position. However, if payments due upon final resolution of these issues exceed our recorded estimates, such resolutions could have a material, adverse effect on our results of operations or financial position.

We may be subject to liabilities from claims brought against our facilities.

We are subject to litigation relating to our business practices, including claims and legal actions by patients and others in the ordinary course of business alleging malpractice, product liability or other legal theories. See “Business — Legal Proceedings.” Many of these actions involve large claims and significant defense costs. We insure a portion of our professional liability risks through a wholly-owned subsidiary. Management believes our reserves for self-insured retentions and insurance coverage are sufficient to cover insured claims arising out of the operation of our facilities. Our wholly-owned insurance subsidiary has entered into certain reinsurance contracts, and the obligations covered by the reinsurance contracts are included in its reserves for professional liability risks, as the subsidiary remains liable to the extent that the reinsurers do not meet their obligations under the reinsurance contracts. If payments for claims exceed actuarially determined estimates, are not covered by insurance, or reinsurers, if any, fail to meet their obligations, our results of operations and financial position could be adversely affected.

We are exposed to market risks related to changes in the market values of securities and interest rate changes.

We are exposed to market risk related to changes in market values of securities. The investments in debt and equity securities of our wholly-owned insurance subsidiary were $734 million and $8 million, respectively, at December 31, 2010. These investments are carried at fair value, with changes in unrealized gains and losses being recorded as adjustments to other comprehensive income. At December 31, 2010, we had a net unrealized gain of $10 million on the insurance subsidiary’s investment securities.

We are exposed to market risk related to market illiquidity. Liquidity of the investments in debt and equity securities of our wholly-owned insurance subsidiary could be impaired by the inability to access the capital markets. Should the wholly-owned insurance subsidiary require significant amounts of cash in excess of normal cash requirements to pay claims and other expenses on short notice, we may have difficulty selling these investments in a timely manner or be forced to sell them at a price less than what we might otherwise have been able to in a normal market environment. At December 31, 2010, our wholly-owned insurance subsidiary had invested $250 million ($251 million par value) in tax-exempt student loan auction rate securities that continue to experience market illiquidity. It is uncertain if auction-related market liquidity will resume for these securities. We may be required to recognize other-than-temporary impairments on these long-term investments in future periods should issuers default on interest payments or should the fair market valuations of the securities deteriorate due to ratings downgrades or other issue specific factors.

We are also exposed to market risk related to changes in interest rates, and we periodically enter into interest rate swap agreements to manage our exposure to these fluctuations. Our interest rate swap agreements involve the exchange of fixed and variable rate interest payments between two parties, based on common notional principal amounts and maturity dates. The notional amounts of the swap agreements represent balances used to calculate the exchange of cash flows and are not our assets or liabilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Market Risk.”

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations.

We are highly leveraged. As of December 31, 2010, our total indebtedness was $28.225 billion. As of December 31, 2010 we had availability of $1.189 billion under our cash flow credit facility and $125 million under our asset-based revolving credit facility, after giving effect to letters of credit and borrowing base limitations. Our high degree of leverage could have important consequences, including:

•	increasing our vulnerability to downturns or adverse changes in general economic, industry or competitive conditions and adverse changes in government regulations;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our unhedged borrowings are at variable rates of interest;

•	limiting our ability to make strategic acquisitions or causing us to make nonstrategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product or service line development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

We and our subsidiaries have the ability to incur additional indebtedness in the future, subject to the restrictions contained in our senior secured credit facilities and the indentures governing our outstanding notes. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness and may not be able to refinance our indebtedness on favorable terms. If we are unable to do so, we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

In addition, we conduct our operations through our subsidiaries. Accordingly, repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries.

We may find it necessary or prudent to refinance our outstanding indebtedness with longer-maturity debt at a higher interest rate. In February, April and August of 2009 and, in March of 2010, for example, we issued $310 million in aggregate principal amount of 9 7/8% second lien notes due 2017, $1.500 billion in aggregate principal amount of 8 1/2% first lien notes due 2019, $1.250 billion in aggregate principal amount of 7 7/8% first lien notes due 2020 and $1.400 billion in aggregate principal amount of 7 1/4% first lien notes due 2020, respectively. The net proceeds of those offerings were used to prepay term loans under our cash flow credit facility, which currently bears interest at a lower floating rate. Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by the current global economic and financial conditions. In addition, our ability to incur secured indebtedness (which would generally enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the value of our assets, which depends, in turn, on the strength of our cash flows and results of operations, and on economic and market conditions and other factors.

If our cash flows and capital resources are insufficient to fund our debt service obligations or we are unable to refinance our indebtedness, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions, or the proceeds from the dispositions may not be adequate to meet any debt service obligations then due.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our senior secured credit facilities and the indentures governing our outstanding notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell or transfer assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

Under our asset-based revolving credit facility, when (and for as long as) the combined availability under our asset-based revolving credit facility and our senior secured revolving credit facility is less than a specified amount for a certain period of time or, if a payment or bankruptcy event of default has occurred and is continuing, funds deposited into any of our depository accounts will be transferred on a daily basis into a blocked account with the administrative agent and applied to prepay loans under the asset-based revolving credit facility and to cash collateralize letters of credit issued thereunder.

Under our senior secured credit facilities, we are required to satisfy and maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance we will continue to meet those ratios. A breach of any of these covenants could result in a default under both the cash flow credit facility and the asset-based revolving credit facility. Upon the occurrence of an event of default under the senior secured credit facilities, the lenders thereunder could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the senior secured credit facilities could proceed against the collateral granted to them to secure such indebtedness. We have pledged a significant portion of our assets under our senior secured credit facilities, and that collateral (other than certain European collateral securing our senior secured European term loan facility) is also pledged as collateral under our first lien notes. If any of the lenders under the senior secured credit facilities accelerate the repayment of borrowings, there can be no assurance there will be sufficient assets to repay the senior secured credit facilities, the first lien notes and our other indebtedness.

Risks Related to this Offering and Ownership of Our Common Stock

An active, liquid trading market for our common stock may not develop.

After our Recapitalization and prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the New York Stock Exchange or otherwise or how active and liquid that market may become. If an active and liquid trading market does not develop, you may have difficulty selling any of our common stock that you purchase. The initial public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all.

You will incur immediate and substantial dilution in the net tangible book value of the shares you purchase in this offering.

Prior investors have paid substantially less per share of our common stock than the price in this offering. The initial public offering price of our common stock is substantially higher than the net tangible book value per share of outstanding common stock prior to completion of the offering. Based on our net tangible book value as of December 31, 2010 and upon the issuance and sale of 87,719,300 shares of common stock by us at an assumed initial public offering price of $28.50 per share (the midpoint of the initial public offering price range indicated on the cover of this prospectus), if you purchase our common stock in this offering, you will pay more for your shares than the amounts paid by our existing stockholders for their shares and you will suffer immediate dilution of approximately $51.16 per share in net tangible book value. We also have a large number of outstanding stock options to purchase common stock with exercise prices that are below the estimated initial public offering price of our common stock. To the extent that these options are exercised, you will experience further dilution. See “Dilution.”

Our stock price may change significantly following the offering, and you could lose all or part of your investment as a result.

We and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price due to a number of factors such as those listed in “— Risks Related to Our Business” and the following, some of which are beyond our control:

•	quarterly variations in our results of operations;

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	announcements by third parties or governmental entities of significant claims or proceedings against us;

•	new laws and governmental regulations applicable to the health care industry, including the Health Reform Law;

•	a default under the agreements governing our indebtedness;

•	future sales of our common stock by us, directors, executives and significant stockholders; and

•	changes in domestic and international economic and political conditions and regionally in our markets.

Furthermore, the stock market has recently experienced extreme volatility that, in some cases, has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

If we or our existing investors sell additional shares of our common stock after this offering, the market price of our common stock could decline.

The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After the completion of this offering, we will have 515,205,100 shares of common stock outstanding. This number includes 124,000,000 shares that are being sold in this offering, which may be resold immediately in the public market.

We and the selling stockholders, our executive officers and directors and the Investors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of two of the representatives of the underwriters. In addition, pursuant to stockholders agreements, we have granted certain stockholders the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act of 1933, as amended (the “Securities Act”) covering resales of our common stock held by them. These shares will represent approximately 73.3% of our outstanding common stock after this offering (69.8% if the overallotment option is exercised in full). These shares also may be sold pursuant to Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. As restrictions on resale end or if these stockholders exercise their registration rights, the market price of our stock could decline if the holders of restricted shares sell them or are perceived by the market as intending to sell them. See “Certain Relationships and Related Party Transactions — Stockholder Agreements — Management Stockholder’s Agreement,” “Certain Relationships and Related Party Transactions — Registration Rights Agreement,” “Shares Eligible for Future Sale” and “Underwriting.”

As of December 31, 2010, 427,458,800 shares of our common stock were outstanding, 23,834,766 shares were issuable upon the exercise of outstanding vested stock options under our stock incentive plans, 26,691,176 shares were subject to outstanding unvested stock options under our stock incentive plans and, effective upon the consummation of this offering, 41,497,181 shares will be reserved for future grant under our stock incentive plans. Shares acquired upon the exercise of vested options under our stock incentive plan will first become eligible for resale at any time after the date of this prospectus. Sales of a substantial number of shares of our common stock following the vesting of outstanding stock options could cause the market price of our common stock to decline.

Because we do not currently intend to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We currently intend to retain future earnings, if any, for future operation, expansion and debt repayment and do not intend to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors (the “Board” or the “Board of Directors”) and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our senior secured credit facilities and the indentures governing our notes. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

Some provisions of Delaware law and our governing documents could discourage a takeover that stockholders may consider favorable.

In addition to the Investors’ ownership of a controlling percentage of our common stock, Delaware law and provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws as we expect them to be in effect upon pricing of this offering could make it difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our amended and restated certificate of incorporation authorizes our Board of Directors to determine the rights, preferences, privileges and restrictions of unissued preferred stock, without any vote or action by our stockholders. As a result, our Board could authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock or with other terms that could impede the completion of a merger, tender offer or other takeover attempt. In addition, as described under “Description of Capital Stock — Delaware Anti-Takeover Statutes” elsewhere in this prospectus, we are subject to certain provisions of Delaware law that may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and, in particular, unsolicited transactions, that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change the direction or management of our company may be unsuccessful.

The Investors will continue to have significant influence over us after this offering, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of key transactions, including a change of control.

We are controlled, and after this offering is completed will continue to be controlled, by the Investors. The Investors will indirectly own through their investment in Hercules Holding II, LLC (“Hercules Holding”) approximately 73.3% of our common stock after the completion of this offering (69.8% if the overallotment option is exercised in full). In addition, representatives of the Investors will have the right to designate a majority of the seats on our Board of Directors. As a result, the Investors will have control over our decisions to enter into any corporate transaction (and the terms thereof) and the ability to prevent any change in the composition of our Board of Directors and any transaction that requires stockholder approval regardless of whether others believe that such change or transaction is in our best interests. So long as the Investors continue to indirectly hold a majority of our outstanding common stock, they will have the ability to control the vote in any election of directors, amend our amended and restated certificate of incorporation or amended and restated bylaws or take other actions requiring the vote of our stockholders. Even if such amount is less than 50%, the Investors will continue to be able to strongly influence or effectively control our decisions.

Additionally, Bain Capital, KKR, and BAML Capital Partners are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

We are a “controlled company” within the meaning of the New York Stock Exchange rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

After completion of this offering, the Investors will continue to control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the Board of Directors consist of independent directors;

•	the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors, our nominating and corporate governance committee, if any, and compensation committee will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “continue,” “initiative” or “anticipates” or similar expressions that concern our prospects, objectives, strategies, plans or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, operating and growth strategies, ability to repay or refinance our substantial existing indebtedness and financial results or to the impact of existing or proposed laws or regulations (including the Health Reform Law) described in this prospectus are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe our assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. These factors include, but are not limited to:

•	the ability to recognize the benefits of the Recapitalization;

•	the impact of the substantial indebtedness incurred to finance the Recapitalization and distributions to stockholders and the ability to refinance such indebtedness on acceptable terms;

•	the effects related to the enactment of the Health Reform Law, the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry;

•	increases in the amount and risk of collectibility of uninsured accounts and deductibles and copayment amounts for insured accounts;

•	the ability to achieve operating and financial targets, attain expected levels of patient volumes and control the costs of providing services;

•	possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to UPL programs, that may impact reimbursements to health care providers and insurers;

•	the highly competitive nature of the health care business;

•	changes in revenue mix, including potential declines in the population covered under managed care agreements and the ability to enter into and renew managed care provider agreements on acceptable terms;

•	the efforts of insurers, health care providers and others to contain health care costs;

•	the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures;

•	increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel;

•	the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities;

•	changes in accounting practices;

•	changes in general economic conditions nationally and regionally in our markets;

•	future divestitures which may result in charges and possible impairments of long-lived assets;

•	changes in business strategy or development plans;

•	delays in receiving payments for services provided;

•	the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions;

•	potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us; and

•	other risk factors described in this prospectus.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

We caution you that the important factors discussed above may not contain all of the material factors that are important to you. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of 87,719,300 shares of our common stock in this offering, after deducting underwriter discounts and commissions and estimated expenses payable by us, will be approximately $2.4 billion. This estimate assumes an initial public offering price of $28.50 per share, the midpoint of the range set forth on the cover page of this prospectus.

A $1.00 increase (decrease) in the assumed initial public offering price of $28.50 per share would increase (decrease) the net proceeds to us from this offering by $84 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. We will not receive any proceeds from the sale of 36,280,700 shares (54,880,700 if the underwriters exercise the option to purchase additional shares in full) of our common stock by the selling stockholders.

We intend to use the anticipated net proceeds from this offering to repay certain of our existing indebtedness, as will be determined following completion of this offering, and for general corporate purposes. Pending such application, we intend to use the anticipated proceeds to temporarily reduce amounts under our asset-based revolving credit facility and our senior secured revolving credit facility. Our asset-based revolving credit facility currently matures on November 16, 2012 and bears interest at LIBOR plus 1.25%. Our senior secured revolving credit facility matures on November 17, 2012 and will be extended to November 17, 2015 and currently bears interest at LIBOR plus 1.50%.

Affiliates of certain of the underwriters are lenders under our senior secured credit facilities and, accordingly, may receive a portion of the net proceeds from this offering through repayment of such indebtedness. See “Underwriting — Conflicts of Interest.”

DIVIDEND POLICY

Following completion of the offering, we do not intend to pay any cash dividends on our common stock for the foreseeable future and instead may retain earnings, if any, for future operation and expansion and debt repayment. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends is limited by covenants in our senior secured credit facilities and in the indentures governing certain of our notes. See “Description of Indebtedness” and Note 10 to our consolidated financial statements for restrictions on our ability to pay dividends.

On January 27, 2010, our Board of Directors declared a distribution to our stockholders and holders of vested stock options of $1.751 billion in the aggregate. On May 5, 2010, our Board of Directors declared a distribution to our stockholders and holders of vested stock options of $500 million in the aggregate. On November 23, 2010, our Board of Directors declared a distribution to our stockholders and holders of stock options of approximately $2.1 billion in the aggregate.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2010:

•	on an actual basis; and

•	on an as adjusted basis to give effect to (1) the issuance of common stock in this offering and the application of proceeds from the offering as described in “Use of Proceeds” as if each had occurred on December 31, 2010, (2) the 4.505 to 1 stock split that will be effectuated prior to the pricing of this offering, and (3) the payment of approximately $208 million in fees under our management agreement with the Sponsors in connection with this offering and the termination of the agreement. See “Certain Relationships and Related Party Transactions — Sponsor Management Agreement.”

You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto, included elsewhere in this prospectus.

	December 31, 2010
	Actual	As Adjusted
	(In millions)

Cash and cash equivalents	$411	$411

Long-term obligations:
Senior secured credit facilities(1)	$10,134	$7,942
Senior secured first lien notes(2)	4,075	4,075
Senior secured second lien notes(3)	6,079	6,079
Other secured indebtedness	322	322
Unsecured indebtedness(4)	7,615	7,615

Total long-term obligations	28,225	26,033

Equity securities with contingent redemption rights	141	141
Stockholders’ deficit:
Preferred Stock	—	—
Common stock: $.01 par value; 1,800,000,000 authorized shares; 427,458,800 shares issued and outstanding (actual); 515,178,100 shares issued and outstanding (as adjusted)(5)	4	5
Capital in excess of par value	386	2,760
Accumulated other comprehensive loss	(428)	(428)
Retained deficit	(11,888)	(12,039)

Stockholders’ deficit attributable to HCA Holdings, Inc.	(11,926)	(9,702)
Noncontrolling interests	1,132	1,132

Total stockholders’ deficit	(10,794)	(8,570)

Total capitalization(6)	$17,572	$17,604

(1)	Consists of, (i) a $2.000 billion asset-based revolving credit facility maturing on November 16, 2012 (the “asset-based revolving credit facility”) ($1.875 billion outstanding at December 31, 2010); (ii) a $2.000 billion senior secured revolving credit facility maturing on November 17, 2012 and to be extended to November 17, 2015 pursuant to the amended and restated joinder agreement entered into on November 8, 2010 (see “Description of Indebtedness”) (the “senior secured revolving credit facility”) ($729 million outstanding at December 31, 2010, without giving effect to outstanding letters of credit); (iii) a $2.750 billion senior secured term loan A facility maturing on November 17, 2012 ($1.618 billion outstanding at December 31, 2010); (iv) an $8.800 billion senior secured term loan B facility consisting of a $6.800 billion senior secured term loan B-1 facility maturing on November 17, 2013 and a $2.000 billion senior secured term loan B-2 facility maturing on March 31, 2017 ($3.525 billion outstanding under term loan B-1 facility at December 31, 2010 and $2.000 billion outstanding under term loan B-2 facility at December 31, 2010); and (v) a €1.000 billion senior secured European term loan facility maturing on November 17, 2013 (€291 million, or $387 million-equivalent, outstanding at December 31, 2010). We refer to the facilities described under (ii) through (v) above, collectively, as the “cash flow credit facility” and, together with the asset-based revolving credit facility, the “senior secured credit facilities.” We intend to use the net proceeds received by us in connection with our sale of 87,719,300 shares of our common stock to temporarily reduce obligations under our revolving credit facilities. See “Use of Proceeds.”

(2)	In April 2009, we issued $1.500 billion aggregate principal amount of first lien notes at a price of 96.755% of their face value, resulting in $1.451 billion of gross proceeds, which were used to repay obligations under our cash flow credit facility after the payment of related fees and expenses. In August 2009, we issued $1.250 billion aggregate principal amount of first lien notes at a price of 98.254% of their face value, resulting in $1.228 billion of gross proceeds, which were used to repay obligations under our cash flow credit facility after the payment of related fees and expenses. In March 2010, we issued $1.400 billion aggregate principal amount of first lien notes at a price of 99.095% of their face value, resulting in approximately $1.387 billion of gross proceeds, which were used to repay obligations under our cash flow credit facility after the payment of related fees and expenses. In each case, the discount will accrete and be included in interest expense until the applicable first lien notes mature. As of December 31, 2010, there was $75 million of unamortized discount.

(3)	Consists of $4.200 billion of second lien notes (comprised of $1.000 billion of 9 1/8% notes due 2014 and $3.200 billion of 9 1/4% notes due 2016) and $1.578 billion of 9 5/8%/10 3/8% second lien toggle notes (which allow us, at our option, to pay interest in kind during the first five years at the higher interest rate of 10 3/8%) due 2016. In addition, in February 2009 we issued $310 million aggregate principal amount of 9 7/8% second lien notes due 2017 at a price of 96.673% of their face value, resulting in $300 million of gross proceeds, which were used to repay obligations under our cash flow credit facility after payment of related fees and expenses. The discount on the 2009 second lien notes will accrete and be included in interest expense until those 2009 second lien notes mature. As of December 31, 2010, there was $9 million of unamortized discount.

(4)	Consists of (i) an aggregate principal amount of $246 million medium-term notes with maturities in 2014 and 2025 and a weighted average interest rate of 8.28%; (ii) an aggregate principal amount of $886 million debentures with maturities ranging from 2015 to 2095 and a weighted average interest rate of 7.55%; (iii) an aggregate principal amount of $4.967 billion senior notes with maturities ranging from 2011 to 2033 and a weighted average interest rate of 6.62%; (iv) $1.525 billion of 7 3/4% senior notes due 2021 and (v) $9 million of unamortized debt discounts that reduce the existing indebtedness. For more information regarding our unsecured and other indebtedness, see “Description of Indebtedness.”

(5)	Subsequent to December 31, 2010, approximately 27,000 shares were issued upon exercise of outstanding options.

(6)	A $1.00 increase (decrease) in the assumed initial public offering price of $28.50 per share would increase (decrease) each of total long-term obligations and total capitalization by $84 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The table set forth above is based on the number of shares of our common stock outstanding as of December 31, 2010. This table does not reflect:

•	50,525,942 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $8.58 per share as of December 31, 2010, of which 23,834,766 were then exercisable; and

•	41,497,181 shares of our common stock reserved for future grants under our stock incentive plans, effective upon the consummation of this offering.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. Dilution results from the fact that the initial public offering price per share of common stock is substantially in excess of the net tangible book value per share of our common stock attributable to the existing stockholders for our presently outstanding shares of common stock. We calculate net tangible book value per share of our common stock by dividing the net tangible book value (total consolidated tangible assets less total consolidated liabilities) by the number of outstanding shares of our common stock.

Our net tangible book value as of December 31, 2010 was a deficit of ($13.7) billion or ($32.10) per share of our common stock, based on 427,458,800 shares of our common stock outstanding as of December 31, 2010. Dilution is determined by subtracting net tangible book value per share of our common stock from the assumed initial public offering price per share of our common stock.

Without taking into account any other changes in such net tangible book value after December 31, 2010, after giving effect to the sale of 87,719,300 shares of our common stock in this offering assuming an initial public offering price of $28.50 per share, less the underwriting discounts and commissions and the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at December 31, 2010 would have been a deficit of ($11.60) billion, or ($22.66) per share. This represents an immediate increase in net tangible book value of $9.44 per share of our common stock to the existing stockholders and an immediate dilution in net tangible book value of ($51.16) per share of our common stock, to investors purchasing shares of our common stock in this offering. The following table illustrates such dilution per share of our common stock:

Assumed initial public offering price per share of our common stock	$28.50
Net tangible book value (deficit) per share of our common stock as of December 31, 2010	$(32.10)
Pro forma net tangible book value (deficit) per share of our common stock after giving effect to this offering	$(22.66)
Amount of dilution in net tangible book value per share of our common stock to new investors in this offering	$(51.16)

A $1.00 increase (decrease) in the assumed initial public offering price of $28.50 per share of our common stock would increase (decrease) our net tangible book value after giving effect to the offering by $84 million, or by $0.16 per share of our common stock, assuming no change to the number of shares of our common stock offered by us as set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and estimated expenses payable by us.

The following table summarizes, on a pro forma basis as of December 31, 2010, the total number of shares of our common stock purchased from us, the total cash consideration paid to us and the average price per share of our common stock paid by purchasers of such shares and by new investors purchasing shares of our common stock in this offering.

	Shares of our				Average Price Per
	Common Stock Purchased		Total Consideration		Share of our
	Number	Percent	Amount	Percent	Common Stock

Prior purchasers	391,178,100(1)	76%	$4.428 billion	56%	$11.32
New investors	124,000,000(1)	24%	3.534 billion	44%	$28.50

Total	515,178,100	100%	$7.962 billion	100%	$15.45

(1)	Reflects 36,280,700 shares owned by selling shareholders that will be purchased by new investors as a result of this offering.

To the extent that we grant options to our employees or directors in the future, and those options or existing options are exercised or other issuances of shares of our common stock are made, there will be further dilution to new investors.

SELECTED FINANCIAL DATA

The following table sets forth selected financial data of HCA Holdings, Inc. as of the dates and for the periods indicated. The selected financial data as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 have been derived from HCA Holdings, Inc.’s consolidated financial statements appearing elsewhere in this prospectus, which have been audited by Ernst & Young LLP. The selected financial data as of December 31, 2008, 2007 and 2006 and for each of the two years in the period ended December 31, 2007 presented in this table have been derived from HCA Holdings, Inc.’s consolidated financial statements audited by Ernst & Young LLP that are not included in this prospectus.

The selected financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

	As of and for the Years Ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in millions, except per share amounts)

Summary of Operations:
Revenues	$30,683	$30,052	$28,374	$26,858	$25,477

Salaries and benefits	12,484	11,958	11,440	10,714	10,409
Supplies	4,961	4,868	4,620	4,395	4,322
Other operating expenses	5,004	4,724	4,554	4,233	4,056
Provision for doubtful accounts	2,648	3,276	3,409	3,130	2,660
Equity in earnings of affiliates	(282)	(246)	(223)	(206)	(197)
Gains on sales of investments	—	—	—	—	(243)
Depreciation and amortization	1,421	1,425	1,416	1,426	1,391
Interest expense	2,097	1,987	2,021	2,215	955
Losses (gains) on sales of facilities	(4)	15	(97)	(471)	(205)
Impairments of long-lived assets	123	43	64	24	24
Transaction costs	—	—	—	—	442

	28,452	28,050	27,204	25,460	23,614

Income before income taxes	2,231	2,002	1,170	1,398	1,863
Provision for income taxes	658	627	268	316	626

Net income	1,573	1,375	902	1,082	1,237
Net income attributable to noncontrolling interests	366	321	229	208	201

Net income attributable to HCA Holdings, Inc.	$1,207	$1,054	$673	$874	$1,036

Per common share data:
Basic earnings per share	$2.83	$2.48	$1.59	$2.07	(a)
Diluted earnings per share	$2.76	$2.44	$1.56	$2.03	(a)
Cash dividends declared per share	$9.43	—	—	—	(a)
Financial Position:
Assets	$23,852	$24,131	$24,280	$24,025	$23,675
Working capital	2,650	2,264	2,391	2,356	2,502
Long-term debt, including amounts due within one year	28,225	25,670	26,989	27,308	28,408
Equity securities with contingent redemption rights	141	147	155	164	125
Noncontrolling interests	1,132	1,008	995	938	907
Stockholders’ deficit	(10,794)	(7,978)	(9,260)	(9,600)	(10,467)
Cash Flow Data:
Cash provided by operating activities	$3,085	$2,747	$1,990	$1,564	$1,988
Cash used in investing activities	(1,039)	(1,035)	(1,467)	(479)	(1,307)
Capital expenditures	(1,325)	(1,317)	(1,600)	(1,444)	(1,865)
Cash used in financing activities	(1,947)	(1,865)	(451)	(1,326)	(383)

	As of and for the Years Ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in millions, except per share amounts)

Operating Data:
Number of hospitals at end of period(b)	156	155	158	161	166
Number of freestanding outpatient surgical centers at end of period(c)	97	97	97	99	98
Number of licensed beds at end of period(d)	38,827	38,839	38,504	38,405	39,354
Weighted average licensed beds(e)	38,655	38,825	38,422	39,065	40,653
Admissions(f)	1,554,400	1,556,500	1,541,800	1,552,700	1,610,100
Equivalent admissions(g)	2,468,400	2,439,000	2,363,600	2,352,400	2,416,700
Average length of stay (days)(h)	4.8	4.8	4.9	4.9	4.9
Average daily census(i)	20,523	20,650	20,795	21,049	21,688
Occupancy(j)	53%	53%	54%	54%	53%
Emergency room visits(k)	5,706,200	5,593,500	5,246,400	5,116,100	5,213,500
Outpatient surgeries(l)	783,600	794,600	797,400	804,900	820,900
Inpatient surgeries(m)	487,100	494,500	493,100	516,500	533,100
Days revenues in accounts receivable(n)	46	45	49	53	53
Gross patient revenues(o)	$125,640	$115,682	$102,843	$92,429	$84,913
Outpatient revenues as a % of patient revenues(p)	38%	38%	37%	37%	36%

(a)	Due to our November 2006 Merger and Recapitalization, our capital structure and share-based compensation plans for periods before and after the Recapitalization are not comparable; therefore, we are presenting earnings and dividends declared per share information only for periods subsequent to the Recapitalization.

(b)	Excludes eight facilities in 2010, 2009, 2008 and 2007 and seven facilities in 2006 that are not consolidated (accounted for using the equity method) for financial reporting purposes.

(c)	Excludes nine facilities in 2010, 2007 and 2006 and eight facilities in 2009 and 2008 that are not consolidated (accounted for using the equity method) for financial reporting purposes.

(d)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(e)	Represents the average number of licensed beds, weighted based on periods owned.

(f)	Represents the total number of patients admitted to our hospitals and is used by management and certain investors as a general measure of inpatient volume.

(g)	Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation “equates” outpatient revenue to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(h)	Represents the average number of days admitted patients stay in our hospitals.

(i)	Represents the average number of patients in our hospital beds each day.

(j)	Represents the percentage of hospital licensed beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms.

(k)	Represents the number of patients treated in our emergency rooms.

(l)	Represents the number of surgeries performed on patients who were not admitted to our hospitals. Pain management and endoscopy procedures are not included in outpatient surgeries.

(m)	Represents the number of surgeries performed on patients who have been admitted to our hospitals. Pain management and endoscopy procedures are not included in inpatient surgeries.

(n)	Revenues per day is calculated by dividing the revenues for the period by the days in the period. Days revenues in accounts receivable is then calculated as accounts receivable, net of the allowance for doubtful accounts, at the end of the period divided by revenues per day.

(o)	Gross patient revenues are based upon our standard charge listing. Gross charges/revenues typically do not reflect what our hospital facilities are paid. Gross charges/revenues are reduced by contractual adjustments, discounts and charity care to determine reported revenues.

(p)	Represents the percentage of patient revenues related to patients who are not admitted to our hospitals.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition with “Selected Financial Data” and the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements.

You also should read the following discussion of our results of operations and financial condition with “Business — Business Drivers and Measures” for a discussion of certain of our important financial policies and objectives; performance measures and operational factors we use to evaluate our financial condition and operating performance; and our business segments.

Overview

We are the largest non-governmental hospital operator in the U.S. and a leading comprehensive, integrated provider of health care and related services. At December 31, 2010, we operated 164 hospitals, comprised of 158 general, acute care hospitals; five psychiatric hospitals; and one rehabilitation hospital. The 164 hospital total includes eight hospitals (seven general, acute care hospitals and one rehabilitation hospital) owned by joint ventures in which an affiliate of HCA is a partner, and these joint ventures are accounted for using the equity method. In addition, we operated 106 freestanding surgery centers, nine of which are owned by joint ventures in which an affiliate of HCA is a partner, and these joint ventures are accounted for using the equity method. Our facilities are located in 20 states and England. For the year ended December 31, 2010, we generated revenues of $30.683 billion and net income attributable to HCA Holdings, Inc. of $1.207 billion.

On November 17, 2006, HCA Inc. was acquired by a private investor group comprised of affiliates of or funds sponsored by Bain Capital, KKR, MLGPE (now BAML Capital Partners), Citigroup Inc., Bank of America Corporation and HCA founder Dr. Thomas F. Frist, Jr., and by members of management and certain other investors. We refer to the merger, the financing transactions related to the merger and other related transactions collectively as the “Recapitalization.”

2010 Operations Summary

Net income attributable to HCA Holdings, Inc. totaled $1.207 billion for 2010, compared to $1.054 billion for 2009. The 2010 results include net gains on sales of facilities of $4 million and impairments of long-lived assets of $123 million. The 2009 results include net losses on sales of facilities of $15 million and impairments of long-lived assets of $43 million.

Revenues increased to $30.683 billion for 2010 from $30.052 billion for 2009. Revenues increased 2.1% on both a consolidated basis and on a same facility basis for 2010, compared to 2009. The consolidated revenues increase can be attributed to the combined impact of a 0.9% increase in revenue per equivalent admission and a 1.2% increase in equivalent admissions. The same facility revenues increase resulted from a 0.6% increase in same facility revenue per equivalent admission and a 1.4% increase in same facility equivalent admissions.

During 2010, consolidated admissions declined 0.1% and same facility admissions increased 0.1%, compared to 2009. Inpatient surgical volumes declined 1.5% on a consolidated basis and declined 1.4% on a same facility basis during 2010, compared to 2009. Outpatient surgical volumes declined 1.4% on a consolidated basis and declined 1.2% on a same facility basis during 2010, compared to 2009. Emergency room visits increased 2.0% on a consolidated basis and increased 2.1% on a same facility basis during 2010, compared to 2009.

For 2010, the provision for doubtful accounts declined $628 million, to 8.6% of revenues from 10.9% of revenues for 2009. The combined self-pay revenue deductions for charity care and uninsured discounts increased $1.892 billion for 2010, compared to 2009. The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of net revenues, uninsured discounts and charity care, was 25.6% for 2010, compared to 23.8% for 2009. Same facility uninsured admissions increased 5.4% and same facility uninsured emergency room visits increased 1.2% for 2010, compared to 2009.

Interest expense totaled $2.097 billion for 2010, compared to $1.987 billion for 2009. The $110 million increase in interest expense for 2010 was due primarily to an increase in the average effective interest rate.

Cash flows from operating activities increased $338 million, from $2.747 billion for 2009 to $3.085 billion for 2010. The increase related primarily to the net impact of improvements from a $198 million increase in net income and a $547 million reduction in income tax payments, offsetting a $384 million net decline from changes in working capital items and the provision for doubtful accounts.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. Our estimates are based on historical experience and various other assumptions we believe are reasonable under the circumstances. We evaluate our estimates on an ongoing basis and make changes to the estimates and related disclosures as experience develops or new information becomes known. Actual results may differ from these estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenues

Revenues are recorded during the period the health care services are provided, based upon the estimated amounts due from payers. Estimates of contractual allowances under managed care health plans are based upon the payment terms specified in the related contractual agreements. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The estimated reimbursement amounts are made on a payer-specific basis and are recorded based on the best information available regarding management’s interpretation of the applicable laws, regulations and contract terms. Management continually reviews the contractual estimation process to consider and incorporate updates to laws and regulations and the frequent changes in managed care contractual terms resulting from contract renegotiations and renewals. We have invested significant resources to refine and improve our computerized billing systems and the information system data used to make contractual allowance estimates. We have developed standardized calculation processes and related training programs to improve the utility of our patient accounting systems.

The Emergency Medical Treatment and Active Labor Act (“EMTALA”) requires any hospital participating in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency room for treatment and, if the individual is suffering from an emergency medical condition, to either stabilize the condition or make an appropriate transfer of the individual to a facility able to handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of an individual’s ability to pay for treatment. Federal and state laws and regulations, including but not limited to EMTALA, require, and our commitment to providing quality patient care encourages, the provision of services to patients who are financially unable to pay for the health care services they receive. The Health Reform Law requires health plans to reimburse hospitals for emergency services provided to enrollees without prior authorization and without regard to whether a participating provider contract is in place. Further, as enacted, the Health Reform Law contains provisions that seek to decrease the number of uninsured individuals, including requirements or incentives, which do not become effective until 2014, for individuals to obtain, and large employers to provide, insurance coverage. These mandates may reduce the financial impact of screening for and stabilizing emergency medical conditions. However, many factors are unknown regarding the impact of the Health Reform Law, including the outcome of court challenges to the constitutionality of the law and Congressional efforts to amend or repeal the law, how many previously uninsured individuals will obtain coverage as a result of the law or the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals and the payer mix.

We do not pursue collection of amounts related to patients who meet our guidelines to qualify as charity care; therefore, they are not reported in revenues. Patients treated at our hospitals for nonelective care, who have income at or below 200% of the federal poverty level, are eligible for charity care. The federal poverty level is established by the federal government and is based on income and family size. We provide discounts from our gross charges to uninsured patients who do not qualify for Medicaid or charity care. These discounts are similar to those provided to many local managed care plans. After the discounts are applied, we are still unable to collect a significant portion of uninsured patients’ accounts, and we record significant provisions for doubtful accounts (based upon our historical collection experience) related to uninsured patients in the period the services are provided.

Due to the complexities involved in the classification and documentation of health care services authorized and provided, the estimation of revenues earned and the related reimbursement are often subject to interpretations that could result in payments that are different from our estimates. Adjustments to estimated Medicare and Medicaid reimbursement amounts and disproportionate-share funds, which resulted in net increases to revenues, related primarily to cost reports filed during the respective year were $52 million, $40 million and $32 million in 2010, 2009 and 2008, respectively. The adjustments to estimated reimbursement amounts, which resulted in net increases to revenues, related primarily to cost reports filed during previous years were $50 million, $60 million and $35 million in 2010, 2009 and 2008, respectively. We expect adjustments during the next 12 months related to Medicare and Medicaid cost report filings and settlements and disproportionate-share funds will result in increases to revenues within generally similar ranges.

Provision for Doubtful Accounts and the Allowance for Doubtful Accounts

The collection of outstanding receivables from Medicare, managed care payers, other third-party payers and patients is our primary source of cash and is critical to our operating performance. The primary collection risks relate to uninsured patient accounts, including patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and copayments) remain outstanding. The provision for doubtful accounts and the allowance for doubtful accounts relate primarily to amounts due directly from patients. An estimated allowance for doubtful accounts is recorded for all uninsured accounts, regardless of the aging of those accounts. Accounts are written off when all reasonable internal and external collection efforts have been performed. Our collection policies include a review of all accounts against certain standard collection criteria, upon completion of our internal collection efforts. Accounts determined to possess positive collectibility attributes are forwarded to a secondary external collection agency and the other accounts are written off. The accounts that are not collected by the secondary external collection agency are written off when they are returned to us by the collection agency (usually within 12 months). Writeoffs are based upon specific identification and the writeoff process requires a writeoff adjustment entry to the patient accounting system. We do not pursue collection of amounts related to patients that meet our guidelines to qualify as charity care.

The amount of the provision for doubtful accounts is based upon management’s assessment of historical writeoffs and expected net collections, business and economic conditions, trends in federal, state, and private employer health care coverage and other collection indicators. Management relies on the results of detailed reviews of historical writeoffs and recoveries at facilities that represent a majority of our revenues and accounts receivable (the “hindsight analysis”) as a primary source of information in estimating the collectibility of our accounts receivable. We perform the hindsight analysis quarterly, utilizing rolling twelve-months accounts receivable collection and writeoff data. We believe our quarterly updates to the estimated allowance for doubtful accounts at each of our hospital facilities provide reasonable valuations of our accounts receivable. These routine, quarterly changes in estimates have not resulted in material adjustments to our allowance for doubtful accounts, provision for doubtful accounts or period-to-period comparisons of our results of operations. At December 31, 2010 and 2009, the allowance for doubtful accounts represented approximately 93% and 94%, respectively, of the $4.249 billion and $5.176 billion, respectively, patient due accounts receivable balance. The patient due accounts receivable balance represents the estimated uninsured portion of our accounts receivable. The estimated uninsured portion of Medicaid pending and uninsured discount pending accounts is included in our patient due accounts receivable balance.

The revenue deductions related to uninsured accounts (charity care and uninsured discounts) generally have the inverse effect on the provision for doubtful accounts. To quantify the total impact of and trends related to uninsured accounts, we believe it is beneficial to view these revenue deductions and provision for doubtful accounts in combination, rather than each separately. A summary of these amounts for the years ended December 31 follows (dollars in millions):

	2010	2009	2008

Provision for doubtful accounts	$2,648	$3,276	$3,409
Uninsured discounts	4,641	2,935	1,853
Charity care	2,337	2,151	1,747

Totals	$9,626	$8,362	$7,009

The provision for doubtful accounts, as a percentage of revenues, declined from 12.0% for 2008 to 10.9% for 2009 and declined to 8.6% for 2010. Our decision to increase uninsured discounts during the second half of 2009 has directly contributed to the decline in the provision for doubtful accounts. However, the sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of net revenues, uninsured discounts and charity care increased from 21.9% for 2008 to 23.8% for 2009 and to 25.6% for 2010.

Days revenues in accounts receivable were 46 days, 45 days and 49 days at December 31, 2010, 2009, and 2008, respectively. Management expects a continuation of the challenges related to the collection of the patient due accounts. Adverse changes in the percentage of our patients having adequate health care coverage, general economic conditions, patient accounting service center operations, payer mix, or trends in federal, state, and private employer health care coverage could affect the collection of accounts receivable, cash flows and results of operations.

The approximate breakdown of accounts receivable by payer classification as of December 31, 2010 and 2009 is set forth in the following table:

	% of Accounts Receivable
	Under 91 Days	91—180 Days	Over 180 Days

Accounts receivable aging at December 31, 2010:
Medicare and Medicaid	14%	1%	1%
Managed care and other insurers	21	4	4
Uninsured	17	8	30

Total	52%	13%	35%

Accounts receivable aging at December 31, 2009:
Medicare and Medicaid	12%	1%	1%
Managed care and other insurers	18	4	4
Uninsured	13	8	39

Total	43%	13%	44%

Our decisions to increase uninsured discounts and to reduce the length of time accounts are left with our secondary collection agency have contributed to improvements in our accounts receivable aging trends, particularly for our uninsured accounts receivable.

Professional Liability Claims

We, along with virtually all health care providers, operate in an environment with professional liability risks. Our facilities are insured by our wholly-owned insurance subsidiary for losses up to $50 million per occurrence, subject to a $5 million per occurrence self-insured retention. We purchase excess insurance on a claims-made basis for losses in excess of $50 million per occurrence. Our professional liability reserves, net of receivables under reinsurance contracts, do not include amounts for any estimated losses covered by our excess insurance coverage. Provisions for losses related to professional liability risks were $222 million, $211 million and $175 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Reserves for professional liability risks represent the estimated ultimate cost of all reported and unreported losses incurred through the respective consolidated balance sheet dates. The estimated ultimate cost includes estimates of direct expenses and fees paid to outside counsel and experts, but does not include the general overhead costs of our insurance subsidiary or corporate office. Individual case reserves are established based upon the particular circumstances of each reported claim and represent our estimates of the future costs that will be paid on reported claims. Case reserves are reduced as claim payments are made and are adjusted upward or downward as our estimates regarding the amounts of future losses are revised. Once the case reserves for known claims are determined, information is stratified by loss layers and retentions, accident years, reported years, and geographic location of our hospitals. Several actuarial methods are employed to utilize this data to produce estimates of ultimate losses and reserves for incurred but not reported claims, including: paid and incurred extrapolation methods utilizing paid and incurred loss development to estimate ultimate losses; frequency and severity methods utilizing paid and incurred claims development to estimate ultimate average frequency (number of claims) and ultimate average severity (cost per claim); and Bornhuetter-Ferguson methods which add expected development to actual paid or incurred experience to estimate ultimate losses. These methods use our company-specific historical claims data and other information. Company-specific claim reporting and settlement data collected over an approximate 20-year period is used in our reserve estimation process. This company-specific data includes information regarding our business, including historical paid losses and loss adjustment expenses, historical and current case loss reserves, actual and projected hospital statistical data, professional liability retentions for each policy year, geographic information and other data.

Reserves and provisions for professional liability risks are based upon actuarially determined estimates. The estimated reserve ranges, net of amounts receivable under reinsurance contracts, were $1.067 billion to $1.276 billion at December 31, 2010 and $1.024 billion to $1.270 billion at December 31, 2009. Our estimated reserves for professional liability claims may change significantly if future claims differ from expected trends. We perform sensitivity analyses which model the volatility of key actuarial assumptions and monitor our reserves for adequacy relative to all our assumptions in the aggregate. Based on our analysis, we believe the estimated professional liability reserve ranges represent the reasonably likely outcomes for ultimate losses. We consider the number and severity of claims to be the most significant assumptions in estimating reserves for professional liabilities. A 2% change in the expected frequency trend could be reasonably likely and would increase the reserve estimate by $16 million or reduce the reserve estimate by $15 million. A 2% change in the expected claim severity trend could be reasonably likely and would increase the reserve estimate by $71 million or reduce the reserve estimate by $65 million. We believe adequate reserves have been recorded for our professional liability claims; however, due to the complexity of the claims, the extended period of time to settle the claims and the wide range of potential outcomes, our ultimate liability for professional liability claims could change by more than the estimated sensitivity amounts and could change materially from our current estimates.

The reserves for professional liability risks cover approximately 2,700 and 2,600 individual claims at December 31, 2010 and 2009, respectively, and estimates for unreported potential claims. The time period required to resolve these claims can vary depending upon the jurisdiction and whether the claim is settled or litigated. The average time period between the occurrence and payment of final settlement for our professional liability claims is approximately five years, although the facts and circumstances of each individual claim can result in an occurrence-to-settlement timeframe that varies from this average. The estimation of the timing of payments beyond a year can vary significantly.

Reserves for professional liability risks were $1.262 billion and $1.322 billion at December 31, 2010 and 2009, respectively. The current portion of these reserves, $268 million and $265 million at December 31, 2010 and 2009, respectively, is included in “other accrued expenses.” Obligations covered by reinsurance contracts are included in the reserves for professional liability risks, as the insurance subsidiary remains liable to the extent reinsurers do not meet their obligations. Reserves for professional liability risks (net of $14 million and $53 million receivable under reinsurance contracts at December 31, 2010 and 2009, respectively) were

$1.248 billion and $1.269 billion at December 31, 2010 and 2009, respectively. The estimated total net reserves for professional liability risks at December 31, 2010 and 2009 are comprised of $758 million and $680 million, respectively, of case reserves for known claims and $490 million and $589 million, respectively, of reserves for incurred but not reported claims.

Changes in our professional liability reserves, net of reinsurance recoverable, for the years ended December 31, are summarized in the following table (dollars in millions):

	2010	2009	2008

Net reserves for professional liability claims, January 1	$1,269	$1,330	$1,469
Provision for current year claims	272	258	239
Favorable development related to prior years’ claims	(50)	(47)	(64)

Total provision	222	211	175

Payments for current year claims	7	4	7
Payments for prior years’ claims	236	268	307

Total claim payments	243	272	314

Net reserves for professional liability claims, December 31	$1,248	$1,269	$1,330

The favorable development related to prior years’ claims resulted from declining claim frequency and moderating claim severity trends. We believe these favorable trends are primarily attributable to tort reforms enacted in key states, particularly Texas, and our risk management and patient safety initiatives, particularly in the area of obstetrics.

Income Taxes

We calculate our provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized by identifying the temporary differences that arise from the recognition of items in different periods for tax and accounting purposes. Deferred tax assets generally represent the tax effects of amounts expensed in our income statement for which tax deductions will be claimed in future periods.

Although we believe we have properly reported taxable income and paid taxes in accordance with applicable laws, federal, state or international taxing authorities may challenge our tax positions upon audit. Significant judgment is required in determining and assessing the impact of uncertain tax positions. We report a liability for unrecognized tax benefits from uncertain tax positions taken or expected to be taken in our income tax return. During each reporting period, we assess the facts and circumstances related to uncertain tax positions. If the realization of unrecognized tax benefits is deemed probable based upon new facts and circumstances, the estimated liability and the provision for income taxes are reduced in the current period. Final audit results may vary from our estimates.

Results of Operations

Revenue/Volume Trends

Our revenues depend upon inpatient occupancy levels, the ancillary services and therapy programs ordered by physicians and provided to patients, the volume of outpatient procedures and the charge and negotiated payment rates for such services. Gross charges typically do not reflect what our facilities are actually paid. Our facilities have entered into agreements with third-party payers, including government programs and managed care health plans, under which the facilities are paid based upon the cost of providing services, predetermined rates per diagnosis, fixed per diem rates or discounts from gross charges. We do not pursue collection of amounts related to patients who meet our guidelines to qualify for charity care; therefore, they are not reported in revenues. We provide discounts to uninsured patients who do not qualify for Medicaid or charity care that are similar to the discounts provided to many local managed care plans.

Revenues increased 2.1% to $30.683 billion for 2010 from $30.052 billion for 2009 and increased 5.9% for 2009 from $28.374 billion for 2008. The increase in revenues in 2010 can be primarily attributed to the combined impact of a 0.9% increase in revenue per equivalent admission and a 1.2% increase in equivalent admissions compared to the prior year. The increase in revenues in 2009 can be primarily attributed to the combined impact of a 2.6% increase in revenue per equivalent admission and a 3.2% increase in equivalent admissions compared to 2008. The decline in the rate of revenue growth from 5.9% for 2009 compared to 2008 to 2.1% for 2010 compared to 2009 is primarily due to a decline in the rate of volume growth (equivalent admission growth declined from 3.2% for 2009 compared to 2008 to 1.2% for 2010 compared to 2009) and a decline in uninsured revenues (uninsured revenues were $1.732 billion, $2.350 billion and $2.695 billion for the years ended December 31, 2010, 2009 and 2008, respectively) resulting from our increased uninsured discounts (uninsured discounts were $4.641 billion, $2.935 billion and $1.853 billion for the years ended December 31, 2010, 2009 and 2008, respectively).

Consolidated admissions declined 0.1% in 2010 compared to 2009 and increased 1.0% in 2009 compared to 2008. Consolidated inpatient surgeries declined 1.5% and consolidated outpatient surgeries declined 1.4% during 2010 compared to 2009. Consolidated inpatient surgeries increased 0.3% and consolidated outpatient surgeries declined 0.4% during 2009 compared to 2008. Consolidated emergency room visits increased 2.0% during 2010 compared to 2009 and increased 6.6% during 2009 compared to 2008.

Same facility revenues increased 2.1% for the year ended December 31, 2010 compared to the year ended December 31, 2009 and increased 6.1% for the year ended December 31, 2009 compared to the year ended December 31, 2008. The 2.1% increase for 2010 can be primarily attributed to the combined impact of a 0.6% increase in same facility revenue per equivalent admission and a 1.4% increase in same facility equivalent admissions. The 6.1% increase for 2009 can be primarily attributed to the combined impact of a 2.6% increase in same facility revenue per equivalent admission and a 3.4% increase in same facility equivalent admissions.

Same facility admissions increased 0.1% in 2010 compared to 2009 and increased 1.2% in 2009 compared to 2008. Same facility inpatient surgeries declined 1.4% and same facility outpatient surgeries declined 1.2% during 2010 compared to 2009. Same facility inpatient surgeries increased 0.5% and same facility outpatient surgeries declined 0.1% during 2009 compared to 2008. Same facility emergency room visits increased 2.1% during 2010 compared to 2009 and increased 7.0% during 2009 compared to 2008.

Same facility uninsured emergency room visits increased 1.2% and same facility uninsured admissions increased 5.4% during 2010 compared to 2009. Same facility uninsured emergency room visits increased 6.5% and same facility uninsured admissions increased 4.7% during 2009 compared to 2008.

The approximate percentages of our admissions related to Medicare, managed Medicare, Medicaid, managed Medicaid, managed care and other insurers and the uninsured for the years ended December 31, 2010, 2009 and 2008 are set forth in the following table.

	Years Ended December 31,
	2010	2009	2008

Medicare	34%	34%	35%
Managed Medicare	10	10	9
Medicaid	9	9	8
Managed Medicaid	8	7	7
Managed care and other insurers	32	34	35
Uninsured	7	6	6

	100%	100%	100%

The approximate percentages of our inpatient revenues related to Medicare, managed Medicare, Medicaid, managed Medicaid, managed care and other insurers and the uninsured for the years ended December 31, 2010, 2009 and 2008 are set forth below.

	Years Ended December 31,
	2010	2009	2008

Medicare	31%	31%	31%
Managed Medicare	9	8	8
Medicaid	9	8	7
Managed Medicaid	4	4	4
Managed care and other insurers	44	44	44
Uninsured (a)	3	5	6

	100%	100%	100%

(a)	Increases in discounts to uninsured revenues have resulted in declines in the percentage of our inpatient revenues related to the uninsured, as the percentage of uninsured admissions compared to total admissions has increased slightly.

At December 31, 2010, we owned and operated 38 hospitals and 32 surgery centers in the state of Florida. Our Florida facilities’ revenues totaled $7.490 billion, $7.343 billion and $7.009 billion for the years ended December 31, 2010, 2009 and 2008, respectively. At December 31, 2010, we owned and operated 36 hospitals and 23 surgery centers in the state of Texas. Our Texas facilities’ revenues totaled $8.352 billion, $8.042 billion and $7.351 billion for the years ended December 31, 2010, 2009 and 2008, respectively. During 2010, 2009 and 2008, 57%, 57% and 55%, respectively, of our admissions and 52%, 51% and 51% of our revenues were generated by our Florida and Texas facilities. Uninsured admissions in Florida and Texas represented 63%, 64% and 63% of our uninsured admissions during 2010, 2009 and 2008, respectively.

We receive a significant portion of our revenues from government health programs, principally Medicare and Medicaid, which are highly regulated and subject to frequent and substantial changes. We have increased the indigent care services we provide in several communities in the state of Texas, in affiliation with other hospitals. The state of Texas has been involved in the effort to increase the indigent care provided by private hospitals. As a result of this additional indigent care provided by private hospitals, public hospital districts or counties in Texas have available funds that were previously devoted to indigent care. The public hospital districts or counties are under no contractual or legal obligation to provide such indigent care. The public hospital districts or counties have elected to transfer some portion of these available funds to the state’s Medicaid program. Such action is at the sole discretion of the public hospital districts or counties. It is anticipated that these contributions to the state will be matched with federal Medicaid funds. The state then may make supplemental payments to hospitals in the state for Medicaid services rendered. Hospitals receiving Medicaid supplemental payments may include those that are providing additional indigent care services. Such payments must be within the federal UPL established by federal regulation. Our Texas Medicaid revenues included $657 million, $474 million and $262 million for the years ended December 31, 2010, 2009 and 2008, respectively, of Medicaid supplemental payments pursuant to UPL programs.

The American Recovery and Reinvestment Act of 2009 provides for Medicare and Medicaid incentive payments beginning in 2011 for eligible hospitals and professionals that adopt and meaningfully use certified electronic health record (“EHR”) technology. We estimate a majority of our eligible hospitals will attest to adopting, implementing, upgrading or demonstrating meaningful use of certified EHR technology during the fourth quarter of 2011, and we will not recognize any revenues related to the Medicare or Medicaid incentive payments until we are able to complete these attestations. We currently estimate that, during 2011 (primarily during our fourth quarter), the amount of Medicare or Medicaid incentive payments realizable (and revenues recognized) will be in the range of $275 million to $325 million. Actual incentive payments could vary from these estimates due to certain factors such as availability of federal funding for both Medicare and Medicaid incentive payments, timing of the approval of state Medicaid incentive payment plans by CMS and our ability to implement and demonstrate meaningful use of certified EHR technology. We have incurred and will continue to incur both capital costs and operating expenses in order to implement our certified EHR technology and meet meaningful use requirements. These expenses are ongoing and are projected to continue over all stages of implementation of meaningful use. The timing of recognizing the expenses will not correlate with the receipt of the incentive payments and the recognition of revenues. We estimate that operating expenses to implement our certified EHR technology and meet meaningful use will be in the range of $125 million to $150 million for 2011. Actual operating expenses could vary from these estimates. There can be no assurance that we will be able to demonstrate meaningful use of certified EHR technology, and the failure to do so could have a material, adverse effect on our results of operations.

Operating Results Summary

The following are comparative summaries of operating results for the years ended December 31, 2010, 2009 and 2008 (dollars in millions):

	2010		2009		2008
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Revenues	$30,683	100.0	$30,052	100.0	$28,374	100.0

Salaries and benefits	12,484	40.7	11,958	39.8	11,440	40.3
Supplies	4,961	16.2	4,868	16.2	4,620	16.3
Other operating expenses	5,004	16.3	4,724	15.7	4,554	16.1
Provision for doubtful accounts	2,648	8.6	3,276	10.9	3,409	12.0
Equity in earnings of affiliates	(282)	(0.9)	(246)	(0.8)	(223)	(0.8)
Depreciation and amortization	1,421	4.6	1,425	4.8	1,416	5.0
Interest expense	2,097	6.8	1,987	6.6	2,021	7.1
Losses (gains) on sales of facilities	(4)	—	15	—	(97)	(0.3)
Impairments of long-lived assets	123	0.4	43	0.1	64	0.2

	28,452	92.7	28,050	93.3	27,204	95.9

Income before income taxes	2,231	7.3	2,002	6.7	1,170	4.1
Provision for income taxes	658	2.2	627	2.1	268	0.9

Net income	1,573	5.1	1,375	4.6	902	3.2
Net income attributable to noncontrolling interests	366	1.2	321	1.1	229	0.8

Net income attributable to HCA Holdings, Inc.	$1,207	3.9	$1,054	3.5	$673	2.4

% changes from prior year:
Revenues	2.1%		5.9%		5.6%
Income before income taxes	11.5		71.1		(16.3)
Net income attributable to HCA Holdings, Inc.	14.5		56.7		(23.0)
Admissions(a)	(0.1)		1.0		(0.7)
Equivalent admissions(b)	1.2		3.2		0.5
Revenue per equivalent admission	0.9		2.6		5.2
Same facility % changes from prior year(c):
Revenues	2.1		6.1		7.0
Admissions(a)	0.1		1.2		0.9
Equivalent admissions(b)	1.4		3.4		1.9
Revenue per equivalent admission	0.6		2.6		5.1

(a)	Represents the total number of patients admitted to our hospitals and is used by management and certain investors as a general measure of inpatient volume.

(b)	Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation “equates” outpatient revenue to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(c)	Same facility information excludes the operations of hospitals and their related facilities that were either acquired, divested or removed from service during the current and prior year.

Supplemental Non-GAAP Disclosures
Operating Measures on a Cash Revenues Basis
(Dollars in millions)

The results of operations presented on a cash revenues basis for the years ended December 31, 2010, 2009 and 2008 were as follows:

	2010			2009			2008
		Non-			Non-			Non-
		GAAP %	GAAP %		GAAP %	GAAP %		GAAP %	GAAP %
		of Cash	of		of Cash	of		of Cash	of
		Revenues	Revenues		Revenues	Revenues		Revenues	Revenues
	Amount	Ratios(b)	Ratios(b)	Amount	Ratios(b)	Ratios(b)	Amount	Ratios(b)	Ratios(b)

Revenues	$30,683		100.0%	$30,052		100.0%	$28,374		100.0%
Provision for doubtful accounts	2,648			3,276			3,409

Cash revenues(a)	28,035	100.0%		26,776	100.0%		24,965	100.0%
Salaries and benefits	12,484	44.5	40.7	11,958	44.7	39.8	11,440	45.8	40.3
Supplies	4,961	17.7	16.2	4,868	18.2	16.2	4,620	18.5	16.3
Other operating expenses	5,004	17.9	16.3	4,724	17.6	15.7	4,554	18.3	16.1
% changes from prior year:
Revenues	2.1%			5.9%			5.6%
Cash revenues	4.7			7.2			5.2
Revenue per equivalent admission	0.9			2.6			5.2
Cash revenue per equivalent admission	3.5			3.9			4.7

(a)	Cash revenues is defined as reported revenues less the provision for doubtful accounts. We use cash revenues as an analytical indicator for purposes of assessing the effect of uninsured patient volumes, adjusted for the effect of both the revenue deductions related to uninsured accounts (charity care and uninsured discounts) and the provision for doubtful accounts (which relates primarily to uninsured accounts), on our revenues and certain operating expenses, as a percentage of cash revenues. Variations in the revenue deductions related to uninsured accounts generally have the inverse effect on the provision for doubtful accounts. During 2010, uninsured discounts increased $1.706 billion and the provision for doubtful accounts declined $628 million, compared to 2009. During 2009, uninsured discounts increased $1.082 billion and the provision for doubtful accounts declined $133 million, compared to 2008. Cash revenues is commonly used as an analytical indicator within the health care industry. Cash revenues should not be considered as a measure of financial performance under generally accepted accounting principles. Because cash revenues is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, cash revenues, as presented, may not be comparable to other similarly titled measures of other health care companies.

(b)	Salaries and benefits, supplies and other operating expenses, as a percentage of cash revenues (a non-GAAP financial measure), present the impact on these ratios due to the adjustment of deducting the provision for doubtful accounts from reported revenues and results in these ratios being non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management uses this information to compare certain operating expense categories as a percentage of cash revenues. Management finds this information useful to evaluate certain expense category trends without the influence of whether adjustments related to revenues for uninsured accounts are recorded as revenue adjustments (charity care and uninsured discounts) or operating expenses (provision for doubtful accounts), and thus the expense category trends are generally analyzed as a percentage of cash revenues. These non-GAAP financial measures should not be considered alternatives to GAAP financial measures. We believe this supplemental information provides management and the users of our financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

Years Ended December 31, 2010 and 2009

Net income attributable to HCA Holdings, Inc. totaled $1.207 billion for the year ended December 31, 2010 compared to $1.054 billion for the year ended December 31, 2009. Financial results for 2010 include net gains on sales of facilities of $4 million and asset impairment charges of $123 million. Financial results for 2009 include net losses on sales of facilities of $15 million and asset impairment charges of $43 million.

Revenues increased 2.1% to $30.683 billion for 2010 from $30.052 billion for 2009. The increase in revenues was due primarily to the combined impact of a 0.9% increase in revenue per equivalent admission and a 1.2% increase in equivalent admissions compared to 2009. Same facility revenues increased 2.1% due primarily to the combined impact of a 0.6% increase in same facility revenue per equivalent admission and a 1.4% increase in same facility equivalent admissions compared to 2009. Cash revenues (reported revenues less the provision for doubtful accounts) increased 4.7% for 2010, compared to 2009.

During 2010, consolidated admissions declined 0.1% and same facility admissions increased 0.1% for 2010, compared to 2009. Consolidated inpatient surgical volumes declined 1.5%, and same facility inpatient surgeries declined 1.4% during 2010 compared to 2009. Consolidated outpatient surgical volumes declined 1.4%, and same facility outpatient surgeries declined 1.2% during 2010 compared to 2009. Emergency room visits increased 2.0% on a consolidated basis and increased 2.1% on a same facility basis during 2010 compared to 2009.

Salaries and benefits, as a percentage of revenues, were 40.7% in 2010 and 39.8% in 2009. Salaries and benefits, as a percentage of cash revenues, were 44.5% in 2010 and 44.7% in 2009. Salaries and benefits per equivalent admission increased 3.2% in 2010 compared to 2009. Same facility labor rate increases averaged 2.7% for 2010 compared to 2009.

Supplies, as a percentage of revenues, were 16.2% in both 2010 and 2009. Supplies, as a percentage of cash revenues, were 17.7% in 2010 and 18.2% in 2009. Supply costs per equivalent admission increased 0.7% in 2010 compared to 2009. Supply costs per equivalent admission increased 2.4% for medical devices, 0.8% for blood products, and 2.9% for general medical and surgical items, and declined 0.7% for pharmacy supplies in 2010 compared to 2009.

Other operating expenses, as a percentage of revenues, increased to 16.3% in 2010 from 15.7% in 2009. Other operating expenses, as a percentage of cash revenues, increased to 17.9% in 2010 from 17.6% in 2009. Other operating expenses are primarily comprised of contract services, professional fees, repairs and maintenance, rents and leases, utilities, insurance (including professional liability insurance) and nonincome taxes. The major component of the increase in other operating expenses, as a percentage of revenues, was related to indigent care costs in certain Texas markets which increased to $354 million for 2010 from $248 million for 2009. Provisions for losses related to professional liability risks were $222 million and $211 million for 2010 and 2009, respectively.

Provision for doubtful accounts declined $628 million, from $3.276 billion in 2009 to $2.648 billion in 2010, and as a percentage of revenues, declined to 8.6% for 2010 from 10.9% in 2009. The provision for doubtful accounts and the allowance for doubtful accounts relate primarily to uninsured amounts due directly from patients. The decline in the provision for doubtful accounts can be attributed to the $1.892 billion increase in the combined self-pay revenue deductions for charity care and uninsured discounts during 2010, compared to 2009. The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of net revenues, uninsured discounts and charity care, was 25.6% for 2010, compared to 23.8% for 2009. At December 31, 2010, our allowance for doubtful accounts represented approximately 93% of the $4.249 billion total patient due accounts receivable balance, including accounts, net of estimated contractual discounts, related to patients for which eligibility for Medicaid coverage or uninsured discounts was being evaluated.

Equity in earnings of affiliates increased from $246 million for 2009 to $282 million for 2010. Equity in earnings of affiliates relates primarily to our Denver, Colorado market joint venture.

Depreciation and amortization declined, as a percentage of revenues, to 4.6% in 2010 from 4.8% in 2009. Depreciation expense was $1.416 billion for 2010 and $1.419 billion for 2009.

Interest expense increased to $2.097 billion for 2010 from $1.987 billion for 2009. The increase in interest expense was due primarily to an increase in the average effective interest rate. Our average debt balance was $26.751 billion for 2010 compared to $26.267 billion for 2009. The average interest rate for our long-term debt increased from 7.6% for 2009 to 7.8% for 2010.

Net gains on sales of facilities were $4 million for 2010 and were related to sales of real estate and other health care entity investments. Net losses on sales of facilities were $15 million for 2009 and included $8 million of net losses on the sales of three hospital facilities and $7 million of net losses on sales of real estate and other health care entity investments.

Impairments of long-lived assets were $123 million for 2010 and included $74 million related to two hospital facilities and $49 million related to other health care entity investments, which includes $35 million for the writeoff of capitalized engineering and design costs related to certain building safety requirements (California earthquake standards) that have been revised. Impairments of long-lived assets were $43 million for 2009 and included $19 million related to goodwill and $24 million related to property and equipment.

The effective tax rate was 35.3% and 37.3% for 2010 and 2009, respectively. The effective tax rate computations exclude net income attributable to noncontrolling interests as it relates to consolidated partnerships. Our provisions for income taxes for 2010 and 2009 were reduced by $44 million and $12 million, respectively, related to reductions in interest expense related to taxing authority examinations. Excluding the effect of these adjustments, the effective tax rate for 2010 and 2009 would have been 37.6% and 38.0%, respectively.

Net income attributable to noncontrolling interests increased from $321 million for 2009 to $366 million for 2010. The increase in net income attributable to noncontrolling interests related primarily to growth in operating results of hospital joint ventures in two Texas markets.

Years Ended December 31, 2009 and 2008

Net income attributable to HCA Holdings, Inc. totaled $1.054 billion for the year ended December 31, 2009 compared to $673 million for the year ended December 31, 2008. Financial results for 2009 include losses on sales of facilities of $15 million and asset impairment charges of $43 million. Financial results for 2008 include gains on sales of facilities of $97 million and asset impairment charges of $64 million.

Revenues increased 5.9% to $30.052 billion for 2009 from $28.374 billion for 2008. The increase in revenues was due primarily to the combined impact of a 2.6% increase in revenue per equivalent admission and a 3.2% increase in equivalent admissions compared to 2008. Same facility revenues increased 6.1% due primarily to the combined impact of a 2.6% increase in same facility revenue per equivalent admission and a 3.4% increase in same facility equivalent admissions compared to 2008. Cash revenues (reported revenues less the provision for doubtful accounts) increased 7.2% for 2009, compared to 2008.

During 2009, consolidated admissions increased 1.0% and same facility admissions increased 1.2% for 2009, compared to 2008. Consolidated inpatient surgical volumes increased 0.3%, and same facility inpatient surgeries increased 0.5% during 2009 compared to 2008. Consolidated outpatient surgical volumes declined 0.4%, and same facility outpatient surgeries declined 0.1% during 2009 compared to 2008. Emergency department visits increased 6.6% on a consolidated basis and increased 7.0% on a same facility basis during 2009 compared to 2008.

Salaries and benefits, as a percentage of revenues, were 39.8% in 2009 and 40.3% in 2008. Salaries and benefits, as a percentage of cash revenues, were 44.7% in 2009 and 45.8% in 2008. Salaries and benefits per equivalent admission increased 1.3% in 2009 compared to 2008. Same facility labor rate increases averaged 3.7% for 2009 compared to 2008.

Supplies, as a percentage of revenues, were 16.2% in 2009 and 16.3% in 2008. Supplies, as a percentage of cash revenues, were 18.2% in 2009 and 18.5% in 2008. Supply costs per equivalent admission increased

2.1% in 2009 compared to 2008. Same facility supply costs increased 5.9% for medical devices, 4.0% for pharmacy supplies, 7.1% for blood products and 7.0% for general medical and surgical items in 2009 compared to 2008.

Other operating expenses, as a percentage of revenues, declined to 15.7% in 2009 from 16.1% in 2008. Other operating expenses, as a percentage of cash revenues, declined to 17.6% in 2009 from 18.3% in 2008. Other operating expenses are primarily comprised of contract services, professional fees, repairs and maintenance, rents and leases, utilities, insurance (including professional liability insurance) and nonincome taxes. The overall decline in other operating expenses, as a percentage of revenues, is comprised of relatively small reductions in several areas, including utilities, employee recruitment and travel and entertainment. Other operating expenses include $248 million and $144 million of indigent care costs in certain Texas markets during 2009 and 2008, respectively. Provisions for losses related to professional liability risks were $211 million and $175 million for 2009 and 2008, respectively.

Provision for doubtful accounts declined $133 million, from $3.409 billion in 2008 to $3.276 billion in 2009, and as a percentage of revenues, declined to 10.9% for 2009 from 12.0% in 2008. The provision for doubtful accounts and the allowance for doubtful accounts relate primarily to uninsured amounts due directly from patients. The decline in the provision for doubtful accounts can be attributed to the $1.486 billion increase in the combined self-pay revenue deductions for charity care and uninsured discounts during 2009, compared to 2008. The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of net revenues, uninsured discounts and charity care, was 23.8% for 2009, compared to 21.9% for 2008. At December 31, 2009, our allowance for doubtful accounts represented approximately 94% of the $5.176 billion total patient due accounts receivable balance, including accounts, net of estimated contractual discounts, related to patients for which eligibility for Medicaid coverage or uninsured discounts was being evaluated.

Equity in earnings of affiliates increased from $223 million for 2008 to $246 million for 2009. Equity in earnings of affiliates relates primarily to our Denver, Colorado market joint venture.

Depreciation and amortization decreased, as a percentage of revenues, to 4.8% in 2009 from 5.0% in 2008. Depreciation expense was $1.419 billion for 2009 and $1.412 billion for 2008.

Interest expense declined to $1.987 billion for 2009 from $2.021 billion for 2008. The decline in interest expense was due to reductions in the average debt balance. Our average debt balance was $26.267 billion for 2009 compared to $27.211 billion for 2008. The average interest rate for our long-term debt increased from 7.4% for 2008 to 7.6% for 2009.

Net losses on sales of facilities were $15 million for 2009 and included $8 million of net losses on the sales of three hospital facilities and $7 million of net losses on sales of real estate and other health care entity investments. Gains on sales of facilities were $97 million for 2008 and included $81 million of gains on the sales of two hospital facilities and $16 million of net gains on sales of real estate and other health care entity investments.

Impairments of long-lived assets were $43 million for 2009 and included $19 million related to goodwill and $24 million related to property and equipment. Impairments of long-lived assets were $64 million for 2008 and included $48 million related to goodwill and $16 million related to property and equipment.

The effective tax rate was 37.3% and 28.5% for 2009 and 2008, respectively. The effective tax rate computations exclude net income attributable to noncontrolling interests as it relates to consolidated partnerships. Primarily as a result of reaching a settlement with the IRS Appeals Division and the revision of the amount of a proposed IRS adjustment related to prior taxable periods, we reduced our provision for income taxes by $69 million in 2008. Excluding the effect of these adjustments, the effective tax rate for 2008 would have been 35.8%.

Net income attributable to noncontrolling interests increased from $229 million for 2008 to $321 million for 2009. The increase in net income attributable to noncontrolling interests related primarily to growth in operating results of hospital joint ventures in two Texas markets.

Liquidity and Capital Resources

Our primary cash requirements are paying our operating expenses, servicing our debt, capital expenditures on our existing properties, acquisitions of hospitals and other health care entities, distributions to stockholders and distributions to noncontrolling interests. Our primary cash sources are cash flow from operating activities, issuances of debt and equity securities and dispositions of hospitals and other health care entities.

Cash provided by operating activities totaled $3.085 billion in 2010 compared to $2.747 billion in 2009 and $1.990 billion in 2008. Working capital totaled $2.650 billion at December 31, 2010 and $2.264 billion at December 31, 2009. The $338 million increase in cash provided by operating activities for 2010, compared to 2009, was primarily comprised of the net impact of the $198 million increase in net income, a $547 million improvement from lower income tax payments and a $384 million decline from changes in operating assets and liabilities and the provision for doubtful accounts. The $757 million increase in cash provided by operating activities for 2009, compared to 2008, related primarily to the $473 million increase in net income and $143 million improvement from changes in operating assets and liabilities and the provision for doubtful accounts. Cash payments for interest and income taxes declined $387 million for 2010 compared to 2009 and increased $203 million for 2009 compared to 2008.

Cash used in investing activities was $1.039 billion, $1.035 billion and $1.467 billion in 2010, 2009 and 2008, respectively. Excluding acquisitions, capital expenditures were $1.325 billion in 2010, $1.317 billion in 2009 and $1.600 billion in 2008. We expended $233 million, $61 million and $85 million for acquisitions of hospitals and health care entities during 2010, 2009 and 2008, respectively. Expenditures for acquisitions in 2010 included two hospital facilities, and in 2009 and 2008 were generally comprised of outpatient and ancillary services entities. Planned capital expenditures are expected to approximate $1.600 billion in 2011. At December 31, 2010, there were projects under construction which had an estimated additional cost to complete and equip over the next five years of $1.700 billion. We expect to finance capital expenditures with internally generated and borrowed funds.

During 2010, we received cash proceeds of $37 million from sales of other health care entities and real estate investments. We also received net cash proceeds of $472 million related to net changes in our investments. During 2009, we received cash proceeds of $41 million from dispositions of three hospitals and sales of other health care entities and real estate investments. We also received net cash proceeds of $303 million related to net changes in our investments. During 2008, we received cash proceeds of $143 million from dispositions of two hospitals and $50 million from sales of other health care entities and real estate investments.

Cash used in financing activities totaled $1.947 billion in 2010, $1.865 billion in 2009 and $451 million in 2008. During 2010, we paid $4.257 billion in distributions to our stockholders and received net proceeds of $2.533 billion from our debt issuance and debt repayment activities. During 2009 and 2008, we used cash proceeds from sales of facilities and available cash provided by operations to make net debt repayments of $1.459 billion and $260 million, respectively. During 2010, we received contributions from noncontrolling interests of $57 million. During 2010, 2009 and 2008, we made distributions to noncontrolling interests of $342 million, $330 million and $178 million, respectively. We paid debt issuance costs of $50 million and $70 million for 2010 and 2009, respectively. During 2010, we received income tax benefits of $114 million for certain items (primarily the cash distributions to holders of our stock options) that were deductible expenses for tax purposes, but were recognized as adjustments to stockholders’ deficit for financial reporting purposes. We or our affiliates, including affiliates of the Sponsors, may in the future repurchase portions of our debt securities, subject to certain limitations, from time to time in either the open market or through privately negotiated transactions, in accordance with applicable SEC and other legal requirements. The timing, prices, and sizes of purchases depend upon prevailing trading prices, general economic and market conditions, and other factors, including applicable securities laws. Funds for the repurchase of debt securities have, and are expected to, come primarily from cash generated from operations and borrowed funds.

In addition to cash flows from operations, available sources of capital include amounts available under our senior secured credit facilities ($1.314 billion as of December 31, 2010 and $1.523 billion as of January 31, 2011) and anticipated access to public and private debt markets.

During 2010, our Board of Directors declared three distributions to our stockholders and holders of stock options. The distributions totaled $42.50 per share and vested stock option, or $4.332 billion in the aggregate. The distributions were funded using funds available under our existing senior secured credit facilities, proceeds from the November 2010 issuance of $1.525 billion aggregate principal amount of 7 3/4% senior unsecured notes due 2021 and cash on hand.

Investments of our professional liability insurance subsidiary, to maintain statutory equity and pay claims, totaled $742 million and $1.316 billion at December 31, 2010 and 2009, respectively. Investments were reduced during 2010 as a result of the insurance subsidiary distributing $500 million of excess capital to the Company. The insurance subsidiary maintained net reserves for professional liability risks of $452 million and $590 million at December 31, 2010 and 2009, respectively. Our facilities are insured by our wholly-owned insurance subsidiary for losses up to $50 million per occurrence; however, since January 2007, this coverage is subject to a $5 million per occurrence self-insured retention. Net reserves for the self-insured professional liability risks retained were $796 million and $679 million at December 31, 2010 and 2009, respectively. Claims payments, net of reinsurance recoveries, during the next 12 months are expected to approximate $265 million. We estimate that approximately $165 million of the expected net claim payments during the next 12 months will relate to claims subject to the self-insured retention.

Financing Activities

We are a highly leveraged company with significant debt service requirements. Our debt totaled $28.225 billion and $25.670 billion at December 31, 2010 and 2009, respectively. Our interest expense was $2.097 billion for 2010 and $1.987 billion for 2009.

During February 2009, HCA Inc. issued $310 million aggregate principal amount of 9 7/8% senior secured second lien notes due 2017 at a price of 96.673% of their face value, resulting in $300 million of gross proceeds. During April 2009, HCA Inc. issued $1.500 billion aggregate principal amount of 8 1/2% senior secured first lien notes due 2019 at a price of 96.755% of their face value, resulting in $1.451 billion of gross proceeds. During August 2009, HCA Inc. issued $1.250 billion aggregate principal amount of 7 7/8% senior secured first lien notes due 2020 at a price of 98.254% of their face value, resulting in $1.228 billion of gross proceeds. During March 2010, HCA Inc. issued $1.400 billion aggregate principal amount of 7 1/4% senior secured first lien notes due 2020 at a price of 99.095% of their face value, resulting in $1.387 billion of gross proceeds. After the payment of related fees and expenses, we used the proceeds from these debt offerings to repay outstanding indebtedness under our senior secured term loan facilities. During November 2010, we issued $1.525 billion aggregate principal amount of 7 3/4% senior unsecured notes due 2021 at a price of 100% of their face value. After the payment of related fees and expenses, we used the proceeds to make a distribution to our stockholders and optionholders.

Management believes that cash flows from operations, amounts available under our senior secured credit facilities and our anticipated access to public and private debt markets will be sufficient to meet expected liquidity needs during the next twelve months.

Contractual Obligations and Off-Balance Sheet Arrangements

As of December 31, 2010, maturities of contractual obligations and other commercial commitments are presented in the table below (dollars in millions):

	Payments Due by Period
Contractual Obligations(a)	Total	Current	2-3 Years	4-5 Years	After 5 Years

Long-term debt including interest, excluding the senior secured credit facilities(b)	$29,803	$1,845	$4,824	$5,053	$18,081
Loans outstanding under the senior secured credit facilities, including interest(b)	12,013	848	7,828	1,147	2,190
Operating leases(c)	1,876	269	466	293	848
Purchase and other obligations(c)	225	37	44	36	108

Total contractual obligations	$43,917	$2,999	$13,162	$6,529	$21,227

Other Commercial Commitments Not Recorded on the	Commitment Expiration by Period
Consolidated Balance Sheet	Total	Current	2-3 Years	4-5 Years	After 5 Years

Surety bonds(d)	$59	$52	$6	$1	$—
Letters of credit(e)	82	9	41	32	—
Physician commitments(f)	33	26	7	—	—
Guarantees(g)	2	—	—	—	2

Total commercial commitments	$176	$87	$54	$33	$2

(a)	We have not included obligations to pay estimated professional liability claims ($1.248 billion at December 31, 2010, including net reserves of $452 million related to the wholly-owned insurance subsidiary) in this table. The estimated professional liability claims, which occurred prior to 2007, are expected to be funded by the designated investment securities that are restricted for this purpose ($742 million at December 31, 2010). We also have not included obligations related to unrecognized tax benefits of $413 million at December 31, 2010, as we cannot reasonably estimate the timing or amounts of cash payments, if any, at this time.

(b)	Estimates of interest payments assume that interest rates, borrowing spreads and foreign currency exchange rates at December 31, 2010, remain constant during the period presented.

(c)	Amounts relate to future operating lease obligations, purchase obligations and other obligations and are not recorded in our consolidated balance sheet. Amounts also include physician commitments that are recorded in our consolidated balance sheet.

(d)	Amounts relate primarily to instances in which we have agreed to indemnify various commercial insurers who have provided surety bonds to cover self-insured workers’ compensation claims, utility deposits and damages for malpractice cases which were awarded to plaintiffs by the courts. These cases are currently under appeal and the bonds will not be released by the courts until the cases are closed.

(e)	Amounts relate primarily to various insurance programs and employee benefit plan obligations for which we have letters of credit outstanding.

(f)	In consideration for physicians relocating to the communities in which our hospitals are located and agreeing to engage in private practice for the benefit of the respective communities, we make advances to physicians, normally over a period of one year, to assist in establishing the physicians’ practices. The actual amount of these commitments to be advanced often depends upon the financial results of the physicians’ private practices during the recruitment agreement payment period. The physician commitments reflected were based on our maximum exposure on effective agreements at December 31, 2010.

(g)	We have entered into guarantee agreements related to certain leases.

Market Risk

We are exposed to market risk related to changes in market values of securities. The investments in debt and equity securities of our wholly-owned insurance subsidiary were $734 million and $8 million, respectively, at December 31, 2010. These investments are carried at fair value, with changes in unrealized gains and losses being recorded as adjustments to other comprehensive income. At December 31, 2010, we had a net unrealized gain of $10 million on the insurance subsidiary’s investment securities.

We are exposed to market risk related to market illiquidity. Liquidity of the investments in debt and equity securities of our wholly-owned insurance subsidiary could be impaired by the inability to access the capital markets. Should the wholly-owned insurance subsidiary require significant amounts of cash in excess of normal cash requirements to pay claims and other expenses on short notice, we may have difficulty selling these investments in a timely manner or be forced to sell them at a price less than what we might otherwise have been able to in a normal market environment. At December 31, 2010, our wholly-owned insurance subsidiary had invested $250 million ($251 million par value) in tax-exempt student loan auction rate securities that continue to experience market illiquidity. It is uncertain if auction-related market liquidity will resume for these securities. We may be required to recognize other-than-temporary impairments on these long-term investments in future periods should issuers default on interest payments or should the fair market valuations of the securities deteriorate due to ratings downgrades or other issue specific factors.

We are also exposed to market risk related to changes in interest rates, and we periodically enter into interest rate swap agreements to manage our exposure to these fluctuations. Our interest rate swap agreements involve the exchange of fixed and variable rate interest payments between two parties, based on common notional principal amounts and maturity dates. The notional amounts of the swap agreements represent balances used to calculate the exchange of cash flows and are not our assets or liabilities. Our credit risk related to these agreements is considered low because the swap agreements are with creditworthy financial institutions. The interest payments under these agreements are settled on a net basis. These derivatives have been recognized in the financial statements at their respective fair values. Changes in the fair value of these derivatives, which are designated as cash flow hedges, are included in other comprehensive income, and changes in the fair value of derivatives which have not been designated as hedges are recorded in operations.

With respect to our interest-bearing liabilities, approximately $3.037 billion of long-term debt at December 31, 2010 was subject to variable rates of interest, while the remaining balance in long-term debt of $25.188 billion at December 31, 2010 was subject to fixed rates of interest. Both the general level of interest rates and, for the senior secured credit facilities, our leverage affect our variable interest rates. Our variable rate debt is comprised primarily of amounts outstanding under the senior secured credit facilities. Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the federal funds rate plus 0.50% and (2) the prime rate of Bank of America or (b) a LIBOR rate for the currency of such borrowing for the relevant interest period. The applicable margin for borrowings under the senior secured credit facilities may fluctuate according to a leverage ratio. The average effective interest rate for our long-term debt increased from 7.6% for 2009 to 7.8% for 2010.

On March 2, 2009, the cash flow credit facility was amended to allow for one or more future issuances of additional secured notes, which may include notes that are secured on a pari passu basis or on a junior basis with the obligations under the cash flow credit facility, so long as (1) such notes do not require, subject to certain exceptions, scheduled repayments, payment of principal or redemption prior to the scheduled term loan B-1 maturity date, (2) the terms of such notes, taken as a whole, are not more restrictive than those in the cash flow credit facility and (3) no subsidiary of HCA Inc. that is not a U.S. guarantor is an obligor of such additional secured notes, and such notes are not secured by any European collateral securing the cash flow credit facility. The U.S. security documents related to the cash flow credit facility were also amended and restated in connection with the amendment in order to give effect to the security interests to be granted to holders of such additional secured notes.

On March 2, 2009, the asset-based revolving credit facility was amended to allow for one or more future issuances of additional secured notes or loans, which may include notes or loans that are secured on a pari passu basis or on a junior basis with the obligations under the cash flow credit facility, so long as (1) such notes or loans do not require, subject to certain exceptions, scheduled repayments, payment of principal or redemption prior to the scheduled term loan B-1 maturity date, (2) the terms of such notes or loans, as applicable, taken as a whole, are not more restrictive than those in the cash flow credit facility and (3) no subsidiary of HCA Inc. that is not a U.S. guarantor is an obligor of such additional secured notes. The amendment to the asset-based revolving credit facility also altered the excess facility availability requirement to include a separate minimum facility availability requirement applicable to the asset-based revolving credit facility and increased the applicable LIBOR and asset-based revolving margins for all borrowings under the asset-based revolving credit facility by 0.25% each.

On June 18, 2009, the cash flow credit facility was amended to permit the unlimited incurrence of new term loans to refinance the term loans initially incurred as well as any previously incurred refinancing term loans and to permit the establishment of commitments under a replacement cash flow revolver under the cash flow credit facility to replace all or a portion of the revolving commitments initially established under the cash flow credit facility as well as any previously issued replacement revolvers.

On April 6, 2010 the cash flow credit facility was further amended to (i) extend the maturity date for $2.0 billion of the tranche B term loans from November 17, 2013 to March 31, 2017 and (ii) increase the ABR margin and LIBOR margin with respect to such extended term loans to 2.25% and 3.25%, respectively.

On November 8, 2010, an amended and restated joinder agreement was entered into with respect to the cash flow credit facility to establish a new replacement revolving credit series, which will mature on November 17, 2015. The replacement revolving credit commitments will become effective upon the earlier of (i) our receipt of all or a portion of the proceeds (including by way of contribution) from an initial public offering of common stock of HCA Inc. or its direct or indirect parent company (the “IPO Proceeds Condition”) and (ii) May 17, 2012, subject to the satisfaction of certain other conditions. If the IPO Proceeds Condition has not been satisfied, on May 17, 2012 or, if the IPO Proceeds Condition has been satisfied prior to May 17, 2012, on November 17, 2012, the applicable ABR and LIBOR margins with respect to the replacement revolving loans will be increased from the applicable ABR and LIBOR margins of the existing revolving loans based upon the achievement of a certain leverage ratio, which level will decrease from the levels of the existing revolving loans. The offering contemplated hereby will satisfy the IPO Proceeds Condition.

The estimated fair value of our total long-term debt was $28.738 billion at December 31, 2010. The estimates of fair value are based upon the quoted market prices for the same or similar issues of long-term debt with the same maturities. Based on a hypothetical 1% increase in interest rates, the potential annualized reduction to future pretax earnings would be approximately $30 million. To mitigate the impact of fluctuations in interest rates, we generally target a portion of our debt portfolio to be maintained at fixed rates.

Our international operations and the European term loan expose us to market risks associated with foreign currencies. In order to mitigate the currency exposure related to debt service obligations through December 31, 2011 under the European term loan, we have entered into cross currency swap agreements. A cross currency swap is an agreement between two parties to exchange a stream of principal and interest payments in one currency for a stream of principal and interest payments in another currency over a specified period.

Financial Instruments

Derivative financial instruments are employed to manage risks, including foreign currency and interest rate exposures, and are not used for trading or speculative purposes. We recognize derivative instruments, such as interest rate swap agreements and foreign exchange contracts, in the consolidated balance sheets at fair value. Changes in the fair value of derivatives are recognized periodically either in earnings or in stockholders’ equity, as a component of other comprehensive income, depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or a cash flow hedge. Gains and losses on derivatives designated as cash flow hedges, to the extent they are effective, are recorded in other comprehensive income, and subsequently reclassified to earnings to offset the impact of the hedged items when they occur. Changes in the fair value of derivatives not qualifying as hedges, and for any portion of a hedge that is ineffective, are reported in earnings.

The net interest paid or received on interest rate swaps is recognized as interest expense. Gains and losses resulting from the early termination of interest rate swap agreements are deferred and amortized as adjustments to expense over the remaining period of the debt originally covered by the terminated swap.

Effects of Inflation and Changing Prices

Various federal, state and local laws have been enacted that, in certain cases, limit our ability to increase prices. Revenues for general, acute care hospital services rendered to Medicare patients are established under the federal government’s prospective payment system. Total fee-for-service Medicare revenues approximated 23.5% in 2010, 22.8% in 2009 and 23.1% in 2008 of our revenues.

Management believes hospital industry operating margins have been, and may continue to be, under significant pressure because of changes in payer mix and growth in operating expenses in excess of the increase in prospective payments under the Medicare program. In addition, as a result of increasing regulatory and competitive pressures, our ability to maintain operating margins through price increases to non-Medicare patients is limited.

IRS Disputes

At December 31, 2010, we were contesting, before the IRS Appeals Division, certain claimed deficiencies and adjustments proposed by the IRS Examination Division in connection with its audit of HCA Inc.’s 2005 and 2006 federal income tax returns. The disputed items include the timing of recognition of certain patient service revenues, the deductibility of certain debt retirement costs and our method for calculating the tax allowance for doubtful accounts. In addition, eight taxable periods of HCA Inc. and its predecessors ended in 1997 through 2004, for which the primary remaining issue is the computation of the tax allowance for doubtful accounts, were pending before the IRS Examination Division as of December 31, 2010. The IRS Examination Division began an audit of HCA Inc.’s 2007, 2008 and 2009 federal income tax returns in December 2010.

Management believes we and our predecessors and affiliates properly reported taxable income and paid taxes in accordance with applicable laws and agreements established with the IRS and final resolution of these disputes will not have a material, adverse effect on our results of operations or financial position. However, if payments due upon final resolution of these issues exceed our recorded estimates, such resolutions could have a material, adverse effect on our results of operations or financial position.

BUSINESS

Our Company

We are the largest non-governmental hospital operator in the U.S. and a leading comprehensive, integrated provider of health care and related services. We provide these services through a network of acute care hospitals, outpatient facilities, clinics and other patient care delivery settings. As of December 31, 2010, we operated a diversified portfolio of 164 hospitals (with approximately 41,000 beds) and 106 freestanding surgery centers across 20 states throughout the U.S. and in England. As a result of our efforts to establish significant market share in large and growing urban markets with attractive demographic and economic profiles, we currently have a substantial market presence in 14 of the top 25 fastest growing markets with populations greater than 500,000 in the U.S. and currently maintain the first or second position, based on inpatient admissions, in many of our key markets. We believe our ability to successfully position and grow our assets in attractive markets and execute our operating plan has contributed to the strength of our financial performance over the last several years. For the year ended December 31, 2010, we generated revenues of $30.683 billion, net income attributable to HCA Holdings, Inc. of $1.207 billion and Adjusted EBITDA of $5.868 billion.

Our patient-first strategy is to provide high quality health care services in a cost-efficient manner. We intend to build upon our history of profitable growth by maintaining our dedication to quality care, increasing our presence in key markets through organic expansion and strategic acquisitions and joint ventures, leveraging our scale and infrastructure, and further developing our physician and employee relationships. We believe pursuing these core elements of our strategy helps us develop a faster-growing, more stable and more profitable business and increases our relevance to patients, physicians, payers and employers.

Using our scale, significant resources and over 40 years of operating experience, we have developed a significant management and support infrastructure. Some of the key components of our support infrastructure include a revenue cycle management organization, a health care GPO, an information technology and services provider, a nurse staffing agency and a medical malpractice insurance underwriter. These shared services have helped us to maximize our cash collection efficiency, achieve savings in purchasing through our scale, more rapidly deploy information technology upgrades, more effectively manage our labor pool and achieve greater stability in malpractice insurance premiums. Collectively, these components have helped us to further enhance our operating effectiveness, cost efficiency and overall financial results. We are also creating a subsidiary that will offer certain of these component services to other health care companies.

Since the founding of our business in 1968 as a single-facility hospital company, we have demonstrated an ability to consistently innovate and sustain growth during varying economic and regulatory climates. Under the leadership of an experienced senior management team, whose tenure at HCA averages over 20 years, we have established an extensive record of providing high quality care, profitably growing our business, making and integrating strategic acquisitions and efficiently and strategically allocating capital spending.

On November 17, 2006, we were acquired by a private investor group comprised of affiliates of or funds sponsored by Bain Capital, KKR, MLGPE (now BAML Capital Partners) (each a “Sponsor”), Citigroup Inc., Bank of America Corporation (the “Sponsor Assignees”) and HCA founder Dr. Thomas F. Frist, Jr. (the “Frist Entities”), a group we collectively refer to as the “Investors,” and by members of management and certain other investors. We refer to the merger, the financing transactions related to the merger and other related transactions collectively as the “Recapitalization.”

Since the Recapitalization, we have achieved substantial operational and financial progress. During this time, we have made significant investments in expanding our service lines and expanding our alignment with highly specialized and primary care physicians. In addition, we have enhanced our operating efficiencies through a number of corporate cost-saving initiatives and an expansion of our support infrastructure. We have made investments in information technology to optimize our facilities and systems. We have also undertaken a number of initiatives to improve clinical quality and patient satisfaction. As a result of these initiatives, our financial performance has improved significantly from the year ended December 31, 2007, the first full year following the Recapitalization, to the year ended December 31, 2010, with revenues growing by

$3.825 billion, net income attributable to HCA Holdings, Inc. increasing by $333 million and Adjusted EBITDA increasing by $1.276 billion. This represents compounded annual growth rates on these key metrics of 4.5%, 11.4% and 8.5%, respectively.

Our Industry

We believe well-capitalized, comprehensive and integrated health care delivery providers are well-positioned to benefit from the current industry trends, some of which include:

Aging Population and Continued Growth in the Need for Health Care Services.  According to the U.S. Census Bureau, the demographic age group of persons aged 65 and over is expected to experience compounded annual growth of 3.0% over the next 20 years, and constitute 19.3% of the total U.S. population by 2030. CMS projects continued increases in hospital services based on the aging of the U.S. population, advances in medical procedures, expansion of health coverage, increasing consumer demand for expanded medical services and increased prevalence of chronic conditions such as diabetes, heart disease and obesity. We believe these factors will continue to drive increased utilization of health care services and the need for comprehensive, integrated hospital networks that can provide a wide array of essential and sophisticated health care.

Continued Evolution of Quality-Based Reimbursement Favors Large-Scale, Comprehensive and Integrated Providers.  We believe the U.S. health care system is continuing to evolve in ways that favor large-scale, comprehensive and integrated providers that provide high levels of quality care. Specifically, we believe there are a number of initiatives that will continue to gain importance in the foreseeable future, including: introduction of value-based payment methodologies tied to performance, quality and coordination of care, implementation of integrated electronic health records and information, and an increasing ability for patients and consumers to make choices about all aspects of health care. We believe our company is well positioned to respond to these emerging trends and has the resources, expertise and flexibility necessary to adapt in a timely manner to the changing health care regulatory and reimbursement environment.

Impact of Health Reform Law.  The Health Reform Law will change how health care services are covered, delivered and reimbursed. It will do so through expanded coverage of uninsured individuals, significant reductions in the growth of Medicare program payments, material decreases in Medicare and Medicaid DSH payments, and the establishment of programs where reimbursement is tied in part to quality and integration. The Health Reform Law, as enacted, is expected to expand health insurance coverage to approximately 32 to 34 million additional individuals through a combination of public program expansion and private sector health insurance reforms. We believe the expansion of private sector and Medicaid coverage will, over time, increase our reimbursement related to providing services to individuals who were previously uninsured. On the other hand, the reductions in the growth in Medicare payments and the decreases in DSH payments will adversely affect our government reimbursement. Because of the many variables involved, including pending court challenges, the potential for changes to the law as a result and efforts to amend or repeal the law, we are unable to predict the net impact of the Health Reform Law on us; however, we believe our experienced management team, emphasis on quality care and diverse service offerings will enable us to capitalize on the opportunities presented by the Health Reform Law, as well as adapt in a timely manner to its challenges.

Our Competitive Strengths

We believe our key competitive strengths include:

Largest Comprehensive, Integrated Health Care Delivery System.  We are the largest non-governmental hospital operator in the U.S., providing approximately 4% to 5% of all U.S. hospital services through our national footprint. The scope and scale of our operations, evidenced by the types of facilities we operate, the diverse medical specialties we offer and the numerous patient care access points we provide, enable us to provide a comprehensive range of health care services in a cost-effective manner. As a result, we believe the breadth of our platform is a competitive advantage in the marketplace enabling us to attract patients, physicians and clinical staff while also providing significant economies of scale and increasing our relevance with commercial payers.

Reputation for High Quality Patient-Centered Care.  Since our founding, we have maintained an unwavering focus on patients and clinical outcomes. We believe clinical quality influences physician and patient choices about health care delivery. We align our quality initiatives throughout the organization by engaging corporate, local, physician and nurse leaders to share best practices and develop standards for delivering high quality care. We have invested extensively in quality of care initiatives, with an emphasis on implementing information technology and adopting industry-wide best practices and clinical protocols. As a result of these efforts, we have achieved significant progress in clinical quality. As measured by the CMS clinical core measures reported on the CMS Hospital Compare website and based on publicly available data for the twelve months ended March 31, 2010, our hospitals achieved a composite score of 98.4% of the CMS core measures versus the national average of 95.3%, making us among the top performing major health systems in the U.S. In addition, as required by the Health Reform Law, CMS will establish a value-based purchasing system and will adjust hospital payment rates based on hospital-acquired conditions and hospital readmissions. We also believe our quality initiatives favorably position us in a payment environment that is increasingly performance-based.

Leading Local Market Positions in Large, Growing, Urban Markets.  Over our history, we have sought to selectively expand and upgrade our asset base to create a premium portfolio of assets in attractive growing markets. As a result, we have a strong market presence in 14 of the top 25 fastest growing markets with populations greater than 500,000 in the U.S. We currently operate in 29 markets, 17 of which have populations of 1 million or more, with all but one of these markets projecting growth above the national average from 2009 to 2014. Our inpatient market share places us first or second in many of our key markets. We believe the strength and stability of these market positions will create organic growth opportunities and allow us to develop long-term relationships with patients, physicians, large employers and third-party payers.

Diversified Revenue Base and Payer Mix.  We believe our broad geographic footprint, varied service lines and diverse revenue base mitigate our risks in numerous ways. Our diversification limits our exposure to competitive dynamics and economic conditions in any single local market, reimbursement changes in specific service lines and disruptions with respect to payers such as state Medicaid programs or large commercial insurers. We have a diverse portfolio of assets with no single facility contributing more than 2.3% of our revenues and no single metropolitan statistical area contributing more than 8.0% of revenues for the year ended December 31, 2010. We have also developed a highly diversified payer base, including approximately 3,000 managed care contracts, with no single commercial payer representing more than 8% of revenues for the year ended December 31, 2010. In addition, we are one of the country’s largest providers of outpatient services, which accounted for approximately 38% of our revenues for the year ended December 31, 2010. We believe the geographic diversity of our markets and the scope of our inpatient and outpatient operations help reduce volatility in our operating results.

Scale and Infrastructure Drive Cost Savings and Efficiencies.  Our scale allows us to leverage our support infrastructure to achieve significant cost savings and operating efficiencies, thereby driving margin expansion. We strategically manage our supply chain through centralized purchasing and supply warehouses, as well as our revenue cycle through centralized billing, collections and health information management functions. We also manage the provision of information technology through a combination of centralized systems with regional service support as well as centralize many other clinical and corporate functions, creating economies of scale in managing expenses and business processes. In addition to the cost savings and operating efficiencies, this support infrastructure simultaneously generates revenue from third parties that utilize our services.

Well-Capitalized Portfolio of High Quality Assets.  In order to expand the range and improve the quality of services provided at our facilities, we invested over $7.5 billion in our facilities and information technology systems over the five-year period ended December 31, 2010. We believe our significant capital investments in these areas will continue to attract new and returning patients, attract and retain high-quality physicians, maximize cost efficiencies and address the health care needs of our local communities. Furthermore, we believe our platform, as well as electronic health record infrastructure, national research and physician management capabilities, provide a strategic advantage by enhancing our ability to capitalize on anticipated incentives through the HITECH provisions of ARRA and position us well in an environment that increasingly emphasizes quality, transparency and coordination of care.

Strong Operating Results and Cash Flows.  Our leading scale, diversification, favorable market positions, dedication to clinical quality and focus on operational efficiency have enabled us to achieve attractive historical financial performance even during the most recent economic period. In the year ended December 31, 2010, we generated net income attributable to HCA Holdings, Inc. of $1.207 billion, Adjusted EBITDA of $5.868 billion and cash flows from operating activities of $3.085 billion. Our ability to generate strong and consistent cash flow from operations has enabled us to invest in our operations, reduce our debt, enhance earnings per share and continue to pursue attractive growth opportunities.

Proven and Experienced Management Team.  We believe the extensive experience and depth of our management team are a distinct competitive advantage in the complicated and evolving industry in which we compete. Our CEO and Chairman of the Board of Directors, Richard M. Bracken, began his career with our company over 29 years ago and has held various executive positions with us over that period, including, most recently, as our President and Chief Operating Officer. Our President, Chief Financial Officer and Director, R. Milton Johnson, joined our company over 28 years ago and has held various positions in our financial operations since that time. Our six Group Presidents average approximately 20 years of experience with our company. Members of our senior management hold significant equity interests in our company, further aligning their long-term interests with those of our stockholders.

Our Growth Strategy

We are committed to providing the communities we serve with high quality, cost-effective health care while growing our business, increasing our profitability and creating long-term value for our stockholders. To achieve these objectives, we align our efforts around the following growth agenda:

Grow Our Presence in Existing Markets.  We believe we are well positioned in a number of large and growing markets that will allow us the opportunity to generate long-term, attractive growth through the expansion of our presence in these markets. We plan to continue recruiting and strategically collaborating with the physician community and adding attractive service lines such as cardiology, emergency services, oncology and women’s services. Additional components of our growth strategy include expanding our footprint through developing various outpatient access points, including surgery centers, rural outreach, freestanding emergency departments and walk-in clinics. Since our Recapitalization, we have invested significant capital into these markets and expect to continue to see the benefit of this investment.

Achieve Industry-Leading Performance in Clinical and Satisfaction Measures.  Achieving high levels of patient safety, patient satisfaction and clinical quality are central goals of our business model. To achieve these goals, we have implemented a number of initiatives including infection reduction initiatives, hospitalist programs, advanced health information technology and evidence-based medicine programs. We routinely analyze operational practices from our best-performing hospitals to identify ways to implement organization-wide performance improvements and reduce clinical variation. We believe these initiatives will continue to improve patient care, help us achieve cost efficiencies, grow our revenues and favorably position us in an environment where our constituents are increasingly focused on quality, efficacy and efficiency.

Recruit and Employ Physicians to Meet Need for High Quality Health Services.  We depend on the quality and dedication of the health care providers and other team members who serve at our facilities. We believe a critical component of our growth strategy is our ability to successfully recruit and strategically collaborate with physicians and other professionals to provide high quality care. We attract and retain physicians by providing high quality, convenient facilities with advanced technology, by expanding our specialty services and by building our outpatient operations. We believe our continued investment in the employment, recruitment and retention of physicians will improve the quality of care at our facilities.

Continue to Leverage Our Scale and Market Positions to Enhance Profitability.  We believe there is significant opportunity to continue to grow the profitability of our company by fully leveraging the scale and scope of our franchise. We are currently pursuing next generation performance improvement initiatives such as contracting for services on a multistate basis and expanding our support infrastructure for additional clinical and support functions, such as physician credentialing, medical transcription and electronic medical recordkeeping. We believe our centrally managed business processes and ability to leverage cost-saving practices across our extensive network will enable us to continue to manage costs effectively. We are in the process of creating a subsidiary that will leverage key components of our support infrastructure, including revenue cycle management, health care group purchasing, supply chain management and staffing functions, by offering these services to other hospital companies.

Selectively Pursue a Disciplined Development Strategy.  We continue to believe there are significant growth opportunities in our markets. We will continue to provide financial and operational resources to successfully execute on our in-market opportunities. To complement our in-market growth agenda, we intend to focus on selectively developing and acquiring new hospitals, outpatient facilities and other health care service providers. We believe the challenges faced by the hospital industry may spur consolidation and we believe our size, scale, national presence and access to capital will position us well to participate in any such consolidation. We have a strong record of successfully acquiring and integrating hospitals and entering into joint ventures and intend to continue leveraging this experience.

Business Drivers and Measures

Our Financial Policies and Objectives

We seek to optimize our financial and operating performance by implementing the business strategy set forth under “Business — Our Growth Strategy.” Our success in implementing this strategy depends, in turn, on our ability to fulfill our financial policies and objectives, which include the following:

•	Operations: We plan to focus on our core operations: the provision of high quality, cost-effective health care in large, high growth urban communities, primarily in the southern and western regions of the United States. Our specific policies designed to maintain this focus include:

•	using investments in new and expanded services to drive use of our facilities;

•	seeking rate increases from managed care payers commensurate with increases in our underlying costs to provide high quality services;

•	managing operating expenses by, among other methods, leveraging our scale;

•	seeking cost savings by reducing variations in our patient care and support processes and reducing our discretionary operating expenses; and

•	considering divesting non-core assets, where appropriate.

•	Leverage: We expect to have significant indebtedness for the foreseeable future. However, we expect to:

•	manage our floating interest rate exposure through our $7.1 billion aggregate notional amount of pay-fixed rate swap agreements related to our senior secured credit facilities debt at December 31, 2010; and

•	endeavor to improve our credit quality over time.

•	Capital Expenditures: We plan to maintain a disciplined capital expenditure approach by:

•	targeting new investments with potentially high returns;

•	deploying capital strategically to improve our competitive position and market share and to enhance our operations; and

•	managing discretionary capital expenditures based on the strength of our cash flows.

Operational Factors

In pursuing our business and our financial policies and objectives, we pay close attention to a number of performance measures and operational factors.

Our revenues depend upon inpatient occupancy levels, the ancillary services and therapy programs ordered by physicians and provided to patients, the volume of outpatient procedures and the charges and negotiated payment rates for such services. Our expenses depend upon the levels of salaries and benefits paid to our employees, the cost of supplies and the costs of other operating expenses. To monitor these variables, we use a variety of metrics, including those described below.

•	Volume Measures:

•	admissions, which is the total number of patients admitted to our hospitals and which we use as a measure of inpatient volume;

•	equivalent admissions, which is a measure of patient volume that takes into account both inpatient and outpatient volume;

•	the payer mix of our admissions, i.e., the percentage of our admissions related to Medicare, Medicaid, managed Medicare, managed Medicaid, managed care and other insurers, and uninsured patients;

•	emergency room visits;

•	inpatient and outpatient surgeries; and

•	the average daily census of patients in our hospital beds.

•	Pricing Measures:

•	revenue per equivalent admission; and

•	revenue, minus our provision for doubtful accounts, per equivalent admission.

•	Expense Measures:

•	salaries and benefits per equivalent admission;

•	supply costs per equivalent admission;

•	other operating expenses (including contract services, professional fees, repairs and maintenance, rents and leases, utilities, insurance and nonincome taxes) per equivalent admission; and

•	operating expenses, minus our provision for doubtful accounts, per equivalent admission.

We set forth the volume measures described above, except for payer mix, for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 under the heading “Operating Data” in “Selected Financial Data.” We give details about the payer mix for the years ended December 31, 2010, 2009 and 2008 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Revenue/Volume Trends.”

The pricing and expense measures described above can be derived by dividing (1) the amounts from the applicable line items in our income statement (minus our provision for doubtful accounts, where indicated) by (2) equivalent admissions, which are set forth under the heading “Operating Data” in “Selected Financial Data.”

Business Segments

Our company operations were structured in three geographically organized groups at December 31, 2010:

•	Western Group. The Western Group was comprised of the markets in Alaska, California, Colorado, Idaho, Kansas (south central portion), Nevada, Oklahoma, Texas and Utah. As of December 31, 2010, there were 56 consolidating hospitals within the Western Group. The Western Group includes seven of our non-consolidating hospitals, with respect to which major strategic and operating decisions are shared equally with non-HCA partners. For the year ended December 31, 2010, the Western Group generated revenues of $13.467 billion.

•	Central Group. The Central Group was comprised of the markets in Indiana, Georgia (northern portion), Kansas (eastern portion), Kentucky, Louisiana, Mississippi, Missouri, New Hampshire, Tennessee and Virginia. As of December 31, 2010, there were 46 consolidating hospitals within the Central Group. The Central Group includes one of our non-consolidating hospitals, with respect to which major strategic and operating decisions are shared equally with non-HCA partners. For the year ended December 31, 2010, the Central Group generated revenues of $7.222 billion.

•	Eastern Group. The Eastern Group was comprised of the markets in Florida, Georgia (southern portion) and South Carolina. As of December 31, 2010, there were 48 consolidating hospitals within the Eastern Group. For the year ended December 31, 2010, the Eastern Group generated revenues of $9.006 billion.

We also owned and operated six hospitals in England as of December 31, 2010, which are included in our Corporate and other group. These international facilities generated revenues of $792 million for the year ended December 31, 2010. Our divisions and market structures are designed to augment our market-based strategy to provide integrated services to their respective community. This structure allows our management to focus on manageable groupings of hospitals and provide them with direct support.

Note 14 to our consolidated financial statements contains information by segment on our revenues, equity in earnings of affiliates, adjusted segment EBITDA and depreciation and amortization for the years ended December 31, 2010, 2009 and 2008.

On February 11, 2011, we announced an internal reorganization, which includes the creation of a new subsidiary to provide business services to other health care companies, a new structuring of provider operations and a further integration of clinical quality performance with physician practice services.

Health Care Facilities

We currently own, manage or operate hospitals; freestanding surgery centers; diagnostic and imaging centers; radiation and oncology therapy centers; comprehensive rehabilitation and physical therapy centers; and various other facilities.

At December 31, 2010, we owned and operated 151 general, acute care hospitals with 38,321 licensed beds, and an additional seven general, acute care hospitals with 2,269 licensed beds are operated through joint ventures, which are accounted for using the equity method. Most of our general, acute care hospitals provide medical and surgical services, including inpatient care, intensive care, cardiac care, diagnostic services and emergency services. The general, acute care hospitals also provide outpatient services such as outpatient surgery, laboratory, radiology, respiratory therapy, cardiology and physical therapy. Each hospital has an organized medical staff and a local board of trustees or governing board, made up of members of the local community.

Our hospitals do not typically engage in extensive medical research and education programs. However, some of our hospitals are affiliated with medical schools and may participate in the clinical rotation of medical interns and residents and other education programs.

At December 31, 2010, we operated five psychiatric hospitals with 506 licensed beds. Our psychiatric hospitals provide therapeutic programs including child, adolescent and adult psychiatric care, adult and adolescent alcohol and drug abuse treatment and counseling.

We also operate outpatient health care facilities which include freestanding ambulatory surgery centers (“ASCs”), diagnostic and imaging centers, comprehensive outpatient rehabilitation and physical therapy centers, outpatient radiation and oncology therapy centers and various other facilities. These outpatient services are an integral component of our strategy to develop comprehensive health care networks in select communities. Most of our ASCs are operated through partnerships or limited liability companies, with majority ownership of each partnership or limited liability company typically held by a general partner or subsidiary that is an affiliate of HCA.

Certain of our affiliates provide a variety of management services to our health care facilities, including patient safety programs; ethics and compliance programs; national supply contracts; equipment purchasing and leasing contracts; accounting, financial and clinical systems; governmental reimbursement assistance; construction planning and coordination; information technology systems and solutions; legal counsel; human resources services; and internal audit services.

Sources of Revenue

Hospital revenues depend upon inpatient occupancy levels, the medical and ancillary services ordered by physicians and provided to patients, the volume of outpatient procedures and the charges or payment rates for such services. Charges and reimbursement rates for inpatient services vary significantly depending on the type of payer, the type of service (e.g., medical/surgical, intensive care or psychiatric) and the geographic location of the hospital. Inpatient occupancy levels fluctuate for various reasons, many of which are beyond our control.

We receive payment for patient services from the federal government under the Medicare program, state governments under their respective Medicaid or similar programs, managed care plans, private insurers and directly from patients. The approximate percentages of our revenues from such sources were as follows:

	Year Ended
	December 31,
	2010	2009	2008

Medicare	24%	23%	23%
Managed Medicare	7	7	6
Medicaid	6	6	5
Managed Medicaid	4	4	3
Managed care and other insurers	53	52	53
Uninsured	6	8	10

Total	100%	100%	100%

Medicare is a federal program that provides certain hospital and medical insurance benefits to persons age 65 and over, some disabled persons, persons with end-stage renal disease and persons with Lou Gehrig’s Disease. Medicaid is a federal-state program, administered by the states, which provides hospital and medical benefits to qualifying individuals who are unable to afford health care. All of our general, acute care hospitals located in the United States are certified as health care services providers for persons covered under Medicare and Medicaid programs. Amounts received under Medicare and Medicaid programs are generally significantly less than established hospital gross charges for the services provided.

Our hospitals generally offer discounts from established charges to certain group purchasers of health care services, including private insurance companies, employers, HMOs, PPOs and other managed care plans. These discount programs generally limit our ability to increase revenues in response to increasing costs. See “Business — Competition.” Patients are generally not responsible for the total difference between established hospital gross charges and amounts reimbursed for such services under Medicare, Medicaid, HMOs or PPOs and other managed care plans, but are responsible to the extent of any exclusions, deductibles or coinsurance features of their coverage. The amount of such exclusions, deductibles and coinsurance continues to increase. Collection of amounts due from individuals is typically more difficult than from governmental or third-party payers. We provide discounts to uninsured patients who do not qualify for Medicaid or charity care under our charity care policy. These discounts are similar to those provided to many local managed care plans. In implementing the discount policy, we attempt to qualify uninsured patients for Medicaid, other federal or state assistance or charity care under our charity care policy. If an uninsured patient does not qualify for these programs, the uninsured discount is applied.

Medicare

Inpatient Acute Care

Under the Medicare program, we receive reimbursement under a prospective payment system (“PPS”) for general, acute care hospital inpatient services. Under the hospital inpatient PPS, fixed payment amounts per inpatient discharge are established based on the patient’s assigned MS-DRG. CMS completed a two-year transition to full implementation of MS-DRGs to replace the previously used Medicare diagnosis related groups in an effort to better recognize severity of illness in Medicare payment rates. MS-DRGs classify treatments for illnesses according to the estimated intensity of hospital resources necessary to furnish care for each principal diagnosis. MS-DRG weights represent the average resources for a given MS-DRG relative to the average resources for all MS-DRGs. MS-DRG payments are adjusted for area wage differentials. Hospitals, other than those defined as “new,” receive PPS reimbursement for inpatient capital costs based on MS-DRG weights multiplied by a geographically adjusted federal rate. When the cost to treat certain patients falls well outside the normal distribution, providers typically receive additional “outlier” payments.

MS-DRG rates are updated and MS-DRG weights are recalibrated using cost relative weights each federal fiscal year (which begins October 1). The index used to update the MS-DRG rates (the “market basket”) gives consideration to the inflation experienced by hospitals and entities outside the health care industry in purchasing goods and services. The Health Reform Law provides for annual decreases to the market basket, including a 0.25% reduction in 2010 for discharges occurring on or after April 1, 2010. The Health Reform Law also provides for the following reductions to the market basket update for each of the following federal fiscal years: 0.25% in 2011, 0.1% in 2012 and 2013, 0.3% in 2014, 0.2% in 2015 and 2016 and 0.75% in 2017, 2018 and 2019. For federal fiscal year 2012 and each subsequent federal fiscal year, the Health Reform Law provides for the annual market basket update to be further reduced by a productivity adjustment. The amount of that reduction will be the projected, nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the Bureau of Labor Statistics (“BLS”) 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for use by HHS in projecting the productivity figure. Based upon the latest available data, federal fiscal year 2012 market basket reductions resulting from this productivity adjustment are likely to range from 1.0% to 1.4%. CMS estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the inpatient PPS by $112.6 billion from 2010 to 2019. A decrease in payments rates or an increase in rates that is below the increase in our costs may adversely affect the results of our operations.

For federal fiscal year 2010, CMS initially set the MS-DRG rate increase at the full market basket of 2.1%, but CMS reduced the increase to 1.85% for discharges occurring on or after April 1, 2010, as required by the Health Reform Law. For federal fiscal year 2011, CMS increased the MS-DRG rate for federal fiscal year 2011 by 2.35%, representing the full market basket of 2.6% minus the 0.25% reduction required by the Health Reform Law. CMS also applied a documentation and coding adjustment of negative 2.9% in federal fiscal year 2011 to account for increases in aggregate payments during implementation of the MS-DRG system. This reduction represents half of the documentation and coding adjustment that CMS intends to implement. CMS plans to recover the remaining 2.9% and interest in federal fiscal year 2012. The market basket update and the documentation and coding adjustment together result in an aggregate market basket adjustment for federal fiscal year 2011 of negative 0.55%. CMS has also announced that an additional prospective negative adjustment of 3.9% will be needed to avoid increased Medicare spending unrelated to patient severity of illness. CMS did not implement this additional 3.9% reduction in federal fiscal year 2011 but has stated that it will be required in the future.

Further realignments in the MS-DRG system could also reduce the payments we receive for certain specialties, including cardiology and orthopedics. CMS has focused on payment levels for such specialties in recent years in part because of the proliferation of specialty hospitals. Changes in the payments received for specialty services could have an adverse effect on our results of operations.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“MMA”) provides for hospitals to receive a 2% reduction to their market basket updates if they fail to submit data for patient care quality indicators to the Secretary of HHS. As required by the Deficit Reduction Act of 2005 (“DRA 2005”), CMS has expanded, through a series of rulemakings, the number of quality measures that must be reported to avoid the market basket reduction. In federal fiscal year 2011, CMS requires hospitals to report 55 quality measures in order to avoid the market basket reduction for inpatient PPS payments in federal fiscal year 2012. All of our hospitals paid under the Medicare inpatient PPS are participating in the quality initiative by submitting the requested quality data. While we will endeavor to comply with all data submission requirements as additional requirements continue to be added, our submissions may not be deemed timely or sufficient to entitle us to the full market basket adjustment for all of our hospitals.

As part of CMS’ goal of transforming Medicare from a passive payer to an active purchaser of quality goods and services, for discharges occurring after October 1, 2008, Medicare no longer assigns an inpatient hospital discharge to a higher paying MS-DRG if a selected HAC was not present on admission. In this situation, the case is paid as though the secondary diagnosis was not present. Currently, there are ten categories of conditions on the list of HACs. In addition, CMS has established three National Coverage Determinations that prohibit Medicare reimbursement for erroneous surgical procedures performed on an inpatient or outpatient basis. The Health Reform Law provides for reduced payments based on a hospital’s HAC rates. Beginning in federal fiscal year 2015, the 25% of hospitals with the worst national risk-adjusted HAC rates in the previous year will receive a 1% reduction in their total inpatient operating Medicare payments. In addition, effective July 1, 2011, the Health Reform Law prohibits the use of federal funds under the Medicaid program to reimburse providers for medical services provided to treat HACs.

The Health Reform Law also provides for reduced payments to hospitals based on readmission rates. Beginning in federal fiscal year 2013, inpatient payments will be reduced if a hospital experiences “excessive” readmissions within a time period specified by HHS from the date of discharge for heart attack, heart failure, pneumonia or other conditions designated by HHS. Hospitals with what HHS defines as excessive readmissions for these conditions will receive reduced payments for all inpatient discharges, not just discharges relating to the conditions subject to the excessive readmission standard. Each hospital’s performance will be publicly reported by HHS. HHS has the discretion to determine what “excessive” readmissions means and other terms and conditions of this program.

The Health Reform Law additionally establishes a value-based purchasing program to further link payments to quality and efficiency. In federal fiscal year 2013, HHS is directed to implement a value-based purchasing program for inpatient hospital services. Beginning in federal fiscal year 2013, CMS will reduce the inpatient PPS payment amount for all discharges by the following: 1% for 2013; 1.25% for 2014; 1.5% for 2015; 1.75% for 2016; and 2% for 2017 and subsequent years. For each federal fiscal year, the total amount collected from these reductions will be pooled and used to fund payments to reward hospitals that meet certain quality performance standards established by HHS. HHS will determine the quality performance measures, the standards hospitals must achieve in order to meet the quality performance measures and the methodology for calculating payments to hospitals that meet the required quality threshold. HHS will also determine the amount each hospital that meets or exceeds the quality performance standards will receive from the pool of dollars created by the reductions related to the value-based purchasing program. On January 7, 2011, CMS issued a proposed rule for the value-based purchasing program that would use 17 clinical process of care measures and eight dimensions of a patient’s experience of care using the HCAHPS survey to determine incentive payments for federal fiscal year 2013. As proposed, the incentive payments would be calculated based on a combination of measures of hospitals’ achievement of the performance standards and their improvement in meeting the performance standards compared to prior periods. To determine payments in federal fiscal year 2013, the baseline performance period (measurement standard) as proposed would be July 1, 2009 through March 31, 2010. To determine whether hospitals meet performance standards, CMS would compare each hospital’s performance in the period July 1, 2011 through March 31, 2012 to its performance in the baseline performance period. CMS has not yet proposed specific threshold values for the performance standards. CMS also proposes to add three outcome measures for federal fiscal year 2014, for which the performance period would be July 1, 2011 through December 31, 2012 and the baseline performance period would be July 1, 2008 through December 31, 2009.

Historically, the Medicare program has set aside 5.10% of Medicare inpatient payments to pay for outlier cases. For federal fiscal year 2010, CMS established an outlier threshold of $23,140, and for federal fiscal year 2011, CMS reduced the outlier threshold to $23,075. We do not anticipate that the decrease to the outlier threshold for federal fiscal year 2011 will have a material impact on our results of operations.

Outpatient

CMS reimburses hospital outpatient services (and certain Medicare Part B services furnished to hospital inpatients who have no Part A coverage) on a PPS basis. CMS uses fee schedules to pay for physical, occupational and speech therapies, durable medical equipment, clinical diagnostic laboratory services and nonimplantable orthotics and prosthetics, freestanding surgery centers services and services provided by independent diagnostic testing facilities.

Hospital outpatient services paid under PPS are classified into groups called ambulatory payment classifications (“APCs”). Services for each APC are similar clinically and in terms of the resources they require. A payment rate is established for each APC. Depending on the services provided, a hospital may be paid for more than one APC for a patient visit. The APC payment rates were updated for calendar years 2008 and 2009 by market baskets of 3.30% and 3.60%, respectively. CMS updated payment rates for calendar year 2010 by the full market basket of 2.1%. However, the Health Reform Law includes a 0.25% reduction to the market basket for 2010. The Health Reform Law also provides for the following reductions to the market basket update for each of the following calendar years: 0.25% in 2011, 0.1% in 2012 and 2013, 0.3% in 2014, 0.2% in 2015 and 2016 and 0.75% in 2017, 2018 and 2019. For calendar year 2011, CMS implemented a market basket update of 2.6%. With the 0.25% reduction required by the Health Reform Law, this update results in a market basket increase of 2.35%. For calendar year 2012 and each subsequent calendar year, the Health Reform Law provides for an annual market basket update to be further reduced by a productivity adjustment. The amount of that reduction will be the projected, nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the BLS 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for use by HHS in projecting the productivity figure. However, CMS estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the outpatient PPS by $26.3 billion from 2010 to 2019. CMS continues to require hospitals to submit quality data relating to outpatient care to avoid receiving a 2% reduction to the market basket update under the outpatient PPS. CMS required hospitals to report data on 11 quality measures in calendar year 2010 for the payment determination in calendar year 2011 and requires hospitals to report 15 quality measures in calendar year 2011 to avoid reduced payments in calendar year 2012.

Rehabilitation

CMS reimburses inpatient rehabilitation facilities (“IRFs”) on a PPS basis. Under IRF PPS, patients are classified into case mix groups based upon impairment, age, comorbidities (additional diseases or disorders from which the patient suffers) and functional capability. IRFs are paid a predetermined amount per discharge that reflects the patient’s case mix group and is adjusted for area wage levels, low-income patients, rural areas and high-cost outliers. CMS provided for a market basket update of 2.5% for federal fiscal year 2010. However, the Health Reform Law requires a 0.25% reduction to the market basket for 2010 for discharges occurring on or after April 1, 2010. The Health Reform Law also provides for the following reductions to the market basket update for each of the following federal fiscal years: 0.25% in 2011, 0.1% in 2012 and 2013, 0.3% in 2014, 0.2% in 2015 and 2016 and 0.75% in 2017, 2018 and 2019. For federal fiscal year 2011, CMS implemented a market basket update of 2.5%. With the 0.25% reduction required by the Health Reform Law, this update results in a market basket increase of 2.25% for federal fiscal year 2011. For federal fiscal year 2012 and each subsequent federal fiscal year, the Health Reform Law provides for the annual market basket update to be further reduced by a productivity adjustment. The amount of that reduction will be the projected, nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the BLS 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for use by HHS in projecting the productivity figure. However, CMS estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the IRF PPS by $5.7 billion from 2010 to 2019. Beginning in federal fiscal year 2014, IRFs will be required to report quality measures to CMS or will receive a two percentage point reduction to the market basket update. As of December 31, 2010, we had one rehabilitation hospital, which is operated through a joint venture, and 43 hospital rehabilitation units.

On May 7, 2004, CMS published a final rule to change the criteria for being classified as an IRF. Pursuant to that final rule, 75% of a facility’s inpatients over a given year had to have been treated for at least one of 10 specified conditions, and a subsequent regulation expanded the number of specified conditions to 13. Since then, several statutory and regulatory adjustments have been made to the rule, including adjustments to the percentage of a facility’s patients that must be treated for one of the 13 specified conditions. Currently, the compliance threshold is set by statute at 60%. Implementation of this 60% threshold has reduced our IRF admissions and can be expected to continue to restrict the treatment of patients whose medical conditions do not meet any of the 13 approved conditions. In addition, effective January 1, 2010, IRFs must meet additional coverage criteria, including patient selection and care requirements relating to pre-admission screenings, post-admission evaluations, ongoing coordination of care and involvement of rehabilitation physicians. A facility that fails to meet the 60% threshold or other criteria to be classified as an IRF will be paid under the acute care hospital inpatient or outpatient PPS, which generally provide for lower payment amounts.

Psychiatric

Inpatient hospital services furnished in psychiatric hospitals and psychiatric units of general, acute care hospitals and critical access hospitals are reimbursed under a prospective payment system (“IPF PPS”), a per diem payment, with adjustments to account for certain patient and facility characteristics. IPF PPS contains an “outlier” policy for extraordinarily costly cases and an adjustment to a facility’s base payment if it maintains a full-service emergency department. CMS has established the IPF PPS payment rate in a manner intended to be budget neutral and has adopted a July 1 update cycle, with each twelve month period referred to as a “rate year.” CMS issued a proposed rule that includes changing the IPF PPS from the rate year update cycle to a fiscal year schedule. If implemented as proposed, the rates for 2012 would be effective from July 1, 2011 through September 30, 2012, with future updates coinciding with the federal fiscal year (from October 1 through September 30). The rehabilitation, psychiatric and long-term care (“RPL”) market basket update is used to update the IPF PPS. The annual RPL market basket update for rate year 2010 was 2.1%, and the annual RPL market basket update for rate year 2011 is 2.4%. However, the Health Reform Law includes a 0.25% reduction to the market basket for rate year 2010 and again in 2011. The Health Reform Law also provides for the following reductions to the market basket update for rate years that begin in the following calendar years: 0.1% in 2012 and 2013, 0.3% in 2014, 0.2% in 2015 and 2016 and 0.75% in 2017, 2018 and 2019. For rate year 2012 and each subsequent rate year, the Health Reform Law provides for the annual market basket update to be further reduced by a productivity adjustment. The amount of that reduction will be the projected, nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the BLS 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for use by HHS in projecting the productivity figure. However, CMS estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the IPF PPS by $4.3 billion from 2010 to 2019. In a proposed rule, CMS proposes a market basket update of 3.0% for rate year 2012. If implemented as proposed, and with the 0.25% reduction required by the Health Reform Law, this would result in a market basket update of 2.75%. As of December 31, 2010, we had five psychiatric hospitals and 35 hospital psychiatric units.

Ambulatory Surgery Centers

CMS reimburses ASCs using a predetermined fee schedule. Reimbursements for ASC overhead costs are limited to no more than the overhead costs paid to hospital outpatient departments under the Medicare hospital outpatient PPS for the same procedure. Effective January 1, 2008, ASC payment groups increased from nine clinically disparate payment groups to an extensive list of covered surgical procedures among the APCs used under the outpatient PPS for these surgical services. Because the new payment system has a significant impact on payments for certain procedures, for services previously in the nine payment groups, CMS has established a four-year transition period for implementing the required payment rates. Moreover, if CMS determines that a procedure is commonly performed in a physician’s office, the ASC reimbursement for that procedure is limited to the reimbursement allowable under the Medicare Part B Physician Fee Schedule, with limited exceptions. In addition, all surgical procedures, other than those that pose a significant safety risk or generally require an overnight stay, are payable as ASC procedures. As a result, more Medicare procedures now performed in hospitals may be moved to ASCs, reducing surgical volume in our hospitals. Also, more Medicare procedures now performed in ASCs may be moved to physicians’ offices. Commercial third-party payers may adopt similar policies. The Health Reform Law requires HHS to issue a plan by January 1, 2011 for developing a value-based purchasing program for ASCs, but HHS has not yet publicly issued this plan. Such a program may further impact Medicare reimbursement of ASCs or increase our operating costs in order to satisfy the value-based standards. For federal fiscal year 2011 and each subsequent federal fiscal year, the Health Reform Law provides for the annual market basket update to be reduced by a productivity adjustment. The amount of that reduction will be the projected nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the BLS 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old).

Physician Services

Physician services are reimbursed under the physician fee schedule (“PFS”) system, under which CMS has assigned a national relative value unit (“RVU”) to most medical procedures and services that reflects the various resources required by a physician to provide the services relative to all other services. Each RVU is calculated based on a combination of work required in terms of time and intensity of effort for the service, practice expense (overhead) attributable to the service and malpractice insurance expense attributable to the service. These three elements are each modified by a geographic adjustment factor to account for local practice costs then aggregated. The aggregated amount is multiplied by a conversion factor that accounts for inflation and targeted growth in Medicare expenditures (as calculated by the SGR) to arrive at the payment amount for each service. While RVUs for various services may change in a given year, any alterations are required by statute to be virtually budget neutral, such that total payments made under the PFS may not differ by more than $20 million from what payments would have been if adjustments were not made.

The PFS rates are adjusted each year, and reductions in both current and future payments are anticipated. The SGR formula, if implemented as mandated by statute, would result in significant reductions to payments under the PFS. Since 2003, the U.S. Congress has passed multiple legislative acts delaying application of the SGR to the PFS. For calendar year 2011, CMS issued a final rule that would have applied the SGR and resulted in an aggregate reduction of 24.9% to all physician payments under the PFS for federal fiscal year 2011. On December 15, 2010, President Obama signed legislation delaying application of the SGR until January 1, 2012. We cannot predict whether the U.S. Congress will intervene to prevent this reduction to payments in the future.

Other

Under PPS, the payment rates are adjusted for the area differences in wage levels by a factor (“wage index”) reflecting the relative wage level in the geographic area compared to the national average wage level. Beginning in federal fiscal year 2007, CMS adjusted 100% of the wage index factor for occupational mix. The redistributive impact of wage index changes, while slightly negative in the aggregate, is not anticipated to have a material financial impact for 2011. However, the Health Reform Law requires HHS to report to Congress by December 31, 2011 with recommendations on how to comprehensively reform the Medicare wage index system.

As required by the MMA, CMS is implementing contractor reform whereby CMS has competitively bid the Medicare fiscal intermediary and Medicare carrier functions to 15 Medicare Administrative Contractors (“MACs”), which are geographically assigned and service both Part A and Part B providers within a given jurisdiction. Although CMS has awarded initial contracts to all 15 MAC jurisdictions, full transition to the MAC jurisdictions has been delayed due to CMS resoliciting some bids and implementing other corrective actions in response to filed protests. While chain providers had the option of having all hospitals use one home office MAC, HCA chose to use the MACs assigned to the geographic areas in which our hospitals are located. The individual MAC jurisdictions are in varying phases of transition. During the transition periods and for a potentially unforeseen period thereafter, all of these changes could impact claims processing functions and the resulting cash flow; however, we are unable to predict the impact at this time.

Under the RAC program, CMS contracts with RACs on a contingency fee basis to conduct post-payment reviews to detect and correct improper payments in the fee-for-service Medicare program. The RAC program was originally limited to certain states, but in 2010, CMS implemented the RAC program on a permanent, nationwide basis as required by statute.

The U.S. Congress has not permanently addressed the SGR reductions in physician compensation under the PFS. Any repeal of the SGR may be offset by reductions in Medicare payments to other types of providers.

Managed Medicare

Managed Medicare plans relate to situations where a private company contracts with CMS to provide members with Medicare Part A, Part B and Part D benefits. Managed Medicare plans can be structured as HMOs, PPOs or private fee-for-service plans. The Medicare program allows beneficiaries to choose enrollment in certain managed Medicare plans. In 2003, MMA increased reimbursement to managed Medicare plans and expanded Medicare beneficiaries’ health care options. Since 2003, the number of beneficiaries choosing to receive their Medicare benefits through such plans has increased. However, the Medicare Improvements for Patients and Providers Act of 2008 imposed new restrictions and implemented focused cuts to certain managed Medicare plans. In addition, the Health Reform Law reduces, over a three year period, premium payments to managed Medicare plans such that CMS’ managed care per capita premium payments are, on average, equal to traditional Medicare. The Health Reform Law also implements fee payment adjustments based on service benchmarks and quality ratings. The CBO has estimated that, as a result of these changes, payments to plans will be reduced by $138 billion between 2010 and 2019, while CMS has estimated the reduction to be $145 billion. In addition, the Health Reform Law expands the RAC program to include managed Medicare plans. In light of the current economic downturn and the Health Reform Law, managed Medicare plans may experience reduced premium payments, which may lead to decreased enrollment in such plans.

Medicaid

Medicaid programs are funded jointly by the federal government and the states and are administered by states under approved plans. Most state Medicaid program payments are made under a PPS or are based on negotiated payment levels with individual hospitals. Medicaid reimbursement is often less than a hospital’s cost of services. The Health Reform Law also requires states to expand Medicaid coverage to all individuals under age 65 with incomes up to 133% of the federal poverty level (“FPL”) by 2014. However, the Health Reform Law also requires states to apply a “5% income disregard” to the Medicaid eligibility standard, so that Medicaid eligibility will effectively be extended to those with incomes up to 138% of the FPL. In addition, effective July 1, 2011, the Health Reform Law will prohibit the use of federal funds under the Medicaid program to reimburse providers for medical assistance provided to treat HACs. On February 17, 2011, CMS published a proposed rule that would require each state Medicaid program to deny payments to providers for the treatment of HACs designated by CMS and any additional preventable conditions that may be designated by the state.

Since most states must operate with balanced budgets and since the Medicaid program is often the state’s largest program, states can be expected to adopt or consider adopting legislation designed to reduce their Medicaid expenditures. The current economic downturn has increased the budgetary pressures on most states, and these budgetary pressures have resulted and likely will continue to result in decreased spending, or decreased spending growth, for Medicaid programs in many states. ARRA allocated approximately $87.0 billion to temporarily increase the share of program costs paid by the federal government to fund each state’s Medicaid program. Although initially scheduled to expire at the end of 2010, Congress has allocated additional funds to extend this increased federal funding to states through June 2011. These funds have helped avoid more extensive program and reimbursement cuts, but the expiration of the increased federal funding could result in significant reductions to state Medicaid programs.

Further, as permitted by law, certain states in which we operate have adopted broad-based provider taxes to fund the non-federal share of Medicaid programs. Many states have also adopted, or are considering, legislation designed to reduce coverage, enroll Medicaid recipients in managed care programs and/or impose additional taxes on hospitals to help finance or expand the states’ Medicaid systems. Effective March 23, 2010, the Health Reform Law requires states to at least maintain Medicaid eligibility standards established prior to the enactment of the law for adults until January 1, 2014 and for children until October 1, 2019. However, states with budget deficits may seek a waiver from this requirement to address eligibility standards that apply to adults making more than 133% of the FPL.

Through DRA 2005, Congress has expanded the federal government’s involvement in fighting fraud, waste and abuse in the Medicaid program by creating the Medicaid Integrity Program. Among other things, DRA 2005 requires CMS to employ MICs, to perform post-payment audits of Medicaid claims and identify overpayments. MICs are assigned to five geographic regions and have commenced audits in states assigned to those regions. The Health Reform Law increases federal funding for the MIC program for federal fiscal year 2011 and later years. In addition to MICs, several other contractors and state Medicaid agencies have increased their review activities. The Health Reform Law expands the RAC program’s scope to include Medicaid claims.

Managed Medicaid

Managed Medicaid programs enable states to contract with one or more entities for patient enrollment, care management and claims adjudication. The states usually do not relinquish program responsibilities for financing, eligibility criteria and core benefit plan design. We generally contract directly with one of the designated entities, usually a managed care organization. The provisions of these programs are state-specific.

Enrollment in managed Medicaid plans has increased in recent years, as state governments seek to control the cost of Medicaid programs. However, general economic conditions in the states in which we operate may require reductions in premium payments to these plans and may reduce enrollment in these plans.

Electronic Health Records

ARRA provides for Medicare and Medicaid incentive payments beginning in federal fiscal year 2011 for eligible hospitals and calendar year 2011 for eligible professionals that adopt and meaningfully use certified EHR technology. A total of at least $20 billion in incentives is being made available through the Medicare and Medicaid EHR incentive programs to eligible hospitals and eligible professionals in the adoption of EHRs.

Under the Medicare incentive program, acute care hospitals that demonstrate meaningful use will receive incentive payments for up to four fiscal years. The Medicare incentive payment amount is the product of three factors: (1) an initial amount comprised of a base amount of $2,000,000 plus $200 for each acute care inpatient discharge during a payment year, beginning with a hospital’s 1,150th discharge of the year and ending with a hospital’s 23,000th discharge of the year; (2) the “Medicare share,” which is the sum of Medicare Part A and Part C acute care inpatient-bed-days divided by the product of the total inpatient-bed-days and a charity care factor; and (3) a transition factor applicable to the payment year. In order to maximize their incentive payments, acute care hospitals must participate in the incentive program by federal fiscal year 2013. Beginning in federal fiscal year 2015, acute care hospitals that fail to demonstrate meaningful use of certified EHR technology will receive reduced market basket updates under inpatient PPS.

Eligible professionals who demonstrate meaningful use are entitled to incentive payments for up to five payment years in an amount equal to 75% of their estimated Medicare allowed charges for covered professional services furnished during the relevant calendar year, subject to an annual limit. Eligible professionals must participate in the incentive payment program by calendar year 2012 in order to maximize their incentive payments and must participate by calendar year 2014 in order to receive any incentive payments. Beginning in calendar year 2015, eligible professionals who do not demonstrate meaningful use of certified EHR technology will face Medicare payment reductions.

The Medicaid EHR incentive program is voluntary for states to implement. For participating states, the Medicaid EHR incentive program will provide incentive payments for acute care hospitals and eligible professionals that meet certain volume percentages of Medicaid patients as well as children’s hospitals. Providers may only participate in a single state’s Medicaid EHR incentive program. Eligible professionals can only participate in either the Medicaid incentive program or the Medicare incentive program and can change this election only one time. Hospitals may participate in both the Medicare and Medicaid incentive programs.

To qualify for incentive payments under the Medicaid program, providers must adopt, implement, upgrade or demonstrate meaningful use of, certified EHR technology during their first participation year or successfully demonstrate meaningful use of certified EHR technology in subsequent participation years. Payments may be received for up to six participation years. For hospitals, the aggregate Medicaid EHR incentive amount is the product of two factors: (1) the overall EHR amount which is comprised of a base amount of $2,000,000 plus a discharge-related amount, multiplied by the Medicare share (which is set at one by statute) multiplied by a transition factor, and (2) the “Medicaid share,” which is the estimated Medicaid inpatient-bed days plus estimated Medicaid managed care inpatient bed-days, divided by the product of the estimated total inpatient bed-days and a charity care factor. Under the Medicaid incentive program, eligible professionals may receive payments based on their EHR costs, up to total amount of $63,750, or for pediatricians, $42,500. There is no penalty for hospitals or professionals under Medicaid for failing to meet EHR meaningful use requirements.

Accountable Care Organizations and Pilot Projects

The Health Reform Law requires HHS to establish a Medicare Shared Savings Program that promotes accountability and coordination of care through the creation of ACOs, beginning no later than January 1, 2012. The program will allow providers (including hospitals), physicians and other designated professionals and suppliers to form ACOs and voluntarily work together to invest in infrastructure and redesign delivery processes to achieve high quality and efficient delivery of services. The program is intended to produce savings as a result of improved quality and operational efficiency. ACOs that achieve quality performance standards established by HHS will be eligible to share in a portion of the amounts saved by the Medicare program. HHS has significant discretion to determine key elements of the program, including what steps providers must take to be considered an ACO, how to decide if Medicare program savings have occurred, and what portion of such savings will be paid to ACOs. In addition, HHS will determine to what degree hospitals, physicians and other eligible participants will be able to form and operate an ACO without violating certain existing laws, including the Civil Monetary Penalty Law, the Anti-kickback Statute and the Stark Law. The Health Reform Law does not authorize HHS to waive other laws that may impact the ability of hospitals and other eligible participants to participate in ACOs, such as antitrust laws.

The Health Reform Law requires HHS to establish a five-year, voluntary national bundled payment pilot program for Medicare services beginning no later than January 1, 2013. Under the program, providers would agree to receive one payment for services provided to Medicare patients for certain medical conditions or episodes of care. HHS will have the discretion to determine how the program will function. For example, HHS will determine what medical conditions will be included in the program and the amount of the payment for each condition. In addition, the Health Reform Law provides for a five-year bundled payment pilot program for Medicaid services to begin January 1, 2012. HHS will select up to eight states to participate based on the potential to lower costs under the Medicaid program while improving care. State programs may target particular categories of beneficiaries, selected diagnoses or geographic regions of the state. The selected state programs will provide one payment for both hospital and physician services provided to Medicaid patients for certain episodes of inpatient care. For both pilot programs, HHS will determine the relationship between the programs and restrictions in certain existing laws, including the Civil Monetary Penalty Law, the Anti-kickback Statute, the Stark Law and the Health Insurance Portability and Accountability Act of 1996

(“HIPAA”) privacy, security and transaction standard requirements. However, the Health Reform Law does not authorize HHS to waive other laws that may impact the ability of hospitals and other eligible participants to participate in the pilot programs, such as antitrust laws.

Disproportionate Share Hospital Payments

In addition to making payments for services provided directly to beneficiaries, Medicare makes additional payments to hospitals that treat a disproportionately large number of low-income patients (Medicaid and Medicare patients eligible to receive Supplemental Security Income). DSH payments are determined annually based on certain statistical information required by HHS and are calculated as a percentage addition to MS-DRG payments. The primary method used by a hospital to qualify for Medicare DSH payments is a complex statutory formula that results in a DSH percentage that is applied to payments on MS-DRGs.

Under the Health Reform Law, beginning in federal fiscal year 2014, Medicare DSH payments will be reduced to 25% of the amount they otherwise would have been absent the law. The remaining 75% of the amount that would otherwise be paid under Medicare DSH will be effectively pooled, and this pool will be reduced further each year by a formula that reflects reductions in the national level of uninsured who are under 65 years of age. Each DSH hospital will then be paid, out of the reduced DSH payment pool, an amount allocated based upon its level of uncompensated care. It is difficult to predict the full impact of the Medicare DSH reductions. The CBO estimates $22 billion in reductions to Medicare DSH payments between 2010 and 2019, while for the same time period, CMS estimates reimbursement reductions totaling $50 billion.

Hospitals that provide care to a disproportionately high number of low-income patients may receive Medicaid DSH payments. The federal government distributes federal Medicaid DSH funds to each state based on a statutory formula. The states then distribute the DSH funding among qualifying hospitals. States have broad discretion to define which hospitals qualify for Medicaid DSH payments and the amount of such payments. The Health Reform Law will reduce funding for the Medicaid DSH hospital program in federal fiscal years 2014 through 2020 by the following amounts: 2014 ($500 million); 2015 ($600 million); 2016 ($600 million); 2017 ($1.8 billion); 2018 ($5 billion); 2019 ($5.6 billion); and 2020 ($4 billion). How such cuts are allocated among the states and how the states allocate these cuts among providers, have yet to be determined.

TRICARE

TRICARE is the Department of Defense’s health care program for members of the armed forces. For inpatient services, TRICARE reimburses hospitals based on a DRG system modeled on the Medicare inpatient PPS. The Department of Defense has also implemented a PPS for hospital outpatient services furnished to TRICARE beneficiaries similar to that utilized for services furnished to Medicare beneficiaries. Because the Medicare outpatient PPS APC rates have historically been below TRICARE rates, the adoption of this payment methodology for TRICARE beneficiaries has reduced our reimbursement; however, TRICARE outpatient services do not represent a significant portion of our patient volumes.

Annual Cost Reports

All hospitals participating in the Medicare, Medicaid and TRICARE programs, whether paid on a reasonable cost basis or under a PPS, are required to meet certain financial reporting requirements. Federal and, where applicable, state regulations require the submission of annual cost reports covering the revenues, costs and expenses associated with the services provided by each hospital to Medicare beneficiaries and Medicaid recipients.

Annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to us under these reimbursement programs. These audits often require several years to reach the final determination of amounts due to or from us under these programs. Providers also have rights of appeal, and it is common to contest issues raised in audits of cost reports.

Managed Care and Other Discounted Plans

Most of our hospitals offer discounts from established charges to certain large group purchasers of health care services, including managed care plans and private insurance companies. Admissions reimbursed by commercial managed care and other insurers were 32%, 34% and 35% of our total admissions for the years ended December 31, 2010, 2009 and 2008, respectively. Managed care contracts are typically negotiated for terms between one and three years. While we generally received annual average yield increases of 5% to 6% from managed care payers during 2010, there can be no assurance that we will continue to receive increases in the future. It is not clear what impact, if any, the increased obligations on managed care payers and other health plans imposed by the Health Reform Law will have on our ability to negotiate reimbursement increases.

Uninsured and Self-Pay Patients

A high percentage of our uninsured patients are initially admitted through our emergency rooms. For the year ended December 31, 2010, approximately 82% of our admissions of uninsured patients occurred through our emergency rooms. EMTALA requires any hospital that participates in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency room for treatment and, if the individual is suffering from an emergency medical condition, to either stabilize that condition or make an appropriate transfer of the individual to a facility that can handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of an individual’s ability to pay for treatment. The Health Reform Law requires health plans to reimburse hospitals for emergency services provided to enrollees without prior authorization and without regard to whether a participating provider contract is in place. Further, as enacted, the Health Reform Law contains provisions that seek to decrease the number of uninsured individuals, including requirements and incentives, which do not become effective until 2014, for individuals to obtain, and large employers to provide, insurance coverage. These mandates may reduce the financial impact of screening for and stabilizing emergency medical conditions. However, many factors are unknown regarding the impact of the Health Reform Law, including how many previously uninsured individuals will obtain coverage as a result of the law or the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals and the payer mix. In addition, it is difficult to predict the full impact of the Health Reform Law due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual and potentially delayed implementation, pending court challenges and possible amendment or repeal.

We are taking proactive measures to reduce our provision for doubtful accounts by, among other things: screening all patients, including the uninsured, through our emergency screening protocol, to determine the appropriate care setting in light of their condition, while reducing the potential for bad debt and increasing up-front collections from patients subject to co-pay and deductible requirements and uninsured patients.

Hospital Utilization

We believe that the most important factors relating to the overall utilization of a hospital are the quality and market position of the hospital and the number and quality of physicians and other health care professionals providing patient care within the facility. Generally, we believe the ability of a hospital to be a market leader is determined by its breadth of services, level of technology, emphasis on quality of care and convenience for patients and physicians. Other factors that impact utilization include the growth in local population, local economic conditions and market penetration of managed care programs.

The following table sets forth certain operating statistics for our health care facilities. Health care facility operations are subject to certain seasonal fluctuations, including decreases in patient utilization during holiday periods and increases in the cold weather months. The data set forth in this table includes only those facilities that are consolidated for financial reporting purposes.

	Years Ended December 31,
	2010	2009	2008	2007	2006

Number of hospitals at end of period(a)	156	155	158	161	166
Number of freestanding outpatient surgery centers at end of period(b)	97	97	97	99	98
Number of licensed beds at end of period(c)	38,827	38,839	38,504	38,405	39,354
Weighted average licensed beds(d)	38,655	38,825	38,422	39,065	40,653
Admissions(e)	1,554,400	1,556,500	1,541,800	1,552,700	1,610,100
Equivalent admissions(f)	2,468,400	2,439,000	2,363,600	2,352,400	2,416,700
Average length of stay (days)(g)	4.8	4.8	4.9	4.9	4.9
Average daily census(h)	20,523	20,650	20,795	21,049	21,688
Occupancy rate(i)	53%	53%	54%	54%	53%
Emergency room visits(j)	5,706,200	5,593,500	5,246,400	5,116,100	5,213,500
Outpatient surgeries(k)	783,600	794,600	797,400	804,900	820,900
Inpatient surgeries(l)	487,100	494,500	493,100	516,500	533,100

(a)	Excludes eight facilities in 2010, 2009, 2008 and 2007 and seven facilities in 2006 that are not consolidated (accounted for using the equity method) for financial reporting purposes.

(b)	Excludes nine facilities in 2010, 2007 and 2006 and eight facilities in 2009 and 2008 that are not consolidated (accounted for using the equity method) for financial reporting purposes.

(c)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(d)	Represents the average number of licensed beds, weighted based on periods owned.

(e)	Represents the total number of patients admitted to our hospitals and is used by management and certain investors as a general measure of inpatient volume.

(f)	Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation “equates” outpatient revenue to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(g)	Represents the average number of days admitted patients stay in our hospitals.

(h)	Represents the average number of patients in our hospital beds each day.

(i)	Represents the percentage of hospital licensed beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms.

(j)	Represents the number of patients treated in our emergency rooms.

(k)	Represents the number of surgeries performed on patients who were not admitted to our hospitals. Pain management and endoscopy procedures are not included in outpatient surgeries.

(l)	Represents the number of surgeries performed on patients who have been admitted to our hospitals. Pain management and endoscopy procedures are not included in inpatient surgeries.

Competition

Generally, other hospitals in the local communities served by most of our hospitals provide services similar to those offered by our hospitals. Additionally, in recent years the number of freestanding ASCs and diagnostic centers (including facilities owned by physicians) in the geographic areas in which we operate has increased significantly. As a result, most of our hospitals operate in a highly competitive environment. In some cases, competing hospitals are more established than our hospitals. Some competing hospitals are owned by tax-supported government agencies and many others are owned by not-for-profit entities that may be supported by endowments, charitable contributions and/or tax revenues and are exempt from sales, property and income taxes. Such exemptions and support are not available to our hospitals. In certain localities there are large teaching hospitals that provide highly specialized facilities, equipment and services which may not be available at most of our hospitals. We face increasing competition from specialty hospitals, some of which are physician-owned, and both our own and unaffiliated freestanding ASCs for market share in high margin services.

Psychiatric hospitals frequently attract patients from areas outside their immediate locale and, therefore, our psychiatric hospitals compete with both local and regional hospitals, including the psychiatric units of general, acute care hospitals.

Our strategies are designed to ensure our hospitals are competitive. We believe our hospitals compete within local communities on the basis of many factors, including the quality of care, ability to attract and retain quality physicians, skilled clinical personnel and other health care professionals, location, breadth of services, technology offered and prices charged. The Health Reform Law requires hospitals to publish annually a list of their standard charges for items and services. We have increased our focus on operating outpatient services with improved accessibility and more convenient service for patients, and increased predictability and efficiency for physicians.

Two of the most significant factors to the competitive position of a hospital are the number and quality of physicians affiliated with or employed by the hospital. Although physicians may at any time terminate their relationship with a hospital we operate, our hospitals seek to retain physicians with varied specialties on the hospitals’ medical staffs and to attract other qualified physicians. We believe physicians refer patients to a hospital on the basis of the quality and scope of services it renders to patients and physicians, the quality of physicians on the medical staff, the location of the hospital and the quality of the hospital’s facilities, equipment and employees. Accordingly, we strive to maintain and provide quality facilities, equipment, employees and services for physicians and patients.

Another major factor in the competitive position of a hospital is our ability to negotiate service contracts with purchasers of group health care services. Managed care plans attempt to direct and control the use of hospital services and obtain discounts from hospitals’ established gross charges. In addition, employers and traditional health insurers continue to attempt to contain costs through negotiations with hospitals for managed care programs and discounts from established gross charges. Generally, hospitals compete for service contracts with group health care services purchasers on the basis of price, market reputation, geographic location, quality and range of services, quality of the medical staff and convenience. Our future success will depend, in part, on our ability to retain and renew our managed care contracts and enter into new managed care contracts on favorable terms. Other health care providers may impact our ability to enter into managed care contracts or negotiate increases in our reimbursement and other favorable terms and conditions. For example, some of our competitors may negotiate exclusivity provisions with managed care plans or otherwise restrict the ability of managed care companies to contract with us. The trend toward consolidation among non-government payers tends to increase their bargaining power over fee structures. In addition, as various provisions of the Health Reform Law are implemented, including the establishment of Exchanges and limitations on rescissions of coverage and pre-existing condition exclusions, non-government payers may increasingly demand reduced fees or be unwilling to negotiate reimbursement increases. The importance of obtaining contracts with managed care organizations varies from community to community, depending on the market strength of such organizations.

State CON laws, which place limitations on a hospital’s ability to expand hospital services and facilities, make capital expenditures and otherwise make changes in operations, may also have the effect of restricting competition. We currently operate health care facilities in a number of states with CON laws. Before issuing a CON, these states consider the need for additional or expanded health care facilities or services. In those states which have no CON laws or which set relatively high levels of expenditures before they become reviewable by state authorities, competition in the form of new services, facilities and capital spending is more prevalent. See “Regulation and Other Factors.”

We and the health care industry as a whole face the challenge of continuing to provide quality patient care while dealing with rising costs and strong competition for patients. Changes in medical technology, existing and future legislation, regulations and interpretations and managed care contracting for provider services by private and government payers remain ongoing challenges.

Admissions, average lengths of stay and reimbursement amounts continue to be negatively affected by payer-required pre-admission authorization, utilization review and payer pressure to maximize outpatient and alternative health care delivery services for less acutely ill patients. The Health Reform Law potentially expands the use of prepayment review by Medicare contractors by eliminating statutory restrictions on their use. Increased competition, admission constraints and payer pressures are expected to continue. To meet these challenges, we intend to expand our facilities or acquire or construct new facilities where appropriate, to enhance the provision of a comprehensive array of outpatient services, offer market competitive pricing to private payer groups, upgrade facilities and equipment and offer new or expanded programs and services.

Environmental Matters

We are subject to various federal, state and local statutes and ordinances regulating the discharge of materials into the environment. We do not believe that we will be required to expend any material amounts in order to comply with these laws and regulations.

Insurance

As is typical in the health care industry, we are subject to claims and legal actions by patients in the ordinary course of business. Subject to a $5 million per occurrence self-insured retention, our facilities are insured by our wholly-owned insurance subsidiary for losses up to $50 million per occurrence. The insurance subsidiary has obtained reinsurance for professional liability risks generally above a retention level of $15 million per occurrence. We also maintain professional liability insurance with unrelated commercial carriers for losses in excess of amounts insured by our insurance subsidiary.

We purchase, from unrelated insurance companies, coverage for directors and officers liability and property loss in amounts we believe are adequate. The directors and officers liability coverage includes a $25 million corporate deductible for the period prior to the Recapitalization and a $1 million corporate deductible subsequent to the Recapitalization. In addition, we will continue to purchase coverage for our directors and officers on an ongoing basis. The property coverage includes varying deductibles depending on the cause of the property damage. These deductibles range from $500,000 per claim up to 5% of the affected property values for certain flood and wind and earthquake related incidents.

Employees and Medical Staffs

At December 31, 2010, we had approximately 194,000 employees, including approximately 48,000 part-time employees. References herein to “employees” refer to employees of our affiliates. We are subject to various state and federal laws that regulate wages, hours, benefits and other terms and conditions relating to employment. At December 31, 2010, employees at 32 of our hospitals are represented by various labor unions. It is possible additional hospitals may unionize in the future. We consider our employee relations to be good and have not experienced work stoppages that have materially, adversely affected our business or results of operations. Our hospitals, like most hospitals, have experienced labor costs rising faster than the general inflation rate. In some markets, nurse and medical support personnel availability has become a significant operating issue to health care providers. To address this challenge, we have implemented several initiatives to improve retention, recruiting, compensation programs and productivity.

Our hospitals are staffed by licensed physicians, who generally are not employees of our hospitals. However, some physicians provide services in our hospitals under contracts, which generally describe a term of service, provide and establish the duties and obligations of such physicians, require the maintenance of certain performance criteria and fix compensation for such services. Any licensed physician may apply to be accepted to the medical staff of any of our hospitals, but the hospital’s medical staff and the appropriate governing board of the hospital, in accordance with established credentialing criteria, must approve acceptance to the staff. Members of the medical staffs of our hospitals often also serve on the medical staffs of other hospitals and may terminate their affiliation with one of our hospitals at any time.

We may be required to continue to enhance wages and benefits to recruit and retain nurses and other medical support personnel or to hire more expensive temporary or contract personnel. As a result, our labor costs could increase. We also depend on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate. Certain proposed changes in federal labor laws, including the Employee Free Choice Act, could increase the likelihood of employee unionization attempts. To the extent a significant portion of our employee base unionizes, our costs could increase materially. In addition, the states in which we operate could adopt mandatory nurse-staffing ratios or could reduce mandatory nurse-staffing ratios already in place. State-mandated nurse-staffing ratios could significantly affect labor costs, and have an adverse impact on revenues if we are required to limit patient admissions in order to meet the required ratios.

Properties

The following table lists, by state, the number of hospitals (general, acute care, psychiatric and rehabilitation) directly or indirectly owned and operated by us as of December 31, 2010:

State	Hospitals	Beds

Alaska	1	250
California	5	1,637
Colorado	7	2,259
Florida	38	9,808
Georgia	11	1,946
Idaho	2	481
Indiana	1	278
Kansas	4	1,286
Kentucky	2	384
Louisiana	6	1,264
Mississippi	1	130
Missouri	6	1,055
Nevada	3	1,074
New Hampshire	2	295
Oklahoma	2	793
South Carolina	3	740
Tennessee	12	2,345
Texas	36	10,410
Utah	6	968
Virginia	10	3,089
International
England	6	704

	164	41,196

In addition to the hospitals listed in the above table, we directly or indirectly operate 106 freestanding surgery centers. We also operate medical office buildings in conjunction with some of our hospitals. These office buildings are primarily occupied by physicians who practice at our hospitals. Fourteen of our general, acute care hospitals and three of our other properties have been mortgaged to support our obligations under our senior secured cash flow credit facility and the first lien secured notes we issued in 2009 and 2010. These three other properties are also subject to second mortgages to support our obligations under the second lien secured notes we issued in 2006 and 2009.

We maintain our headquarters in approximately 1,200,000 square feet of space in the Nashville, Tennessee area. In addition to the headquarters in Nashville, we maintain regional service centers related to our shared services initiatives. These service centers are located in markets in which we operate hospitals.

We believe our headquarters, hospitals and other facilities are suitable for their respective uses and are, in general, adequate for our present needs. Our properties are subject to various federal, state and local statutes and ordinances regulating their operation. Management does not believe that compliance with such statutes and ordinances will materially affect our financial position or results of operations.

Legal Proceedings

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been and can be expected to be instituted or asserted against us. The resolution of any such lawsuits, claims or legal and regulatory proceedings could materially and adversely affect our results of operations and financial position in a given period.

Government Investigations, Claims and Litigation

Health care companies are subject to numerous investigations by various governmental agencies. Further, under the federal FCA, private parties have the right to bring qui tam, or “whistleblower,” suits against companies that submit false claims for payments to, or improperly retain overpayments from, the government. Some states have adopted similar state whistleblower and false claims provisions. Certain of our individual facilities have received, and from time to time, other facilities may receive, government inquiries from, and may be subject to investigation by, federal and state agencies. Depending on whether the underlying conduct in these or future inquiries or investigations could be considered systemic, their resolution could have a material, adverse effect on our financial position, results of operations and liquidity.

The Civil Division of the Department of Justice (“DOJ”) has contacted us in connection with its nationwide review of whether, in certain cases, hospital charges to the federal government relating to implantable cardio-defibrillators (“ICDs”) met the CMS criteria. In connection with this nationwide review, the DOJ has indicated that it will be reviewing certain ICD billing and medical records at 95 HCA hospitals; the review covers the period from October 2003 to the present. The review could potentially give rise to claims against us under the federal FCA or other statutes, regulations or laws. At this time, we cannot predict what effect, if any, this review or any resulting claims could have on us.

New Hampshire Hospital Merger Litigation

In 2006, the Foundation for Seacoast Health (the “Foundation”) filed suit against HCA in state court in New Hampshire. The Foundation alleged that both the 2006 Recapitalization transaction and a prior 1999 intra-corporate transaction violated a 1983 agreement that placed certain restrictions on transfers of the Portsmouth Regional Hospital. In May 2007, the trial court ruled against the Foundation on all its claims. On appeal, the New Hampshire Supreme Court affirmed the ruling on the Recapitalization, but remanded to the trial court the claims based on the 1999 intra-corporate transaction. The trial court ruled in December 2009 that the 1999 intra-corporate transaction breached the transfer restriction provisions of the 1983 agreement. The court will now conduct additional proceedings to determine whether any harm has flowed from the alleged breach, and if so, what the appropriate remedy should be. The court may consider whether to, among other things, award monetary damages, rescind or undo the 1999 intra-corporate transfer or give the Foundation a right to purchase hospital assets at a price to be determined (which the Foundation asserts should be below the fair market value of the hospital). The trial for the remedies phase is currently set for May 2011.

General Liability and Other Claims

We are a party to certain proceedings relating to claims for income taxes and related interest before the IRS Appeals Division. For a description of those proceedings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — IRS Disputes” and Note 5 to our consolidated financial statements.

We are also subject to claims and suits arising in the ordinary course of business, including claims for personal injuries or for wrongful restriction of, or interference with, physicians’ staff privileges. In certain of these actions the claimants have asked for punitive damages against us, which may not be covered by insurance. In the opinion of management, the ultimate resolution of these pending claims and legal proceedings will not have a material, adverse effect on our results of operations or financial position.

REGULATION AND OTHER FACTORS

Licensure, Certification and Accreditation

Health care facility construction and operation are subject to numerous federal, state and local regulations relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, fire prevention, rate-setting and compliance with building codes and environmental protection laws. Facilities are subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditation. We believe our health care facilities are properly licensed under applicable state laws. Each of our acute care hospitals are certified for participation in the Medicare and Medicaid programs and are accredited by The Joint Commission. If any facility were to lose its Medicare or Medicaid certification, the facility would be unable to receive reimbursement from federal health care programs. If any facility were to lose accreditation by The Joint Commission, the facility would be subject to state surveys, potentially be subject to increased scrutiny by CMS and likely lose payment from non-government payers. Management believes our facilities are in substantial compliance with current applicable federal, state, local and independent review body regulations and standards. The requirements for licensure, certification and accreditation are subject to change and, in order to remain qualified, it may become necessary for us to make changes in our facilities, equipment, personnel and services. The requirements for licensure also may include notification or approval in the event of the transfer or change of ownership. Failure to obtain the necessary state approval in these circumstances can result in the inability to complete an acquisition or change of ownership.

Certificates of Need

In some states where we operate hospitals and other health care facilities, the construction or expansion of health care facilities, the acquisition of existing facilities, the transfer or change of ownership and the addition of new beds or services may be subject to review by and prior approval of state regulatory agencies under a CON program. Such laws generally require the reviewing state agency to determine the public need for additional or expanded health care facilities and services. Failure to obtain necessary state approval can result in the inability to expand facilities, complete an acquisition or change ownership.

State Rate Review

Some states have adopted legislation mandating rate or budget review for hospitals or have adopted taxes on hospital revenues, assessments or licensure fees to fund indigent health care within the state. In the aggregate, indigent tax provisions have not materially, adversely affected our results of operations. Although we do not currently operate facilities in states that mandate rate or budget reviews, we cannot predict whether we will operate in such states in the future, or whether the states in which we currently operate may adopt legislation mandating such reviews.

Federal Health Care Program Regulations

Participation in any federal health care program, including the Medicare and Medicaid programs, is heavily regulated by statute and regulation. If a hospital fails to substantially comply with the numerous conditions of participation in the Medicare and Medicaid programs or performs certain prohibited acts, the hospital’s participation in the federal health care programs may be terminated, or civil and/or criminal penalties may be imposed.

Anti-kickback Statute

A section of the Social Security Act known as the “Anti-kickback Statute” prohibits providers and others from directly or indirectly soliciting, receiving, offering or paying any remuneration with the intent of generating referrals or orders for services or items covered by a federal health care program. Courts have interpreted this statute broadly and held that there is a violation of the Anti-kickback Statute if just one purpose of the remuneration is to generate referrals, even if there are other lawful purposes. Furthermore, the Health Reform Law provides that knowledge of the law or the intent to violate the law is not required.

Violations of the Anti-kickback Statute may be punished by a criminal fine of up to $25,000 for each violation or imprisonment, civil money penalties of up to $50,000 per violation and damages of up to three times the total amount of the remuneration and/or exclusion from participation in federal health care programs, including Medicare and Medicaid. The Health Reform Law provides that submission of a claim for services or items generated in violation of the Anti-kickback Statute constitutes a false or fraudulent claim and may be subject to additional penalties under the federal FCA.

The OIG, among other regulatory agencies, is responsible for identifying and eliminating fraud, abuse and waste. The OIG carries out this mission through a nationwide program of audits, investigations and inspections. As one means of providing guidance to health care providers, the OIG issues “Special Fraud Alerts.” These alerts do not have the force of law, but identify features of arrangements or transactions that the government believes may cause the arrangements or transactions to violate the Anti-kickback Statute or other federal health care laws. The OIG has identified several incentive arrangements that constitute suspect practices, including: (a) payment of any incentive by a hospital each time a physician refers a patient to the hospital, (b) the use of free or significantly discounted office space or equipment in facilities usually located close to the hospital, (c) provision of free or significantly discounted billing, nursing or other staff services, (d) free training for a physician’s office staff in areas such as management techniques and laboratory techniques, (e) guarantees which provide, if the physician’s income fails to reach a predetermined level, the hospital will pay any portion of the remainder, (f) low-interest or interest-free loans, or loans which may be forgiven if a physician refers patients to the hospital, (g) payment of the costs of a physician’s travel and expenses for conferences, (h) coverage on the hospital’s group health insurance plans at an inappropriately low cost to the physician, (i) payment for services (which may include consultations at the hospital) which require few, if any, substantive duties by the physician, (j) purchasing goods or services from physicians at prices in excess of their fair market value, and (k) rental of space in physician offices, at other than fair market value terms, by persons or entities to which physicians refer. The OIG has encouraged persons having information about hospitals who offer the above types of incentives to physicians to report such information to the OIG.

The OIG also issues Special Advisory Bulletins as a means of providing guidance to health care providers. These bulletins, along with the Special Fraud Alerts, have focused on certain arrangements that could be subject to heightened scrutiny by government enforcement authorities, including: (a) contractual joint venture arrangements and other joint venture arrangements between those in a position to refer business, such as physicians, and those providing items or services for which Medicare or Medicaid pays, and (b) certain “gainsharing” arrangements, i.e., the practice of giving physicians a share of any reduction in a hospital’s costs for patient care attributable in part to the physician’s efforts.

In addition to issuing Special Fraud Alerts and Special Advisory Bulletins, the OIG issues compliance program guidance for certain types of health care providers. The OIG guidance identifies a number of risk areas under federal fraud and abuse statutes and regulations. These areas of risk include compensation arrangements with physicians, recruitment arrangements with physicians and joint venture relationships with physicians.

As authorized by Congress, the OIG has published safe harbor regulations that outline categories of activities deemed protected from prosecution under the Anti-kickback Statute. Currently, there are statutory exceptions and safe harbors for various activities, including the following: certain investment interests, space rental, equipment rental, practitioner recruitment, personnel services and management contracts, sale of practice, referral services, warranties, discounts, employees, group purchasing organizations, waiver of beneficiary coinsurance and deductible amounts, managed care arrangements, obstetrical malpractice insurance subsidies, investments in group practices, freestanding surgery centers, ambulance replenishing, and referral agreements for specialty services.

The fact that conduct or a business arrangement does not fall within a safe harbor, or it is identified in a Special Fraud Alert or Advisory Bulletin or as a risk area in the Supplemental Compliance Guidelines for Hospitals, does not necessarily render the conduct or business arrangement illegal under the Anti-kickback Statute. However, such conduct and business arrangements may lead to increased scrutiny by government enforcement authorities.

We have a variety of financial relationships with physicians and others who either refer or influence the referral of patients to our hospitals and other health care facilities, including employment contracts, leases, medical director agreements and professional service agreements. We also have similar relationships with physicians and facilities to which patients are referred from our facilities. In addition, we provide financial incentives, including minimum revenue guarantees, to recruit physicians into the communities served by our hospitals. While we endeavor to comply with the applicable safe harbors, certain of our current arrangements, including joint ventures and financial relationships with physicians and other referral sources and persons and entities to which we refer patients, do not qualify for safe harbor protection.

Although we believe our arrangements with physicians and other referral sources have been structured to comply with current law and available interpretations, there can be no assurance regulatory authorities enforcing these laws will determine these financial arrangements comply with the Anti-kickback Statute or other applicable laws. An adverse determination could subject us to liabilities under the Social Security Act and other laws, including criminal penalties, civil monetary penalties and exclusion from participation in Medicare, Medicaid or other federal health care programs.

Stark Law

The Social Security Act also includes a provision commonly known as the “Stark Law.” The Stark Law prohibits physicians from referring Medicare and Medicaid patients to entities with which they or any of their immediate family members have a financial relationship, if these entities provide certain “designated health services” reimbursable by Medicare or Medicaid unless an exception applies. The Stark Law also prohibits entities that provide designated health services reimbursable by Medicare and Medicaid from billing the Medicare and Medicaid programs for any items or services that result from a prohibited referral and requires the entities to refund amounts received for items or services provided pursuant to the prohibited referral. “Designated health services” include inpatient and outpatient hospital services, clinical laboratory services and radiology services. Sanctions for violating the Stark Law include denial of payment, civil monetary penalties of up to $15,000 per claim submitted and exclusion from the federal health care programs. The statute also provides for a penalty of up to $100,000 for a circumvention scheme. There are exceptions to the self-referral prohibition for many of the customary financial arrangements between physicians and providers, including employment contracts, leases and recruitment agreements. Unlike safe harbors under the Anti-kickback Statute with which compliance is voluntary, an arrangement must comply with every requirement of a Stark Law exception or the arrangement is in violation of the Stark Law. Although there is an exception for a physician’s ownership interest in an entire hospital, the Health Reform Law prohibits newly created physician-owned hospitals from billing for Medicare patients referred by their physician owners. As a result, the law effectively prevents the formation of new physician-owned hospitals after December 31, 2010. While the Health Reform Law grandfathers existing physician-owned hospitals, it does not allow these hospitals to increase the percentage of physician ownership and significantly restricts their ability to expand services.

Through a series of rulemakings, CMS has issued final regulations implementing the Stark Law. Additional changes to these regulations, which became effective October 1, 2009, further restrict the types of arrangements facilities and physicians may enter, including additional restrictions on certain leases, percentage compensation arrangements, and agreements under which a hospital purchases services “under arrangements.” While these regulations were intended to clarify the requirements of the exceptions to the Stark Law, it is unclear how the government will interpret many of these exceptions for enforcement purposes. CMS has indicated it is considering additional changes to the Stark Law regulations. We do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. We attempt to structure our relationships to meet an exception to the Stark Law, but the regulations implementing the exceptions are detailed and complex, and we cannot assure that every relationship complies fully with the Stark Law.

Similar State Laws

Many states in which we operate also have laws similar to the Anti-kickback Statute that prohibit payments to physicians for patient referrals and laws similar to the Stark Law that prohibit certain self-referrals. The scope of these state laws is broad, since they can often apply regardless of the source of payment for care, and little precedent exists for their interpretation or enforcement. These statutes typically provide for criminal and civil penalties, as well as loss of facility licensure.

Other Fraud and Abuse Provisions

HIPAA broadened the scope of certain fraud and abuse laws by adding several criminal provisions for health care fraud offenses that apply to all health benefit programs. The Social Security Act also imposes criminal and civil penalties for making false claims and statements to Medicare and Medicaid. False claims include, but are not limited to, billing for services not rendered or for misrepresenting actual services rendered in order to obtain higher reimbursement, billing for unnecessary goods and services and cost report fraud. Federal enforcement officials have the ability to exclude from Medicare and Medicaid any investors, officers and managing employees associated with business entities that have committed health care fraud, even if the officer or managing employee had no knowledge of the fraud. Criminal and civil penalties may be imposed for a number of other prohibited activities, including failure to return known overpayments, certain gainsharing arrangements, billing Medicare amounts that are substantially in excess of a provider’s usual charges, offering remuneration to influence a Medicare or Medicaid beneficiary’s selection of a health care provider, contracting with an individual or entity known to be excluded from a federal health care program, making or accepting a payment to induce a physician to reduce or limit services, and soliciting or receiving any remuneration in return for referring an individual for an item or service payable by a federal health care program. Like the Anti-kickback Statute, these provisions are very broad. Under the Health Reform Law, civil penalties may be imposed for the failure to report and return an overpayment within 60 days of identifying the overpayment or by the date a corresponding cost report is due, whichever is later. To avoid liability, providers must, among other things, carefully and accurately code claims for reimbursement, promptly return overpayments and accurately prepare cost reports.

Some of these provisions, including the federal Civil Monetary Penalty Law, require a lower burden of proof than other fraud and abuse laws, including the Anti-kickback Statute. Civil monetary penalties that may be imposed under the federal Civil Monetary Penalty Law range from $10,000 to $50,000 per act, and in some cases may result in penalties of up to three times the remuneration offered, paid, solicited or received. In addition, a violator may be subject to exclusion from federal and state health care programs. Federal and state governments increasingly use the federal Civil Monetary Penalty Law, especially where they believe they cannot meet the higher burden of proof requirements under the Anti-kickback Statute. Further, individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds under the Medicare Integrity Program.

The Federal False Claims Act and Similar State Laws

The qui tam, or whistleblower, provisions of the FCA allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. Further, the government may use the FCA to prosecute Medicare and other government program fraud in areas such as coding errors, billing for services not provided and submitting false cost reports. When a private party brings a qui tam action under the FCA, the defendant is not made aware of the lawsuit until the government commences its own investigation or makes a determination whether it will intervene. When a defendant is determined by a court of law to be liable under the FCA, the defendant may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. There are many potential bases for liability under the FCA. Liability often arises when an entity knowingly submits a false claim for reimbursement to the federal government. The FCA defines the term “knowingly” broadly. Though simple negligence will not give rise to liability under the FCA, submitting a claim with reckless disregard to its truth or falsity constitutes a “knowing” submission under the FCA and, therefore, will qualify for liability. The Fraud Enforcement and Recovery Act of 2009 expanded the scope of the FCA by, among other things, creating liability for knowingly and improperly avoiding repayment of an overpayment received from the government and broadening protections for whistleblowers. Under the Health Reform Law, the FCA is implicated by the knowing failure to report and return an overpayment within 60 days of identifying the overpayment or by the date a corresponding cost report is due, whichever is later. Further, the Health Reform Law expands the scope of the FCA to cover payments in connection with the Exchanges to be created by the Health Reform Law, if those payments include any federal funds.

In some cases, whistleblowers and the federal government have taken the position, and some courts have held, that providers who allegedly have violated other statutes, such as the Anti-kickback Statute and the Stark Law, have thereby submitted false claims under the FCA. The Health Reform Law clarifies this issue with respect to the Anti-kickback Statute by providing that submission of claims for services or items generated in violation of the Anti-kickback Statute constitutes a false or fraudulent claim under the FCA. Every entity that receives at least $5 million annually in Medicaid payments must have written policies for all employees, contractors or agents, providing detailed information about false claims, false statements and whistleblower protections under certain federal laws, including the FCA, and similar state laws. In addition, federal law provides an incentive to states to enact false claims laws comparable to the FCA. A number of states in which we operate have adopted their own false claims provisions as well as their own whistleblower provisions under which a private party may file a civil lawsuit in state court. We have adopted and distributed policies pertaining to the FCA and relevant state laws.

HIPAA Administrative Simplification and Privacy and Security Requirements

The Administrative Simplification Provisions of HIPAA require the use of uniform electronic data transmission standards for certain health care claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the health care industry. HHS has issued regulations implementing the HIPAA Administrative Simplification Provisions and compliance with these regulations is mandatory for our facilities. In addition, HIPAA requires that each provider use a National Provider Identifier. In January 2009, CMS published a final rule making changes to the formats used for certain electronic transactions and requiring the use of updated standard code sets for certain diagnoses and procedures known as ICD-10 code sets. While use of the ICD-10 code sets is not mandatory until October 1, 2013, we will be modifying our payment systems and processes to prepare for the implementation. Implementing the ICD-10 code sets will require significant administrative changes, but we believe that the cost of compliance with these regulations has not had and is not expected to have a material, adverse effect on our business, financial position or results of operations. The Health Reform Law requires HHS to adopt standards for additional electronic transactions and to establish operating rules to promote uniformity in the implementation of each standardized electronic transaction.

The privacy and security regulations promulgated pursuant to HIPAA extensively regulate the use and disclosure of individually identifiable health information and require covered entities, including health plans and most health care providers, to implement administrative, physical and technical safeguards to protect the security of such information. ARRA broadened the scope of the HIPAA privacy and security regulations. In addition, ARRA extends the application of certain provisions of the security and privacy regulations to business associates (entities that handle identifiable health information on behalf of covered entities) and subjects business associates to civil and criminal penalties for violation of the regulations. On July 14, 2010, HHS issued a proposed rule that would implement many of these ARRA provisions. If finalized, these changes would likely require amendments to existing agreements with business associates and would subject business associates and their subcontractors to direct liability under the HIPAA privacy and security regulations. We currently enforce a HIPAA compliance plan, which we believe complies with HIPAA privacy and security requirements and under which a HIPAA compliance group monitors our compliance. The privacy regulations and security regulations have and will continue to impose significant costs on our facilities in order to comply with these standards.

As required by ARRA, HHS published an interim final rule on August 24, 2009, that requires covered entities to report breaches of unsecured protected health information to affected individuals without unreasonable delay but not to exceed 60 days of discovery of the breach by a covered entity or its agents. Notification must also be made to HHS and, in certain situations involving large breaches, to the media. HHS is required to publish on its website a list of all covered entities that report a breach involving more than 500 individuals. Various state laws and regulations may also require us to notify affected individuals in the event of a data breach involving individually identifiable information.

Violations of the HIPAA privacy and security regulations may result in civil and criminal penalties, and ARRA has strengthened the enforcement provisions of HIPAA, which may result in increased enforcement activity. Under ARRA, HHS is required to conduct periodic compliance audits of covered entities and their business associates. ARRA broadens the applicability of the criminal penalty provisions to employees of covered entities and requires HHS to impose penalties for violations resulting from willful neglect. ARRA also significantly increases the amount of the civil penalties, with penalties of up to $50,000 per violation for a maximum civil penalty of $1,500,000 in a calendar year for violations of the same requirement. In addition, ARRA authorizes state attorneys general to bring civil actions seeking either injunction or damages in response to violations of HIPAA privacy and security regulations that threaten the privacy of state residents. Our facilities also remain subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These laws vary and could impose additional penalties.

There are numerous other laws and legislative and regulatory initiatives at the federal and state levels addressing privacy and security concerns. For example, the Federal Trade Commission (“FTC”) issued a final rule in October 2007 requiring financial institutions and creditors, which arguably included health providers and health plans, to implement written identity theft prevention programs to detect, prevent and mitigate identity theft in connection with certain accounts. The FTC delayed enforcement of this rule until December 31, 2010. In addition, on December 18, 2010, the Red Flag Program Clarification Act of 2010 became law, restricting the definition of a “creditor.” This law may exempt many hospitals from complying with the rule.

EMTALA

All of our hospitals in the United States are subject to EMTALA. This federal law requires any hospital participating in the Medicare program to conduct an appropriate medical screening examination of every individual who presents to the hospital’s emergency room for treatment and, if the individual is suffering from an emergency medical condition, to either stabilize the condition or make an appropriate transfer of the individual to a facility able to handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of an individual’s ability to pay for treatment. There are severe penalties under EMTALA if a hospital fails to screen or appropriately stabilize or transfer an individual or if the hospital delays appropriate treatment in order to first inquire about the individual’s ability to pay. Penalties for violations of EMTALA include civil monetary penalties and exclusion from participation in the Medicare program. In addition, an injured individual, the individual’s family or a medical facility that suffers a financial loss as a direct result of a hospital’s violation of the law can bring a civil suit against the hospital.

The government broadly interprets EMTALA to cover situations in which individuals do not actually present to a hospital’s emergency room, but present for emergency examination or treatment to the hospital’s campus, generally, or to a hospital-based clinic that treats emergency medical conditions or are transported in a hospital-owned ambulance, subject to certain exceptions. At least one court has interpreted the law also to apply to a hospital that has been notified of a patient’s pending arrival in a non-hospital owned ambulance. EMTALA does not generally apply to individuals admitted for inpatient services. The government has expressed its intent to investigate and enforce EMTALA violations actively in the future. We believe our hospitals operate in substantial compliance with EMTALA.

Corporate Practice of Medicine/Fee Splitting

Some of the states in which we operate have laws prohibiting corporations and other entities from employing physicians, practicing medicine for a profit and making certain direct and indirect payments or fee-splitting arrangements between health care providers designed to induce or encourage the referral of patients to, or the recommendation of, particular providers for medical products and services. Possible sanctions for violation of these restrictions include loss of license and civil and criminal penalties. In addition, agreements between the corporation and the physician may be considered void and unenforceable. These statutes vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies.

Health Care Industry Investigations

Significant media and public attention has focused in recent years on the hospital industry. This media and public attention, changes in government personnel or other factors may lead to increased scrutiny of the health care industry. While we are currently not aware of any material investigations of the Company under federal or state health care laws or regulations, it is possible that governmental entities could initiate investigations or litigation in the future at facilities we operate and that such matters could result in significant penalties, as well as adverse publicity. It is also possible that our executives and managers could be included in governmental investigations or litigation or named as defendants in private litigation.

Our substantial Medicare, Medicaid and other governmental billings result in heightened scrutiny of our operations. We continue to monitor all aspects of our business and have developed a comprehensive ethics and compliance program that is designed to meet or exceed applicable federal guidelines and industry standards. Because the law in this area is complex and constantly evolving, governmental investigations or litigation may result in interpretations that are inconsistent with our or industry practices.

In public statements surrounding current investigations, governmental authorities have taken positions on a number of issues, including some for which little official interpretation previously has been available, that appear to be inconsistent with practices that have been common within the industry and that previously have not been challenged in this manner. In some instances, government investigations that have in the past been conducted under the civil provisions of federal law may now be conducted as criminal investigations.

Both federal and state government agencies have increased their focus on and coordination of civil and criminal enforcement efforts in the health care area. The OIG and the DOJ have, from time to time, established national enforcement initiatives, targeting all hospital providers that focus on specific billing practices or other suspected areas of abuse. The Health Reform Law includes additional federal funding of $350 million over the next 10 years to fight health care fraud, waste and abuse, including $105 million for federal fiscal year 2011 and $65 million in federal fiscal year 2012. In addition, governmental agencies and their agents, such as MACs, fiscal intermediaries and carriers, may conduct audits of our health care operations. Private payers may conduct similar post-payment audits, and we also perform internal audits and monitoring.

In addition to national enforcement initiatives, federal and state investigations have addressed a wide variety of routine health care operations such as: cost reporting and billing practices, including for Medicare outliers; financial arrangements with referral sources; physician recruitment activities; physician joint ventures; and hospital charges and collection practices for self-pay patients. We engage in many of these routine health care operations and other activities that could be the subject of governmental investigations or inquiries. For example, we have significant Medicare and Medicaid billings, numerous financial arrangements with physicians who are referral sources to our hospitals and joint venture arrangements involving physician investors. Certain of our individual facilities have received, and other facilities may receive, government inquiries from, and may be subject to investigation by, federal and state agencies. Any additional investigations of the Company, our executives or managers could result in significant liabilities or penalties to us, as well as adverse publicity.

Commencing in 1997, we became aware we were the subject of governmental investigations and litigation relating to our business practices. As part of the investigations, the United States intervened in a number of qui tam actions brought by private parties. The investigations related to, among other things, DRG coding, outpatient laboratory billing, home health issues, physician relations, cost report and wound care issues. The investigations were concluded through a series of agreements executed in 2000 and 2003 with the Criminal Division of the DOJ, the Civil Division of the DOJ, various U.S. Attorneys’ offices, CMS, a negotiating team representing states with claims against us, and others. In January 2001, we entered into an eight-year CIA with the OIG, which expired January 24, 2009. We submitted our final report pursuant to the CIA on April 30, 2009, and in April 2010, we received notice from the OIG that our final report was accepted, relieving us of future obligations under the CIA. If the government were to determine that we violated or breached the CIA or other federal or state laws relating to Medicare, Medicaid or similar programs, we could be subject to substantial monetary fines, civil and criminal penalties and/or exclusion from participation in the Medicare and Medicaid programs and other federal and state health care programs. Alleged violations may be pursued by the government or through private qui tam actions. Sanctions imposed against us as a result of such actions could have a material, adverse effect on our results of operations and financial position.

Health Care Reform

As enacted, the Health Reform Law will change how health care services are covered, delivered and reimbursed through expanded coverage of uninsured individuals, reduced growth in Medicare program spending, reductions in Medicare and Medicaid DSH payments, and the establishment of programs where reimbursement is tied to quality and integration. In addition, the law reforms certain aspects of health insurance, expands existing efforts to tie Medicare and Medicaid payments to performance and quality, and contains provisions intended to strengthen fraud and abuse enforcement. More than 20 challenges to the Health Reform Law have been filed in federal courts. Some federal district courts have upheld the constitutionality of the Health Reform Law or dismissed cases on procedural grounds. Others have held unconstitutional the requirement that individuals maintain health insurance or pay a penalty and have either found the Health Reform Law void in its entirety or left the remainder of the Health Reform Law intact. These lawsuits are subject to appeal, and several are currently on appeal, including those that hold the law unconstitutional. It is unclear how these lawsuits will be resolved. Further, Congress is considering bills that would repeal or revise the Health Reform Law.

Expanded Coverage

Based on CBO and CMS estimates, by 2019, the Health Reform Law will expand coverage to 32 to 34 million additional individuals (resulting in coverage of an estimated 94% of the legal U.S. population). This increased coverage will occur through a combination of public program expansion and private sector health insurance and other reforms.

Medicaid Expansion

The primary public program coverage expansion will occur through changes in Medicaid, and to a lesser extent, expansion of CHIP. The most significant changes will expand the categories of individuals eligible for Medicaid coverage and permit individuals with relatively higher incomes to qualify. The federal government reimburses the majority of a state’s Medicaid expenses, and it conditions its payment on the state meeting certain requirements. The federal government currently requires that states provide coverage for only limited categories of low-income adults under 65 years old (e.g., women who are pregnant, and the blind or disabled). In addition, the income level required for individuals and families to qualify for Medicaid varies widely from state to state.

The Health Reform Law materially changes the requirements for Medicaid eligibility. Commencing January 1, 2014, all state Medicaid programs are required to provide, and the federal government will subsidize, Medicaid coverage to virtually all adults under 65 years old with incomes at or under 133% of the FPL. This expansion will create a minimum Medicaid eligibility threshold that is uniform across states. Further, the Health Reform Law also requires states to apply a ‘‘5% income disregard” to the Medicaid eligibility standard, so that Medicaid eligibility will effectively be extended to those with incomes up to 138% of the FPL. These new eligibility requirements will expand Medicaid and CHIP coverage by an estimated 16 to 18 million persons nationwide. A disproportionately large percentage of the new Medicaid coverage is likely to be in states that currently have relatively low income eligibility requirements.

As Medicaid is a joint federal and state program, the federal government provides states with “matching funds” in a defined percentage, known as the federal medical assistance percentage (“FMAP”). Beginning in 2014, states will receive an enhanced FMAP for the individuals enrolled in Medicaid pursuant to the Health Reform Law. The FMAP percentage is as follows: 100% for calendar years 2014 through 2016; 95% for 2017; 94% in 2018; 93% in 2019; and 90% in 2020 and thereafter.

The Health Reform Law also provides that the federal government will subsidize states that create non-Medicaid plans for residents whose incomes are greater than 133% of the FPL but do not exceed 200% of the FPL. Approved state plans will be eligible to receive federal funding. The amount of that funding per individual will be equal to 95% of subsidies that would have been provided for that individual had he or she enrolled in a health plan offered through one of the Exchanges, as discussed below.

Historically, states often have attempted to reduce Medicaid spending by limiting benefits and tightening Medicaid eligibility requirements. Effective March 23, 2010, the Health Reform Law requires states to at least maintain Medicaid eligibility standards established prior to the enactment of the law for adults until January 1, 2014 and for children until October 1, 2019. States with budget deficits may, however, seek a waiver from this requirement, but only to address eligibility standards that apply to adults making more than 133% of the FPL.

Private Sector Expansion

The expansion of health coverage through the private sector as a result of the Health Reform Law will occur through new requirements on health insurers, employers and individuals. Commencing January 1, 2014, health insurance companies will be prohibited from imposing annual coverage limits, dropping coverage, excluding persons based upon pre-existing conditions or denying coverage for any individual who is willing to pay the premiums for such coverage. Effective January 1, 2011, each health plan must keep its annual non-medical costs lower than 15% of premium revenue for the group market and lower than 20% in the small group and individual markets or rebate its enrollees the amount spent in excess of the percentage. In addition, effective September 23, 2010, health insurers will not be permitted to deny coverage to children based upon a pre-existing condition and must allow dependent care coverage for children up to 26 years old.

Larger employers will be subject to new requirements and incentives to provide health insurance benefits to their full time employees. Effective January 1, 2014, employers with 50 or more employees that do not offer health insurance will be held subject to a penalty if an employee obtains coverage through an Exchange if the coverage is subsidized by the government. The employer penalties will range from $2,000 to $3,000 per employee, subject to certain thresholds and conditions.

As enacted, the Health Reform Law uses various means to induce individuals who do not have health insurance to obtain coverage. By January 1, 2014, individuals will be required to maintain health insurance for a minimum defined set of benefits or pay a tax penalty. The penalty in most cases is $95 in 2014, $325 in 2015, $695 in 2016, and indexed to a cost of living adjustment in subsequent years. The IRS, in consultation with HHS, is responsible for enforcing the tax penalty, although the Health Reform Law limits the availability of certain IRS enforcement mechanisms. In addition, for individuals and families below 400% of the FPL, the cost of obtaining health insurance through the Exchanges will be subsidized by the federal government. Those with lower incomes will be eligible to receive greater subsidies. It is anticipated that those at the lowest income levels will have the majority of their premiums subsidized by the federal government, in some cases in excess of 95% of the premium amount.

To facilitate the purchase of health insurance by individuals and small employers, each state must establish an Exchange by January 1, 2014. Based on CBO and CMS estimates, between 29 and 31 million individuals will obtain their health insurance coverage through an Exchange by 2019. Of that amount, an estimated 16 million will be individuals who were previously uninsured, and 13 to 15 million will be individuals who switched from their prior insurance coverage to a plan obtained through the Exchange. The Health Reform Law requires that the Exchanges be designed to make the process of evaluating, comparing and acquiring coverage simple for consumers. For example, each state’s Exchange must maintain an internet website through which consumers may access health plan ratings that are assigned by the state based on quality and price, view governmental health program eligibility requirements and calculate the actual cost of health coverage. Health insurers participating in an Exchange must offer a set of minimum benefits to be defined by HHS and may offer more benefits. Health insurers must offer at least two, and up to five, levels of plans that vary by the percentage of medical expenses that must be paid by the enrollee. These levels are referred to as platinum, gold, silver, bronze and catastrophic plans, with gold and silver being the two mandatory levels of plans. Each level of plan must require the enrollee to share the following percentages of medical expenses up to the deductible/co-payment limit: platinum, 10%; gold, 20%; silver, 30%; bronze, 40%; and catastrophic, 100%. Health insurers may establish varying deductible/co-payment levels, up to the statutory maximum (estimated to be between $6,000 and $7,000 for an individual). The health insurers must cover 100% of the amount of medical expenses in excess of the deductible/co-payment limit. For example, an individual making 100% to 200% of the FPL will have co-payments and deductibles reduced to about one-third of the amount payable by those with the same plan with incomes at or above 400% of the FPL.

Public Program Spending

The Health Reform Law provides for Medicare, Medicaid and other federal health care program spending reductions between 2010 and 2019. The CBO estimates that these will include $156 billion in Medicare fee-for-service market basket and productivity reimbursement reductions for all providers, the majority of which will come from hospitals; CMS sets this estimate at $233 billion. The CBO estimates also include an additional $36 billion in reductions of Medicare and Medicaid disproportionate share funding ($22 billion for Medicare and $14 billion for Medicaid). CMS estimates include an additional $64 billion in reductions of Medicare and Medicaid disproportionate share funding, with $50 billion of the reductions coming from Medicare.

Payments for Hospitals and Ambulatory Surgery Centers

Inpatient Market Basket and Productivity Adjustment.  Under the Medicare program, hospitals receive reimbursement under a PPS for general, acute care hospital inpatient services. CMS establishes fixed PPS payment amounts per inpatient discharge based on the patient’s assigned MS-DRG. These MS-DRG rates are updated each federal fiscal year, which begins October 1, using a market basket index that takes into account inflation experienced by hospitals and other entities outside the health care industry in purchasing goods and services.

The Health Reform Law provides for three types of annual reductions in the market basket. The first is a general reduction of a specified percentage each federal fiscal year starting in 2010 and extending through 2019. These reductions are as follows: federal fiscal year 2010, 0.25% for discharges occurring on or after April 1, 2010; 2011 (0.25%); 2012 (0.1%); 2013 (0.1%); 2014 (0.3%); 2015 (0.2%); 2016 (0.2%); 2017 (0.75%); 2018 (0.75%); and 2019 (0.75%).

The second type of reduction to the market basket is a “productivity adjustment” that will be implemented by HHS beginning in federal fiscal year 2012. The amount of that reduction will be the projected nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the BLS 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for HHS to use in projecting the productivity figure. Based upon the latest available data, federal fiscal year 2012 market basket reductions resulting from this productivity adjustment are likely to range from 1% to 1.4%.

The third type of reduction is in connection with the value-based purchasing program discussed in more detail below. Beginning in federal fiscal year 2013, CMS will reduce the inpatient PPS payment amount for all discharges by the following: 1% for 2013; 1.25% for 2014; 1.5% for 2015; 1.75% for 2016; and 2% for 2017 and subsequent years. For each federal fiscal year, the total amount collected from these reductions will be pooled and used to fund payments to hospitals that satisfy certain quality metrics. While some or all of these reductions may be recovered if a hospital satisfies these quality metrics, the recovery amounts may be delayed.

If the aggregate of the three market basket reductions described above is more than the annual market basket adjustments made to account for inflation, there will be a reduction in the MS-DRG rates paid to hospitals. For example, for the federal fiscal year 2011 hospital inpatient PPS, the market basket increase to account for inflation is 2.6% and the aggregate reduction due to the Health Reform Law and the documentation and coding adjustment is 3.15%. Thus, the rates paid to a hospital for inpatient services in federal fiscal year 2011 will be 0.55% less than rates paid for the same services in the prior year.

Quality-Based Payment Adjustments and Reductions for Inpatient Services.  The Health Reform Law establishes or expands three provisions to promote value-based purchasing and to link payments to quality and efficiency. First, in federal fiscal year 2013, HHS is directed to implement a value-based purchasing program for inpatient hospital services. This program will reward hospitals that meet certain quality performance standards established by HHS. The Health Reform Law provides HHS considerable discretion over the value-based purchasing program. For example, HHS will determine the quality performance measures, the standards hospitals must achieve in order to meet the quality performance measures, and the methodology for calculating payments to hospitals that meet the required quality threshold. HHS will also determine how much money each hospital will receive from the pool of dollars created by the reductions related to the value-based purchasing program as described above. Because the Health Reform Law provides that the pool will be fully distributed, hospitals that meet or exceed the quality performance standards set by HHS will receive greater reimbursement under the value-based purchasing program than they would have otherwise. On the other hand, hospitals that do not achieve the necessary quality performance will receive reduced Medicare inpatient hospital payments. On January 7, 2011, CMS issued a proposed rule for the value-based purchasing program that would use 17 clinical process of care measures and eight dimensions of a patient’s experience of care using the HCAHPS survey to determine incentive payments for federal fiscal year 2013. As proposed, the incentive payments would be calculated based on a combination of measures of hospitals’ achievement of the performance standards and their improvement in meeting the performance standards compared to prior periods. To determine payments in federal fiscal year 2013, the baseline performance period (measurement standard) as proposed would be July 1, 2009 through March 31, 2010. To determine whether hospitals meet performance standards, CMS would compare each hospital’s performance in the period July 1, 2011 through March 31, 2012 to its performance in the baseline performance period. CMS has not yet proposed specific threshold values for the performance standards. CMS also proposes to add three outcome measures for federal fiscal year 2014, for which the performance period would be July 1, 2011 through December 31, 2012 and the baseline performance period would be July 1, 2008 through December 31, 2009.

Second, beginning in federal fiscal year 2013, inpatient payments will be reduced if a hospital experiences “excessive readmissions” within a time period specified by HHS from the date of discharge for heart attack, heart failure, pneumonia or other conditions designated by HHS. Hospitals with what HHS defines as “excessive readmissions” for these conditions will receive reduced payments for all inpatient discharges, not just discharges relating to the conditions subject to the excessive readmission standard. Each hospital’s performance will be publicly reported by HHS. HHS has the discretion to determine what “excessive readmissions” means and other terms and conditions of this program.

Third, reimbursement will be reduced based on a facility’s HAC rates. An HAC is a condition that is acquired by a patient while admitted as an inpatient in a hospital, such as a surgical site infection. Beginning in federal fiscal year 2015, the 25% of hospitals with the worst national risk-adjusted HAC rates in the previous year will receive a 1% reduction in their total inpatient operating Medicare payments. In addition, effective July 1, 2011, the Health Reform Law prohibits the use of federal funds under the Medicaid program to reimburse providers for medical services provided to treat HACs.

Outpatient Market Basket and Productivity Adjustment.  Hospital outpatient services paid under PPS are classified into APCs. The APC payment rates are updated each calendar year based on the market basket. The first two market basket changes outlined above— the general reduction and the productivity adjustment — apply to outpatient services as well as inpatient services, although these are applied on a calendar year basis. The percentage changes specified in the Health Reform Law summarized above as the general reduction for inpatients — e.g., 0.2% in 2015— are the same for outpatients.

Medicare and Medicaid DSH Payments.  The Medicare DSH program provides for additional payments to hospitals that treat a disproportionate share of low-income patients. Under the Health Reform Law, beginning in federal fiscal year 2014, Medicare DSH payments will be reduced to 25% of the amount they otherwise would have been absent the law. The remaining 75% of the amount that would otherwise be paid under Medicare DSH will be effectively pooled, and this pool will be reduced further each year by a formula that reflects reductions in the national level of uninsured who are under 65 years of age. In other words, the greater the level of coverage for the uninsured nationally, the more the Medicare DSH payment pool will be reduced. Each hospital will then be paid, out of the reduced DSH payment pool, an amount allocated based upon its level of uncompensated care.

It is difficult to predict the full impact of the Medicare DSH reductions, and CBO and CMS estimates differ by $38 billion. The Health Reform Law does not mandate what data source HHS must use to determine the reduction, if any, in the uninsured population nationally. In addition, the Health Reform Law does not contain a definition of “uncompensated care.” As a result, it is unclear how a hospital’s share of the Medicare

DSH payment pool will be calculated. CMS could use the definition of “uncompensated care” used in connection with hospital cost reports. However, in July 2009, CMS proposed material revisions to the definition of “uncompensated care” used for cost report purposes. Those revisions would exclude certain significant costs that had historically been covered, such as unreimbursed costs of Medicaid services. CMS has not issued a final rule, and the Health Reform Law does not require HHS to use this definition, even if finalized, for DSH purposes. How CMS ultimately defines “uncompensated care” for purposes of these DSH funding provisions could have a material effect on a hospital’s Medicare DSH reimbursements.

In addition to Medicare DSH funding, hospitals that provide care to a disproportionately high number of low-income patients may receive Medicaid DSH payments. The federal government distributes federal Medicaid DSH funds to each state based on a statutory formula. The states then distribute the DSH funding among qualifying hospitals. Although federal Medicaid law defines some level of hospitals that must receive Medicaid DSH funding, states have broad discretion to define additional hospitals that also may qualify for Medicaid DSH payments and the amount of such payments. The Health Reform Law will reduce funding for the Medicaid DSH hospital program in federal fiscal years 2014 through 2020 by the following amounts: 2014 ($500 million); 2015 ($600 million); 2016 ($600 million); 2017 ($1.8 billion); 2018 ($5 billion); 2019 ($5.6 billion); and 2020 ($4 billion). How such cuts are allocated among the states, and how the states allocate these cuts among providers, have yet to be determined.

ACOs.  The Health Reform Law requires HHS to establish a Medicare Shared Savings Program that promotes accountability and coordination of care through the creation of ACOs. Beginning no later than January 1, 2012, the program will allow providers (including hospitals), physicians and other designated professionals and suppliers to form ACOs and voluntarily work together to invest in infrastructure and redesign delivery processes to achieve high quality and efficient delivery of services. The program is intended to produce savings as a result of improved quality and operational efficiency. ACOs that achieve quality performance standards established by HHS will be eligible to share in a portion of the amounts saved by the Medicare program. HHS has significant discretion to determine key elements of the program, including what steps providers must take to be considered an ACO, how to decide if Medicare program savings have occurred, and what portion of such savings will be paid to ACOs. In addition, HHS will determine to what degree hospitals, physicians and other eligible participants will be able to form and operate an ACO without violating certain existing laws, including the Civil Monetary Penalty Law, the Anti-kickback Statute and the Stark Law. However, the Health Reform Law does not authorize HHS to waive other laws that may impact the ability of hospitals and other eligible participants to participate in ACOs, such as antitrust laws.

Bundled Payment Pilot Programs.  The Health Reform Law requires HHS to establish a five-year, voluntary national bundled payment pilot program for Medicare services beginning no later than January 1, 2013. Under the program, providers would agree to receive one payment for services provided to Medicare patients for certain medical conditions or episodes of care. HHS will have the discretion to determine how the program will function. For example, HHS will determine what medical conditions will be included in the program and the amount of the payment for each condition. In addition, the Health Reform Law provides for a five-year bundled payment pilot program for Medicaid services to begin January 1, 2012. HHS will select up to eight states to participate based on the potential to lower costs under the Medicaid program while improving care. State programs may target particular categories of beneficiaries, selected diagnoses or geographic regions of the state. The selected state programs will provide one payment for both hospital and physician services provided to Medicaid patients for certain episodes of inpatient care. For both pilot programs, HHS will determine the relationship between the programs and restrictions in certain existing laws, including the Civil Monetary Penalty Law, the Anti-kickback Statute, the Stark Law and the HIPAA privacy, security and transaction standard requirements. However, the Health Reform Law does not authorize HHS to waive other laws that may impact the ability of hospitals and other eligible participants to participate in the pilot programs, such as antitrust laws.

Ambulatory Surgery Centers.  The Health Reform Law reduces reimbursement for ASCs through a productivity adjustment to the market basket similar to the productivity adjustment for inpatient and outpatient hospital services, beginning in federal fiscal year 2011.

Medicare Managed Care (Medicare Advantage or “MA”).  Under the MA program, the federal government contracts with private health plans to provide inpatient and outpatient benefits to beneficiaries who enroll in such plans. Nationally, approximately 22% of Medicare beneficiaries have elected to enroll in MA plans. Effective in 2014, the Health Reform Law requires MA plans to keep annual administrative costs lower than 15% of annual premium revenue. The Health Reform Law reduces, over a three year period, premium payments to the MA plans such that CMS’ managed care per capita premium payments are, on average, equal to traditional Medicare. In addition, the Health Reform Law implements fee payment adjustments based on service benchmarks and quality ratings. As a result of these changes, payments to MA plans are estimated to be reduced by $138 to $145 billion between 2010 and 2019. These reductions to MA plan premium payments may cause some plans to raise premiums or limit benefits, which in turn might cause some Medicare beneficiaries to terminate their MA coverage and enroll in traditional Medicare.

Specialty Hospital Limitations

Over the last decade, we have faced significant competition from hospitals that have physician ownership. The Health Reform Law prohibits newly created physician-owned hospitals from billing for Medicare patients referred by their physician owners. As a result, the law effectively prevents the formation of new physician-owned hospitals after December 31, 2010. While the law grandfathers existing physician-owned hospitals, it does not allow these hospitals to increase the percentage of physician ownership and significantly restricts their ability to expand services.

Program Integrity and Fraud and Abuse

The Health Reform Law makes several significant changes to health care fraud and abuse laws, provides additional enforcement tools to the government, increases cooperation between agencies by establishing mechanisms for the sharing of information and enhances criminal and administrative penalties for non-compliance. For example, the Health Reform Law: (1) provides $350 million in increased federal funding over the next 10 years to fight health care fraud, waste and abuse; (2) expands the scope of the RAC program to include MA plans and Medicaid; (3) authorizes HHS, in consultation with the OIG, to suspend Medicare and Medicaid payments to a provider of services or a supplier “pending an investigation of a credible allegation of fraud;” (4) provides Medicare contractors with additional flexibility to conduct random prepayment reviews; and (5) tightens up the rules for returning overpayments made by governmental health programs and expands FCA liability to include failure to timely repay identified overpayments.

Impact of Health Reform Law on the Company

The expansion of health insurance coverage under the Health Reform Law may result in a material increase in the number of patients using our facilities who have either private or public program coverage. In addition, a disproportionately large percentage of the new Medicaid coverage is likely to be in states that currently have relatively low income eligibility requirements. Two such states are Texas and Florida, where about one-half of the Company’s licensed beds are located. We also have a significant presence in other relatively low income eligibility states, including Georgia, Kansas, Louisiana, Missouri, Oklahoma and Virginia. Further, the Health Reform Law provides for a value-based purchasing program, the establishment of ACOs and bundled payment pilot programs, which will create possible sources of additional revenue.

However, it is difficult to predict the size of the potential revenue gains to the Company as a result of these elements of the Health Reform Law, because of uncertainty surrounding a number of material factors, including the following:

•	how many previously uninsured individuals will obtain coverage as a result of the Health Reform Law (while the CBO estimates 32 million, CMS estimates almost 34 million; both agencies made a number of assumptions to derive that figure, including how many individuals will ignore substantial subsidies and decide to pay the penalty rather than obtain health insurance and what percentage of people in the future will meet the new Medicaid income eligibility requirements);

•	what percentage of the newly insured patients will be covered under the Medicaid program and what percentage will be covered by private health insurers;

•	the extent to which states will enroll new Medicaid participants in managed care programs;

•	the pace at which insurance coverage expands, including the pace of different types of coverage expansion;

•	the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals;

•	the rate paid to hospitals by private payers for newly covered individuals, including those covered through the newly created Exchanges and those who might be covered under the Medicaid program under contracts with the state;

•	the rate paid by state governments under the Medicaid program for newly covered individuals;

•	how the value-based purchasing and other quality programs will be implemented;

•	the percentage of individuals in the Exchanges who select the high deductible plans, since health insurers offering those kinds of products have traditionally sought to pay lower rates to hospitals;

•	whether the net effect of the Health Reform Law, including the prohibition on excluding individuals based on pre-existing conditions, the requirement to keep medical costs at or above a specified minimum percentage of premium revenue, other health insurance reforms and the annual fee applied to all health insurers, will be to put pressure on the bottom line of health insurers, which in turn might cause them to seek to reduce payments to hospitals with respect to both newly insured individuals and their existing business; and

•	the possibility that implementation of the provisions expanding health insurance coverage or the entire Health Reform Law will be delayed due to court challenges or revised or eliminated as a result of court challenges and efforts to repeal or amend the law. More than 20 challenges to the Health Reform Law have been filed in federal courts. Some federal district courts have upheld the constitutionality of the Health Reform Law or dismissed cases on procedural grounds. Others have held unconstitutional the requirement that individuals maintain health insurance or pay a penalty and have either found the entire Health Reform Law void in its entirety or left the remainder of the Health Reform Law intact. These lawsuits are subject to appeal, and several are currently on appeal, including those that hold the law unconstitutional.

On the other hand, the Health Reform Law provides for significant reductions in the growth of Medicare spending, reductions in Medicare and Medicaid DSH payments and the establishment of programs where reimbursement is tied to quality and integration. Since 40.7% of our revenues in 2010 were from Medicare and Medicaid, reductions to these programs may significantly impact the Company and could offset any positive effects of the Health Reform Law. It is difficult to predict the size of the revenue reductions to Medicare and Medicaid spending, because of uncertainty regarding a number of material factors, including the following:

•	the amount of overall revenues the Company will generate from Medicare and Medicaid business when the reductions are implemented;

•	whether reductions required by the Health Reform Law will be changed by statute or by judicial decision prior to becoming effective;

•	the size of the Health Reform Law’s annual productivity adjustment to the market basket beginning in 2012 payment years;

•	the amount of the Medicare DSH reductions that will be made, commencing in federal fiscal year 2014;

•	the allocation to our hospitals of the Medicaid DSH reductions, commencing in federal fiscal year 2014;

•	what the losses in revenues will be, if any, from the Health Reform Law’s quality initiatives;

•	how successful ACOs, in which we anticipate participating, will be at coordinating care and reducing costs or whether they will decrease reimbursement;

•	the scope and nature of potential changes to Medicare reimbursement methods, such as an emphasis on bundling payments or coordination of care programs;

•	whether the Company’s revenues from UPL programs will be adversely affected, because there may be fewer indigent, non-Medicaid patients for whom the Company provides services pursuant to UPL programs; and

•	reductions to Medicare payments CMS may impose for “excessive readmissions.”

Because of the many variables involved, we are unable to predict the net effect on the Company of the expected increases in insured individuals using our facilities, the reductions in Medicare spending and reductions in Medicare and Medicaid DSH Funding, and numerous other provisions in the Health Reform Law that may affect the Company. Further, it is unclear how efforts to repeal or revise the Health Reform Law and federal lawsuits challenging its constitutionality will be resolved or what the impact would be of any resulting changes to the law.

General Economic and Demographic Factors

The United States economy has weakened significantly in recent years. Depressed consumer spending and higher unemployment rates continue to pressure many industries. During economic downturns, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits have forced federal, state and local government entities to decrease spending for health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payer sources for our hospitals. Other risks we face from general economic weakness include potential declines in the population covered under managed care agreements, patient decisions to postpone or cancel elective and non-emergency health care procedures, potential increases in the uninsured and underinsured populations and further difficulties in our collecting patient co-payment and deductible receivables. The Health Reform Law seeks to decrease over time the number of uninsured individuals, by among other things requiring employers to offer, and individuals to carry, health insurance or be subject to penalties. However, it is difficult to predict the full impact of the Health Reform Law due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual and potentially delayed implementation, pending court challenges, and possible amendment or repeal.

The health care industry is impacted by the overall United States economy. The federal deficit, the growing magnitude of Medicare expenditures and the aging of the United States population will continue to place pressure on federal health care programs.

Compliance Program

We maintain a comprehensive ethics and compliance program that is designed to meet or exceed applicable federal guidelines and industry standards. The program is intended to monitor and raise awareness of various regulatory issues among employees and to emphasize the importance of complying with governmental laws and regulations. As part of the ethics and compliance program, we provide annual ethics and compliance training to our employees and encourage all employees to report any violations to their supervisor, an ethics and compliance officer or a toll-free telephone ethics line. The Health Reform Law requires providers to implement core elements of a compliance program criteria to be established by HHS, on a timeline to be established by HHS, as a condition of enrollment in the Medicare or Medicaid programs, and we may have to modify our compliance programs to comply with these new criteria.

Antitrust Laws

The federal government and most states have enacted antitrust laws that prohibit certain types of conduct deemed to be anti-competitive. These laws prohibit price fixing, concerted refusal to deal, market monopolization, price discrimination, tying arrangements, acquisitions of competitors and other practices that have, or may have, an adverse effect on competition. Violations of federal or state antitrust laws can result in various sanctions, including criminal and civil penalties. Antitrust enforcement in the health care industry is currently a priority of the Federal Trade Commission. We believe we are in compliance with such federal and state laws, but courts or regulatory authorities may reach a determination in the future that could adversely affect our operations.

MANAGEMENT

Directors

The following is a brief description of the background and business experience of each member of our Board of Directors:

		Director
Name	Age(1)	Since	Position(s)

Richard M. Bracken	58	2002	Chairman of the Board and Chief Executive Officer
R. Milton Johnson	54	2009	President, Chief Financial Officer and Director
Christopher J. Birosak	56	2006	Director
John P. Connaughton	45	2006	Director
James D. Forbes	51	2009	Director
Kenneth W. Freeman	60	2009	Director
Thomas F. Frist III	42	2006	Director
William R. Frist	41	2009	Director
Christopher R. Gordon	38	2006	Director
Michael W. Michelson	59	2006	Director
James C. Momtazee	39	2006	Director
Stephen G. Pagliuca	56	2006	Director
Nathan C. Thorne	57	2006	Director
Jay O. Light	69	—	Director Nominee
Geoffrey G. Meyers	66	—	Director Nominee

(1)	As of February 11, 2011.

Richard M. Bracken has served as Chief Executive Officer of the Company since January 2009 and was appointed as Chairman of the Board in December 2009. Mr. Bracken served as President and Chief Executive Officer from January 2009 to December 2009. Mr. Bracken was appointed Chief Operating Officer in July 2001 and served as President and Chief Operating Officer from January 2002 to January 2009. Mr. Bracken served as President — Western Group of the Company from August 1997 until July 2001. From January 1995 to August 1997, Mr. Bracken served as President of the Pacific Division of the Company. Prior to 1995, Mr. Bracken served in various hospital Chief Executive Officer and Administrator positions with HCA-Hospital Corporation of America.

R. Milton Johnson has served as President and Chief Financial Officer of the Company since February 2011 and was appointed as a director in December 2009. Mr. Johnson served as Executive Vice President and Chief Financial Officer from July 2004 to February 2011 and as Senior Vice President and Controller of the Company from July 1999 until July 2004. Mr. Johnson served as Vice President and Controller of the Company from November 1998 to July 1999. Prior to that time, Mr. Johnson served as Vice President — Tax of the Company from April 1995 to October 1998. Prior to that time, Mr. Johnson served as Director of Tax for Healthtrust, Inc. — The Hospital Company from September 1987 to April 1995.

Christopher J. Birosak is a Managing Director of BAML Capital Partners, the private equity division of Bank of America Corporation. BAML Capital Partners is the successor organization to Merrill Lynch Global Private Equity. Prior to joining the Global Private Equity Division of Merrill Lynch in 2004, Mr. Birosak worked in various capacities in the Merrill Lynch Leveraged Finance Group with particular emphasis on leveraged buyouts and mergers and acquisitions related financings. Mr. Birosak served as a director of Atrium Companies, Inc. from 2004 to 2009 and currently serves on the board of directors of NPC International. Mr. Birosak joined Merrill Lynch in 1994.

John P. Connaughton has been a Managing Director of Bain Capital Partners, LLC since 1997 and a member of the firm since 1989. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he worked in the health care, consumer products and business services industries. Mr. Connaughton served as a director of Stericycle, Inc. from 1999 to 2005, M/C Communications (PriMed) from 2004 to 2009, AMC Theatres from 2004 to 2009, ProSiebenSat.1 Media from 2003 to 2007, Cumulus Media Partners from 2006 to 2008 and Epoch Senior Living from 2001 to 2007. He currently serves as a director of Air Medical Group Holdings, Inc., Clear Channel Communications, Inc., CRC Health Corporation, Warner Chilcott, Ltd., Sungard Data Systems, Warner Music Group, Quintiles Transnational Corp. and The Boston Celtics.

James D. Forbes has been Head of Bank of America’s Global Principal Investments Division since March 2009. Mr. Forbes chairs the Investment Committee at BAML Capital Partners, the private equity division of the Bank of America Corporation. From November 2008 to March 2009, Mr. Forbes served as Head of Asia Pacific Corporate and Investment Banking based in Hong Kong. From August 2002 to November 2008, he served as Global Head of Healthcare Investment Banking at Merrill Lynch. Before joining Merrill Lynch in 1995, Mr. Forbes worked at CS First Boston where he was part of its Debt Capital Markets Group. Mr. Forbes also serves on the Board of Conversus Capital, L.P. and Sterling Stamos Capital Management, L.P.

Kenneth W. Freeman has been a senior advisor of Kohlberg Kravis Roberts & Co. since August 2010 and, in August 2010, was appointed Dean of Boston University School of Management. From October 2009 to August 2010, Mr. Freeman was a member of KKR Management LLC, the general partner of KKR & Co. L.P. Before that, he was a member of the limited liability company which served as the general partner of Kohlberg Kravis Roberts & Co. L.P. since 2007 and joined the firm as Managing Director in May 2005. From May 2004 to December 2004, Mr. Freeman was Chairman of Quest Diagnostics Incorporated, and from January 1996 to May 2004, he served as Chairman and Chief Executive Officer of Quest Diagnostics Incorporated. From May 1995 to December 1996, Mr. Freeman was President and Chief Executive Officer of Corning Clinical Laboratories, the predecessor company to Quest Diagnostics. Prior to that, he served in various general management and financial roles with Corning Incorporated. Mr. Freeman currently serves as a director of Accellent, Inc. and Masonite, Inc., and is chairman of the board of trustees of Bucknell University.

Thomas F. Frist III is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons and has held such position since 1998. Mr. Frist is also a general partner at Frisco Partners, another Frist family investment vehicle. Mr. Frist served as a director of Triad Hospitals, Inc. from 1998 to October 2006 and currently serves as a director of SAIC, Inc. Mr. Frist is the brother of William R. Frist, who also serves as a director of the Company.

William R. Frist is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons and has held such position since 2003. Mr. Frist is also a general partner at Frisco Partners, another Frist family investment vehicle. Mr. Frist is the brother of Thomas F. Frist III, who also serves as a director of the Company.

Christopher R. Gordon is a Managing Director of Bain Capital Partners, LLC and joined the firm in 1997. Prior to joining Bain Capital, Mr. Gordon was a consultant at Bain & Company. Mr. Gordon currently serves as a director of Accellent, Inc., Air Medical Group Holdings, Inc., CRC Health Corporation and Quintiles Transnational Corp.

Michael W. Michelson has been a member of KKR Management LLC, the general partner of KKR & Co. L.P., since October 1, 2009. Before that, he was a member of the limited liability company which served as the general partner of Kohlberg Kravis Roberts & Co. L.P. since 1996. Prior to that, he was a general partner of Kohlberg Kravis Roberts & Co. L.P. Mr. Michelson served as a director of Accellent Inc. from 2005 to 2009 and Alliance Imaging from 1999 to 2007. Mr. Michelson is currently a director of Biomet, Inc. and Jazz Pharmaceuticals, Inc.

James C. Momtazee has been a member of KKR Management LLC, the general partner of KKR & Co. L.P. since October 1, 2009. Before that, he was a member of the limited liability company which served as the general partner of Kohlberg Kravis Roberts & Co. L.P. since 2009. From 1996 to 2009, he was an executive of

Kohlberg Kravis Roberts & Co. L.P. From 1994 to 1996, Mr. Momtazee was with Donaldson, Lufkin & Jenrette in its investment banking department. Mr. Momtazee served as a director of Alliance Imaging from 2002 to 2007 and Accuride from March 2005 to December 2005 and currently serves as a director of Accellent, Inc. and Jazz Pharmaceuticals, Inc.

Stephen G. Pagliuca is a Managing Director of Bain Capital Partners, LLC. Mr. Pagliuca is also a Managing Partner and an owner of the Boston Celtics basketball franchise. Mr. Pagliuca joined Bain & Company in 1982 and founded the Information Partners private equity fund for Bain Capital in 1989. He also worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca served as a director of Warner Chilcott, Ltd. from 2005 to 2009, HCA Inc. from November 2006 to September 2009, Quintiles Transnational Corp. from 2008 to 2009, M/C Communications from 2004 to 2009, FCI, S.A. from 2005 to 2009 and Burger King Holdings Inc. from 2002 to 2010 and currently serves as a director of Gartner, Inc.

Nathan C. Thorne was a Senior Vice President of Merrill Lynch & Co., Inc., a subsidiary of Bank of America Corporation, from February 2006 to July 2009, and President of Merrill Lynch Global Private Equity from 2002 to 2009. Mr. Thorne joined Merrill Lynch in 1984. Mr. Thorne served as a director of Nuveen Investments, Inc. from December 2007 to February 2011.

Jay O. Light will be an independent director upon the pricing of this offering. Mr. Light has also served as a member of the board of directors of The Blackstone Group L.P.’s general partner since September 2008. Mr. Light is the Dean Emeritus of Harvard Business School and, prior to becoming Dean in April 2006, Mr. Light was Senior Associate Dean, Chairman of the Finance Area, and a professor teaching Investment Management, Capital Markets, and Entrepreneurial Finance for 30 years. Mr. Light is a director of the Harvard Management Company, a director of Partners HealthCare (the Mass General and Brigham & Women’s Hospitals) and chairman of its Investment Committee, a member of the Investment Committee of several endowments and a director of several private firms. In prior years until 2008, Mr. Light was a Trustee of the GMO Trusts, a family of mutual funds for institutional investors.

Geoffrey G. Meyers will be an independent director upon the pricing of this offering. Mr. Meyers has also served as a director PharMerica Corporation since November 2009, and currently is Chairman of the Board and, in February 2010, became a member of its Nominating and Governance Committee. Mr. Meyers is the retired Chief Financial Officer and Executive Vice President and Treasurer for Manor Care, Inc. where he had responsibility for administration and financial management from 1988 until 2006 and was a director of Health Care and Retirement Corp., a predecessor of Manor Care, Inc., from 1991 to 1998. Mr. Meyers currently is Chairman of the Board of the Trust Company of Toledo, a northwestern Ohio trust bank. He is also Treasurer of the Board of Directors of Mercy Health Partners, the northern region of Catholic Health Partners. He has been appointed a part-time member of senior management at flexible solar panel manufacturer, Xunlight Corporation. He received his BS from Northwestern University and his MBA from The Ohio State University.

Executive Officers

As of February 11, 2011, our executive officers (other than Messrs. Bracken and Johnson who are listed above) were as follows:

Name	Age	Position(s)

David G. Anderson	63	Senior Vice President — Finance and Treasurer
Victor L. Campbell	64	Senior Vice President
Jana J. Davis	52	Senior Vice President — Communications
Jon M. Foster	49	Group President
Charles J. Hall	57	Group President
Samuel N. Hazen	50	President — Operations
A. Bruce Moore, Jr.	50	Group President — Service Line and Operations Integration
Jonathan B. Perlin, M.D.	49	President — Clinical and Physician Services Group and Chief Medical Officer
W. Paul Rutledge	56	Group President
Joseph A. Sowell, III	54	Senior Vice President and Chief Development Officer
Joseph N. Steakley	56	Senior Vice President — Internal Audit Services
John M. Steele	55	Senior Vice President — Human Resources
Donald W. Stinnett	54	Senior Vice President and Controller
Juan Vallarino	50	Senior Vice President — Strategic Pricing and Analytics
Beverly B. Wallace	60	President — NewCo Business Solutions
Robert A. Waterman	57	Senior Vice President, General Counsel and Chief Labor Relations Officer
Noel Brown Williams	55	Senior Vice President and Chief Information Officer
Alan R. Yuspeh	61	Senior Vice President and Chief Ethics and Compliance Officer

David G. Anderson has served as Senior Vice President — Finance and Treasurer of the Company since July 1999. Mr. Anderson served as Vice President — Finance of the Company from September 1993 to July 1999 and was appointed to the additional position of Treasurer in November 1996. From March 1993 until September 1993, Mr. Anderson served as Vice President — Finance and Treasurer of Galen Health Care, Inc. From July 1988 to March 1993, Mr. Anderson served as Vice President — Finance and Treasurer of Humana Inc.

Victor L. Campbell has served as Senior Vice President of the Company since February 1994. Prior to that time, Mr. Campbell served as HCA-Hospital Corporation of America’s Vice President for Investor, Corporate and Government Relations. Mr. Campbell joined HCA-Hospital Corporation of America in 1972. Mr. Campbell serves on the board of the Nashville Health Care Council, as a member of the American Hospital Association’s President’s Forum, and on the board and Executive Committee of the Federation of American Hospitals.

Jana J. Davis was appointed Senior Vice President — Communications in February 2011. Prior to that time, she served as Vice President of Communications for the Company from November 1997 to February 2011. Ms. Davis joined HCA in 1997 from Burson-Marsteller, where she was a Managing Director and served as Corporate Practice Chair for Latin American operations. Ms. Davis also held a number of Public Affairs positions in the George H.W. Bush and Reagan Administrations. Ms. Davis is an attorney and serves as chair of the Public Relations Committee for the Federation of American Hospitals.

Jon M. Foster was appointed Group President in February 2011. Prior to that, Mr. Foster served as Division President for the Central and West Texas Division from January 2006 to February 2011. Mr. Foster joined HCA in March 2001 as President and CEO of St. David’s HealthCare in Austin, Texas and served in that position until February 2011. Prior to joining the Company, Mr. Foster served in various executive capacities within the Baptist Health System, Knoxville, Tennessee and The Methodist Hospital System in Houston, Texas.

Charles J. Hall was appointed Group President in October 2006; his formal title prior to February 2011 was President — Eastern Group. Prior to that time, Mr. Hall had served as President — North Florida Division since April 2003. Mr. Hall had previously served the Company as President of the East Florida Division from January 1999 until April 2003, as a Market President in the East Florida Division from January 1998 until December 1998, as President of the South Florida Division from February 1996 until December 1997, and as President of the Southwest Florida Division from October 1994 until February 1996, and in various other capacities since 1987.

Samuel N. Hazen was appointed President — Operations of the Company in February 2011. Mr. Hazen served as President — Western Group from July 2001 to February 2011 and as Chief Financial Officer — Western Group of the Company from August 1995 to July 2001. Mr. Hazen served as Chief Financial Officer — North Texas Division of the Company from February 1994 to July 1995. Prior to that time, Mr. Hazen served in various hospital and regional Chief Financial Officer positions with Humana Inc. and Galen Health Care, Inc.

A. Bruce Moore, Jr. was appointed Group President — Service Line and Operations Integration in February 2011. Mr. Moore had served as President — Outpatient Services Group since January 2006. Mr. Moore served as Senior Vice President and as Chief Operating Officer — Outpatient Services Group from July 2004 to January 2006 and as Senior Vice President — Operations Administration from July 1999 until July 2004. Mr. Moore served as Vice President — Operations Administration of the Company from September 1997 to July 1999, as Vice President — Benefits from October 1996 to September 1997, and as Vice President — Compensation from March 1995 until October 1996.

Dr. Jonathan B. Perlin was appointed President — Clinical and Physician Services Group and Chief Medical Officer in February 2011. Dr. Perlin had served as President — Clinical Services Group and Chief Medical Officer from November 2007 to February 2011 and as Chief Medical Officer and Senior Vice President — Quality of the Company from August 2006 to November 2007. Prior to joining the Company, Dr. Perlin served as Under Secretary for Health in the U.S. Department of Veterans Affairs since April 2004. Dr. Perlin joined the Veterans Health Administration in November 1999 where he served in various capacities, including as Deputy Under Secretary for Health from July 2002 to April 2004, and as Chief Quality and Performance Officer from November 1999 to September 2002.

W. Paul Rutledge was appointed as Group President in October 2005; his formal title prior to February 2011 was President — Central Group. Mr. Rutledge had served as President of the MidAmerica Division since January 2001. He served as President of TriStar Health System from June 1996 to January 2001 and served as President of Centennial Medical Center from May 1993 to June 1996. He has served in leadership capacities with HCA for more than 28 years, working with hospitals in the United States and London, England.

Joseph A. Sowell, III was appointed as Senior Vice President and Chief Development Officer of the Company in December 2009. From 1987 to 1996 and again from 1999 to 2009, Mr. Sowell was a partner at the law firm of Waller Lansden Dortch & Davis where he specialized in the areas of health care law, mergers and acquisitions, joint ventures, private equity financing, tax law and general corporate law. He also co-managed the firm’s corporate and commercial transactions practice. From 1996 to 1999, Mr. Sowell served as the head of development, and later as the Chief Operating Officer of Arcon Healthcare.

Joseph N. Steakley has served as Senior Vice President — Internal Audit Services of the Company since July 1999. Mr. Steakley served as Vice President — Internal Audit Services from November 1997 to July 1999. From October 1989 until October 1997, Mr. Steakley was a partner with Ernst & Young LLP. Mr. Steakley is a member of the board of directors of J. Alexander’s Corporation, where he serves on the compensation committee and as chairman of the audit committee.

John M. Steele has served as Senior Vice President — Human Resources of the Company since November 2003. Mr. Steele served as Vice President — Compensation and Recruitment of the Company from November 1997 to October 2003. From March 1995 to November 1997, Mr. Steele served as Assistant Vice President — Recruitment.

Donald W. Stinnett has served as Senior Vice President and Controller since December 2008. Mr. Stinnett served as Chief Financial Officer — Eastern Group from October 2005 to December 2008 and Chief Financial Officer of the Far West Division from July 1999 to October 2005. Mr. Stinnett served as Chief Financial Officer and Vice President of Finance of Franciscan Health System of the Ohio Valley from 1995 until 1999, and served in various capacities with Franciscan Health System of Cincinnati and Providence Hospital in Cincinnati prior to that time.

Juan Vallarino was appointed Senior Vice President — Strategic Pricing and Analytics in February 2011. Prior to that time, Mr. Vallarino had served as Vice President — Strategic Pricing and Analytics since October 2006. Prior to that, Mr. Vallarino served as Vice President of Managed Care for the Western Group of the Company from January 1998 to October 2006.

Beverly B. Wallace was appointed President — NewCo Business Solutions in February 2011. From March 2006 until February 2011, Ms. Wallace served as President — Shared Services Group, and from January 2003 until March 2006, Ms. Wallace served as President — Financial Services Group. Ms. Wallace served as Senior Vice President — Revenue Cycle Operations Management of the Company from July 1999 to January 2003. Ms. Wallace served as Vice President — Managed Care of the Company from July 1998 to July 1999. From 1997 to 1998, Ms. Wallace served as President — Homecare Division of the Company. From 1996 to 1997, Ms. Wallace served as Chief Financial Officer — Nashville Division of the Company. From 1994 to 1996, Ms. Wallace served as Chief Financial Officer — Mid-America Division of the Company.

Robert A. Waterman has served as Senior Vice President and General Counsel of the Company since November 1997 and Chief Labor Relations Officer since March 2009. Mr. Waterman served as a partner in the law firm of Latham & Watkins from September 1993 to October 1997; he was Chair of the firm’s health care group during 1997.

Noel Brown Williams has served as Senior Vice President and Chief Information Officer of the Company since October 1997. From October 1996 to September 1997, Ms. Williams served as Chief Information Officer for American Service Group/Prison Health Services, Inc. From September 1995 to September 1996, Ms. Williams worked as an independent consultant. From June 1993 to June 1995, Ms. Williams served as Vice President, Information Services for HCA Information Services. From February 1979 to June 1993, she held various positions with HCA-Hospital Corporation of America Information Services.

Alan R. Yuspeh has served as Senior Vice President and Chief Ethics and Compliance Officer of the Company since May 2007. From October 1997 to May 2007, Mr. Yuspeh served as Senior Vice President — Ethics, Compliance and Corporate Responsibility of the Company. From September 1991 until October 1997, Mr. Yuspeh was a partner with the law firm of Howrey & Simon. As a part of his law practice, Mr. Yuspeh served from 1987 to 1997 as Coordinator of the Defense Industry Initiative on Business Ethics and Conduct.

Board of Directors

Our Board of Directors currently consists of thirteen directors, who are each managers of Hercules Holding. Upon the consummation of this offering, we will enter into a stockholders’ agreement (the “Stockholders’ Agreement”) with Hercules Holding and the Investors (other than the Sponsor Assignees) which, among other things, will provide for certain rights of the Sponsors and the Frist Entities to nominate members of our Board of Directors. See “Certain Relationships and Related Party Transactions.” In addition, Mr. Bracken’s and Mr. Johnson’s employment agreements provide that they will continue to serve as a member of our Board of Directors so long as they remain an officer of HCA. Because of these requirements, together with Hercules Holding’s ownership of approximately 96.8% of our outstanding common stock prior to this offering, we do not currently have a policy or procedures with respect to stockholder recommendations for nominees to the Board of Directors, nor do we have a nominating and corporate governance committee, or a committee that serves a similar purpose. We intend to establish a nominating and corporate governance committee and stockholder nomination recommendation procedures upon the pricing this offering.

Upon the pricing of this offering, we intend to appoint Jay O. Light and Geoffrey G. Meyers as new members of our Board of Directors. Our Board has affirmatively determined that each of such nominees meets the definition of “independent director” for purposes of the New York Stock Exchange rules.

Controlled Company Exception

After completion of this offering, the Investors will continue to control a majority of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the New York Stock Exchange corporate governance standards. Under the New York Stock Exchange rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain New York Stock Exchange corporate governance requirements, including:

•	the requirement that a majority of the Board of Directors consist of independent directors;

•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

Following this offering, we intend to rely on these exemptions. As a result, we will not have a majority of independent directors on our Board of Directors nor will our compensation committee or nominating and corporate governance committee consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

Committees of the Board of Directors

Our Board of Directors currently has four standing committees: the Audit and Compliance Committee, the Compensation Committee, the Executive Committee and the Patient Safety and Quality of Care Committee. Currently each of the Investors (other than the Sponsor Assignees) has the right to have at least one director serve on all standing committees. Upon consummation of this offering and the entering into of our new Stockholders’ Agreement, each of the Investors (except for the Sponsor Assignees) has the right to have at least one director serve on all standing committees, except as precluded by applicable law, rule, regulation or listing standards. The chart below reflects the composition of the standing committees upon the pricing of this offering.

Patient
			Nominating and	Safety and
	Audit and		Corporate	Quality of
Name of Director	Compliance	Compensation	Governance	Care

Christopher J. Birosak
Richard M. Bracken*
John P. Connaughton		X
James D. Forbes		X	X
Kenneth W. Freeman				X
Thomas F. Frist III			X
William R. Frist				X
Christopher R. Gordon
R. Milton Johnson*
Michael W. Michelson		X	X
James C. Momtazee
Stephen G. Pagliuca			X	X
Nathan C. Thorne				X
Jay O. Light	X	X
Geoffrey G. Meyers	X	X

*	Indicates management director.

Audit and Compliance Committee.  Our Audit and Compliance Committee is currently composed of Christopher R. Gordon, Chairman, Christopher J. Birosak, Thomas F. Frist III, and James C. Momtazee. In light of our status as a closely held company and the absence of a public trading market for our common stock, our Board has not designated any member of the Audit and Compliance Committee as an “audit committee financial expert” within the meaning of the SEC regulations. None of the current members of the Audit and Compliance Committee would meet the independence requirements of Rule 10A-1 of the Exchange Act or the NYSE’s audit committee independence requirements, because of their relationships with certain affiliates of the funds and other entities which hold significant interests in Hercules Holding, which, as of February 11, 2011, owned approximately 96.8% of our outstanding common stock, and other relationships with us. See “Certain Relationships and Related Party Transactions.” This committee reviews the programs of our internal auditors, the results of their audits, and the adequacy of our system of internal controls and accounting practices. This committee also reviews the scope of the annual audit by our independent registered public accounting firm before its commencement, reviews the results of the audit and reviews the types of services for which we retain our independent registered public accounting firm. The Audit and Compliance Committee has adopted a charter which can be obtained on the Corporate Governance page of the Company’s website at www.hcahealthcare.com. In 2010, the Audit and Compliance Committee met seven times.

Upon the pricing of this offering, the current Audit and Compliance Committee members will resign and Jay O. Light and Geoffrey G. Meyers will be the members of our Audit and Compliance Committee. Our Board has affirmatively determined that each of such nominees meets the definition of “independent director” for purposes of the New York Stock Exchange rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board intends to name Geoffrey G. Meyers as the member of our Audit and Compliance Committee who qualifies as an “audit committee financial expert” under SEC rules and regulations.

Our Audit and Compliance Committee will be responsible for, among other things:

•	selecting the independent auditors,

•	pre-approving all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by the independent auditors,

•	at least annually, obtaining and reviewing a report of the independent auditors describing the audit firm’s internal quality-control procedures and any material issues raised by its most recent review of internal quality controls,

•	evaluating the qualifications, performance and independence of the independent auditors,

•	reviewing with the independent auditor any difficulties the independent auditor encountered during the course of the audit work, including any restrictions in the scope of activities or access to requested information or any significant disagreements with management and management’s responses to such matters,

•	setting policies regarding the hiring of current and former employees of the independent auditors,

•	reviewing and discussing the annual audited and quarterly unaudited financial statements with management and the independent auditor,

•	discussing earnings press releases and the financial information and earnings guidance provided to analysts and rating agencies,

•	discussing policies governing the process by which risk assessment and risk management is to be undertaken,

•	reviewing disclosures made by the CEO and CFO regarding any significant deficiencies or material weaknesses in our internal control over financial reporting,

•	reviewing with the independent auditor the internal audit responsibilities, budget and staffing, as well as procedures for implementing recommendations made by the independent auditor and any significant matters contained in reports from the internal audit department,

•	establishing procedures for receipt, retention and treatment of complaints we receive regarding accounting, auditing or internal controls and the confidential, anonymous submission of anonymous employee concerns regarding questionable accounting and auditing matters,

•	discussing with our general counsel legal or regulatory matters that could reasonably be expected to have a material impact on business or financial statements,

•	annually evaluating performance of the Audit and Compliance Committee and periodically reviewing and reassessing the Audit and Compliance Committee charter,

•	providing information to our Board that may assist the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function and independent auditor, and

•	preparing the report required by the SEC to be included in our annual report on Form 10-K or our proxy or information statement.

Our Board of Directors will adopt an amended written charter for the Audit and Compliance Committee which will be available on our website as soon as practical upon the consummation of this offering.

Compensation Committee.  Our Compensation Committee is currently composed of James D. Forbes (Chairman), John P. Connaughton and Michael W. Michelson. None of the current members of our Compensation Committee would meet the NYSE’s independence requirements. The Compensation Committee is generally charged with the oversight of our executive compensation and rewards programs. Responsibilities of the Compensation Committee include the review and approval of the following items:

•	executive compensation strategy and philosophy,

•	compensation arrangements for executive management,

•	design and administration of the annual cash-based Senior Officer Performance Excellence Program,

•	design and administration of our equity incentive plans,

•	executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan), and

•	any other executive compensation or benefits related items deemed noteworthy by the Compensation Committee.

The Compensation Committee may retain the services of independent outside consultants, as it deems appropriate, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. In 2010, the Compensation Committee hired Semler Brossy Consulting Group, LLC to assist in conducting an assessment of competitive executive compensation. Semler Brossy Consulting Group is retained by, and reports directly to, the Compensation Committee. A consultant from the firm attends most of the Compensation Committee meetings in person or by phone and supports the Committee’s role by providing independent expertise. Its main responsibilities are to:

•	review and advise on the Company’s executive compensation programs, including base salaries, short- and long-term incentives, and other benefits, if any,

•	review and analyze peer proxy officer compensation, compensation survey data, and other publicly available data,

•	review and analyze management prepared market pricing analysis (i.e., review compensation surveys used, job matches, survey weightings, and year-over-year change in analysis results), and

•	advise on current trends in compensation including design and pay levels.

The Compensation Committee may consider recommendations from our Chief Executive Officer and compensation consultants, among other factors, in making its compensation determinations. The Compensation Committee has the authority to delegate any of its responsibilities to one or more subcommittees as the committee may deem appropriate. For a discussion of the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Executive Compensation — Compensation Discussion and Analysis.” The Compensation Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2010, the Compensation Committee met twelve times.

Upon the pricing of this offering, we intend to appoint Jay O. Light and Geoffrey G. Meyers as additional members of our Compensation Committee. Our Board of Directors has affirmatively determined that each of such newly-appointed nominees meets the definition of “independent director” for purposes of the New York Stock Exchange rules, the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the definition of “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. In addition, we intend to establish a sub-committee of our Compensation Committee consisting of Jay O. Light and Geoffrey G. Meyers for purposes of approving any compensation that may otherwise be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended.

Nominating and Corporate Governance Committee.  Upon the pricing of this offering, we will form a Nominating and Corporate Governance Committee that will consist of James D. Forbes, Thomas F. Frist III, Michael W. Michelson and Stephen G. Pagliuca. The Nominating and Corporate Governance Committee will be responsible for (1) identifying, recruiting and recommending to the Board of Directors individuals qualified to become members of our Board of Directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection, (3) reviewing and recommending corporate governance policies, principles and procedures applicable to the Company and (4) handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by the Board of Directors from time to time.

Our Board of Directors will adopt a written charter for the Nominating and Corporate Governance Committee which will be available on our website as soon as practical after the consummation of this offering.

Patient Safety and Quality of Care Committee.  Our Patient Safety and Quality of Care Committee is composed of Kenneth W. Freeman (Chairman), William R. Frist, Stephen G. Pagliuca and Nathan C. Thorne. This committee reviews our policies and procedures relating to the delivery of quality medical care to patients as well as matters concerning or relating to the efforts to advance the quality of health care provided and patient safety. In 2010, the Patient Safety and Quality of Care Committee met three times.

Director Qualification

The Board of Directors seeks to ensure the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board, the Board takes into account (1) minimum individual qualifications, such as high ethical standards, integrity, mature and careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (2) all other factors it considers appropriate, including alignment with our stockholders, especially investment funds affiliated with the Sponsors. While we do not have any specific diversity policies for considering Board candidates, we believe each director contributes to the Board of Directors’ overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds.

In 2010, Messrs. Birosak, Bracken, Connaughton, Forbes, Freeman, Frist III, Frist, Gordon, Johnson, Michelson, Momtazee, Pagliuca and Thorne were elected to the Company’s Board. Messrs. Birosak, Connaughton, Forbes, Freeman, Frist III, Frist, Gordon, Michelson, Momtazee, Pagliuca and Thorne were appointed to the Board as a consequence of their respective relationships with investment funds affiliated with the Sponsors and the Frist Entities. They are collectively referred to as the “Sponsor Directors.” Messrs. Bracken and Johnson are collectively referred to as the “Management Directors.”

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the Board members’ and nominees’ biographical information set forth above.

Each of our directors and director nominees possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors and director nominees are knowledgeable and experienced in one or more business, governmental or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our stockholders is important in building value at the Company over time.

Each of the Sponsor Directors was elected to the Board pursuant to the Amended and Restated Limited Liability Company Agreement of Hercules Holding. Pursuant to such agreement, Messrs. Freeman, Michelson and Momtazee were appointed to the Board as a consequence of their respective relationships with KKR, Messrs. Birosak, Forbes and Thorne were appointed to the Board as a consequence of their respective relationships with BAML Capital Partners, Messrs. Connaughton, Gordon and Pagliuca were appointed to the Board as a consequence of their respective relationships with Bain Capital Partners, LLC and Messrs. Frist III and Frist were appointed to the Board as a consequence of their respective relationships with the Frist Entities.

As a group, the Sponsor Directors possess experience in owning and managing enterprises like the Company and are familiar with corporate finance, strategic business planning activities and issues involving stakeholders more generally.

The Management Directors bring leadership, extensive business, operating, legal and policy experience, and tremendous knowledge of the Company and the Company’s industry, to the Board. In addition, the Management Directors bring their broad strategic vision for our Company to the Board. Mr. Bracken’s service as the Chairman and Chief Executive Officer of the Company and Mr. Johnson’s service as President, Chief Financial Officer and Director creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. In addition, having the Chief Executive Officer and President and Chief Financial Officer, and Messrs. Bracken and Johnson in particular, on our Board provides the Company with ethical, decisive and effective leadership.

Mr. Light was selected as a director in light of his experience in serving as a director of several firms, including public companies, his financial expertise and his service with other health care organizations. Mr. Light’s professional experience will be particularly beneficial in providing financial and general business expertise to the Board of Directors. Mr. Meyers was selected as a director in light of his experience in serving as a director of several firms, including public companies, and his extensive experience in the health care industry. In addition, Mr. Meyers’ experience as a chief financial officer of a public company will provide valuable experience in his role as chair of our Audit and Compliance Committee.

As noted above, upon the consummation of this offering, we will enter into the Stockholders’ Agreement which, among other things, will provide for certain rights of the Sponsors and the Frist Entities to nominate members of our Board of Directors.

Board Leadership Structure

The Board appointed the Company’s Chief Executive Officer as Chairman because he is the director most familiar with the Company’s business and industry, and as a result is best suited to effectively identify strategic priorities and lead the discussion and execution of strategy. The Board believes the combined position of Chairman and CEO promotes a unified direction and leadership for the Board and gives a single, clear focus for the chain of command for our organization, strategy and business plans.

Board’s Role in Risk Oversight

Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

We conduct an annual enterprise risk management assessment, which is facilitated by our enterprise risk management team in collaboration with our internal auditors. The senior internal audit executive officer reports to the Chief Executive Officer and Chairman and to the Audit and Compliance Committee in this capacity. In this process, we assess risk throughout the Company by conducting surveys and interviews of our employees and directors soliciting information regarding business risks that could significantly adversely affect the Company, including the achievement of its strategic plan. We then identify any controls or initiatives in place to mitigate any material risk and the effectiveness of any such controls or initiatives. The enterprise risk management team annually prepares a report for senior management and, ultimately, the Board of Directors regarding the key identified risks and how we manage these risks to review and analyze both on an annual and ongoing basis. Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board regarding risk management and any other matters. Additionally, each quarter, the Board of Directors receives presentations from senior management on strategic matters involving our operations.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit and Compliance Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the senior internal audit executive officer, the senior chief ethics and compliance officer and the independent auditor our policies with respect to risk assessment and risk management. The Audit and Compliance Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance with applicable laws and regulations, the Company Code of Conduct and related Company policies and procedures, including the Corporate Ethics and Compliance Program. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Patient Safety and Quality of Care Committee assists the Board in fulfilling its risk oversight responsibility with respect to our policies and procedures relating to patient safety and the delivery of quality medical care to patients.

Board Meetings

During 2010, our Board of Directors held ten meetings. All directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served. The Company did not have an annual meeting of stockholders in 2009 or 2010, and our directors were re-elected through stockholder actions taken on written consent effective September 21, 2009 and April 28, 2010.

Policy Regarding Communications with the Board of Directors

Stockholders and other interested parties may contact the Board of Directors, a particular director, or the non-management directors or independent directors as a group by sending a letter (signed or anonymous) to: c/o Board of Directors, HCA Holdings, Inc., One Park Plaza, Nashville, TN 37203, Attention: Corporate Secretary.

We will forward all such communications to the applicable Board member(s) at least quarterly, except for advertisements or solicitations which will be discarded. The legal department will review the communication. Concerns will be addressed through our regular procedures for addressing such matters. Depending on the nature of the concern, management also may refer it to our internal audit, legal, finance or other appropriate department. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Corporate Governance page of our website at www.hcahealthcare.com.

Complaints or concerns about our accounting, internal accounting controls, auditing or other matters may be reported to our legal department or to the Audit and Compliance Committee in any of the following ways and may be reported anonymously:

•	Call the HCA Ethics Line at 1-800-455-1996

•	Write to the Audit and Compliance Committee at: Audit and Compliance Committee Chairman, HCA Holdings, Inc., c/o General Counsel, One Park Plaza, Nashville, TN 37203

All accounting, internal accounting controls, or auditing matters will be reported to the Audit and Compliance Committee on at least a quarterly basis. Depending on the nature of the concern, it also may be referred to our internal audit, legal, finance or other appropriate department. We will treat a complaint or concern about questionable accounting or auditing matters confidentially if requested, except to the extent necessary to protect the Company’s interests or to comply with an applicable law, rule or regulation or order of a judicial or governmental authority.

Our policy prohibits any employee from retaliating or taking any adverse action against anyone who, in good faith, reports or helps to resolve an ethical or legal concern.

Code of Ethics

We have a Code of Conduct, which is applicable to all our directors, officers and employees (the “Code of Conduct”). The Code of Conduct is available on the Ethics and Compliance and Corporate Governance pages of our website at www.hcahealthcare.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to or waivers from our Code of Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at these locations on our website or report the same on a Current Report on Form 8-K. Our Code of Conduct is available free of charge upon request to our Corporate Secretary, HCA Holdings, Inc., One Park Plaza, Nashville, TN 37203.

EXECUTIVE COMPENSATION

Compensation Risk Assessment

In consultation with the Compensation Committee (the “Committee”) of the Board of Directors, members of Human Resources, Financial Reporting, Legal, Enterprise Risk Management and Internal Audit management conducted an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included a review of the risk characteristics of our business and the design of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning the Company’s compensation policies with the long-term interests of the Company and avoiding rewards or incentive structures that could create unnecessary risks to the Company.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material, adverse effect on the Company.

Compensation Discussion and Analysis

The Committee is generally charged with the oversight of our executive compensation and rewards programs. The Committee is currently composed of John P. Connaughton, James D. Forbes and Michael W. Michelson. Responsibilities of the Committee include the review and approval of the following items:

•	Executive compensation strategy and philosophy;

•	Compensation arrangements for executive management;

•	Design and administration of the annual Senior Officer Performance Excellence Program (“PEP”);

•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan); and

•	Any other executive compensation or benefits related items deemed appropriate by the Committee.

In addition, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment. The Committee may retain the services of independent outside consultants, as it deems appropriate, to assist in the strategic review of programs and arrangements relating to executive compensation and performance.

The following executive compensation discussion and analysis describes the principles underlying our executive compensation policies and decisions as well as the material elements of compensation for our named executive officers. Our named executive officers for 2010 were:

•	Richard M. Bracken, Chairman and Chief Executive Officer;

•	R. Milton Johnson, Executive Vice President and Chief Financial Officer;

•	Samuel N. Hazen, President — Western Group;

•	Beverly B. Wallace, President — Shared Services Group; and

•	W. Paul Rutledge, President — Central Group.

Compensation Philosophy and Objectives

The core philosophy of our executive compensation program is to support the Company’s primary objective of providing the highest quality health care to our patients while enhancing the long-term value of the Company to our stockholders. Specifically, the Committee believes the most effective executive compensation program (for all executives, including named executive officers):

•	Reinforces HCA’s strategic initiatives;

•	Aligns the economic interests of our executives with those of our stockholders; and

•	Encourages attraction and long-term retention of key contributors.

The Committee is committed to a strong, positive link between our objectives and our compensation and benefits practices.

Our compensation philosophy also allows for flexibility in establishing executive compensation based on an evaluation of information prepared by management or other advisors and other subjective and objective considerations deemed appropriate by the Committee, subject to any contractual agreements with our executives. The Committee will also consider the recommendations of our Chief Executive Officer. This flexibility is important to ensure our compensation programs are competitive and that our compensation decisions appropriately reflect the unique contributions and characteristics of our executives.

Compensation Structure and Market Positioning

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing the long-term value of the Company and supporting strategic imperatives. Total direct compensation and other benefits consist of the following elements:

Total Direct Compensation	•	Base Salary
	•	Annual Incentives (offered through our PEP)
	•	Long-Term Equity Incentives
Other Benefits	•	Retirement Plans
	•	Limited Perquisites and Other Personal Benefits
	•	Severance Benefits

The Committee does not support rigid adherence to benchmarks or compensatory formulas and strives to make compensation decisions which effectively support our compensation objectives and reflect the unique attributes of the Company and each executive. Our general practice, however, with respect to pay positioning, is that executive base salaries and annual incentive (PEP) target values should generally position total annual cash compensation between the median and 75th percentile of similarly-sized general industry companies. We utilize the general industry as our primary source for competitive pay levels because HCA is significantly larger than its industry peers. See the discussion of market positioning below for further information. The named executive officers’ pay fell within the range noted above for jobs with equivalent market comparisons.

The cash compensation mix between salary and PEP has historically been more weighted towards salary than competitive practice among our general industry peers would suggest. Over time, we have made steps towards a mix of cash compensation that will place a greater emphasis on annual performance-based compensation.

Although we look at competitive long-term equity incentive award values in similarly-sized general industry companies when assessing the competitiveness of our compensation programs, we do not make annual executive option grants (and we did not base our initial post-Merger 2007 stock option grants on these levels) since equity is structured differently in closely-held companies than in publicly-traded companies. As is typical in similar situations, the Investors wanted to share a certain percentage of the equity with executives shortly after the consummation of the Merger and establish performance objectives and incentives up front in lieu of annual grants to ensure our executives’ long-term economic interests would be aligned with those of the Investors. This pool of equity was then further allocated based on the executives’ responsibilities and anticipated impact on, and potential for, driving Company strategy and performance. On a cumulative basis, the resulting total direct pay mix is heavily weighted towards performance-based pay (PEP plus stock options)

rather than fixed pay, which the Committee believes reflects the compensation philosophy and objectives discussed above.

Compensation Process

The Committee ensures executives’ pay levels are materially consistent with the compensation strategy described above, in part, by conducting annual assessments of competitive executive compensation. Semler Brossy Consulting Group, LLC has been retained by, and reports directly to the Committee, and does not have any other consulting engagements with management or HCA. Management (but no named executive officer), in collaboration with Semler Brossy, collects and presents compensation data from similarly-sized general industry companies, based to the extent possible on comparable position matches and compensation components. The following nationally recognized survey sources were utilized in anticipation of establishing 2010 executive compensation:

Survey	Revenue Scope

Towers Perrin Executive Compensation Database	Greater than $20B
Hewitt Total Compensation Measurement	$10B - $25B
Hewitt Total Compensation Measurement	Greater than $25B

These particular revenue scopes were selected because they were the closest approximations to HCA’s revenue size. Each survey that provided an appropriate position match and sufficient sample size to be used in the compensation review was weighted equally. For this purpose, the two Hewitt survey cuts were considered as one survey, and we used an average of the two surveys (50% for the $10B — $25B cut and 50% for the Greater than $25B).

Data was also collected from health care providers within our industry including Community Health Systems, Inc., Health Management Associates, Inc., Kindred Healthcare, Inc., LifePoint Hospitals, Inc., Tenet Healthcare Corporation and Universal Health Services, Inc. These health care providers are used only to obtain a general understanding of current industry compensation practices since we are significantly larger than these companies. CEO and CFO compensation data was also collected and reviewed for large public health care companies which included, in addition to health care providers, companies in the health insurance, pharmaceutical, medical supplies and related industries. This peer group’s 2009 revenues ranged from $7.4 billion to $87.1 billion with median revenues of $24.8 billion. The companies in this analysis included Abbott Laboratories, Aetna Inc., Amgen Inc., Baxter International Inc., Boston Scientific Corp., Bristol-Myers Squibb Company, CIGNA Corp., Coventry Health Care, Inc., Express Scripts, Inc., Humana Inc., Johnson & Johnson, Eli Lilly and Company, Medco Health Solutions Inc., Merck & Co., Inc., Pfizer Inc., Quest Diagnostics Incorporated, Thermo Fisher Scientific Inc., UnitedHealth Group Incorporated and Wellpoint, Inc.

Consistent with our flexible compensation philosophy, the Committee is not required to approve compensation precisely reflecting the results of these surveys, and may also consider, among other factors (typically not reflected in these surveys): the requirements of the applicable employment agreements, the executive’s individual performance during the year, his or her projected role and responsibilities for the coming year, his or her actual and potential impact on the successful execution of Company strategy, recommendations from our Chief Executive Officer and compensation consultants, an officer’s prior compensation, experience, and professional status, internal pay equity considerations, and employment market conditions and compensation practices within our peer group. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive upon consideration of the relevant facts and circumstances.

Employment Agreements

In connection with the Merger, we entered into employment agreements with each of our named executive officers and certain other members of senior management to help ensure the retention of those executives critical to the future success of the Company. Among other things, these agreements set the executives’ compensation terms, their rights upon a termination of employment, and restrictive covenants around non-competition, non-solicitation, and confidentiality. These terms and conditions are further explained in the remaining portion of this Compensation Discussion and Analysis and under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Employment Agreements.”

Elements of Compensation

Base Salary

Base salaries are intended to provide reasonable and competitive fixed compensation for regular job duties. The threshold base salaries for our executives are set forth in their employment agreements. In light of actual total cash compensation realized for 2009 and cash compensation opportunities levels for 2010 (including the cash distributions on vested options), we did not increase named executive officer base salaries in 2010, other than a 3.7% increase in Mr. Rutledge’s salary effective April 1, 2010 as an internal equity adjustment to internal peer roles. Changes, if any, to the named executive officers’ base salaries in 2011 have not yet been determined by the Committee.

Annual Incentive Compensation: PEP

The PEP is intended to reward named executive officers for annual financial performance, with the goals of providing high quality health care for our patients and increasing stockholder value. Accordingly, the Company’s 2010 Senior Officer Performance Excellence Program, (the “2010 PEP”), was approved by the Committee to cover annual incentive awards for 2010. Each named executive officer in the 2010 PEP was assigned a 2010 annual award target expressed as a percentage of salary ranging from 66% to 130%. For 2010, the Committee had the ability to apply negative discretion based on performance of Company-wide quality metrics against industry benchmarks, and for Ms. Wallace, negative discretion could have been applied based on performance of individuals goals related to the operations of the Shared Services Group. The Committee set Mr. Bracken’s 2010 target percentage at 130% of his 2010 base salary for his role as Chairman and Chief Executive Officer and set Mr. Johnson’s 2010 target percentage at 80% of his 2010 base salary for the position of Executive Vice President and Chief Financial Officer. The 2010 target percentage for each of Messrs. Hazen and Rutledge and Ms. Wallace was set at 66% of their respective 2010 base salaries (see individual targets in the table below). These targets were intended to provide a meaningful incentive for executives to achieve or exceed performance goals.

The 2010 PEP was designed to provide 100% of the target award for target performance, 25% of the target award for a minimum acceptable (threshold) level of performance, and a maximum of 200% of the target award for maximum performance, while no payments were to be made for performance below threshold levels. The Committee believes this payout curve is consistent with competitive practice. More importantly, it promotes and rewards continuous growth as performance goals have consistently been set at increasingly higher levels each year. Actual awards under the PEP are generally determined using the following two steps:

1. The executive’s conduct must reflect our mission and values by upholding our Code of Conduct and following our compliance policies and procedures. This step is critical to reinforcing our commitment to integrity and the delivery of high quality health care. In the event the Committee determines the participant’s conduct during the fiscal year is not in compliance with the first step, he or she will not be eligible for an incentive award.

2. The actual award amount is determined based upon Company performance. In 2010, the PEP for all named executive officers, other than Mr. Hazen and Mr. Rutledge, incorporated one Company financial performance measure, EBITDA, defined in the 2010 PEP as earnings before interest, taxes, depreciation, amortization, minority interest expense (now, net income attributable to noncontrolling interests), gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, and any other significant nonrecurring non-cash gains or charges (but excluding any expenses for share-based compensation under Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”)) (“EBITDA”). The Company EBITDA target for 2010, as adjusted, was $5.752 billion for the named executive officers. Mr. Hazen’s 2010 PEP, as the Western Group President, was based 50% on Company EBITDA and 50% on Western Group EBITDA (with a Western Group

EBITDA target for 2010 of $2.993 billion, as adjusted) to ensure his accountability for his group’s results. Similarly, Mr. Rutledge’s 2010 PEP, as the Central Group President, was based 50% on Company EBITDA and 50% on Central Group EBITDA (with a Central Group EBITDA target for 2010 of $1.392 billion, as adjusted). The Committee chose to base annual incentives on EBITDA for a number of reasons:

•	It effectively measures overall Company performance;

•	It can be considered an important surrogate for cash flow, a critical metric related to paying down the Company’s significant debt obligation;

•	It is the key metric driving the valuation in the internal Company model, consistent with the valuation approach used by industry analysts; and

•	It is consistent with the metric used for the vesting of the financial performance portion of our option grants.

These EBITDA targets should not be understood as management’s predictions of future performance or other guidance and investors should not apply these in any other context. Our 2010 threshold performance level was set at the prior year’s performance level and the maximum performance goal was set at approximately 5% above the target goal to reflect likely performance volatility. EBITDA targets were linked to the Company’s short-term and long-term business objectives to ensure incentives are provided for appropriate annual growth.

Upon review of the Company’s 2010 financial performance, the Committee determined that Company EBITDA performance for the fiscal year ended December 31, 2010 was approximately 102.6% of target performance levels as set by the Compensation Committee, as adjusted, resulting in a 151.8% of target payout. The EBITDA performance of the Western Group was 103.1% of the performance target, resulting in a 161.9% of target payout, and the EBITDA performance of the Central Group was under the threshold performance level.

	2010 Adjusted	2010 Actual
	EBITDA Target	Adjusted EBITDA

Company	$5.752 billion	$5.901 billion
Western Group	$2.993 billion	$3.086 billion
Central Group	$1.392 billion	$1.272 billion

Accordingly, the 2010 PEP will be paid out as follows to the named executive officers (the actual 2010 PEP payout amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table):

		2010 Actual PEP
	2010 Target PEP	Award
Named Executive Officer	(% of Salary)	(% of Salary)

Richard M. Bracken (Chairman and CEO)	130%	197%
R. Milton Johnson (Executive Vice President and CFO)	80%	121%
Samuel N. Hazen (President, Western Group)	66%	104%
Beverly B. Wallace (President, Shared Services Group)	66%	100%
W. Paul Rutledge (President, Central Group)	66%	50%

Under the 2010 PEP, incentive payouts up to the target will be paid in cash during the first quarter of 2011. Payouts above the target will be paid 50% in cash and 50% in Restricted Stock Units (“RSUs”). The RSU grants will vest 50% on the second anniversary of grant date and 50% on the third anniversary of the grant date. Messrs. Bracken, Johnson and Hazen and Ms. Wallace will each receive an RSU grant for achieving PEP payouts over the target level.

The Company can recover (or “clawback”) incentive compensation pursuant to our 2010 PEP that was based on (i) achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensations are materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to this policy based on the participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. The Committee may also provide for incremental additional payments to then-current executives in the event any restatement or error indicates that such executives should have received higher performance-based payments. This policy is administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.

The Senior Officer Performance Excellence Program for 2011 has not yet been adopted by the Committee.

Long-Term Equity Incentive Awards: Options

In connection with the Merger, the Board of Directors of HCA Inc. approved and adopted the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates (the “2006 Plan”). The 2006 Plan was assumed by HCA Holdings, Inc. on November 22, 2010 in connection with the Corporate Reorganization. The purpose of the 2006 Plan is to:

•	Promote our long term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and abilities to enable them to make substantial contributions to the success of our business;

•	Motivate management personnel by means of growth-related incentives to achieve long range goals; and

•	Further the alignment of interests of participants with those of our stockholders through opportunities for increased stock or stock-based ownership in the Company.

In January 2007, pursuant to the terms of the named executive officers’ respective employment agreements, the Committee approved long-term stock option grants to our named executive officers under the 2006 Plan consisting solely of a one-time, multi-year stock option grant in lieu of annual long-term equity incentive award grants (“New Options”). In addition to the New Options granted in 2007, the Company committed to grant the named executive officers 2x Time Options (as defined below) in their respective employment agreements, as described in more detail below under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Employment Agreements.” The Committee believes stock options are the most effective long-term vehicle to directly align the interests of executives with those of our stockholders by motivating performance that results in the long-term appreciation of the Company’s value, since they only provide value to the executive if the value of the Company increases. As is typical in leveraged buyout situations, the Committee determined that granting all of the stock options (except the 2x Time Options) up front rather than annually was appropriate to aid in retaining key leaders critical to the Company’s success over the next several years and, coupled with the executives’ significant personal investments in connection with the Merger, provide an equity incentive and stake in the Company that directly aligns the long-term economic interests of the executives with those of the Investors.

The New Options have a ten year term and are divided so that 1/3 are time vested options, 1/3 are EBITDA-based performance vested options and 1/3 are performance options that vest based on investment return to the Sponsors, each as described below. The combination of time, performance and investor return based vesting of these awards is designed to compensate executives for long term commitment to the Company, while motivating sustained increases in our financial performance and helping ensure the Sponsors have received an appropriate return on their invested capital before executives receive significant value from these grants.

The time vested options were granted to aid in retention. Consistent with this goal, the time vested options granted in 2007 vest and become exercisable in equal increments of 20% on each of the first five anniversaries of the grant date. The time vested options have an exercise price equivalent to fair market value on the date of grant. Since our common stock was not then traded on a national securities exchange, fair market value was determined reasonably and in good faith by the Board of Directors after consultation with the Chief Executive Officer and other advisors.

The EBITDA-based performance vested options are intended to motivate sustained improvement in long-term performance. Consistent with this goal, the EBITDA-based performance vested options granted in 2007 are eligible to vest and become exercisable in equal increments of 20% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if certain annual EBITDA performance targets are achieved. These EBITDA performance targets were established at the time of the Merger and can be adjusted by the Board of Directors in consultation with the Chief Executive Officer as described below. We chose EBITDA (defined in the award agreements as earnings before interest, taxes, depreciation, amortization, minority interest expense (now, net income attributable to noncontrolling interests), gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, and any other significant nonrecurring non-cash gains or charges (but excluding any expenses for share-based compensation under ASC 718 with respect to any awards granted under the 2006 Plan)) as the performance metric since it is a key driver of our valuation and for other reasons as described above in the “Annual Incentive Compensation: PEP” section of this Compensation Discussion and Analysis. Due to the number of events that can occur within our industry in any given year that are beyond the control of management but may significantly impact our financial performance (e.g., health care regulations, industry-wide significant fluctuations in volume, etc.), we have incorporated “catch up” vesting provisions. The EBITDA-based performance vested options may vest and become exercisable on a “catch up” basis, such that options that were eligible to vest but failed to vest due to our failure to achieve prior EBITDA targets will vest if at the end of any subsequent year or at the end of fiscal year 2012, the cumulative total EBITDA earned in all prior years exceeds the cumulative EBITDA target at the end of such fiscal year.

As with the EBITDA targets under our PEP, pursuant to the terms of the 2006 Plan and the Stock Option Agreements governing the 2007 grants, the Board of Directors, in consultation with our Chief Executive Officer, has the ability to adjust the established EBITDA targets for significant events, changes in accounting rules and other customary adjustment events. We believe these adjustments may be necessary in order to effectuate the intents and purposes of our compensation plans and to avoid unintended consequences that are inconsistent with these intents and purposes. For example, the Board of Directors exercised its ability to make adjustments to the Company’s 2010-2011 EBITDA performance targets (including cumulative EBITDA targets) for facility acquisitions and accounting changes.

The options that vest based on investment return to the Sponsors are intended to align the interests of executives with those of our principal stockholders to ensure stockholders receive their expected return on their investment before the executives can receive their gains on this portion of the option grant. These options vest and become exercisable with respect to 10% of the common stock subject to such options at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return (as defined below) is at least equal to two times the price paid to stockholders in the Merger (or $22.64), and with respect to an additional 10% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return is at least equal to two-and-a-half times the price paid to stockholders in the Merger (or $28.30). “Investor Return” means, on any of the first five anniversaries of the closing date of the Merger, or any date thereafter, all cash proceeds actually received by affiliates of the Sponsors after the closing date in respect of their common stock, including the receipt of any cash dividends or other cash distributions (including the fair market value of any distribution of common stock by the Sponsors to their limited partners), determined on a fully diluted, per share basis. In addition, the fair market value of the Company’s common stock held by the Sponsors shall be deemed “cash proceeds” under the Investor Return options with respect to one third of such options upon each of the closing of the Company’s initial public offering, December 31, 2011 and December 31, 2012. The Sponsor investment return options also may become vested and exercisable on a “catch up” basis if the relevant Investor Return is achieved at any time occurring prior to the expiration of such options.

Upon review of the Company’s 2010 financial performance, the Committee determined the Company achieved the 2010 EBITDA performance target of $5.066 billion, as adjusted, under the New Option awards;

therefore, pursuant to the terms of the 2007 Stock Option Agreements, 20% of each named executive officer’s EBITDA-based performance vested options vested as of December 31, 2010. Further, 20% of each named executive officer’s time vested options vested on the third anniversary of their grant date, January 30, 2010. As of the end of the 2010 fiscal year, no portion of the options that vest based on Investor Return have vested; however, such options remain subject to the “catch up” vesting provisions described above.

In each of the employment agreements with the named executive officers, we also committed to grant, among the named executive officers and certain other executives, 10% of the options initially authorized for grant under the 2006 Plan at some time before November 17, 2011 (but with a good faith commitment to do so before a “change in control” (as defined in the 2006 Plan) or a “public offering” (as defined in the 2006 Plan) and before the time when our Board of Directors reasonably believed that the fair market value of our common stock is likely to exceed the equivalent of $22.64 per share) at an exercise price per share that is the equivalent of $22.64 per share (“2x Time Options”). On October 6, 2009, the 2x Time Options were granted. The Committee allocated those options in consultation with our Chief Executive Officer based on past executive contributions and future anticipated impact on Company objectives. Forty percent of the 2x Time Options were vested upon grant to reflect employment served since the Merger, an additional twenty percent of these options vested on November 17, 2009 and November 17, 2010, respectively, and twenty percent of these options will vest on November 17, 2011. The terms of the 2x Time Options are otherwise consistent with other time vesting options granted under the 2006 Plan.

For additional information concerning the options awarded in 2007 and 2009, see the Outstanding Equity Awards at 2010 Fiscal Year-End Table.

Distributions on Options

The Company declared cash distributions in respect of the outstanding common stock of the Company in January, May and November 2010. In recognition of the value created by management through effective execution of operating strategies, and as otherwise required pursuant to the terms of the applicable option agreements, the Company also made cash distribution payments to holders of vested stock options outstanding on the respective distribution record dates, as outlined below.

On January 27, 2010 and May 5, 2010, the Board of Directors of HCA Inc. declared cash distributions of $3.88 per share of HCA Inc.’s outstanding common stock and $1.11 per share of HCA Inc.’s outstanding common stock (the “February and May Distributions”), respectively, payable to stockholders of record on February 1, 2010 and May 6, 2010 (the “February and May Record Dates”), respectively.

In connection with the February and May Distributions, HCA Inc. made cash payments to holders of vested options to purchase the common stock granted pursuant to HCA Inc.’s equity incentive plans. The cash payments equaled the product of (x) the number of shares of common stock subject to such options outstanding on the February and May Record Dates, respectively, multiplied by (y) the per share amount of the respective February and May Distributions, less (z) any applicable withholding taxes. In order to effect the cash payments to holders of vested options granted pursuant to the 2006 Plan, the Committee amended the applicable option agreements to provide that, in connection with the February and May Distributions, HCA Inc. made the cash payments described above to holders of vested options granted pursuant to the 2006 Plan in lieu of adjusting the exercise prices of such options. HCA Inc. reduced the per share exercise prices of any unvested options outstanding as of the February and May Record Dates, respectively, by the respective per share February and May Distributions amount paid in accordance with the terms of the option agreements.

On November 23, 2010, the Board of Directors of HCA Holdings, Inc. declared a cash distribution of $4.44 per share of the HCA Holdings, Inc.’s outstanding common stock (the “November Distribution”), payable to stockholders of record on November 24, 2010 (the “November Record Date”).

In connection with the November Distribution, HCA Holdings, Inc. made a cash payment to holders of vested options to purchase the HCA Holdings, Inc. common stock granted pursuant to HCA Holdings, Inc.’s equity incentive plans. The cash payment equaled the product of (x) the number of shares of common stock subject to such options outstanding on the November Record Date, multiplied by (y) the per share amount of the November Distribution, less (z) any applicable withholding taxes. HCA Holdings, Inc. reduced the per share exercise prices of any unvested options outstanding as of the November Record Date by the per share November Distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. If the per share exercise price could not be reduced by the full amount of the per share November Distribution, HCA Holdings, Inc. agreed to pay to each holder of unvested options to purchase shares of HCA Holdings Inc.’s common stock granted pursuant to HCA Holdings Inc.’s equity incentive plans outstanding on the November Record Date an amount on a per share basis equal to the balance of the per share amount of the November Distribution not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to an unvested option to purchase shares of HCA Holdings, Inc.’s common stock as of the November Record Date on or about the date such option becomes vested.

For additional information concerning the distribution payments on options held by the named executive officers, see the 2010 Summary Compensation Table.

Ownership Guidelines

While we have maintained stock ownership guidelines in the past, as a non-listed company, we no longer have a policy regarding stock ownership guidelines. However, we do believe equity ownership aligns our executive officers’ interests with those of the Investors. Accordingly, all of our named executive officers were required to rollover at least half their pre-Merger equity and, therefore, maintain significant stock ownership in the Company. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Retirement Plans

We currently maintain one tax-qualified retirement plan in which the named executive officers are eligible to participate, the HCA 401(k) Plan, to aid in retention and to assist employees in providing for their retirement. We also formerly maintained the HCA Retirement Plan, which as of April 1, 2008, merged into the HCA 401(k) Plan resulting in one tax-qualified retirement plan. Generally all employees who have completed the required service are eligible to participate in the HCA 401(k) Plan. Each of our named executive officers participates in the plan. For additional information on these plans, including amounts contributed by HCA in 2010 to the named executive officers, see the Summary Compensation Table and related footnotes and narratives and “2010 Pension Benefits.”

Our key executives, including the named executive officers, also participate in two supplemental retirement programs. The Committee and the Board initially approved these supplemental programs to:

•	Recognize significant long-term contributions and commitments by executives to the Company and to performance over an extended period of time;

•	Induce our executives to continue in our employ through a specified normal retirement age (initially 62 through 65, but reduced to 60 upon the change in control at the time of the Merger in 2006); and

•	Provide a competitive benefit to aid in attracting and retaining key executive talent.

The HCA Restoration Plan, a non-qualified retirement plan, provides a benefit to replace a portion of the contributions lost in the HCA 401(k) Plan due to certain Internal Revenue Service limitations. Effective January 1, 2008, participants in the SERP (described below) are no longer eligible for Restoration Plan contributions. However, the hypothetical accounts maintained for each named executive officer under this plan as of January 1, 2008 will continue to be maintained and were increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund within the HCA 401(k) Plan through December 31, 2010. Subsequently, the hypothetical accounts as of December 31, 2010 will continue to be maintained but will not be increased or decreased with hypothetical investment returns. For additional information concerning the Restoration Plan, see “2010 Nonqualified Deferred Compensation.”

Key executives also participate in the Supplemental Executive Retirement Plan (the “SERP”), adopted in 2001. The SERP benefit brings the total value of annual retirement income to a specific income replacement level. For named executive officers with 25 years or more of service, this income replacement level is 60% of final average pay (base salary and PEP payouts) at normal retirement, a competitive level of benefit at the time the plan was implemented. Due to the Merger, all participants are fully vested in their SERP benefits and the plan is now frozen to new entrants. For additional information concerning the SERP, see “2010 Pension Benefits.”

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Personal Benefits

Our executive officers receive limited, if any, benefits outside of those offered to our other employees. Generally, we provide these benefits to increase travel and work efficiencies and allow for more productive use of the executive’s time. Mr. Bracken is permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. The named executive officers may have their spouses accompany them on business trips taken on the Company aircraft, subject to seat availability. In addition, there are times when it is appropriate for an executive’s spouse to attend events related to our business. On those occasions, we will pay for the travel expenses of the executive’s spouse. We will, on an as needed basis, provide mobile telephones and personal digital assistants to our employees and certain of our executive officers have obtained such devices through us. The value of these personal benefits, if any, is included in the executive officer’s income for tax purposes and, in certain limited circumstances, the additional income attributed to an executive officer as a result of one or more of these benefits may be grossed up to cover the taxes due on that income. Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our executive officers. For additional information, see footnote (4) to the Summary Compensation Table.

Severance and Change in Control Benefits

As noted above, all of our named executive officers have entered into employment agreements, which provide, among other things, each executive’s rights upon a termination of employment in exchange for non-competition, non-solicitation, and confidentiality covenants. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. These benefits should reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. We also believe that these types of agreements are appropriate and customary in situations such as the Merger wherein the executives have made significant personal investments in the Company and that investment is generally illiquid for a significant period of time. Finally, we believe formalized severance arrangements are common benefits offered by employers competing for similar senior executive talent.

Severance Benefits for Named Executive Officers

If employment is terminated by the Company without “cause” or by the executive for “good reason” (whether or not the termination was in connection with a change-in-control), the executive would be entitled to “accrued rights” (cause, good reason and accrued rights are as defined in “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Employment Agreements”) plus:

•	Subject to restrictive covenants and the signing of a general release of claims, an amount equal to two times for Messrs. Hazen and Rutledge and Ms. Wallace and three times in the case of Messrs. Bracken and Johnson the sum of base salary plus the annual PEP incentive paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two year period;

•	Pro-rata bonus; and

•	Continued coverage under our group health plans during the period over which the cash severance is paid.

Additionally, unvested options will be forfeited; however, vested New Options (including 2x Time Options) will remain exercisable until the first anniversary of the termination of the executive’s employment.

Because we believe a termination by the executive for good reason (a constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the named executive officer’s employment. All of our severance provisions are believed to be within the realm of competitive practice and are intended to provide fair and reasonable compensation to the executive upon a termination event.

Change in Control Benefits

Pursuant to the Stock Option Agreements governing the New Options granted in 2007 and the 2x Time Options granted in 2009, both under the 2006 Plan, upon a Change in Control of the Company (as defined below), all unvested time vesting New Options and 2x Time Options (that have not otherwise terminated or become exercisable) shall become immediately exercisable. Performance options that vest subject to the achievement of EBITDA targets will become exercisable upon a Change in Control of the Company if: (i) prior to the date of the occurrence of such event, all EBITDA targets have been achieved for years ending prior to such date; (ii) on the date of the occurrence of such event, the Company’s actual cumulative total EBITDA earned in all years occurring after the performance option grant date, and ending on the date of the Change in Control, exceeds the cumulative total of all EBITDA targets in effect for those same years; or (iii) the Investor Return is at least two-and-a-half times the price paid to the stockholders in the Merger (or $28.30). For purposes of the vesting provision set forth in clause (ii) above, the EBITDA target for the year in which the Change in Control occurs shall be equitably adjusted by the Board of Directors in good faith in consultation with the chief executive officer (which adjustment shall take into account the time during such year at which the Change in Control occurs). Performance vesting options that vest based on the investment return to the Sponsors will only vest upon the occurrence of a Change in Control if, as a result of such event, the applicable Investor Return (i.e., at least two times the price paid to the stockholders in the Merger for half of these options and at least two-and-one-half times the price paid to the stockholders in the Merger for the other half of these options) is also achieved in such transaction (if not previously achieved). “Change in Control” means in one or more of a series of transactions (i) the transfer or sale of all or substantially all of the assets of the Company (or any direct or indirect parent of the Company) to an Unaffiliated Person (as defined below); (ii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale of the voting stock of the Company (or any direct or indirect parent of the Company), an Investor, or any affiliate of any of the Investors to an Unaffiliated Person, in any such event that results in more than 50% of the common stock of the Company (or any direct or indirect parent of the Company) or the resulting company being held by an Unaffiliated Person; or (iii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale by the Company (or any direct or indirect parent of the Company), an Investor or any affiliate of any of the Investors, in any such event after which the Investors and their affiliates (x) collectively own less than 15% of the common stock of and (y) collectively have the ability to appoint less than 50% of the directors to the Board (or any resulting company after a merger). For purposes of this definition, the term “Unaffiliated Person” means a person or group who is not an Investor, an affiliate of any of the Investors or an entity in which any Investor holds, directly or indirectly, a majority of the economic interest in such entity.

Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Recoupment of Compensation

Information regarding the Company’s policy with respect to recovery of incentive compensation is provided under “Annual Incentive Compensation: PEP” above.

Tax and Accounting Implications

On April 29, 2008, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended; and the Company became subject to Section 162(m) of the Code, for fiscal year 2008 and beyond, so long as the Company’s stock remains registered with the SEC. The Committee considers the impact of Section 162(m) in the design of its compensation strategies. Under Section 162(m), compensation paid to executive officers in excess of $1,000,000 cannot be taken by us as a tax deduction unless the compensation qualifies as performance-based compensation. We have determined, however, that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if such limitation is not in the best interests of our stockholders. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our stakeholders.

The Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code. We account for stock based payments with respect to our long term equity incentive award programs in accordance with the requirements of ASC 718.

2010 Summary Compensation Table

The following table sets forth information regarding the compensation earned by the Chief Executive Officer, the Chief Financial Officer and our other three most highly compensated executive officers during 2010.

					Changes in
					Pension
				Non-Equity	Value and
				Incentive	Nonqualified
			Option	Plan	Deferred	All Other
		Salary	Awards	Compensation	Compensation	Compensation
Name and Principal Positions	Year	($)	($)(1)	($)(2)	Earnings ($)(3)	($)(4)	Total ($)

Richard M. Bracken	2010	$1,324,975	—	$2,614,824	$9,250,610	$25,010,638	$38,201,047
Chairman and Chief	2009	$1,324,975	$3,361,016	$3,445,000	$4,096,368	$25,532	$12,252,891
Executive Officer	2008	$1,060,872	—	$694,370	$1,740,620	$31,781	$3,527,643
R. Milton Johnson	2010	$849,984	—	$1,032,267	$3,524,104	$16,520,422	$21,926,777
Executive Vice President,	2009	$849,984	$2,520,714	$1,360,000	$2,032,089	$17,674	$6,780,461
Chief Financial Officer and Director	2008	$786,698	—	$355,491	$1,871,790	$38,769	$3,052,748
Samuel N. Hazen	2010	$788,672	—	$816,431	$2,637,016	$10,759,757	$15,001,876
President — Western Group	2009	$788,672	$997,771	$1,041,067	$1,725,405	$16,499	$4,569,414
	2008	$788,672	—	$350,807	$810,462	$15,651	$1,965,592
Beverly B. Wallace	2010	$700,000	—	$701,348	$3,293,981	$8,538,321	$13,233,650
President — Shared	2009	$700,000	$997,771	$924,018	$2,047,036	$16,500	$4,685,325
Services Group	2008	$700,000	—	$314,992	$2,080,836	$15,651	$3,111,479
W. Paul Rutledge	2010	$693,740	—	$350,667	$2,598,032	$7,944,136	$11,586,575
President — Central Group	2009	$675,000	$997,771	$891,017	$1,510,040	$16,500	$4,090,328

(1)	Option Awards for 2009 include the aggregate grant date fair value of the stock option awards granted during fiscal year 2009 in accordance with ASC 718 with respect to the 2x Time Options to purchase shares of our common stock awarded to the named executive officers in fiscal year 2009 under the 2006 Plan.

(2)	Non-Equity Incentive Plan Compensation for 2010 reflects amounts earned for the year ended December 31, 2010 under the 2010 PEP, which amounts will be paid in cash up to the target level and 50% in cash and 50% through the grant of RSU awards in the first quarter of 2011 pursuant to the terms of the 2010 PEP. For 2010, the Company achieved its target performance level, but not did not reach its maximum performance level, as adjusted, with respect to the Company’s EBITDA; therefore, pursuant to the terms of the 2010 PEP, 2010 awards under the 2010 PEP will be paid out to the named executive officers at approximately 151.8% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award will be paid out at approximately 156.9% his target amount, due to the 50% of his PEP based on the Western Group EBITDA, which also exceeded the target performance level but did not reach the maximum performance level, and Mr. Rutledge, whose award will be paid out at approximately 75.9% of his target amount, due to the 50% of his PEP based on the Central Group EBITDA, which did not reach the threshold performance level.

Non-Equity Incentive Plan Compensation for 2009 reflects amounts earned for the year ended December 31, 2009 under the 2008-2009 PEP, which amounts were paid in the first quarter of 2010 pursuant to the terms of the 2008-2009 PEP. For 2009, the Company exceeded its maximum performance level, as adjusted, with respect to the Company’s EBITDA and the Central and Western Group EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, awards under the 2008-2009 PEP were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts.

Non-Equity Incentive Plan Compensation for 2008 reflects amounts earned for the year ended December 31, 2008 under the 2008-2009 PEP, which amounts were paid in the first quarter of 2009 pursuant to the terms of the 2008-2009 PEP. For 2008, the Company did not achieve its target performance level, but exceeded its threshold performance level, as adjusted, with respect to the Company’s EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, 2008 awards under the 2008-2009 PEP were paid out to the named executive officers at approximately 68.2% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award was paid out at approximately 67.4% of his target amount, due to the 50% of his PEP based on the Western Group EBITDA, which also exceeded the threshold performance level but did not reach the target performance level.

(3)	All amounts for 2010 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2010 Pension Benefits.” The changes in the SERP benefit value during 2010 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return and (ii) the discount rate changing from 5.00% to 4.25%, which resulted in an increase in the value. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Hazen	Wallace	Rutledge

Passage of Time	$6,851,260	$2,181,373	$1,351,824	$2,240,652	$1,617,037
Discount Rate Change	$2,399,350	$1,342,731	$1,285,192	$1,053,329	$980,995

All amounts for 2009 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2010 Pension Benefits.” The changes in the SERP benefit value during 2009 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return and (ii) the discount rate changing from 6.25% to 5.00%, which resulted in an increase in the value. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Hazen	Wallace	Rutledge

Passage of Time	$1,655,097	$618,320	$343,653	$788,376	$420,979
Discount Rate Change	$2,441,271	$1,413,769	$1,381,752	$1,258,660	$1,089,061

All amounts for 2008 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2010 Pension Benefits.” The changes in the SERP benefit value during 2008 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return and (ii) the discount rate changing from 6.00% to

6.25%, which resulted in a decrease in the value. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Hazen	Wallace

Passage of Time	$2,142,217	$2,100,290	$1,037,631	$2,301,107
Discount Rate Change	$(401,597)	$(228,500)	$(227,169)	$(220,271)

(4)	2010 amounts generally consist of:

•	Distributions paid in 2010 on vested stock options held by the named executive officers on the applicable distribution record dates. Distributions of $3.88, $1.11 and $4.44, respectively, per share of common stock subject to such outstanding vested stock options held on the February 1, May 6 and November 24, 2010 record dates, respectively, were paid to the named executive officers in 2010. The total cash distributions received on vested stock options by the named executive officers in 2010 were:

	Bracken	Johnson	Hazen	Wallace	Rutledge

Cash distributions on vested stock options	$21,752,083	$14,193,133	$9,264,688	$7,228,640	$6,630,283

•	Distributions that will become payable to the named executive officers upon the vesting of the applicable unvested stock option awards held by the named executive officers on the November 24, 2010 record date. In accordance with the award agreements governing the New Option awards held by the named executive officers, the Company reduced the per share exercise price of any unvested option outstanding as of the November 24, 2010 record date by the per share distribution amount ($4.44 per share) to the extent the per share exercise price could be reduced under applicable tax rules. Pursuant to such award agreements, to the extent the per share exercise price could not be reduced by the full $4.44 per share distribution, the Company will pay the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested option outstanding as of the November 24, 2010 record date upon the vesting of such option. The total cash distributions attributable to the November 24, 2010 record date distribution (such amounts representing the balance of the distribution amount by which the exercise price of such options could not be reduced under applicable tax rules) that will become payable upon vesting of the applicable unvested stock options awards held by the named executive officers on November 24, 2010 are:

	Bracken	Johnson	Hazen	Wallace	Rutledge

Balance of November 24, 2010 distribution amount payable on unvested stock options upon vesting of such options	$3,232,926	$2,309,235	$1,477,896	$1,293,161	$1,293,161

•	Matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Hazen	Wallace	Rutledge

HCA 401(k) matching contribution	$16,500	$16,500	$16,499	$16,500	$16,499

•	Personal use of corporate aircraft. In 2010, Messrs. Bracken, Johnson and Rutledge were allowed personal use of Company aircraft with an estimated incremental cost of $6,149, $1,554 and $2,339, respectively, to the Company. Ms. Wallace and Mr. Hazen did not have any personal travel on Company aircraft in 2010. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Mr. Bracken with respect to certain trips on Company aircraft. The additional income attributed to him as a result of gross ups was $1,891.

In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $692, $495 and $1,178 for travel and/or other expenses incurred by Messrs. Bracken, Hazen and Rutledge’s spouses, respectively, for such business related events, and additional income of $397, $179 and $676 was attributed to Messrs. Bracken, Hazen and Rutledge, respectively, as a result of the gross up on such amounts.

2009 amounts generally consist of:

•	Matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Hazen	Wallace	Rutledge

HCA 401(k) matching contribution	$16,500	$16,500	$16,499	$16,500	$16,500

•	Personal use of corporate aircraft. In 2009, Messrs. Bracken and Johnson were allowed personal use of Company aircraft with an estimated incremental cost of $5,025 and $1,129, respectively, to the Company. Ms. Wallace and Messrs. Hazen and Rutledge did not have any personal travel on Company aircraft in 2009. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Mr. Bracken with respect to certain trips on Company aircraft. The additional income attributed to him as a result of gross ups was $594. In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $2,477 for travel and/or other expenses incurred by Mr. Bracken’s spouse for such business related events, and additional income of $891 was attributed to Mr. Bracken as a result of the gross up on such amount.

2008 amounts consist of:

•	Company contributions to our former Retirement Plan and matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Hazen	Wallace

HCA Retirement Plan	$3,163	$3,163	$3,163	$3,163
HCA 401(k) matching contribution	$12,488	$12,488	$12,488	$12,488

•	Personal use of corporate aircraft. In 2008, Messrs. Bracken and Johnson were allowed personal use of Company aircraft with an estimated incremental cost of $15,233 and $4,546, respectively, to the Company. Ms. Wallace and Mr. Hazen did not have any personal travel on Company aircraft in 2008. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Mr. Bracken with respect to certain trips on Company aircraft. The additional income attributed to him as a result of gross ups was $599. In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $189 and $13,660 for travel and/or other expenses incurred by Messrs. Bracken’s and Johnson’s spouses, respectively, for such business related events, and additional income of $109 and $4,912 was attributed to Messrs. Bracken and Johnson, respectively, as a result of the gross up on such amounts.

2010 Grants of Plan-Based Awards

The following table provides information with respect to awards made under our 2010 PEP during the 2010 fiscal year.

								All Other
								Option
		Estimated Possible Payouts			Estimated Possible Payouts			Awards:	Exercise or
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Base Price	Grant Date
		Plan Awards ($)(1)			Plan Awards (#)			Securities	of Option	Fair Value
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	of Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	Options(2)	($/sh)	Awards

Richard M. Bracken	N/A	$430,625	$1,722,500	$3,445,000	—	—	—	—	—	—
R. Milton Johnson	N/A	$170,000	$680,000	$1,360,000	—	—	—	—	—	—
Samuel N. Hazen	N/A	$130,133	$520,534	$1,041,067	—	—	—	—	—	—
Beverly B. Wallace	N/A	$115,502	$462,009	$924,018	—	—	—	—	—	—
W. Paul Rutledge	N/A	$115,500	$462,000	$924,000	—	—	—	—	—	—

(1)	Non-equity incentive awards granted to each of the named executive officers pursuant to our 2010 PEP for the 2010 fiscal year, as described in more detail under “Compensation Discussion and Analysis — Annual Incentive Compensation: PEP.” The amounts shown in the “Threshold” column reflect the threshold payment, which is 25% of the amount shown in the “Target” column. The amount shown in the “Maximum” column is 200% of the target amount. Pursuant to the terms of the 2010 PEP, the Company achieved its target performance level, as adjusted, but not did not reach its maximum performance level, as adjusted, with respect to the Company’s EBITDA and the Western Group EBITDA; however, the Company did not reach the threshold performance level, as adjusted, with respect to the Central Group EBITDA. Therefore, 2010 awards under the 2010 PEP will be paid out to the named executive officers at approximately 151.8% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award will be paid out at approximately 156.9% his target amount, due to the 50% of his PEP based on the Western Group EBITDA, and Mr. Rutledge, whose award will be paid out at approximately 75.9% of his target amount, due to the 50% of his PEP based on the Central Group EBITDA (including the International Division). Under the 2010 PEP for the 2010 fiscal year, Messrs. Bracken, Johnson, Hazen and Rutledge and Ms. Wallace will receive cash payments of $2,168,662, $856,134, $668,482, $350,667 and $581,678, respectively, and approximately $446,162, $176,133, $147,949, $0 and $119,670, respectively, payable in RSU awards at a grant price to be determined by the Board of Directors in consultation with the CEO in accordance with the 2010 PEP and our equity award policy, which RSU awards will vest 50% on the second anniversary of grant date and 50% on the third anniversary of the grant date. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table

Total Compensation

In 2010, 2009 and 2008, total direct compensation, as described in the Summary Compensation Table, consisted primarily of base salary, annual PEP awards payable in cash, and, in 2009, 2x Time Option grants as set forth in each named executive officer’s employment agreement to be fully vested on the fifth anniversary of the Merger, and in 2010, distributions paid on the vested stock options held by the named executive officers on the applicable record dates and distributions that will become payable to the named executive officers upon the vesting of the certain unvested stock option awards held by the named executive officers on the November 24, 2010 distribution record date to the extent the exercise price of such options could not be fully reduced by the distribution amount under applicable tax rules. This mix was intended to reflect our philosophy that a significant portion of an executive’s compensation should be equity-linked and/or tied to our operating performance. In addition, we provided an opportunity for executives to participate in two supplemental retirement plans; however, effective January 1, 2008, participants in the SERP are no longer eligible for Restoration Plan contributions, although Restoration Plan accounts will continue to be maintained for such participants (for additional information concerning the Restoration Plan, see “2010 Nonqualified Deferred Compensation”).

Options

In January 2007, New Options to purchase common stock of the Company were granted under the 2006 Plan to members of management and key employees, including the named executive officers. The New Options were designed to be long term equity incentive awards, constituting a one-time stock option grant in lieu of annual equity grants. The New Options granted in 2007 have a ten year term and are structured so that 1/3 are time vested options (vesting in five equal installments on the first five anniversaries of the grant date), 1/3 are EBITDA-based performance vested options and 1/3 are performance options that vest based on investment return to the Sponsors. The terms of the New Options granted in 2007 are described in greater detail under “Compensation Discussion and Analysis — Long Term Equity Incentive Awards: Options.”

In accordance with their employment agreements entered into at the time of the Merger, as each may have been or may be subsequently amended, our named executive officers received the 2x Time Options in October 2009 with an exercise price equal to two times the share price at the Merger (or $22.64). The Committee allocated the 2x Time Options in consultation with our Chief Executive Officer, based on past executive contributions and future anticipated impact on Company objectives. The 2x Time Options have a ten year term and are structured so that forty percent were vested upon grant, an additional twenty percent of the options vested on November 17, 2009 and November 17, 2010, respectively, and twenty percent of the options granted to each recipient will vest on November 17, 2011. Thereby, a portion of the grant was vested on the date of the grant based on employment served since the Merger. The terms of the 2x Time Options are otherwise consistent with other time vesting options granted under the 2006 Plan. The terms of the 2x Time Options granted in 2009 are described in greater detail under “Compensation Discussion and Analysis — Long Term Equity Incentive Awards: Options.” The aggregate grant date fair value of the 2x Time Options granted in 2009 in accordance with ASC 718 is included under the “Option Awards” column of the Summary Compensation Table.

As a result of the Merger, all unvested awards under the HCA 2005 Equity Incentive Plan (the “2005 Plan”) (and all predecessor equity incentive plans) vested in November 2006. Generally, all outstanding options under the 2005 Plan (and any predecessor plans) were cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock underlying the option multiplied by the amount by which the Merger consideration of $11.32 per share exceeded the exercise price for the options (without interest and less any applicable withholding taxes). However, certain members of management, including the named executive officers, were given the opportunity to convert options held by them prior to consummation of the Merger into options to purchase shares of common stock of the surviving corporation (“Rollover Options”). Immediately after the consummation of the Merger, all Rollover Options (other than those with an exercise price below $2.83) were adjusted so that they retained the same “spread value” (as defined below) as immediately prior to the Merger, but the new per share exercise price for all Rollover Options became $2.83. The term “spread value” means the difference between (x) the aggregate fair market value of the common stock (determined using the Merger consideration of $11.32 per share) subject to the outstanding options held by the participant immediately prior to the Merger that became Rollover Options, and (y) the aggregate exercise price of those options.

New Options, 2x Time Options and Rollover Options held by the named executive officers are described in the Outstanding Equity Awards at 2010 Fiscal Year-End Table.

Employment Agreements

In connection with the Merger, on November 16, 2006, Hercules Holding entered into substantially similar employment agreements with each of the named executive officers and certain other executives, which agreements were shortly thereafter assumed by HCA Inc., and then in November 2010, to the extent applicable, by HCA Holdings, Inc., and which agreements govern the terms of each executive’s employment. The Company entered into an amendment to Mr. Bracken’s employment agreement, effective January 1, 2009, to reflect his appointment to the position of Chief Executive Officer. Effective as of February 9, 2011, the Company entered into amendments to Messrs. Bracken’s, Johnson’s, Hazen’s and Ms. Wallace’s employment agreements reflecting the new titles and new responsibilities resulting from the Company’s internal reorganization. In addition, Mr. Johnson’s amendment reflects that he shall serve as a member of the Board of Directors of the Company for so long as he is an officer of the Company.

Executive Employment Agreements

The term of employment under each of these agreements is indefinite, and they are terminable by either party at any time; provided that an executive must give no less than 90 days notice prior to a resignation.

Each employment agreement sets forth the executive’s annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that the executive will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year, based upon the extent to which annual performance targets established by the Board of Directors are achieved. The employment agreements committed us to provide each executive with annual bonus opportunities in 2008 that were consistent with those applicable to the 2007 fiscal year, unless doing so would be adverse to our interests or the interests of our stockholders, and for later fiscal years, the agreements provide that the Board of Directors will set bonus opportunities in consultation with our Chief Executive Officer. With respect to the 2010 fiscal year and the 2009 and 2008 fiscal years, each executive was eligible to earn under the 2010 PEP and the 2008-2009 PEP, respectively, (i) a target bonus, if performance targets were met; (ii) a specified percentage of the target bonus, if “threshold” levels of performance were achieved but performance targets were not met; or (iii) a multiple of the target bonus if “maximum” performance goals were achieved, with the annual bonus amount being interpolated, in the sole discretion of the Board of Directors, for performance results that exceeded “threshold” levels but do not meet or exceed “maximum” levels. The annual bonus opportunities for 2010 were set forth in the 2010 PEP, as described in more detail under “Compensation Discussion and Analysis — Annual Incentive Compensation: PEP.” As described above, the Company achieved its target performance level, as adjusted, for 2010 but did not reach its maximum performance level, as adjusted, with respect to the Company’s EBITDA and the Western Group EBITDA; however, the Company did not reach the threshold performance level, as adjusted, with respect to the Central Group EBITDA. Therefore, 2010 awards under the 2010 PEP will be paid out to the named executive officers at approximately 151.8% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award will be paid out at approximately 156.9% of his target amount, due to the 50% of his PEP based on the Western Group EBITDA, and Mr. Rutledge, whose award will be paid out at approximately 75.9% of his target amount, due to the 50% of his PEP based on the Central Group EBITDA. As described above, the Company exceeded its maximum performance level, as adjusted, for 2009 with respect to the Company’s EBITDA and the Central and Western Group EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, awards were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts for 2009. As described above, awards under the 2008 PEP were paid out to the named executive officers at approximately 68.2% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award was paid out at approximately 67.4% of the target amount. Each employment agreement also sets forth the number of options that the executive received pursuant to the 2006 Plan as a percentage of the total equity initially made available for grants pursuant to the 2006 Plan. Such option awards, the New Options, were made January 30, 2007 and are described above under “Options.” In each of the employment agreements with the named executive officers, we also committed to grant, among the named executive officers and certain other executives, the 2x Time Options, which were granted, as described above, on October 6, 2009. Additionally, pursuant to the employment agreements, we agree to indemnify each executive against any adverse tax consequences (including, without limitation, under Section 409A and 4999 of the Internal Revenue Code), if any, that result from the adjustment by us of stock options held by the executive in connection with Merger or the future payment of any extraordinary cash dividends.

Pursuant to each employment agreement, if an executive’s employment terminates due to death or disability, the executive would be entitled to receive (i) any base salary and any bonus that is earned and unpaid through the date of termination; (ii) reimbursement of any unreimbursed business expenses properly incurred by the executive; (iii) such employee benefits, if any, as to which the executive may be entitled under our employee benefit plans (the payments and benefits described in (i) through (iii) being “accrued rights”); and (iv) a pro rata portion of any annual bonus that the executive would have been entitled to receive pursuant to the employment agreement based upon our actual results for the year of termination (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment, payable to the executive when the annual bonus would have been otherwise payable (the “pro rata bonus”)).

If an executive’s employment is terminated by us without “cause” (as defined below) or by the executive for “good reason” (as defined below) (each a “qualifying termination”), the executive would be (i) entitled to the accrued rights; (ii) subject to compliance with certain confidentiality, non-competition and non-solicitation covenants contained in his or her employment agreement and execution of a general release of claims on behalf of the Company, an amount equal to the product of (x) two (three in the case of Richard M. Bracken and R. Milton Johnson) and (y) the sum of (A) the executive’s base salary and (B) annual bonus paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two- year period; (iii) entitled to the pro rata bonus; and (iv) entitled to continued coverage under our group health plans during the period over which the cash severance described in clause (ii) is paid. The executive’s vested New Options and 2x Time Options would also remain exercisable until the first anniversary of the termination of the executive’s employment. However, in lieu of receiving the payments and benefits described in (ii), (iii) and (iv) immediately above, the executive may instead elect to have his or her covenants not to compete waived by us. The same severance applies regardless of whether the termination was in connection with a change in control of the Company.

“Cause” is defined as an executive’s (i) willful and continued failure to perform his material duties to the Company which continues beyond 10 business days after a written demand for substantial performance is delivered; (ii) willful or intentional engagement in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or the Sponsors; (iii) conviction of, or a plea of nolo contendere to, a crime constituting a felony, or a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) willful and material breach of his covenants under the employment agreement which continues beyond the designated cure period or of the agreements relating to the new equity. “Good Reason” is defined as (i) a reduction in the executive’s base salary (other than a general reduction that affects all similarly situated employees in substantially the same proportions which is implemented by the Board in good faith after consultation with the chief executive officer and chief operating officer), a reduction in the executive’s annual incentive compensation opportunity, or the reduction of benefits payable to the executive under the SERP; (ii) a substantial diminution in the executive’s title, duties and responsibilities; or (iii) a transfer of the executive’s primary workplace to a location that is more than 20 miles from his or her current workplace (other than, in the case of (i) and (ii), any isolated, insubstantial and inadvertent failure that is not in bad faith and is cured within 10 business days after the executive’s written notice to the Company).

In the event of an executive’s termination of employment that is not a qualifying termination or a termination due to death or disability, he or she will only be entitled to the “accrued rights” (as defined above).

Additional information with respect to potential payments to the named executive officers pursuant to their employment agreements and the 2006 Plan is contained in “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table includes certain information with respect to options held by the named executive officers as of December 31, 2010.

			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option
	Options	Options	Unexercised	Exercise	Option
	Exercisable	Unexercisable	Unearned	Price	Expiration
Name	(#)(1)(2)(3)	(#)(2)(3)	Options(#)(2)	($)(4)(5)(6)	Date

Richard M. Bracken	134,852	—	—	$2.83	1/24/2012
Richard M. Bracken	182,407	—	—	$2.83	1/29/2013
Richard M. Bracken	136,208	—	—	$2.83	1/29/2014
Richard M. Bracken	48,378	—	—	$2.83	1/27/2015
Richard M. Bracken	31,961	—	—	$2.83	1/26/2016
Richard M. Bracken	105,011	210,032	630,078	$5.31	1/30/2017
Richard M. Bracken	630,068	—	—	$11.32	1/30/2017
Richard M. Bracken	—	284,490	—	$13.21	10/6/2019
Richard M. Bracken	284,481	—	—	$17.65	10/6/2019
Richard M. Bracken	853,445	—	—	$22.64	10/6/2019
R. Milton Johnson	43,153	—	—	$2.83	1/24/2012
R. Milton Johnson	41,689	—	—	$2.83	1/29/2013
R. Milton Johnson	36,319	—	—	$2.83	1/29/2014
R. Milton Johnson	117,188	—	—	$2.83	7/22/2014
R. Milton Johnson	29,016	—	—	$2.83	1/27/2015
R. Milton Johnson	19,374	—	—	$2.83	1/26/2016
R. Milton Johnson	75,008	150,021	450,057	$5.31	1/30/2017
R. Milton Johnson	450,048	—	—	$11.32	1/30/2017
R. Milton Johnson	—	213,365	—	$13.21	10/6/2019
R. Milton Johnson	213,356	—	—	$17.65	10/6/2019
R. Milton Johnson	640,070	—	—	$22.64	10/6/2019
Samuel N. Hazen	86,306	—	—	$2.83	1/24/2012
Samuel N. Hazen	104,232	—	—	$2.83	1/29/2013
Samuel N. Hazen	75,670	—	—	$2.83	1/29/2014
Samuel N. Hazen	29,016	—	—	$2.83	1/27/2015
Samuel N. Hazen	19,374	—	—	$2.83	1/26/2016
Samuel N. Hazen	48,005	96,015	288,031	$5.31	1/30/2017
Samuel N. Hazen	288,030	—	—	$11.32	1/30/2017
Samuel N. Hazen	—	84,464	—	$13.21	10/6/2019
Samuel N. Hazen	84,450	—	—	$17.65	10/6/2019
Samuel N. Hazen	253,352	—	—	$22.64	10/6/2019
Beverly B. Wallace	62,538	—	—	$2.83	1/29/2013
Beverly B. Wallace	51,456	—	—	$2.83	1/29/2014
Beverly B. Wallace	20,726	—	—	$2.83	1/27/2015
Beverly B. Wallace	16,032	—	—	$2.83	1/26/2016
Beverly B. Wallace	42,004	84,013	252,027	$5.31	1/30/2017
Beverly B. Wallace	252,026	—	—	$11.32	1/30/2017

			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option
	Options	Options	Unexercised	Exercise	Option
	Exercisable	Unexercisable	Unearned	Price	Expiration
Name	(#)(1)(2)(3)	(#)(2)(3)	Options(#)(2)	($)(4)(5)(6)	Date

Beverly B. Wallace	—	84,464	—	$13.21	10/6/2019
Beverly B. Wallace	84,450	—	—	$17.65	10/6/2019
Beverly B. Wallace	253,352	—	—	$22.64	10/6/2019
W. Paul Rutledge	37,756	—	—	$2.83	1/24/2012
W. Paul Rutledge	41,689	—	—	$2.83	1/29/2013
W. Paul Rutledge	24,214	—	—	$2.83	1/29/2014
W. Paul Rutledge	10,346	—	—	$2.83	1/27/2015
W. Paul Rutledge	24,304	—	—	$2.83	10/1/2015
W. Paul Rutledge	19,374	—	—	$2.83	1/26/2016
W. Paul Rutledge	42,004	84,013	252,027	$5.31	1/30/2017
W. Paul Rutledge	252,026	—	—	$11.32	1/30/2017
W. Paul Rutledge	—	84,464	—	$13.21	10/6/2019
W. Paul Rutledge	84,450	—	—	$17.65	10/6/2019
W. Paul Rutledge	253,352	—	—	$22.64	10/6/2019

(1)	Reflects Rollover Options, as further described under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Options,” the 60% of the named executive officer’s time vested New Options, comprised of the 20% that vested as of January 30, 2008, January 30, 2009 and January 30, 2010, respectively, the 80% of the named executive officer’s EBITDA-based performance vested New Options, comprised of the 20% that vested as of December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010, respectively (upon the Committee’s determination that the Company achieved the 2007, 2008, 2009 and 2010 EBITDA performance targets under the option awards, as adjusted, as described in more detail under “Compensation Discussion and Analysis — Long Term Equity Incentive Awards: Options”) and the 80% of the named executive officer’s vested 2x Time Options, comprised of the 40% that were vested on the grant date and the 20% that vested on November 17, 2009 and November 17, 2010, respectively.

(2)	Reflects New Options awarded in January 2007 under the 2006 Plan by the Compensation Committee as part of the named executive officer’s long term equity incentive award. The New Options granted in 2007 are structured so that 1/3 are time vested options (vesting in five equal installments on the first five anniversaries of the January 30, 2007 grant date), 1/3 are EBITDA-based performance vested options (vesting in equal increments of 20% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if certain annual EBITDA performance targets are achieved, subject to “catch up” vesting, such that, options that were eligible to vest but failed to vest due to our failure to achieve prior EBITDA targets will vest if at the end of any subsequent year or at the end of fiscal year 2012, the cumulative total EBITDA earned in all prior years exceeds the cumulative EBITDA target at the end of such fiscal year) and 1/3 are performance options that vest based on investment return to the Sponsors (vesting with respect to 10% of the common stock subject to such options at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return is at least $22.64 and with respect to an additional 10% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return is at least $28.30, subject to “catch up” vesting if the relevant Investor Return is achieved at any time occurring prior to January 30, 2017, so long as the named executive officer remains employed by the Company). The time vested options are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of the 60% of the time vested options that were vested as of December 31, 2010, which are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column), and the EBITDA-based performance vested options and investment return performance vested options are both reflected in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column (with the exception of the 80% of the EBITDA-based performance vested options that were vested as of December 31, 2010, which are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column). The terms of these option awards are described in more detail under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Options.”

(3)	Reflects 2x Time Options awarded in October 2009 under the 2006 Plan by the Compensation Committee, pursuant to the named executive officer’s employment agreement, as part of the named executive officer’s long term equity incentive award. The 2x Time Options are structured, pursuant to the named executive officer’s respective employment agreements, so that 40% were vested on the grant date, an additional 20% vested on November 17, 2009 and November 17, 2010, respectively, and an additional 20% will vest on November 17, 2011. The 80% of the 2x Time Options that were vested as of December 31, 2010 are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column, and the 20% of the 2x Time Options that were not vested as of December 31, 2010 are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column. The terms of these option awards are described in more detail under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Options.”

(4)	Immediately after the consummation of the Merger, all Rollover Options (other than those with an exercise price below $2.83) were adjusted such that they retained the same “spread value” (as defined below) as immediately prior to the Merger, but the new per share exercise price for all Rollover Options would be $2.83. The term “spread value” means the difference between (x) the aggregate fair market value of the common stock (determined using the Merger consideration of $11.32 per share) subject to the outstanding options held by the participant immediately prior to the Merger that became Rollover Options, and (y) the aggregate exercise price of those options.

(5)	The exercise price for the New Options granted under the 2006 Plan to the named executive officers on January 30, 2007 was equal to the fair value of our common stock on the date of the grant, as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors, pursuant to the terms of the 2006 Plan. Pursuant to the New Options award agreements, in connection with the distributions of $3.88, $1.11 and $4.44, respectively, per share of outstanding common stock and outstanding vested stock option held on the February 1, May 6 and November 24, 2010 record dates, respectively, the Company reduced the per share exercise price of any unvested New Options outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. With respect to the November 24, 2010 distribution and pursuant the New Option award agreements, to the extent the per share exercise price could not be reduced by the full $4.44 per share distribution, the Company will pay the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested option outstanding as of the November 24, 2010 record date upon the vesting of such option. The total cash distributions attributable to the November 24, 2010 record date distribution (such amounts representing the balance of the distribution amount by which the exercise price of such options could not be reduced under applicable tax rules) that will become payable upon vesting of the applicable unvested stock options awards held by the named executive officers on November 24, 2010 are reflected in the “All Other Compensation” column of the Summary Compensation Table.

(6)	The exercise price for the 2x Time Options granted under the 2006 Plan to the named executive officers on October 6, 2009 was $22.64, pursuant to the named executive officers’ employment agreements. Pursuant to the New Options award agreements, in connection with the distributions of $3.88, $1.11 and $4.44, respectively, per share of outstanding common stock and outstanding vested stock option held on the February 1, May 6 and November 24, 2010 record dates, respectively, the Company reduced the per share exercise price of any unvested 2x Time Options outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules.

Option Exercises and Stock Vested in 2010

The following table includes certain information with respect to options exercised by the named executive officers during the fiscal year ended December 31, 2010.

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise(1)	Exercise ($)(2)

Richard M. Bracken	154,521	$3,137,421
R. Milton Johnson	15,173	$552,387
Samuel N. Hazen	86,328	$1,752,840
Beverly B. Wallace	70,358	$1,428,578

(1)	Messrs. Bracken and Hazen and Ms. Wallace elected a cash exercise of 154,521, 86,328 and 70,358 stock options, respectively, resulting in net shares realized of 154,521, 86,328 and 70,358, respectively. Mr. Johnson elected a cashless exercise of 27,205 stock options, resulting in net shares realized of 15,173.

(2)	Represents the difference between the exercise price of the options and the fair market value of the common stock on the date of exercise, as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors.

2010 Pension Benefits

Our SERP is intended to qualify as a “top-hat” plan designed to benefit a select group of management or highly compensated employees. There are no other defined benefit plans that provide for payments or benefits to any of the named executive officers. Information about benefits provided by the SERP is as follows:

	Plan	Number of Years	Present Value of	Payments During
Name	Name	Credited Service	Accumulated Benefit	Last Fiscal Year

Richard M. Bracken	SERP	29	$23,554,306	—
R. Milton Johnson	SERP	28	$9,877,428	—
Samuel N. Hazen	SERP	28	$7,967,999	—
Beverly B. Wallace	SERP	27	$11,990,524	—
W. Paul Rutledge	SERP	29	$8,102,058	—

Messrs. Bracken and Rutledge and Ms. Wallace are eligible for early retirement. The remaining named executive officers have not satisfied the eligibility requirements for normal or early retirement. All of the named executive officers are 100% vested in their accrued SERP benefit.

Plan Provisions

In the event the employee’s “accrued benefits under the Company’s Plans” (computed using “actuarial factors”) are insufficient to provide the “life annuity amount,” the SERP will provide a benefit equal to the amount of the shortfall. Benefits can be paid in the form of an annuity or a lump sum. The lump sum is calculated by converting the annuity benefit using the “actuarial factors.” All benefits with a present value not exceeding one million dollars are paid as a lump sum regardless of the election made.

Normal retirement eligibility requires attainment of age 60 for employees who were participants at the time of the change in control which occurred as a result of the Merger, including all of the named executive officers. Early retirement eligibility requires age 55 with 20 or more years of service. The service requirement for early retirement is waived for employees participating in the SERP at the time of its inception in 2001, including all of the named executive officers. The “life annuity amount” payable to a participant who takes early retirement is reduced by three percent for each full year or portion thereof that the participant retires prior to normal retirement age.

The “life annuity amount” is the annual benefit payable as a life annuity to a participant upon normal retirement. It is equal to the participant’s “accrual rate” multiplied by the product of the participant’s “years of service” times the participant’s “pay average.” The SERP benefit for each year equals the life annuity amount less the annual life annuity amount produced by the employee’s “accrued benefit under the Company’s Plans.”

The “accrual rate” is a percentage assigned to each participant, and is either 2.2% or 2.4%. All of the named executive officers are assigned a percentage of 2.4%.

A participant is credited with a “year of service” for each calendar year that the participant performs 1,000 hours of service for HCA Inc. or one of its subsidiaries, or for each year the participant is otherwise credited by us, subject to a maximum credit of 25 years of service.

A participant’s “pay average” is an amount equal to one-fifth of the sum of the compensation during the period of 60 consecutive months for which total compensation is greatest within the 120 consecutive month period immediately preceding the participant’s retirement. For purposes of this calculation, the participant’s compensation includes base compensation, payments under the PEP, and bonuses paid prior to the establishment of the PEP.

The “accrued benefits under the Company’s Plans” for an employee equals the sum of the employer-funded benefits accrued under the former HCA Retirement Plan (which was merged into the HCA 401(k) Plan in 2008), the HCA 401(k) Plan and any other tax-qualified plan maintained by HCA Inc. or one of its subsidiaries, the income/loss adjusted amount distributed to the participant under any of these plans, the account credit and the income/loss adjusted amount distributed to the participant under the Restoration Plan and any other nonqualified retirement plans sponsored by HCA Inc. or one of its subsidiaries.

The “actuarial factors” include (a) interest at the long term Applicable Federal Rate under Section 1274(d) of the Code or any successor thereto as of the first day of November preceding the plan year in which the participant’s retirement, death, disability, or termination with benefit rights under Section 5.3 or 6.2 occurs, and (b) mortality being the applicable Section 417(e)(3) of the Code mortality table, as specified and changed by the U.S. Treasury Department.

Credited service does not include any amount other than service with HCA Inc. or one of its subsidiaries.

Assumptions

The Present Value of Accumulated Benefit is based on a measurement date of December 31, 2010. The measurement date for valuing plan liabilities on the Company’s balance sheet is December 31, 2010.

The assumption is made that there is no probability of pre-retirement death or termination. Retirement age is assumed to be the Normal Retirement Age as defined in the SERP for all named executive officers, as adjusted by the provisions relating to change in control, or age 60. Age 60 also represents the earliest date the named executive officers are eligible to receive an unreduced benefit.

All other assumptions used in the calculations are the same as those used for the valuation of the plan liabilities in the plan’s most recent annual valuation.

Supplemental Information

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits his rights to any further payment, and must repay any benefits already paid. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

2010 Nonqualified Deferred Compensation

Amounts shown in the table are attributable to the HCA Restoration Plan, an unfunded, nonqualified defined contribution plan designed to restore benefits under the HCA 401(k) Plan based on compensation in excess of the Code Section 401(a)(17) compensation limit.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last	in Last	in Last	Withdrawals/	at Last
Name	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Fiscal Year End

Richard M. Bracken	—	—	$206,549	—	$1,624,946
R. Milton Johnson	—	—	$84,699	—	$666,338
Samuel N. Hazen	—	—	$113,066	—	$889,505
Beverly B. Wallace	—	—	$69,780	—	$548,966
W. Paul Rutledge	—	—	$62,128	—	$488,770

The following amounts from the column titled “Aggregate Balance at Last Fiscal Year” have been reported in the Summary Compensation Tables in prior years:

	Restoration Contribution
Name	2001	2002	2003	2004	2005	2006	2007

Richard M. Bracken	$87,924	$146,549	$162,344	$192,858	$172,571	$409,933	$91,946
R. Milton Johnson	—	—	—	—	$71,441	$212,109	$57,792
Samuel N. Hazen	—	—	$79,510	$101,488	$97,331	$247,060	$62,004
Beverly B. Wallace	—	—	—	—	—	—	$52,250

Plan Provisions

Until 2008, hypothetical accounts for each participant were credited each year with a contribution designed to restore the HCA Retirement Plan based on compensation in excess of the Code Section 401(a)(17) compensation limit, based on years of service. Effective January 1, 2008, participants in the SERP are no longer eligible for Restoration Plan contributions. However, the hypothetical accounts as of January 1, 2008 will continue to be maintained and were increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund of the HCA 401(k) Plan through December 31, 2010. Subsequently, the hypothetical accounts as of December 31, 2010 will continue to be maintained but will not be increased or decreased with hypothetical investment returns.

No employee deferrals are allowed under this or any other nonqualified deferred compensation plan.

Prior to April 30, 2009, eligible employees made a one-time election prior to participation (or prior to December 31, 2006, if earlier) regarding the form of distribution of the benefit. Participants chose between a lump sum and five or ten-year installments. All distributions are paid in the form of a lump-sum distribution unless the participant submitted an installment payment election prior to April 30, 2009. Distributions are paid (or begin) during the July following the year of termination of employment or retirement. All balances not exceeding $500,000 are automatically paid as a lump sum, regardless of election.

Supplemental Information

In the event a named executive officer renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential cash severance payable to each of the named executive officers (based upon his or her 2010 base salary and PEP payment received in 2010 for 2009 performance), as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2010, assuming the executive’s employment terminates or the Company undergoes a Change in Control (as defined in the 2006 Plan and set forth above under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Options”) effective December 31, 2010. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment. As noted above, in the event a named executive officer breaches or violates those certain confidentiality, non-competition and/or non-solicitation covenants contained in his or her employment agreement, the SERP or the HCA Restoration Plan, certain of the payments described below may be subject to forfeiture and/or repayment. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements,” “2010 Pension Benefits — Supplemental Information,” and “2010 Nonqualified Deferred Compensation — Supplemental Information.”

Richard M. Bracken

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$14,310,001	—	$14,310,001	—	—	—
Non-Equity Incentive Bonus(2)	$2,614,824	$2,614,824	$2,614,824	$2,614,824	—	$2,614,824	$2,614,824	$2,614,824	$2,614,824
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$17,800,598
SERP(4)	$22,425,973	$22,425,973	—	$22,425,973	$22,425,973	$22,425,973	$22,425,973	$19,717,244	—
Retirement Plans(5)	$2,901,084	$2,901,084	$2,901,084	$2,901,084	$2,901,084	$2,901,084	$2,901,084	$2,901,084	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$1,727,128	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$1,401,000	—
Accrued Vacation Pay	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	—

Total	$28,125,343	$28,125,343	$5,699,370	$42,435,344	$25,510,519	$42,435,344	$29,852,471	$26,817,614	$20,415,422

(1)	Represents amounts Mr. Bracken would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Bracken would be entitled to receive for the 2010 fiscal year pursuant to the 2010 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2010 PEP, incentive payouts up to the target will be paid in cash during the first quarter of 2011. Payouts above the target will be paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Bracken’s unvested New Options and the fair value price of our common stock on December 31, 2010 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($23.13 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $11.32 at the end of the 2010 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2010 interest rate of 4.01%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Bracken would be entitled. The value includes $1,276,138 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $1,624,946 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Bracken would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Bracken. Mr. Bracken’s payment upon death while actively employed includes $1,326,000 of Company-paid life insurance and $75,000 from the Executive Death Benefit Plan.

R. Milton Johnson

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$6,630,001	—	$6,630,001	—	—	—
Non-Equity Incentive Bonus(2)	$1,032,267	$1,032,267	$1,032,267	$1,032,267	—	$1,032,267	$1,032,267	$1,032,267	$1,032,267
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$12,815,562
SERP(4)	$10,627,544	—	—	$10,627,544	$10,627,544	$10,627,544	$10,627,544	$9,724,399	—
Retirement Plans(5)	$1,789,401	$1,789,401	$1,789,401	$1,789,401	$1,789,401	$1,789,401	$1,789,401	$1,789,401	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$2,047,604	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$851,000	—
Accrued Vacation Pay	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	—

Total	$13,566,904	$2,939,360	$2,939,360	$20,196,905	$12,534,637	$20,196,905	$15,614,508	$13,514,759	$13,847,829

(1)	Represents amounts Mr. Johnson would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Johnson would be entitled to receive for the 2010 fiscal year pursuant to the 2010 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2010 PEP, incentive payouts up to the target will be paid in cash during the first quarter of 2011. Payouts above the target will be paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Johnson’s unvested New Options and the fair value price of our common stock on December 31, 2010 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($23.13 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $11.32 at the end of the 2010 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2010 interest rate of 4.01%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Johnson would be entitled. The value includes $1,123,063 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $666,338 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Johnson would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66 and 4 months, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Johnson. Mr. Johnson’s payment upon death while actively employed with the Company includes $851,000 of Company-paid life insurance.

Samuel N. Hazen

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$3,659,479	—	$3,659,479	—	—	—
Non-Equity Incentive Bonus(2)	$816,431	$816,431	$816,431	$816,431	—	$816,431	$816,431	$816,431	$816,431
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$7,684,802
SERP(4)	$8,384,265	—	—	$8,384,265	$8,384,265	$8,384,265	$8,384,265	$8,059,608	—
Retirement Plans(5)	$1,533,429	$1,533,429	$1,533,429	$1,533,429	$1,533,429	$1,533,429	$1,533,429	$1,533,429	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$2,380,816	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$789,000	—
Accrued Vacation Pay	$109,203	$109,203	$109,203	$109,203	$109,203	$109,203	$109,203	$109,203	—

Total	$10,843,328	$2,459,063	$2,459,063	$14,502,807	$10,026,897	$14,502,807	$13,224,144	$11,307,671	$8,501,233

(1)	Represents amounts Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Hazen would be entitled to receive for the 2010 fiscal year pursuant to the 2010 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2010 PEP, incentive payouts up to the target will be paid in cash during the first quarter of 2011. Payouts above the target will be paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Hazen’s unvested New Options and the fair value price of our common stock on December 31, 2010 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($23.13 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $11.32 at the end of the 2010 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2010 interest rate of 4.01%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hazen would be entitled. The value includes $643,924 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $889,505 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Hazen would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hazen. Mr. Hazen’s payment upon death while actively employed with the Company includes $789,000 of Company-paid life insurance.

Beverly B. Wallace

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$3,248,035	—	$3,248,035	—	—	—
Non-Equity Incentive Bonus(2)	$701,348	$701,348	$701,348	$701,348	—	$701,348	$701,348	$701,348	$701,348
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$6,829,019
SERP(4)	$10,679,246	$10,679,246	—	$10,679,246	$10,679,246	$10,679,246	$10,679,246	$9,554,436	—
Retirement Plans(5)	$1,084,745	$1,084,745	$1,084,745	$1,084,745	$1,084,745	$1,084,745	$1,084,745	$1,084,745	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$1,235,049	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$701,000	—
Accrued Vacation Pay	$96,925	$96,925	$96,925	$96,925	$96,925	$96,925	$96,925	$96,925	—

Total	$12,562,264	$12,562,264	$1,883,018	$15,810,299	$11,860,916	$15,810,299	$13,797,313	$12,138,454	$7,530,367

(1)	Represents amounts Ms. Wallace would be entitled to receive pursuant to her employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Ms. Wallace would be entitled to receive for the 2010 fiscal year pursuant to the 2010 PEP and her employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2010 PEP, incentive payouts up to the target will be paid in cash during the first quarter of 2011. Payouts above the target will be paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Ms. Wallace’s unvested New Options and the fair value price of our common stock on December 31, 2010 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($23.13 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $11.32 at the end of the 2010 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2010 interest rate of 4.01%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Ms. Wallace would be entitled. The value includes $535,779 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $548,966 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Ms. Wallace would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Ms. Wallace. Ms. Wallace’s payment upon death while actively employed includes $701,000 of Company-paid life insurance.

W. Paul Rutledge

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$3,182,034	—	$3,182,034	—	—	—
Non-Equity Incentive Bonus(2)	$350,667	$350,667	$350,667	$350,667	—	$350,667	$350,667	$350,667	$350,667
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$6,829,019
SERP(4)	$8,479,517	$8,479,517	—	$8,479,517	$8,479,517	$8,479,517	$8,479,517	$7,673,752	—
Retirement Plans(5)	$1,308,476	$1,308,476	$1,308,476	$1,308,476	$1,308,476	$1,308,476	$1,308,476	$1,308,476	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$1,770,423	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$776,000	—
Accrued Vacation Pay	$96,923	$96,923	$96,923	$96,923	$96,923	$96,923	$96,923	$96,923	—

Total	$10,235,583	$10,235,583	$1,756,066	$13,417,617	$9,884,916	$13,417,617	$12,006,006	$10,205,818	$7,179,686

(1)	Represents amounts Mr. Rutledge would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Rutledge would be entitled to receive for the 2010 fiscal year pursuant to the 2010 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Rutledge’s unvested New Options and the fair value price of our common stock on December 31, 2010 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($23.13 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $11.32 at the end of the 2010 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2010 interest rate of 4.01%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Rutledge would be entitled. The value includes $819,706 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $488,770 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Rutledge would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66 and 2 months, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Rutledge. Mr. Rutledge’s payment upon death while actively employed includes $701,000 of Company-paid life insurance and $75,000 from the Executive Death Benefit Plan.

Director Compensation

During the year ended December 31, 2010, none of our directors received compensation for their service as a member of our Board. Our directors are reimbursed for any expenses incurred in connection with their service.

Our Board of Directors has adopted a director compensation program to be effective upon the completion of this offering. Pursuant to this program, each member of our Board of Directors who is not an employee of the Company will receive quarterly payment of the following cash compensation, as applicable, for Board services:

•	$100,000 annual retainer for service as a Board member (prorated for partial years);

•	$15,000 annual retainer for service as a member of the Audit and Compliance Committee;

•	$10,000 annual retainer for service as a member on each of the Compensation Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee;

•	$20,000 annual retainer for service as Chairman of the Audit and Compliance Committee; and

•	$12,500 annual retainer for service as Chairman on each of the Compensation Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee.

We expect that we will continue to reimburse our directors for their reasonable expenses incurred in their service as Board members.

In addition to the director compensation described above, we anticipate that each non-employee director, upon joining the Board of Directors, will receive a one-time initial equity award with a value of $150,000. These equity grants will consist of restricted stock units (“RSUs”) ultimately payable in shares of our common stock. These RSUs will vest as to 100% of the award on the third anniversary of the grant date, subject to the director’s continued service on our Board of Directors. Each non-employee director will also receive an annual board equity award with a value of $125,000, awarded upon joining the Board of Directors (prorated at the time of hire for months of service) and at each annual meeting of the stockholders thereafter. These RSUs will vest as to 100% of the award on the subsequent annual meeting of the stockholders after each award was granted, each subject to the director’s continued service on our Board of Directors. We also anticipate allowing our directors to elect to defer receipt of shares under the RSUs.

Each non-employee director is expected to directly or indirectly acquire a number of shares of our common stock with a value of three times the value of the annual cash retainer for a director’s service on the Board of Directors within three years from the later of the Company’s listing on the NYSE or the date on which they are elected to the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During 2010, the Compensation Committee of the Board of Directors was composed of John P. Connaughton, James D. Forbes and Michael W. Michelson. None of the members of the Compensation Committee have at any time been an officer or employee of HCA or any of its subsidiaries. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Each member of the Compensation Committee is also a manager of Hercules Holding, and the Amended and Restated Limited Liability Company Agreement of Hercules Holding requires that the members of Hercules Holding take all necessary action to ensure that the persons who serve as managers of Hercules Holding also serve on our Board of Directors. Messrs. Michelson, Forbes and Connaughton are affiliated with KKR, BAML Capital Partners (the private equity division of Bank of America Corporation) and Bain Capital Partners, LLC respectively, each of which is a party to the sponsor management agreement with us. The Amended and Restated Limited Liability Company Agreement of Hercules Holding, the sponsor management agreement and certain transactions with affiliates of BAML Capital Partners and KKR are described in greater detail in “Certain Relationships and Related Party Transactions.”

PRINCIPAL AND SELLING STOCKHOLDERS

The following table shows the amount of our common stock beneficially owned as of February 11, 2011, and as adjusted to reflect the 124,000,000 shares of our common stock offered hereby, by those who were known by us to beneficially own more than 5% of our common stock, by each selling stockholder, by our directors and named executive officers individually and by our directors and all of our executive officers as a group.

The percentages of shares outstanding provided in the tables are based on 427,485,767 shares of our common stock, par value $0.01 per share, outstanding as of February 11, 2011. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares issuable upon the exercise of options that are exercisable within 60 days of February 11, 2011 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. Unless otherwise indicated, the address of each of the directors, executive officers and selling stockholders listed below is c/o HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203.

			Percentage
			of Common				Shares of Common		Percentage of
	Shares of		Stock		Shares of	Shares of	Stock Beneficially		Common Stock
	Common Stock		Beneficially		Common	Common	Owned After this		Beneficially Owned
	Beneficially		Owned		Stock	Stock	Offering		After this Offering
	Owned Prior to		Prior to this		Being	Subject to	Without	With	Without		With
Name of Beneficial Owner	this Offering		Offering		Offered	Option	Option	Option	Option		Option

5% Stockholders and other Selling Stockholders:
Hercules Holding II, LLC	413,764,840	(1)	96.8%		35,898,717	17,863,330	377,866,123	360,002,793	73.3%		69.8%
Jack Bovender, Jr.	2,805,407	(2)		*	222,766	70,702	2,582,641	2,511,939		*		*
Other Selling Stockholders as a group	1,501,632	(3)		*	159,217	69,990	1,342,415	1,272,425		*		*
Directors:
Christopher J. Birosak		(1)	—		—	—	—	—	—		—
Richard M. Bracken	3,033,420	(4)		*	—	—	3,033,420	3,033,420		*		*
John P. Connaughton		(1)	—		—	—	—	—	—		—
James D. Forbes		(1)	—		—	—	—	—	—		—
Kenneth W. Freeman		(1)	—		—	—	—	—	—		—
Thomas F. Frist III		(1)	—		—	—	—	—	—		—
William R. Frist		(1)	—		—	—	—	—	—		—
Christopher R. Gordon		(1)	—		—	—	—	—	—		—
R. Milton Johnson	1,948,092	(5)		*	—	—	1,948,092	1,948,092		*		*
Michael W. Michelson		(1)	—		—	—	—	—	—		—
James C. Momtazee		(1)	—		—	—	—	—	—		—
Stephen G. Pagliuca		(1)	—		—	—	—	—	—		—
Nathan C. Thorne		(1)	—		—	—	—	—	—		—
Selling Executive Officers:
David G. Anderson	335,092	(6)		*	—	28,246	335,092	306,846		*		*
Victor L. Campbell	541,081	(7)		*	—	41,066	541,081	500,015		*		*
Jon M. Foster	179,968	(8)		*	—	17,622	179,968	162,346		*		*
Samuel N. Hazen	1,275,811	(9)		*	—	80,372	1,275,811	1,195,439		*		*
A. Bruce Moore, Jr.	752,039	(10)		*	—	42,303	752,039	709,736		*		*
Jonathan B. Perlin	295,025	(11)		*	—	19,693	295,025	275,332		*		*
W. Paul Rutledge	979,054	(12)		*	—	98,098	979,054	880,956		*		*
Joseph N. Steakley	330,929	(13)		*	—	41,551	330,929	289,378		*		*
John M. Steele	237,321	(14)		*	—	29,256	237,321	208,065		*		*
Beverly B. Wallace	905,756	(15)		*	—	82,654	905,756	823,102		*		*
Robert A. Waterman	842,578	(16)		*	—	75,783	842,578	766,795		*		*
Noel Brown Williams	299,459	(17)		*	—	23,844	299,459	275,615		*		*
Alan R. Yuspeh	173,771	(18)		*	—	15,490	173,771	158,281		*		*

Percentage
			of Common			Shares of Common		Percentage of
	Shares of		Stock	Shares of	Shares of	Stock Beneficially		Common Stock
	Common Stock		Beneficially	Common	Common	Owned After this		Beneficially Owned
	Beneficially		Owned	Stock	Stock	Offering		After this Offering
	Owned Prior to		Prior to this	Being	Subject to	Without	With	Without	With
Name of Beneficial Owner	this Offering		Offering	Offered	Option	Option	Option	Option	Option

Directors and all executive officers as a group (31 persons)	13,490,368	(19)	3.1%	—	595,978	13,490,368	12,894,390	2.4%	2.3%

*	Less than 1%.

(1)	Hercules Holding holds 413,764,840 shares, or approximately 96.8%, of our outstanding common stock. Hercules Holding is held by a private investor group, including affiliates of Bain Capital, KKR and MLGPE, now BAML Capital Partners (the private equity arm of Merrill Lynch & Co., Inc., which is a wholly-owned subsidiary of Bank of America Corporation), and affiliates of our founder Dr. Thomas F. Frist, Jr., including Mr. Thomas F. Frist III and Mr. William R. Frist, who serve as directors. Messrs. Connaughton, Gordon and Pagliuca are affiliated with Bain Capital, whose affiliated funds may be deemed to have indirect beneficial ownership of 105,296,865 shares, or 24.6%, of our outstanding common stock (with 11,164,514 of such shares to be sold in the offering and 4,629,984 of such shares subject to option) through their interests in Hercules Holding. Prior to the completion of the offering, Hercules Holding may make a distribution of shares of our common stock to funds advised by Bain Capital, which funds may make a further distribution of shares to certain partners and other employees of Bain Capital who may make subsequent distributions of such shares to one or more charities. In such case, a recipient charity, if it chooses to participate in the offering, will be the selling shareholder with respect to the donated shares. Messrs. Michelson, Momtazee and Freeman are affiliated with KKR, which indirectly holds 105,296,860 shares, or 24.6%, of our outstanding common stock (with 11,164,514 of such shares to be sold in the offering and 4,629,984 of such shares subject to option) through the interests of certain of its affiliated funds in Hercules Holding. Messrs. Birosak, Forbes and Thorne are affiliated with Bank of America Corporation, which indirectly through MLGPE, now BAML Capital Partners, holds 105,296,865 shares, or 24.6%, of our outstanding common stock (with 11,164,514 of such shares to be sold in the offering and 7,262,405 of such shares subject to option) through the interests of certain of its affiliated funds in Hercules Holding. Thomas F. Frist III and William R. Frist may each be deemed to indirectly, beneficially hold 80,207,583 shares, or 18.8%, of our outstanding common stock (with 531,994 of such shares to be sold in the offering and 204,106 of such shares subject to the overallotment option) through their interests in Hercules Holding. Each of such persons, other than Hercules Holding, disclaims membership in any such group and disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. The principal office addresses of Hercules Holding are c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, MA 02199; c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025; c/o BAML Capital Partners, 767 Fifth Avenue, 7th Floor, New York, NY 10153; and c/o Dr. Thomas F. Frist, Jr., 3100 West End Ave., Suite 500, Nashville, TN 37203.

(2)	Includes 1,457,941 shares issuable upon exercise of options.

(3)	Includes shares owned by the selling shareholders other than those named in the table that in the aggregate beneficially own less than 1.0% of our common stock as of February 11, 2011.

(4)	Includes 2,511,819 shares issuable upon exercise of options.

(5)	Includes 1,740,228 shares issuable upon exercise of options.

(6)	Includes 262,220 shares issuable upon exercise of options.

(7)	Includes 228,630 shares issuable upon exercise of options.

(8)	Includes 167,291 shares issuable upon exercise of options.

(9)	Includes 1,036,439 shares issuable upon exercise of options.

(10)	Includes 639,106 shares issuable upon exercise of options.

(11)	Includes 295,025 shares issuable upon exercise of options.

(12)	Includes 831,516 shares issuable upon exercise of options.

(13)	Includes 239,050 shares issuable upon exercise of options.

(14)	Includes 195,416 shares issuable upon exercise of options.

(15)	Includes 824,585 shares issuable upon exercise of options.

(16)	Includes 359,260 shares issuable upon exercise of options.

(17)	Includes 196,971 shares issuable upon exercise of options.

(18)	Includes 173,771 shares issuable upon exercise of options.

(19)	Includes 10,773,814 shares issuable upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In accordance with its charter, our Audit and Compliance Committee reviews and approves all material related party transactions. Prior to its approval of any material related party transaction, the Audit and Compliance Committee will discuss the proposed transaction with management and our independent auditor. In addition, our Code of Conduct requires that all of our employees, including our executive officers, remain free of conflicts of interest in the performance of their responsibilities to the Company. An executive officer who wishes to enter into a transaction in which their interests might conflict with ours must first receive the approval of the Audit and Compliance Committee. The Amended and Restated Limited Liability Company Agreement of Hercules Holding generally requires that an Investor must obtain the prior written consent of each other Investor (other than the Sponsor Assignees) before it or any of its affiliates (including our directors) enter into any transaction with us.

Stockholder Agreements

On January 30, 2007, our Board of Directors awarded to members of management and certain key employees New Options to purchase shares of our common stock (the New Options together with the Rollover Options, “Options”) pursuant to the 2006 Plan. Our Compensation Committee approved additional option awards periodically throughout 2010, 2009, 2008 and 2007 to members of management and certain key employees in cases of promotions, significant contributions to the Company and new hires. In connection with their option awards, the participants under the 2006 Plan were required to enter into a Management Stockholder’s Agreement, a Sale Participation Agreement, and an Option Agreement with respect to the New Options. In addition, in accordance with agreements entered into at the time of the Recapitalization, our named executive officers received the 2x Time Options. Below are brief summaries of the principal terms of the Management Stockholder’s Agreement and the Sale Participation Agreement, each of which are qualified in their entirety by reference to the agreements themselves, forms of which were filed as Exhibits 10.12 and 10.13, respectively, to our annual report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 27, 2007. The Management Stockholder’s Agreement was assumed by HCA Holdings, Inc. in connection with the Corporate Reorganization. The terms of the Option Agreement with respect to 2x Time Options, New Options and the 2006 Plan, all of which were assumed by HCA Holdings, Inc. in connection with the Corporate Reorganization, are described in more detail in “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards: Options.”

Management Stockholder’s Agreement

The Management Stockholder’s Agreement imposes significant restrictions on transfers of shares of our common stock. Generally, shares will be nontransferable by any means at any time prior to the earlier of a “Change in Control” (as defined in the Management Stockholder’s Agreement) or the fifth anniversary of the closing date of the Recapitalization, except (i) sales pursuant to an effective registration statement under the Securities Act filed by the Company in accordance with the Management Stockholder’s Agreement, (ii) a sale pursuant to the Sale Participation Agreement (described below), (iii) a sale to certain “Permitted Transferees” (as defined in the Management Stockholder’s Agreement), or (iv) as otherwise permitted by our Board of Directors or pursuant to a waiver of the restrictions on transfers given by unanimous agreement of the Sponsors. On and after such fifth anniversary through the earlier of a Change in Control or the eighth anniversary of the closing date of the Recapitalization, a management stockholder will be able to transfer shares of our common stock, but only to the extent that, on a cumulative basis, the management stockholders in the aggregate do not transfer a greater percentage of their equity than the percentage of equity sold or otherwise disposed of by the Sponsors. In connection with this offering, we have agreed to waive such transfer restrictions for all employees subject to the Management Stockholder’s Agreement that were not permitted to participate in this offering with respect to the number of shares of our common stock equal to the number of shares of common stock such employees could have required us to register in this offering had we elected to grant them “piggyback rights.” Effective upon the consummation of this offering, we intend to amend the Management Stockholder’s Agreement so that shares acquired in the open market or through the directed share program will not be subject to such transfer restrictions.

In the event that a management stockholder wishes to sell his or her stock at any time following the fifth anniversary of the closing date of the Recapitalization but prior to an initial public offering of our common stock, the Management Stockholder’s Agreement provides the Company with a right of first offer on those shares upon the same terms and conditions pursuant to which the management stockholder would sell them to a third party. In the event that a registration statement is filed with respect to our common stock in the future, the Management Stockholder’s Agreement prohibits management stockholders from selling shares not included in the registration statement from the time of receipt of notice until 180 days (in the case of an initial public offering) or 90 days (in the case of any other public offering) of the date of the registration statement. The Management Stockholder’s Agreement also provides for the management stockholder’s ability to cause us to repurchase their outstanding stock and options in the event of the management stockholder’s death or disability, and for our ability to cause the management stockholder to sell their stock or options back to the Company upon certain termination events.

The Management Stockholder’s Agreement provides that, in the event we propose to sell shares to the Sponsors, certain members of senior management, including the executive officers (the “Senior Management Stockholders”) have a preemptive right to purchase shares in the offering. The maximum shares a Senior Management Stockholder may purchase is a proportionate number of the shares offered to the percentage of shares owned by the Senior Management Stockholder prior to the offering. Additionally, following the initial public offering of our common stock, the Senior Management Stockholders will have limited “piggyback” registration rights with respect to their shares of common stock. The maximum number of shares of Common Stock which a Senior Management Stockholder may register is generally proportionate with the percentage of common stock being sold by the Sponsors (relative to their holdings thereof).

Sale Participation Agreement

The Sale Participation Agreement grants the Senior Management Stockholders the right to participate in any private direct or indirect sale of shares of common stock by the Sponsors (such right being referred to herein as the “Tag-Along Right”), and requires all management stockholders to participate in any such private sale if so elected by the Sponsors in the event that the Sponsors are proposing to sell at least 50% of the outstanding common stock held by the Sponsors, whether directly or through their interests in Hercules Holding (such right being referred to herein as the “Drag-Along Right”). The number of shares of common stock which would be required to be sold by a management stockholder pursuant to the exercise of the Drag-Along Right will be the sum of the number of shares of common stock then owned by the management stockholder and his affiliates plus all shares of common stock the management stockholder is entitled to acquire under any unexercised Options (to the extent such Options are exercisable or would become exercisable as a result of the consummation of the proposed sale), multiplied by a fraction (x) the numerator of which shall be the aggregate number of shares of common stock proposed to be transferred by the Sponsors in the proposed sale and (y) the denominator of which shall be the total number of shares of common stock owned by the Sponsors entitled to participate in the proposed sale. Management stockholders will bear their pro rata share of any fees, commissions, adjustments to purchase price, expenses or indemnities in connection with any sale under the Sale Participation Agreement.

Amended and Restated Limited Liability Company Agreement of Hercules Holding II, LLC

The Investors and certain other investment funds who agreed to co-invest with them through a vehicle jointly controlled by the Investors to provide equity financing for the Recapitalization entered into a limited liability company operating agreement in respect of Hercules Holding (the “LLC Agreement”). The LLC Agreement will be amended upon consummation of the offering and many of its operative provisions will be replaced by the Stockholders’ Agreement described below.

A copy of the form of amended LLC Agreement that will be entered into has been filed as Exhibit 10.33 to the registration statement of which this prospectus is a part.

Stockholders’ Agreement

Upon the consummation of this offering, we will enter into the Stockholders’ Agreement with Hercules Holding and the Investors (other than the Sponsor Assignees).

Board Composition.  Upon the consummation of this offering, our Board of Directors will be comprised of 15 members. Under the Stockholders’ Agreement, until we cease to be a “controlled company” within the meaning of the New York Stock Exchange rules, each of the Sponsors will have the right to nominate three directors to our Board of Directors and the Frist Entities will have the right to nominate two directors to our board of directors. Once we cease to be a “controlled company”, (i) each Sponsor will continue to have the right to nominate three directors to our Board of Directors; however, once a Sponsor owns less than 10% of our outstanding shares of common stock, such Sponsor will only be entitled to nominate one director to our Board of Directors and a Sponsor will lose its right to nominate any directors to our Board of Directors once such Sponsor owns less than 3% of our outstanding shares of common stock; and (ii) the Frist Entities will continue to have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors once the Frist Entities own less than 3% of our outstanding shares of common stock.

Board Committees.  Under the Stockholders’ Agreement, until we cease to be a “controlled company” each of the Sponsors and the Frist Entities will have the right to designate one member of each committee of our Board of Directors except to the extent that such a designee is not permitted to serve on a committee under applicable law, rule, regulation or listing standards. Once we cease to be a “controlled company”, the Board of Directors will determine the composition of each committee of the board of directors.

Investor Approvals.  Under the Stockholders’ Agreement, the following actions will require the requisite approval of the Investors (other than the Sponsor Assignees) for so long as Hercules Holding and/or the Investors (other than the Sponsor Assignees) own at least 35% of our outstanding shares of common stock:

•	any merger, consolidation, recapitalization, liquidation, or sale of us or all or substantially all of our assets;

•	initiating any liquidation, dissolution or winding up or other bankruptcy proceeding involving us or any of our subsidiaries;

•	we or any of our subsidiaries entering into any business or operations other than those businesses and operations of a same or similar nature to those which are currently conducted by us or our subsidiaries.

For purposes of these approval rights, requisite approval means the approval of the Investors (other than the Sponsor Assignees) owning a majority of the shares of our common stock that are then owned by the Investors (other than the Sponsor Assignees), including at all times for so long as there are at least two Sponsors that continue to own at least 20% of the shares of our common stock that are currently owned by such Sponsors, the approval of at least two Sponsors and at any time as there is only one Sponsor that continues to own at least 20% of the shares of our common stock currently owned by such Sponsor, the approval of such Sponsor.

A copy of the form of Stockholders’ Agreement that will be entered into has been filed as Exhibit 10.38 to the registration statement of which this prospectus is a part.

Registration Rights Agreement

Hercules Holding and the Investors entered into a registration rights agreement with HCA Inc. upon completion of the Recapitalization. Pursuant to this agreement, the Investors (with certain exceptions as to the Sponsor Assignees) can cause us to register shares of our common stock held by Hercules Holding under the Securities Act and, if requested, to maintain a shelf registration statement effective with respect to such shares. The Investors are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. In connection with the Corporate Reorganization, Hercules Holding and the Investors entered into a registration rights agreement with HCA Holdings, Inc. that replaces and supersedes the agreement with HCA Inc. but whose terms are substantively the same. A copy of this agreement has been filed as Exhibit 4.21 to the registration statement of which this prospectus is a part.

Sponsor Management Agreement

In connection with the Recapitalization, we entered into a management agreement with affiliates of each of the Sponsors and certain members of the Frist family, including Thomas F. Frist, Jr., M.D., Thomas F. Frist III and William R. Frist, pursuant to which such entities or their affiliates will provide management services to us. Pursuant to the agreement, in 2010, we paid management fees of $17.5 million and reimbursed out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement. The agreement provides that the aggregate annual management fee, initially set at $15 million, increases annually beginning in 2008 at a rate equal to the percentage increase of Adjusted EBITDA (as defined in the Management Agreement) in the applicable year compared to the preceding year. The agreement also provides that we will pay a 1% fee in connection with certain subsequent financing, acquisition, disposition and change of control transactions, as well as a termination fee based on the net present value of future payment obligations under the management agreement, in the event of an initial public offering or under certain other circumstances. No fees were paid under either of these provisions in 2010. The agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates and the Frists. This agreement will be terminated pursuant to its terms upon completion of this offering, and the Sponsors and certain members of the Frist family will be paid a final fee currently estimated at $208 million, consisting of $25 million for services performed in connection with this offering and $183 million for the remaining amount payable under this agreement. A copy of this agreement has been filed as Exhibit 10.24 to the registration statement of which this prospectus is a part.

Other Relationships

In 2008, we paid approximately $25.5 million, to HCP, Inc. (NYSE: HCP), representing the aggregate annual lease payments for certain medical office buildings leased by the Company. Charles A. Elcan was an executive officer of HCP, Inc. until April 30, 2008 and is the son-in-law of Dr. Thomas F. Frist, Jr. (who was a member of our Board of Directors in 2008) and brother-in-law of Thomas F. Frist III and William R. Frist, who are members of our Board of Directors.

Christopher S. George serves as the chief executive officer of an HCA-affiliated hospital, and in 2009 and 2008, Mr. George earned total compensation in respect of base salary and bonus of approximately $370,000 and $440,000, respectively, for his services. Mr. George also received certain other benefits, including awards of equity, customary to similar positions within the Company. Mr. George’s father, V. Carl George, was an executive officer of HCA until March 31, 2009.

Dustin A. Greene serves as the chief operating officer of an HCA-affiliated hospital, and in 2010, Mr. Greene earned a base salary of approximately $145,000 for his services. Mr. Greene’s bonus based upon 2010 performance has not been determined at this time. In 2009 and 2008, Mr. Greene earned total compensation in respect of base salary and bonus of approximately $160,000 and $143,000, respectively, for his services. Mr. Greene also received certain other benefits, including awards of equity, customary to similar positions within the Company. Mr. Greene’s father-in-law, W. Paul Rutledge, is an executive officer of HCA.

Bank of America, N.A. acts as administrative agent and is a lender under each of our senior secured cash flow credit facility and our asset-based revolving credit facility. Affiliates of Bank of America indirectly own approximately 25.7% of the shares of the Company. We engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Bank of America, as arranger and documentation agent in connection with certain amendments to our cash flow credit facility and our asset-based revolving credit facility in March 2009. Under that engagement, upon such amendments becoming effective, we paid Merrill Lynch, Pierce, Fenner & Smith Incorporated aggregate fees of $6 million relating to the amendments to our senior secured credit facilities. Bank of America, N.A. also received its pro rata share of consent fees, amounting to $121,816, paid to the lenders under our senior secured cash flow credit facility in connection with certain amendments to those facilities in June 2009.

In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint book-running manager and a representative of the initial purchasers of the 9 7/8% Senior Secured Notes due 2017 (the “outstanding 2017 notes”) that HCA Inc. issued on February 19, 2009, the 8 1/2% senior secured notes due 2019 that HCA Inc. issued on April 22, 2009 (the “outstanding 2019 notes”), the 7 7/8% senior secured notes due 2020 that HCA Inc. issued on August 11, 2009 (the “outstanding February 2020 notes”) and the 7 1/4% senior secured notes due 2020 that HCA Inc. issued on March 10, 2010 (the “outstanding September 2020 notes”). The proceeds of the issuance of the outstanding 2017 notes, the outstanding 2019 notes, the outstanding February 2020 notes and the outstanding September 2020 notes were used to repay indebtedness under the senior secured credit facilities, and Bank of America received its pro rata portion of such repayment. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated received placement fees of $1.4 million in connection with the issuance of the outstanding 2017 notes, placement fees of $8.0 million in connection with the issuance of the outstanding 2019 notes and the outstanding February 2020 notes, and placement fees of $3.8 million in connection with the issuance of the outstanding September 2020 notes.

Merrill Lynch, Pierce, Fenner & Smith Incorporated also acted as joint book-running manager and a representative of the initial purchasers of the 7 3/4% senior notes due 2021 (the “outstanding 2021 notes”) that we issued on November 23, 2010. The proceeds of the issuance of the outstanding 2021 notes were used to fund a distribution to our stockholders and holders of vested stock options, and affiliates of Bank of America received their pro rata portion of such distribution. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated received placement fees of $3.66 million in connection with the issuance of the outstanding 2021 notes.

We also engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated in connection with certain amendments to our senior secured cash flow credit facility in April 2010. Under that engagement, we paid Merrill Lynch, Pierce, Fenner & Smith Incorporated aggregate fees of approximately $2.0 million relating to those amendments.

KKR Capital Markets LLC, one of the other initial purchasers of the outstanding 2017 notes, is an affiliate of KKR, whose affiliates own approximately 24.7% of our shares, and received placement fees of $191,050 in connection with the issuance of the outstanding 2017 notes.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Bank of America, is acting as a joint book-running manager for this offering and as a broker for our directed share program and the plan administrator for our equity incentive plans. See “Underwriting — Conflicts of Interest.”

Wells Fargo Shareowner Services acts as the transfer agent and registrar for our common stock and is an affiliate of Wells Fargo Securities, LLC, one of the underwriters of this offering.

DESCRIPTION OF INDEBTEDNESS

The summaries set forth below are qualified in their entirety by the actual text of the applicable agreements and indentures, each of which has been filed as an exhibit to the registration statement, of which this prospectus is a part, or which may be obtained on publicly available websites at the addresses set forth under “Where You Can Find More Information.”

Senior Secured Credit Facilities

The senior secured credit facilities provide senior secured financing of $16.800 billion, consisting of:

•	$12.800 billion-equivalent in term loan facilities, comprised of a $2.750 billion senior secured term loan A facility maturing on November 17, 2012, a $8.800 billion senior secured term loan B facility consisting of a $6.800 billion senior secured term loan B-1 facility maturing on November 17, 2013 and a $2.000 billion senior secured term loan B-2 facility maturing on March 31, 2017 and a €1.000 billion senior secured European term loan facility maturing on November 17, 2013; and

•	$4.000 billion in revolving credit facilities, comprised of a $2.000 billion senior secured asset-based revolving credit facility available in dollars maturing on November 16, 2012 and a $2.000 billion senior secured revolving credit facility available in dollars, euros and pounds sterling currently maturing on November 17, 2012 and to be extended to November 17, 2015 pursuant to the amended and restated joinder agreement entered into on November 8, 2010 as described below. Availability under the asset-based revolving credit facility is subject to a borrowing base of 85% of eligible accounts receivable less customary reserves.

We refer to these senior secured credit facilities, excluding the asset-based revolving credit facility, as the “cash flow credit facility” and, collectively with the asset-based revolving credit facility, the “senior secured credit facilities.” The asset-based revolving credit facility is documented in a separate loan agreement from the other senior secured credit facilities.

HCA Inc. is the primary borrower under the senior secured credit facilities, except that a U.K. subsidiary is the borrower under the European term loan facility. The revolving credit facilities include capacity available for the issuance of letters of credit and for borrowings on same-day notice, referred to as the swingline loans. A portion of the letter of credit availability under the cash-flow revolving credit facility is available in euros and pounds sterling. Lenders under the cash flow credit facility are subject to a loss sharing agreement pursuant to which, upon the occurrence of certain events, including a bankruptcy event of default under the cash flow credit facility, each such lender will automatically be deemed to have exchanged its interest in a particular tranche of the cash flow credit facility for a pro rata percentage in all of the tranches of the cash flow credit facility.

On February 16, 2007, the cash flow credit facility was amended to reduce the applicable margins with respect to the term borrowings thereunder. On June 20, 2007, the asset-based revolving credit facility was amended to reduce the applicable margin with respect to borrowings thereunder.

On March 2, 2009, the cash flow credit facility was amended to allow for one or more future issuances of additional secured notes, which may include notes that are secured on a pari passu basis or on a junior basis with the obligations under the cash flow credit facility, so long as (1) such notes do not require, subject to certain exceptions, scheduled repayments, payment of principal or redemption prior to the scheduled term loan B-1 maturity date, (2) the terms of such notes, taken as a whole, are not more restrictive than those in the cash flow credit facility and (3) no subsidiary of HCA Inc. that is not a U.S. guarantor is an obligor of such additional secured notes, and such notes are not secured by any European collateral securing the cash flow credit facility. The U.S. security documents related to the cash flow credit facility were also amended and restated in connection with the amendment in order to give effect to the security interests to be granted to holders of such additional secured notes.

On March 2, 2009, the asset-based revolving credit facility was amended to allow for one or more future issuances of additional secured notes or loans, which may include notes or loans that are secured on a pari passu basis or on a junior basis with the obligations under the cash flow credit facility, so long as (1) such notes or loans do not require, subject to certain exceptions, scheduled repayments, payment of principal or redemption prior to the scheduled term loan B-1 maturity date, (2) the terms of such notes or loans, as applicable, taken as a whole, are not more restrictive than those in the cash flow credit facility and (3) no subsidiary of HCA Inc. that is not a U.S. guarantor is an obligor of such additional secured notes. The amendment to the asset-based revolving credit facility also altered the excess facility availability requirement to include a separate minimum facility availability requirement applicable to the asset-based revolving credit facility and increased the applicable LIBOR and asset-based revolving margins for all borrowings under the asset-based revolving credit facility by 0.25% each.

On June 18, 2009, the cash flow credit facility was amended to permit unlimited refinancings of the term loans initially incurred in November 2006 under the cash flow credit facility (the “initial term loans”), as well as any previously incurred refinancing term loans through the incurrence of new term loans under the cash flow credit facility (“refinancing term loans”), (collectively, with the initial term loans, the “then-existing term loans”), and to permit the establishment of one or more series of commitments under replacement cash flow revolvers under the cash flow credit facility (“replacement revolver”) to replace all or a portion of the revolving commitments initially established in November 2006 under the cash flow credit facility (the “initial revolver”) as well as any previously issued replacement revolvers (with no more than three series of revolving commitments to be outstanding at any time) in each case, subject to the terms described below. The amendment to the cash flow credit facility further permits the maturity date of any then-existing term loan to be extended (any such loans so extended, the “extended term loans”). The amendment to the cash flow credit facility provides that:

•	As to refinancing term loans, (1) the proceeds from such refinancing term loans be used to repay in full the initial term loans before being used to repay any previously issued refinancing term loans; (2) the refinancing term loans mature no earlier than the latest maturity date of any of the initial term loans; (3) the weighted average life to maturity for the refinancing term loans be no shorter than the remaining weighted average life to maturity of the tranche B term loan under the cash flow credit facility measured at the time such refinancing term loans are incurred; and (4) refinancing term loans will not share in mandatory prepayments resulting from the creation or issuance of extended term loans and/or first lien notes until the initial term loans are repaid in full but will share in other mandatory prepayments such as those from asset sales.

•	As to replacement revolvers, terms of such replacement revolver be substantially identical to the commitments being replaced, other than with respect to maturity, size of any swingline loan and/or letter of credit subfacilities and pricing.

•	As to extended term loans, (1) any offer to extend must be made to all lenders under the term loan being extended, and, if such offer is oversubscribed, the extension will be allocated ratably to the lenders according to the respective amounts then held by the accepting lenders; (2) each series of extended term loans having the same interest margins, extension fees and amortization schedule shall be a separate class of term loans; and (3) extended term loans will not share in mandatory prepayments resulting from the creation or issuance of refinancing term loans and/or first lien notes until the initial term loans are repaid in full but will share in other mandatory prepayments such as those from asset sales.

•	Any refinancing term loans and any obligations under replacement revolvers will have a pari passu claim on the collateral securing the initial term loans and the initial revolver.

On April 6, 2010, the cash flow credit facility was amended to (i) extend the maturity date for $2.0 billion of the tranche B term loans from November 17, 2013 to March 31, 2017 and (ii) increase the ABR margin and LIBOR margin with respect to such extended term loans to 2.25% and 3.25%, respectively. The maturity date, interest margins and fees, as applicable, with respect to all other loans, and all commitments and letters of credit, outstanding under the cash flow credit facility remain unchanged.

On November 8, 2010, an amended and restated joinder agreement was entered into with respect to the cash flow credit facility to establish a new replacement revolving credit series, which will mature on November 17, 2015. The replacement revolving credit commitments will become effective upon the earlier of (i) our receipt of all or a portion of the proceeds (including by way of contribution) from an initial public offering of the common stock of HCA Inc. or its direct or indirect parent company (the “IPO Proceeds Condition”) and (ii) May 17, 2012, subject to the satisfaction of certain other conditions. If the IPO Proceeds Condition has not been satisfied, on May 17, 2012 or, if the IPO Proceeds Condition has been satisfied prior to May 17, 2012, on November 17, 2012, the applicable ABR and LIBOR margins with respect to the replacement revolving loans will be increased from the applicable ABR and LIBOR margins of the existing revolving loans based upon the achievement of a certain leverage ratio, which level will decrease from the levels of the existing revolving loans.

See also “Certain Relationships and Related Party Transactions” for a description of certain relationships between us and Bank of America, N.A., the administrative agent under the cash flow credit facility and the asset-based revolving credit facility.

Interest Rate and Fees

Borrowings under the senior secured credit facilities bear interest at a rate equal to, at HCA Inc.’s option, either (a) LIBOR for deposits in the applicable currency plus an applicable margin or (b) the higher of (1) the prime rate of Bank of America, N.A. and (2) the federal funds effective rate plus 0.50%, plus an applicable margin. The applicable margins in effect for borrowings as of December 31, 2010 are (u) under the asset-based revolving credit facility, 0.50% with respect to base rate borrowings and 1.50% with respect to LIBOR borrowings, (v) under the senior secured revolving credit facility, 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings, (w) under the term loan A facility, 0.50% with respect to base rate borrowings and 1.50% with respect to LIBOR borrowings, (x) under the term loan B-1 facility, 1.25% with respect to base rate borrowings and 2.25% with respect to LIBOR borrowings, (y) under the term loan B-2 facility, 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings, and (z) under the European term loan facility, 2.00% with respect to LIBOR borrowings. Certain of the applicable margins may be reduced or increased depending on HCA Inc.’s leverage ratios.

In addition to paying interest on outstanding principal under the senior secured credit facilities, HCA Inc. is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder. The commitment fee rate as of December 31, 2010 is 0.375% per annum for the revolving credit facility and the asset-based revolving credit facility. The commitment fee rates may fluctuate due to changes in specified leverage ratios. HCA Inc. must also pay customary letter of credit fees.

Prepayments

The cash flow credit facility requires HCA Inc. to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if HCA Inc.’s total leverage ratio is 5.50x or less and to 0% if HCA Inc.’s total leverage ratio is 5.00x or less) of HCA Inc.’s annual excess cash flow;

•	100% of the compensation for any casualty event, proceeds from permitted sale-leasebacks and the net cash proceeds of all nonordinary course asset sales or other dispositions of property, other than the Receivables Collateral, as defined below, if HCA Inc. does not (1) reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months as long as, in the case of any such commitment to reinvest or make certain other permitted investments, such investment is completed within such 15-month period or, if later, within 180 days after such commitment is made or (2) apply such proceeds within 15 months to repay debt of HCA Inc. that was outstanding on the effective date of the Recapitalization scheduled to mature prior to the earliest final maturity of the senior secured credit facilities then outstanding; and

•	100% of the net cash proceeds of any incurrence of debt, other than proceeds from the receivables facilities and other debt permitted under the senior secured credit facilities.

The foregoing mandatory prepayments are applied among the term loan facilities (1) during the first three years after the effective date of the Recapitalization, pro rata to such facilities based on the respective aggregate amounts of unpaid principal installments thereof due during such period, with amounts allocated to each facility being applied to the remaining installments thereof in direct order of maturity and (2) thereafter, pro rata to such facilities, with amounts allocated to each facility being applied pro rata among the term loan A facility, the term loan B-1 facility, the term loan B-2 facility and the European term loan facility based upon the applicable remaining repayment amounts due thereunder. Notwithstanding the foregoing, (i) proceeds of asset sales by foreign subsidiaries are applied solely to prepay European term loans until such term loans have been repaid in full and (ii) HCA Inc. is not required to prepay loans under the term loan A facility or the term loan B facility with net cash proceeds of asset sales or with excess cash flow, in each case attributable to foreign subsidiaries, to the extent that the repatriation of such amounts is prohibited or delayed by applicable local law or would result in material adverse tax consequences.

The asset-based revolving credit facility requires HCA Inc. to prepay outstanding loans if borrowings exceed the borrowing base.

HCA Inc. may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization

HCA Inc. is required to repay the loans under the term loan facilities as follows:

•	the term loan A facility amortizes in quarterly installments such that the aggregate amount of the original funded principal amount of such facility repaid pursuant to such amortization payments in each year, commencing with the year ending December 31, 2007, is equal to $112.5 million in years 1 and 2, $225 million in years 3 and 4, $450 million in year 5 and $1.625 billion in year 6;

•	each of the term loan B-1 facility and the European term loan facility amortizes in equal quarterly installments that commenced on March 31, 2007 in aggregate annual amounts equal to 1% of the original funded principal amount of such facility, with the balance being payable on the final maturity date of such term loans; and

•	the term loan B-2 facility amortizes in equal quarterly installments commencing December 31, 2013 in aggregate annual amounts equal to 1% of the original funded principal amount of such facility, with the balance payable on the final maturity date of such term loans.

Due to prior mandatory prepayments, amortization payments under the term loan A facility are not required until June 30, 2011, and no further amortization payments are required for either the term loan B facility or the European term loan. Principal amounts outstanding under the revolving credit facilities are due and payable in full at maturity.

Guarantee and Security

All obligations under the senior secured credit facilities are unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly-owned material domestic subsidiaries that are unrestricted subsidiaries under the 1993 Indenture (except for certain special purpose subsidiaries that only guarantee and pledge their assets under the asset-based revolving credit facility), and the obligations under the European term loan facility are also unconditionally guaranteed by HCA Inc. and each of its existing and future wholly-owned material subsidiaries formed under the laws of England and Wales, subject, in each of the foregoing cases, to any applicable legal, regulatory or contractual constraints and to the requirement that such guarantee does not cause adverse tax consequences.

All obligations under the asset-based revolving credit facility, and the guarantees of those obligations, are secured, subject to permitted liens and other exceptions, by a first-priority lien on substantially all of the receivables of the borrowers and each guarantor under such asset-based revolving credit facility (the “Receivables Collateral”).

All obligations under the cash flow credit facility and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by:

•	a first-priority lien on the capital stock owned by HCA Inc. or by any U.S. guarantor in each of their respective first-tier subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the voting stock of such subsidiaries);

•	a first-priority lien on substantially all present and future assets of HCA Inc. and of each U.S. guarantor other than (i) “Principal Properties” (as defined in the 1993 Indenture), except for certain “Principal Properties” the aggregate amount of indebtedness secured thereby in respect of the cash flow credit facility and the first lien notes and any future first lien obligations, taken as a whole, do not exceed 10% of “Consolidated Net Tangible Assets” (as defined under the 1993 Indenture), (ii) certain other real properties and (iii) deposit accounts, other bank or securities accounts, cash, leaseholds, motor-vehicles and certain other exceptions (such collateral under this and the preceding bullet, the “Non-Receivables Collateral”); and

•	a second-priority lien on certain of the Receivables Collateral (such portion of the Receivables Collateral, the “Shared Receivables Collateral”; the Receivables Collateral that does not secure such cash flow credit facility on a second-priority basis is referred to as the “Separate Receivables Collateral”).

The obligations of the borrowers and the guarantors under the European term loan facility are also secured by substantially all present and future assets of the European subsidiary borrower and each European guarantor (the “European Collateral”), subject to permitted liens and other exceptions (including, without limitation, exceptions for deposit accounts, other bank or securities accounts, cash, leaseholds, motor-vehicles and certain other exceptions) and subject to such security interests otherwise being permitted by applicable law and contract and not resulting in adverse tax consequences. Neither our first lien notes nor our second lien notes are secured by any of the European Collateral.

Certain Covenants and Events of Default

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, HCA Inc.’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell or transfer assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans or advances;

•	prepay certain subordinated indebtedness, the second lien notes and certain other indebtedness existing on the effective date of the Recapitalization (“Retained Indebtedness”), subject to exceptions, including for repayments of Retained Indebtedness maturing prior to the senior secured credit facilities and, in certain cases, to satisfaction of a maximum first lien leverage condition;

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	make certain material amendments to agreements governing certain subordinated indebtedness, the second lien notes or Retained Indebtedness; and

•	change lines of business.

In addition, the senior secured credit facilities require the following financial covenants to be maintained:

•	in the case of the asset-based revolving credit facility, a minimum interest coverage ratio (applicable only when availability under such facility is less than 10% of the borrowing base thereunder); and

•	in the case of the other senior secured credit facilities, a maximum total leverage ratio.

The senior secured credit facilities also contain certain customary affirmative covenants and events of default, including a change of control.

Senior Secured Notes

In connection with the Corporate Reorganization, HCA Holdings, Inc. became a guarantor of HCA Inc.’s senior secured notes described below but is not subject to the covenants that apply to HCA Inc. or HCA Inc.’s restricted subsidiaries under those notes.

Overview of Senior Secured First Lien Notes

As of December 31, 2010, HCA Inc. had $4.150 billion aggregate principal amount of senior secured first lien notes consisting of:

•	$1.500 billion aggregate principal amount of 8 1/2% senior secured notes due 2019 issued on April 22, 2009 at a price of 96.755% of their face value, resulting in $1.451 billion of gross proceeds;

•	$1.250 billion aggregate principal amount of 7 7/8% senior secured notes due 2020 issued on August 11, 2009 at a price of 98.254% of their face value, resulting in $1.228 billion of gross proceeds; and

•	$1.400 billion aggregate principal amount of 7 1/4% senior secured first lien notes due 2020 issued on March 10, 2010 at a price of 99.095% of their face value, resulting in $1.387 billion of gross proceeds.

We refer to these notes issued on April 22, 2009, August 11, 2009 and March 10, 2010 as the “first lien notes” and the indentures governing the first lien notes as the “first lien indentures.”

The first lien notes and the related guarantees are secured by first-priority liens, subject to permitted liens, on HCA Inc.’s subsidiary guarantors’ assets, subject to certain exceptions, that secure HCA Inc.’s cash flow credit facility on a first-priority basis and are secured by second-priority liens, subject to permitted liens, on HCA Inc.’s subsidiary guarantors’ assets that secure HCA Inc.’s asset-based revolving credit facility on a first-priority basis and HCA Inc.’s cash flow credit facility on a second-priority basis.

Overview of Senior Secured Second Lien Notes

As of December 31, 2010, HCA Inc. had $6.088 billion aggregate principal amount of senior secured second lien notes consisting of:

•	$4.200 billion of second lien notes (comprised of $1.000 billion of 9 1/8% notes due 2014 and $3.200 billion of 9 1/4% notes due 2016) and $1.578 billion of 9 5/8% cash/10 3/8% pay-in-kind second lien toggle notes due 2016 (which toggle notes allow us, at HCA Inc.’s option, to pay interest in-kind during the first five years at the higher interest rate of 10 3/8%). HCA Inc. elected in November 2008 to pay interest in-kind in the amount of $78 million for the interest period ending in May 2009.

•	$310 million aggregate principal amount of 9 7/8% senior secured notes due 2017.

We refer to these notes as the “second lien notes” and, together with the first lien notes, the “secured notes.” We refer to the indentures governing the second lien notes as the “second lien indentures” and, together with the first lien indentures, the “indentures governing the secured notes.”

These second lien notes and the related guarantees are secured by second-priority liens, subject to permitted liens, on HCA Inc.’s subsidiary guarantors’ assets, subject to certain exceptions, that secure the cash flow credit facility on a first-priority basis and are secured by third-priority liens, subject to permitted liens, on HCA Inc.’s and its subsidiary guarantors’ assets that secure the asset-based revolving credit facility on a first-priority basis and the cash flow credit facility on a second-priority basis.

Optional Redemption

The indentures governing the secured notes permit HCA Inc. to redeem some or all of the secured notes at any time at redemption prices described or set forth in the respective indenture. In particular, in the event of an equity offering, HCA Inc. may, for approximately three years following the date of issuance of that series, redeem up to 35% of the principal amount of such series at a redemption price equal to 100% plus the amount of the respective coupon, using the net cash proceeds raised in the equity offering.

Change of Control

In addition, the indentures governing the secured notes provide that, upon the occurrence of a change of control as defined therein, each holder of secured notes has the right to require us to repurchase some or all of such holder’s secured notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The indentures governing the secured notes contain covenants limiting, among other things, HCA Inc.’s ability and the ability of its restricted subsidiaries to, subject to certain exceptions:

•	incur additional debt or issue certain preferred stock;

•	pay dividends on or make certain distributions of our capital stock or make other restricted payments;

•	create certain liens or encumbrances;

•	sell certain assets;

•	enter into certain transactions with affiliates;

•	make certain investments; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

The indentures governing the secured notes also contain a covenant limiting HCA Inc.’s ability to prepay certain series of unsecured notes based on the maturity of those unsecured notes. In particular, the indenture governing the first lien notes issued in April 2009 permits HCA Inc. to prepay only those unsecured notes maturing on or prior to April 15, 2019, the indenture governing the first lien notes issued in August 2009 permits HCA Inc. to prepay only those unsecured notes maturing on or prior to February 15, 2020 and the indentures governing the notes issued in November 2006 and in February 2009 permit HCA Inc. to prepay only those unsecured notes maturing on or prior to November 15, 2016.

Events of Default

The indentures governing the secured notes also provide for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the secured notes to become or to be declared due and payable.

Other Secured Indebtedness

As of December 31, 2010, HCA Inc. had approximately $322 million of capital leases and other secured debt outstanding.

Under the lease with HRT of Roanoke, Inc., effective December 20, 2005, HCA Inc. makes annual payments for rent and additional expenses for the use of premises in Roanoke and Salem, Virginia. The rent payments will increase each year beginning January 1, 2007 by the lesser of 3% or the change in the Consumer Price Index. The lease is for a fixed term of 12 years with the option to extend the lease for another ten years.

Under the lease with Medical City Dallas Limited, effective March 18, 2004, HCA Inc. makes annual payments for rent for the use of premises that are a part of a complex known as “Medical City Dallas” located in Dallas, Texas. The rent payment is adjusted yearly based on the fair market value of the premises and a capitalization rate. The initial term is 240 months with the option to extend for two more terms of 240 months each.

Unsecured Indebtedness of HCA Inc.

As of December 31, 2010, HCA Inc. had outstanding an aggregate principal amount of $5.853 billion, consisting of the following series:

•	$273,321,000 aggregate principal amount of 7.875% Senior Notes due 2011;

•	$402,499,000 aggregate principal amount of 6.95% Senior Notes due 2012;

•	$500,000,000 aggregate principal amount of 6.30% Senior Notes due 2012;

•	$500,000,000 aggregate principal amount of 6.25% Senior Notes due 2013;

•	$500,000,000 aggregate principal amount of 6.75% Senior Notes due 2013;

•	$500,000,000 aggregate principal amount of 5.75% Senior Notes due 2014;

•	$750,000,000 aggregate principal amount of 6.375% Senior Notes due 2015;

•	$1,000,000,000 aggregate principal amount of 6.50% Senior Notes due 2016;

•	$291,436,000 aggregate principal amount of 7.69% Notes due 2025;

•	$250,000,000 aggregate principal amount of 7.50% Senior Notes due 2033;

•	$150,000,000 aggregate principal amount of 7.19% Debentures due 2015;

•	$135,645,000 aggregate principal amount of 7.50% Debentures due 2023;

•	$150,000,000 aggregate principal amount of 8.36% Debentures due 2024;

•	$150,000,000 aggregate principal amount of 7.05% Debentures due 2027;

•	$100,000,000 aggregate principal amount of 7.75% Debentures due 2036; and

•	$200,000,000 aggregate principal amount of 7.50% Debentures due 2095.

As of December 31, 2010, HCA Inc. also had outstanding $121,110,000 aggregate principal amount of HCA Inc.’s 9.00% Medium Term Notes due 2014 and $125,000,000 aggregate principal amount of HCA Inc.’s 7.58% Medium Term Notes due 2025.

All of HCA Inc.’s outstanding series of senior notes, debentures and medium term notes, which we refer to collectively as the “unsecured notes,” were issued under an indenture, which we refer to as the “1993 Indenture.”

Optional Redemption

If permitted by the respective supplemental indenture, HCA Inc. is permitted to redeem some or all of that series of unsecured notes at any time at redemption prices described or set forth in such supplemental indenture.

Covenants

The 1993 Indenture contains covenants limiting, among other things, HCA Inc.’s ability and/or the ability of HCA Inc.’s restricted subsidiaries to (subject to certain exceptions):

•	assume or guarantee indebtedness or obligation secured by mortgages, liens, pledges or other encumbrances;

•	enter into sale and lease-back transactions with respect to any “Principal Property” (as such term is defined in the 1993 Indenture);

•	create, incur, issue, assume or otherwise become liable with respect to, extend the maturity of, or become responsible for the payment of, any debt or preferred stock; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of HCA Inc.’s assets.

In addition, the 1993 Indenture provides that the aggregate amount of all other indebtedness of HCA Inc. secured by mortgages on “Principal Properties” (as such term is defined in the 1993 Indenture) together with the aggregate principal amount of all indebtedness of restricted subsidiaries (as such term is defined in the 1993 Indenture) and the attributable debt in respect of sale-leasebacks of Principal Properties, may not exceed 15% of the consolidated net tangible assets of HCA Inc. and its consolidated subsidiaries, subject to exceptions for certain permitted mortgages and debt.

Events of Default

The 1993 Indenture contains certain events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on such series to become or to be declared due and payable.

Unsecured Indebtedness of HCA Holdings, Inc.

Overview

On November 23, 2010, HCA Holdings, Inc. issued $1.525 billion aggregate principal amount of 7 3/4% senior notes due 2021 at a price of 100% of their face value, resulting in $1.525 billion of gross proceeds. We refer to these notes as the “outstanding 2021 notes” and the indenture governing the outstanding 2021 notes as the “2021 notes indenture.”

Ranking

The outstanding 2021 notes are our senior unsecured obligations and rank equally in right of payment with all of our future unsecured and unsubordinated indebtedness, rank senior in right of payment to any of our future subordinated indebtedness, and are structurally subordinated in right of payment to indebtedness of our subsidiaries. The outstanding 2021 notes are not guaranteed by any of our subsidiaries. Our future secured indebtedness and other future secured obligations will be effectively senior to the outstanding 2021 notes to the extent of the value of the assets securing such other indebtedness and other obligations.

Optional Redemption

The 2021 notes indenture permits us to redeem some or all of the outstanding 2021 notes at any time at redemption prices described or set forth in the respective indenture. In particular, in the event of an equity offering, we may, until November 15, 2013, redeem up to 35% of the principal amount of the outstanding 2021 notes at a redemption price equal to 107.750%, using the net cash proceeds raised in the equity offering.

Change of Control

Upon the occurrence of a change of control, which is defined in the 2021 notes indenture, each holder of the outstanding 2021 notes has the right to require us to repurchase some or all of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The 2021 notes indenture contains covenants limiting, among other things, HCA Holdings, Inc.’s ability and the ability of HCA Holdings, Inc.’s restricted subsidiaries to (subject to certain exceptions):

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	create liens on certain assets to secure debt;

•	enter into certain sale and lease-back transactions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of HCA Holdings, Inc.’s assets.

The covenant limiting the payment of dividends or making other distributions in respect of our capital stock or making other restricted payments will no longer be in effect following certain initial public offerings, including this offering.

Events of Default

The 2021 notes indenture contains certain events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on the outstanding 2021 notes to become or to be declared due and payable.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws as each is anticipated to be in effect upon the consummation of this offering. We also refer you to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital

At the time of the consummation of this offering, our authorized capital stock will consist of:

•	1,800,000,000 shares of common stock, par value $.01 per share, of which 427,485,800 shares were issued and outstanding as of February 11, 2011, and;

•	200,000,000 shares of preferred stock, of which no shares are issued and outstanding.

As of February 11, 2011, there were 671 holders of record of our common stock.

Immediately following the consummation of this offering, there are expected to be 515,205,100 shares of common stock issued and outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights.  Under the terms of the Amended and Restated Certificate of Incorporation, each holder of the common stock will be entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote and present in person or by proxy at any annual meeting of stockholders will be able to elect all of the directors standing for election, if they should so choose.

Dividends.  Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock will be entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available assets or funds.

Liquidation.  In the event of our liquidation, dissolution, or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences.  Holders of common stock will have no preemptive or conversion rights, and there will be no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate in the future.

Preferred Stock

The Amended and Restated Certificate of Incorporation will authorize our Board of Directors, without further action by the stockholders, to issue up to 200,000,000 shares of preferred stock, par value $.01 per share, in one or more classes or series, to establish from time to time the number of shares to be included in each such class or series, to fix the rights, powers and preferences of the shares of each such class or series and any qualifications, limitations, or restrictions thereon.

Stock Split

The Amended and Restated Certificate of Incorporation will provide that, upon the filing and effectiveness of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a forward split (the “Forward Split”) of our issued and outstanding common stock will occur whereby each outstanding share of common stock of the Company (the “Old

Common Stock”), including treasury shares, will be automatically split up, reclassified and converted into 4.505 shares of common stock (the “New Common Stock”).

The Forward Split will occur without any further action on the part of the Company or the holders of shares of Old Common Stock or New Common Stock and whether or not certificates representing such holders’ shares prior to the Forward Split are surrendered for cancellation. No fractional interest in a share of New Common Stock will be deliverable upon the Forward Split. Stockholders who otherwise would have been entitled to receive any fractional interests in the New Common Stock, in lieu of receipt of such fractional interest, will be entitled to receive from the Company an amount in cash equal to the fair value of such fractional interest as of the Effective Time.

The Forward Split will be effected on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis. Certificates dated, or book-entry holdings, as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, immediately after the Effective Time, represent a number of shares equal to the same number of shares of New Common Stock as is reflected on the face of such certificates or book-entry records, multiplied by 4.505 and rounded down to the nearest whole number. The Company may, but shall not be obliged to issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Forward Split unless and until the certificates evidencing the shares held by a holder prior to the Forward Split are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

Board of Directors

The Amended and Restated Certificate of Incorporation will provide for a Board of Directors of not less than three members, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The Amended and Restated Certificate of Incorporation will provide that directors will be elected to hold office for a term expiring at the next annual meeting of stockholders and until a successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Newly created directorships and vacancies may be filled, so long as there is at least one remaining director, only by the Board of Directors.

Amendment to Bylaws

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that the Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal the Bylaws of the Company by the affirmative vote of a majority of the total number of directors then in office. Prior to the Trigger Date (as defined below), any amendment, alteration, change, addition or repeal of the Bylaws of the Company by the stockholders of the Company will require the affirmative vote of the holders of a majority of the outstanding shares of the Company entitled to vote on such amendment, alteration, change, addition or repeal. On or following the Trigger Date, any amendment, alteration, change, addition or repeal of the Bylaws of the Company by the stockholders of the Company shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Company, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.

For purposes of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, (i) “Trigger Date” is defined as the first date on which Hercules Holding (or its successor) ceases, or in the event of a liquidation, or other distribution of shares of common stock by, of Hercules Holding, the Equity Sponsors (as defined below) and their affiliates, collectively, cease, to beneficially own (directly or indirectly) shares representing a majority of the then issued and outstanding common stock of the Company (it being understood that the retention of either direct or indirect beneficial ownership of a majority of the then issued and outstanding shares of common stock by Hercules Holding (or its successor) or the Equity Sponsors and their affiliates, as applicable, shall mean that the Trigger Date has not occurred) and (ii) the “Equity Sponsors” shall mean each of Bain Capital, KKR, BAML Capital Partners, Citigroup, Bank of America

Corporation, and Dr. Thomas F. Frist Jr. and their respective affiliates, subsidiaries, successors and assignees (other than the Company and its subsidiaries).

Special Meetings of Stockholders

The Amended and Restated Certificate of Incorporation will provide that special meetings of stockholders of the Company may be called only by either the Board of Directors, pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office, or by the Chairman of the Board or the Chief Executive Officer of the Company; provided that, prior to the Trigger Date, special meetings of stockholders of the Company may also be called by the secretary of the Company at the request of the holders of a majority of the outstanding shares of common stock.

Action on Written Consent

Pursuant to the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, prior to the Trigger Date, stockholders will be able to take action by written consent; however, following the Trigger Date, any action required or permitted to be taken at an annual or special meeting of stockholders of the Company may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

Corporate Opportunities

The Amended and Restated Certificate of Incorporation will provide that we renounce any interest or expectancy of the Company in the business opportunities of the Investors and of their officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to a director or officer of the Company in his or her capacity as a director or officer of the Company.

Amendment to Amended and Restated Certificate of Incorporation

The Amended and Restated Certificate of Incorporation will provide that on or following the Trigger Date, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors, voting together in a single class, will be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with certain specified provisions of the Amended and Restated Certificate of Incorporation.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Bylaws will provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely notice of their proposal in writing to the secretary of the Company. Generally, to be timely, a stockholder’s notice must be delivered to, mailed or received at our principal executive offices, addressed to the secretary of the Company, and within the following time periods:

•	in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made; and

•	in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the stockholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than the later of 90 days before such annual or special meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made.

In no event shall an adjournment, postponement or deferral, or public disclosure of an adjournment, postponement or deferral, of a meeting of the stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply as long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholder of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitation on Directors’ Liability and Indemnification

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made pursuant to Section 145(b) of the DGCL in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation indemnifies the directors and officers to the full extent of the DGCL and also allow the Board of Directors to indemnify all other employees. Such right of indemnification is not exclusive of any right to which such officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors.

We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.

On November 1, 2009, we entered into an indemnification priority and information sharing agreement with the Sponsors and certain of their affiliated funds to clarify the priority of advancement and indemnification obligations among us and any of our directors appointed by the Sponsors and other related matters.

The foregoing summaries are subject to the complete text of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the DGCL and are qualified in their entirety by reference thereto.

We believe that our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and insurance are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these indemnification provisions.

At present, we are not aware of any pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions or any other provisions described in this prospectus, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Delaware Anti-Takeover Statutes

Certain Delaware law provisions may make it more difficult for someone to acquire us through a tender offer, proxy contest or otherwise.

Section 203 of the DGCL, provides that, subject to certain stated exceptions, an “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person. A corporation may not engage in a business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

•	prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

The effect of these provisions may make a change in control of our business more difficult by delaying, deferring or preventing a tender offer or other takeover attempt that a stockholder might consider in its best interest. This includes attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of the board of directors.

Transfer Agent and Registrar

Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

Listing

We have applied to list our common stock on the New York Stock Exchange under the symbol “HCA.”

SHARES ELIGIBLE FOR FUTURE SALE

After our Recapitalization and prior to this offering, there has not been a public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Upon the consummation of this offering, we will have outstanding an aggregate of approximately 515,205,100 shares of common stock. In addition, options to purchase an aggregate of approximately 50,525,942 shares of our common stock will be outstanding as of the consummation of this offering. Of these options, 23,834,766 will have vested at or prior to the consummation of this offering and approximately 26,691,176 could vest over the next three to six years. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of common stock will be deemed restricted securities, as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which we summarize below.

Subject to the transfer restrictions described below, the restricted shares and the shares held by our affiliates will be available for sale in the public market as follows:

•	8,155,275 shares will be eligible for sale at various times after the date of this prospectus pursuant to Rule 144; and

•	383,049,792 shares subject to the lock-up agreements will be eligible for sale at various times beginning 180 days after the date of this prospectus pursuant to Rule 144.

All of our management stockholders are subject to a management stockholder’s agreement that restricts, subject to certain exceptions, including pursuant to an effective registration statement, transfers of stock for a period of five years beginning November 17, 2006, and limits the amount of stock that can be transferred by a management stockholder for an additional three years after that five year period ends. See “Certain Relationships and Related Party Transactions — Management Stockholder’s Agreement.” In connection with this offering, we have agreed to waive such transfer restrictions for all employees subject to the Management Stockholder’s Agreement that were not permitted to participate in this offering with respect to the number of shares of our common stock equal to the number of shares of common stock such employees could have required us to register in this offering had we elected to grant them “piggyback rights.”

The Amended and Restated Limited Liability Company Agreement of Hercules Holding contains restrictions on the transfer of interests by the Investors in us. See “Certain Relationships and Related Party Transactions — Amended and Restated Limited Liability Company Agreement of Hercules Holding II, LLC.”

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available and, after owning such shares for at least one year, would be entitled to sell an unlimited number of shares of our common stock without restriction. Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which was equal to approximately 4,274,588 shares as of December 31, 2010; or

•	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-Up Agreements

In connection with this offering, we, our executive officers and directors, the selling stockholders and the Investors have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock, during the period ending 180 days after the date of this prospectus, except with the prior written consent of two of the representatives of the underwriters. Pursuant to this agreement, we may issue our common stock in connection with the acquisition of, or joint venture with, another entity so long as the aggregate number of shares issued, considered individually and together with all acquisitions or joint ventures announced during the 180-day restricted period, shall not exceed 5% of our common stock issued and outstanding as of the date of such acquisition and/or joint venture agreement. This agreement does not apply to any existing employee benefit plans.

The 180-day restricted period described in the preceding paragraph will be automatically extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in this paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. See “Underwriting.”

Registration on Form S-8

We have filed a registration statement on Form S-8 under the Securities Act to register shares of common stock issuable under our 2006 Plan. As a result, shares issued pursuant to such stock incentive plan, including upon exercise of stock options, will be eligible for resale in the public market without restriction, subject to the Rule 144 limitations applicable to affiliates and the restrictions described under “Certain Relationships and Related Party Transactions — Management Stockholder’s Agreement.”

As of December 31, 2010, 47,419,234 shares (and, following the offering, an additional 40,000,000, for a total of 87,419,234 shares) of common stock were reserved pursuant to our stock incentive plans for future issuance in connection with the exercise of outstanding options awarded under this plan. Options with respect to 19,230,877 of these shares were vested as of December 31, 2010 and additional options to purchase 26,691,176 shares of common stock could vest subsequent to December 31, 2010.

Registration Rights

Pursuant to a registration rights agreement, we have granted the Investors the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our common stock held by them. These shares will represent approximately 73.3% of our outstanding common stock after this offering (69.8% if the overallotment option is exercised in full). These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. Following the initial public offering of our common stock, the Senior Management Stockholders will have limited “piggyback” registration rights with respect to their shares of common stock.

For a description of rights some holders of common stock have to require us to register the shares of common stock they own, see “Certain Relationships and Related Party Transactions.”

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock purchased in this offering that is held as a capital asset by a non-U.S. holder.

Except as modified for estate tax purposes, a “non-U.S. holder” means a beneficial owner of our common stock that is not, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes);

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income or estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws (including if you are a financial institution, United States expatriate, “controlled foreign corporation,” “passive foreign investment company,” person subject to the alternative minimum tax, dealer in securities, broker, person who has acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, or a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity)). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

We have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of shares of our common stock that are different from those discussed below.

If any entity or arrangement treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction, in light of your particular circumstances.

This discussion assumes that a non-U.S. holder will structure its ownership of our common stock so as to not be subject to the newly enacted withholding tax discussed below under “Additional Withholding Requirements.”

Dividends

We do not intend to pay any cash dividends on our common stock in the foreseeable future. See “Dividend Policy.” However, if we do make distributions on our common stock, those payments will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock (determined on a share by share basis), but not below zero, and then will be treated as gain from the sale of stock.

In the event that we pay dividends on our common stock, the dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, of the gross amount of the dividends paid. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States generally are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise). A foreign corporation may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends generally will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Any gain realized by a non-U.S. holder on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock.

In the case of a non-U.S. holder described in the first bullet point immediately above, the gain will be subject to United States federal income tax a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or at such lower rate as may be specified by an applicable income tax treaty). In the case of an individual non-U.S. holder described in the second bullet point immediately above, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, will be subject to a flat 30% tax even though the individual is not considered a resident of the United States under the Code.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes. If, however, we are or become a “United States real property holding corporation,” so long as our common stock is regularly traded on an established securities market, only a non-U.S. holder who actually or constructively holds or held (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock. You should consult your own advisor about the consequences that could result if we are, or become, a “United States real property holding corporation.”

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payer does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payer does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of our common stock paid after December 31, 2012 to (i) a foreign financial institution (whether holding stock for its own account or on behalf of its account holders/investors) unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment (or who holds stock on behalf of another non-financial foreign entity that is the beneficial owner) unless the beneficial owner certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and meets certain other specified requirements. Non-U.S. holders should consult their own tax advisors regarding the effect of this newly enacted legislation.

Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in such individual’s gross estate for United States federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholders, the number of shares of common stock set forth opposite its name below.

Number
Underwriter	of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Wells Fargo Securities, LLC
Credit Agricole Securities (USA) Inc.
Mizuho Securities USA Inc.
RBC Capital Markets, LLC
RBS Securities Inc.
SMBC Nikko Capital Markets Limited
SunTrust Robinson Humphrey, Inc.
Avondale Partners, LLC
Robert W. Baird & Co. Incorporated
Cowen and Company, LLC
CRT Capital Group LLC
Lazard Capital Markets LLC
Leerink Swann LLC
Morgan Keegan & Company, Inc.
Oppenheimer & Co. Inc.
Raymond James & Associates, Inc.
Susquehanna Financial Group, LLLP

Total	124,000,000

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $      per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to HCA Holdings, Inc.	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $7.0 million and are payable by us and the selling stockholders.

Overallotment Option

The selling stockholders have granted an option to the underwriters to purchase up to 18,600,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Reserved Shares

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to some of our directors, officers, employees and certain other persons who are otherwise associated with us through a directed share program. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

We and the selling stockholders, our executive officers and directors and the Investors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of two of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

We have applied to list our common stock on the New York Stock Exchange under the symbol “HCA.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

After our Recapitalization and prior to the offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the selling stockholders and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, the Company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority. The underwriters have informed us that they do not intend to confirm sales to discretionary accounts without prior written approval of the customer.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, Citigroup Global Markets Inc., on behalf of the underwriters, may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the representatives may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The representatives may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on Internet web sites maintained by the representatives. Other than the prospectus in electronic format, the information on the web sites of the representatives is not part of this prospectus.

Conflicts of Interest

Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or its affiliates indirectly owns in excess of 10% of our issued and outstanding common stock, and is therefore deemed to be our “affiliate” and have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA Rule 5121”). Additionally, because we expect that more than 5% of the net proceeds of this offering may be received by certain underwriters in this offering or their affiliates that are lenders under the senior secured credit facilities, this offering is being conducted in accordance with FINRA Rule 5121 regarding the underwriting of securities. In addition, affiliates of certain of the other underwriters may also own (directly or as a designee of a selling stockholder) a portion of our issued and outstanding common stock that may be sold on a pro rata basis in this offering. FINRA Rule 5121 requires that a “qualified independent underwriter” (“QIU”) participate in the preparation of the registration statement of which this prospectus is a part and perform its usual standard of due diligence with respect thereto. Barclays Capital Inc. has agreed to serve as the QIU. In addition, in accordance with FINRA Rule 5121, if Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or any of its affiliates receives more than 5% of the net proceeds from this offering, it will not confirm sales to discretionary accounts without the prior written consent of its customers. We have agreed to indemnify against liabilities incurred in connection with acting as QIU, including liabilities under the Securities Act.

Affiliates of one or more of the underwriters are lenders and/or agents under the senior secured credit facilities and as such are entitled to be repaid with the proceeds that are used to repay the senior secured credit facilities and will receive their pro rata portion of such repayment. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or its affiliate Bank of America, N.A., the administrative agent under our senior secured credit facilities, as well as affiliates of certain of the other underwriters that are lenders and/or agents under our senior secured credit facilities, received fees in connection with the amendments to the senior secured credit facilities. See “Certain Relationships and Related Party Transactions — Other Relationships.” Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated indirectly own approximately 25.8% of our shares and are entitled to seats on our Board of Directors. Certain of our directors are directors of other companies that are affiliates of certain of the underwriters.

Affiliates of or funds sponsored by Bain Capital Partners, LLC, KKR, BAMLCP and certain members of the Frist family provide management and advisory services to us and our affiliates pursuant to a management agreement we executed in connection with our Recapitalization. Upon the consummation of this offering, pursuant to our management agreement, we will pay a fee of approximately $208 million to Bain Capital Partners, LLC, KKR, BAMLCP and certain members of the Frist family party to the management agreement in connection with this offering and termination of the agreement.

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose parent company, Bank of America Corporation, is also the parent company of one of our Investors, BAML Capital Partners, the successor organization to Merrill Lynch Global Private Equity, are permitted to elect three members to our board of directors pursuant to the LLC Agreement. Christopher J. Birosak, James D. Forbes and Nathan C. Thorne currently serve on our board of directors. Mr. Birosak is a managing director of BAML Capital Partners, Mr. Forbes is the head of Bank of America’s Global Principal Investments Division, and Mr. Thorne is a consultant for Merrill Lynch Global Private Equity, Inc., a wholly-owned subsidiary of Bank of America Corporation. Merrill Lynch, Pierce, Fenner & Smith Incorporated is also the broker for our directed share program and the plan administrator for our equity incentive plans.

Dr. Thomas F. Frist Jr. is a member of the Advisory Board of Avondale Partners, LLC, a position for which he receives no financial compensation or remuneration.

Wells Fargo Shareowner Services acts as the transfer agent and registrar for our common stock and is an affiliate of Wells Fargo Securities, LLC, one of the underwriters of this offering.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive customary fees and expenses. In addition, certain of the underwriters or their affiliates have in the past sold or leased, and may in the future sell or lease, equipment to us in the ordinary course of business. Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SMBC Nikko Capital Markets Limited is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering is within the United States, as facilitated by an affiliated U.S. registered broker-dealer, SMBC Nikko Securities America, Inc. (“SMBC Nikko-SI”), as permitted under applicable law. To that end, SMBC Nikko Capital Markets Limited and SMBC Nikko-SI have entered into an agreement pursuant to which SMBC Nikko-SI provides certain advisory and/or other services with respect to this offering. In return for the provision of such services by SMBC Nikko-SI, SMBC Nikko Capital Markets Limited will pay to SMBC Nikko-SI a mutually agreed fee.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any

Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

Notice to Prospective Investors in Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The shares will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us and certain selling stockholders by Simpson Thacher & Bartlett LLP, New York, New York and Bass, Berry & Sims PLC, Nashville, Tennessee, and certain health care regulatory matters will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York and certain health care regulatory matters will be passed on for the underwriters by Winston & Strawn LLP, Washington, D.C. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interests representing less than 1% of the capital commitments of the KKR Millennium Fund, L.P. and KKR 2006 Fund L.P.

EXPERTS

The consolidated financial statements of HCA Holdings, Inc. as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in this prospectus and registration statement, and the effectiveness of HCA Holdings, Inc.’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon included elsewhere herein. Such consolidated financial statements and HCA Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file certain reports with the Securities and Exchange Commission (the “SEC”), including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports, proxy and information statements and other information we file electronically with the SEC. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on our website is not part of this prospectus, and is therefore not incorporated by reference unless such information is specifically referenced elsewhere in this prospectus.

Our Code of Conduct is available free of charge upon request to our Corporate Secretary, HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203.

HCA HOLDINGS, INC.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining effective internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective, can provide only reasonable assurance with respect to financial statement preparation and presentation.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an assessment of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our assessment under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2010.

Ernst & Young, LLP, the independent registered public accounting firm that audited our consolidated financial statements, has issued a report on our internal control over financial reporting, which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
HCA Holdings, Inc.

We have audited HCA Holdings, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). HCA Holdings, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, HCA Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of HCA Holdings, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2010 and our report dated February 17, 2011 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

Nashville, Tennessee
February 17, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
HCA Holdings, Inc.

We have audited the accompanying consolidated balance sheets of HCA Holdings, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of HCA Holdings, Inc. at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), HCA Holdings, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 17, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Nashville, Tennessee
February 17, 2011, except as to Note 18, as to which the date is March 9, 2011

HCA HOLDINGS, INC.
CONSOLIDATED INCOME STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
(Dollars in millions, except per share amounts)

	2010	2009	2008

Revenues	$30,683	$30,052	$28,374

Salaries and benefits	12,484	11,958	11,440
Supplies	4,961	4,868	4,620
Other operating expenses	5,004	4,724	4,554
Provision for doubtful accounts	2,648	3,276	3,409
Equity in earnings of affiliates	(282)	(246)	(223)
Depreciation and amortization	1,421	1,425	1,416
Interest expense	2,097	1,987	2,021
Losses (gains) on sales of facilities	(4)	15	(97)
Impairments of long-lived assets	123	43	64

	28,452	28,050	27,204

Income before income taxes	2,231	2,002	1,170
Provision for income taxes	658	627	268

Net income	1,573	1,375	902
Net income attributable to noncontrolling interests	366	321	229

Net income attributable to HCA Holdings, Inc.	$1,207	$1,054	$673

Per share data:
Basic earnings per share	$2.83	$2.48	$1.59
Diluted earnings per share	$2.76	$2.44	$1.56
Shares used in earnings per share calculations (in thousands):
Basic	426,424	425,567	423,699
Diluted	437,347	432,227	430,982

The accompanying notes are an integral part of the consolidated financial statements.

HCA HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009
(Dollars in millions)

	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$411	$312
Accounts receivable, less allowance for doubtful accounts of $3,939 and $4,860	3,832	3,692
Inventories	897	802
Deferred income taxes	931	1,192
Other	848	579

	6,919	6,577
Property and equipment, at cost:
Land	1,215	1,202
Buildings	9,438	9,108
Equipment	14,310	13,575
Construction in progress	678	784

	25,641	24,669
Accumulated depreciation	(14,289)	(13,242)

	11,352	11,427

Investments of insurance subsidiary	642	1,166
Investments in and advances to affiliates	869	853
Goodwill	2,693	2,577
Deferred loan costs	374	418
Other	1,003	1,113

	$23,852	$24,131

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,537	$1,460
Accrued salaries	895	849
Other accrued expenses	1,245	1,158
Long-term debt due within one year	592	846

	4,269	4,313

Long-term debt	27,633	24,824
Professional liability risks	995	1,057
Income taxes and other liabilities	1,608	1,768

Equity securities with contingent redemption rights	141	147

Stockholders’ deficit:
Common stock $0.01 par; authorized 1,800,000,000 shares — 2010 and 2009; outstanding 427,458,800 shares — 2010 and 426,341,400 shares — 2009	4	4
Capital in excess of par value	386	223
Accumulated other comprehensive loss	(428)	(450)
Retained deficit	(11,888)	(8,763)

Stockholders’ deficit attributable to HCA Holdings, Inc.	(11,926)	(8,986)
Noncontrolling interests	1,132	1,008

	(10,794)	(7,978)

	$23,852	$24,131

The accompanying notes are an integral part of the consolidated financial statements.

HCA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
(Dollars in millions)

	Equity (Deficit) Attributable to HCA Holdings, Inc.
				Accumulated		Equity
	Common Stock		Capital in	Other		Attributable to
	Shares	Par	Excess of	Comprehensive	Retained	Noncontrolling
	(000)	Value	Par Value	Loss	Deficit	Interests	Total

Balances, December 31, 2007	424,291	$4	$109	$(172)	$(10,479)	$938	$(9,600)
Comprehensive income:
Net income					673	229	902
Other comprehensive income:
Change in fair value of investment securities				(44)			(44)
Foreign currency translation adjustments				(62)			(62)
Defined benefit plans				(62)			(62)
Change in fair value of derivative instruments				(264)			(264)

Total comprehensive income				(432)	673	229	470
Share-based benefit plans	834		40				40
Distributions						(178)	(178)
Other			13		(11)	6	8

Balances, December 31, 2008	425,125	4	162	(604)	(9,817)	995	(9,260)
Comprehensive income:
Net income					1,054	321	1,375
Other comprehensive income:
Change in fair value of investment securities				44			44
Foreign currency translation adjustments				25			25
Change in fair value of derivative instruments				85			85

Total comprehensive income				154	1,054	321	1,529
Share-based benefit plans	1,216		47				47
Distributions						(330)	(330)
Other			14			22	36

Balances, December 31, 2009	426,341	4	223	(450)	(8,763)	1,008	(7,978)
Comprehensive income:
Net income					1,207	366	1,573
Other comprehensive income:
Change in fair value of investment securities				(8)			(8)
Foreign currency translation adjustments				(16)			(16)
Defined benefit plans				(37)			(37)
Change in fair value of derivative instruments				83			83

Total comprehensive income				22	1,207	366	1,595
Share-based benefit plans	1,118		43				43
Distributions					(4,332)	(342)	(4,674)
Contributions						57	57
Other			120			43	163

Balances, December 31, 2010	427,459	$4	$386	$(428)	$(11,888)	$1,132	$(10,794)

The accompanying notes are an integral part of the consolidated financial statements.

HCA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
(Dollars in millions)

	2010	2009	2008

Cash flows from operating activities:
Net income	$1,573	$1,375	$902
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(2,789)	(3,180)	(3,328)
Inventories and other assets	(287)	(191)	159
Accounts payable and accrued expenses	229	280	(198)
Provision for doubtful accounts	2,648	3,276	3,409
Depreciation and amortization	1,421	1,425	1,416
Income taxes	27	(520)	(448)
Losses (gains) on sales of facilities	(4)	15	(97)
Impairments of long-lived assets	123	43	64
Amortization of deferred loan costs	81	80	79
Share-based compensation	32	40	32
Pay-in-kind interest	—	58	—
Other	31	46	—

Net cash provided by operating activities	3,085	2,747	1,990

Cash flows from investing activities:
Purchase of property and equipment	(1,325)	(1,317)	(1,600)
Acquisition of hospitals and health care entities	(233)	(61)	(85)
Disposal of hospitals and health care entities	37	41	193
Change in investments	472	303	21
Other	10	(1)	4

Net cash used in investing activities	(1,039)	(1,035)	(1,467)

Cash flows from financing activities:
Issuances of long-term debt	2,912	2,979	—
Net change in revolving bank credit facilities	1,889	(1,335)	700
Repayment of long-term debt	(2,268)	(3,103)	(960)
Distributions to noncontrolling interests	(342)	(330)	(178)
Contributions from noncontrolling interests	57	—	—
Payment of debt issuance costs	(50)	(70)	—
Distributions to stockholders	(4,257)	—	—
Income tax benefits	114	—	—
Other	(2)	(6)	(13)

Net cash used in financing activities	(1,947)	(1,865)	(451)

Change in cash and cash equivalents	99	(153)	72
Cash and cash equivalents at beginning of period	312	465	393

Cash and cash equivalents at end of period	$411	$312	$465

Interest payments	$1,994	$1,751	$1,979
Income tax payments, net of refunds	$517	$1,147	$716

The accompanying notes are an integral part of the consolidated financial statements.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	ACCOUNTING POLICIES

Reporting Entity and Corporate Reorganization

On November 17, 2006, HCA Inc. completed its merger (the “Merger”) with Hercules Acquisition Corporation, pursuant to which the Company was acquired by Hercules Holding II, LLC (“Hercules Holding”), a Delaware limited liability company owned by a private investor group comprised of affiliates of, or funds sponsored by, Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co., BAML Capital Partners (formerly Merrill Lynch Global Private Equity) (each a “Sponsor”), affiliates of Citigroup Inc. and Bank of America Corporation (the “Sponsor Assignees”) and affiliates of HCA founder, Dr. Thomas F. Frist Jr., (the “Frist Entities,” and together with the Sponsors and the Sponsor Assignees, the “Investors”), and by members of management and certain other investors. The Merger, the financing transactions related to the Merger and other related transactions are collectively referred to herein as the “Recapitalization.” The Merger was accounted for as a recapitalization in our financial statements, with no adjustments to the historical basis of our assets and liabilities. As a result of the Recapitalization, our outstanding capital stock is owned by the Investors, certain members of management and key employees. On April 29, 2008, HCA Inc.’s common stock was registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, thus subjecting us to the reporting requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our common stock is not traded on a national securities exchange.

On November 22, 2010, HCA Inc. reorganized by creating a new holding company structure (the “Corporate Reorganization”). HCA Holdings, Inc. became the new parent company, and HCA Inc. is now HCA Holdings, Inc.’s wholly-owned direct subsidiary. As part of the Corporate Reorganization, HCA Inc.’s outstanding shares of common stock were automatically converted, on a share for share basis, into identical shares of HCA Holdings, Inc.’s common stock. HCA Holdings, Inc.’s amended and restated certificate of incorporation, amended and restated bylaws, executive officers and board of directors are the same as HCA Inc.’s in effect immediately prior to the Corporate Reorganization, and the rights, privileges and interests of HCA Inc.’s stockholders remain the same with respect to HCA Holdings, Inc., as the new holding company. Additionally, as a result of the Corporate Reorganization, HCA Holdings, Inc. was deemed the successor registrant to HCA Inc. under the Securities and Exchange Act of 1934, as amended, and shares of HCA Holdings, Inc.’s common stock are deemed registered under Section 12(g) of the Exchange Act.

HCA Holdings, Inc. is a holding company whose affiliates own and operate hospitals and related health care entities. The term “affiliates” includes direct and indirect subsidiaries of HCA Holdings, Inc. and partnerships and joint ventures in which such subsidiaries are partners. At December 31, 2010, these affiliates owned and operated 156 hospitals, 97 freestanding surgery centers and provided extensive outpatient and ancillary services. Affiliates of HCA Holdings, Inc. are also partners in joint ventures that own and operate eight hospitals and nine freestanding surgery centers, which are accounted for using the equity method. HCA Holdings, Inc.’s facilities are located in 20 states and England. The terms “Company,” “HCA,” “we,” “our” or “us,” as used herein and unless otherwise stated or indicated by context, refer to HCA Inc. and its affiliates prior to the Corporate Reorganization and to HCA Holdings, Inc. and its affiliates after the Corporate Reorganization. The term “facilities” or “hospitals” refer to entities owned and operated by affiliates of HCA and the term “employees” refers to employees of affiliates of HCA.

Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

The consolidated financial statements include all subsidiaries and entities controlled by HCA. We generally define “control” as ownership of a majority of the voting interest of an entity. The consolidated

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 1 —	ACCOUNTING POLICIES (Continued)

financial statements include entities in which we absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Significant intercompany transactions have been eliminated. Investments in entities we do not control, but in which we have a substantial ownership interest and can exercise significant influence, are accounted for using the equity method.

We have completed various acquisitions and joint venture transactions. The accounts of these entities have been included in our consolidated financial statements for periods subsequent to our acquisition of controlling interests. The majority of our expenses are “cost of revenue” items. Costs that could be classified as general and administrative include our corporate office costs, which were $178 million, $164 million and $174 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Revenues

Revenues consist primarily of net patient service revenues that are recorded based upon established billing rates less allowances for contractual adjustments. Revenues are recorded during the period the health care services are provided, based upon the estimated amounts due from the patients and third-party payers. Third-party payers include federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies and employers. Estimates of contractual allowances under managed care health plans are based upon the payment terms specified in the related contractual agreements. Contractual payment terms in managed care agreements are generally based upon predetermined rates per diagnosis, per diem rates or discounted fee-for-service rates. Revenues related to uninsured patients and copayment and deductible amounts for patients who have health care coverage may have discounts applied (uninsured discounts and contractual discounts). We also record a provision for doubtful accounts (based primarily on historical collection experience) related to these uninsured accounts to record the net self pay accounts receivable at the estimated amounts we expect to collect. Our revenues from our third party payers and the uninsured for the years ended December 31, are summarized in the following table (dollars in millions):

	2010	Ratio	2009	Ratio	2008	Ratio

Medicare	$7,203	23.5%	$6,866	22.8%	$6,550	23.1%
Managed Medicare	2,162	7.0	2,006	6.7	1,696	6.0
Medicaid	1,962	6.4	1,691	5.6	1,408	5.0
Managed Medicaid	1,165	3.8	1,113	3.7	895	3.2
Managed care and other insurers	15,675	51.1	15,324	51.1	14,355	50.5
International (managed care and other insurers)	784	2.6	702	2.3	775	2.7

	28,951	94.4	27,702	92.2	25,679	90.5
Uninsured	1,732	5.6	2,350	7.8	2,695	9.5

Revenues	$30,683	100.0%	$30,052	100.0%	$28,374	100.0%

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility recorded estimates will change by a material amount. Estimated reimbursement amounts are adjusted in subsequent periods as cost reports are prepared and filed and as final settlements are determined (in relation to certain government programs, primarily Medicare, this is generally referred to as the “cost report” filing and settlement process). The adjustments to estimated Medicare and Medicaid reimbursement amounts and disproportionate-share funds, which resulted in net increases to revenues, related primarily to cost reports filed during the respective year were $52 million, $40 million and $32 million in 2010, 2009 and 2008, respectively. The adjustments to

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 1 —	ACCOUNTING POLICIES (Continued)

estimated reimbursement amounts, which resulted in net increases to revenues, related primarily to cost reports filed during previous years were $50 million, $60 million and $35 million in 2010, 2009 and 2008, respectively.

The Emergency Medical Treatment and Active Labor Act (“EMTALA”) requires any hospital participating in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency room for treatment and, if the individual is suffering from an emergency medical condition, to either stabilize the condition or make an appropriate transfer of the individual to a facility able to handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of an individual’s ability to pay for treatment. Federal and state laws and regulations, including but not limited to EMTALA, require, and our commitment to providing quality patient care encourages, us to provide services to patients who are financially unable to pay for the health care services they receive. Because we do not pursue collection of amounts determined to qualify as charity care, they are not reported in revenues. Patients treated at hospitals for nonelective care, who have income at or below 200% of the federal poverty level, are eligible for charity care. The federal poverty level is established by the federal government and is based on income and family size. We provide discounts to uninsured patients who do not qualify for Medicaid or charity care. These discounts are similar to those provided to many local managed care plans. In implementing the discount policy, we first attempt to qualify uninsured patients for Medicaid, other federal or state assistance or charity care. If an uninsured patient does not qualify for these programs, the uninsured discount is applied.

The revenue deductions related to uninsured accounts (charity care and uninsured discounts) generally have the inverse impact on the provision for doubtful accounts. To quantify the total impact of and trends related to uninsured accounts, we believe it is beneficial to view charity care, uninsured discounts and the provision for doubtful accounts in combination, rather than each separately. A summary of these amounts for the years ended December 31, follows (dollars in millions):

	2010	Ratio	2009	Ratio	2008	Ratio

Charity care	$2,337	24%	$2,151	26%	$1,747	25%
Uninsured discounts	4,641	48	2,935	35	1,853	26
Provision for doubtful accounts	2,648	28	3,276	39	3,409	49

Total uncompensated care	$9,626	100%	$8,362	100%	$7,009	100%

A summary of the estimated cost of total uncompensated care for the years ended December 31, follows (dollars in millions):

	2010	2009	2008

Gross patient charges	$125,640	$115,682	$102,843
Patient care costs (salaries and benefits, supplies, other operating expenses and depreciation and amortization)	23,870	22,975	22,030

Cost-to-charges ratio	19.0%	19.9%	21.4%

Total uncompensated care	$9,626	$8,362	$7,009
Multiplied by the cost-to-charges ratio	19.0%	19.9%	21.4%

Estimated cost of total uncompensated care	$1,829	$1,664	$1,500

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 1 —	ACCOUNTING POLICIES (Continued)

The sum of charity care, uninsured discounts and the provision for doubtful accounts, as a percentage of the sum of revenues, uninsured discounts and charity care increased from 21.9% for 2008, to 23.8% for 2009 and to 25.6% for 2010.

The trend of the three components of uncompensated care indicate that our decision to increase our uninsured discounts has resulted in the provision for doubtful accounts declining from 49% of total uncompensated care for 2008 to 28% of total uncompensated care for 2010, and uninsured discounts have increased from 26% of total uncompensated care for 2008 to 48% of total uncompensated care for 2010.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with a maturity of three months or less when purchased. Our insurance subsidiary’s cash equivalent investments in excess of the amounts required to pay estimated professional liability claims during the next twelve months are not included in cash and cash equivalents as these funds are not available for general corporate purposes. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments.

Our cash management system provides for daily investment of available balances and the funding of outstanding checks when presented for payment. Outstanding, but unpresented, checks totaling $384 million and $392 million at December 31, 2010 and 2009, respectively, have been included in “accounts payable” in the consolidated balance sheets. Upon presentation for payment, these checks are funded through available cash balances or our credit facility.

Accounts Receivable

We receive payments for services rendered from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, employers and patients. We recognize that revenues and receivables from government agencies are significant to our operations, but do not believe there are significant credit risks associated with these government agencies. We do not believe there are any other significant concentrations of revenues from any particular payer that would subject us to any significant credit risks in the collection of our accounts receivable.

Additions to the allowance for doubtful accounts are made by means of the provision for doubtful accounts. Accounts written off as uncollectible are deducted from the allowance for doubtful accounts and subsequent recoveries are added. The amount of the provision for doubtful accounts is based upon management’s assessment of historical and expected net collections, business and economic conditions, trends in federal, state and private employer health care coverage and other collection indicators. The provision for doubtful accounts and the allowance for doubtful accounts relate to “uninsured” amounts (including copayment and deductible amounts from patients who have health care coverage) due directly from patients. Accounts are written off when all reasonable internal and external collection efforts have been performed. We consider the return of an account from the secondary external collection agency to be the culmination of our reasonable collection efforts and the timing basis for writing off the account balance. Writeoffs are based upon specific identification and the writeoff process requires a writeoff adjustment entry to the patient accounting system. Management relies on the results of detailed reviews of historical writeoffs and recoveries at facilities that represent a majority of our revenues and accounts receivable (the “hindsight analysis”) as a primary source of information to utilize in estimating the collectibility of our accounts receivable. We perform the hindsight analysis quarterly, utilizing rolling twelve-months accounts receivable collection and writeoff data. At December 31, 2010 and 2009, the allowance for doubtful accounts represented approximately 93% and 94%, respectively, of the $4.249 billion and $5.176 billion, respectively, patient due accounts receivable balance. The patient due accounts receivable balance represents the estimated uninsured portion of our

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 1 —	ACCOUNTING POLICIES (Continued)

accounts receivable. The estimated uninsured portion of Medicaid pending and uninsured discount pending accounts is included in our patient due accounts receivable balance. Days revenues in accounts receivable were 46 days, 45 days and 49 days at December 31, 2010, 2009 and 2008, respectively. Adverse changes in general economic conditions, patient accounting service center operations, payer mix or trends in federal or state governmental health care coverage could affect our collection of accounts receivable, cash flows and results of operations.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment and Amortizable Intangibles

Depreciation expense, computed using the straight-line method, was $1.416 billion in 2010, $1.419 billion in 2009 and $1.412 billion in 2008. Buildings and improvements are depreciated over estimated useful lives ranging generally from 10 to 40 years. Estimated useful lives of equipment vary generally from four to 10 years.

Debt issuance costs are amortized based upon the terms of the respective debt obligations. The gross carrying amount of deferred loan costs at December 31, 2010 and 2009 was $712 million and $689 million, respectively, and accumulated amortization was $338 million and $271 million, respectively. Amortization of deferred loan costs is included in interest expense and was $81 million, $80 million and $79 million for 2010, 2009 and 2008, respectively.

When events, circumstances or operating results indicate the carrying values of certain long-lived assets and related identifiable intangible assets (excluding goodwill) expected to be held and used, might be impaired, we prepare projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value may be estimated based upon internal evaluations that include quantitative analyses of revenues and cash flows, reviews of recent sales of similar facilities and independent appraisals.

Long-lived assets to be disposed of are reported at the lower of their carrying amounts or fair value less costs to sell or close. The estimates of fair value are usually based upon recent sales of similar assets and market responses based upon discussions with and offers received from potential buyers.

Investments of Insurance Subsidiary

At December 31, 2010 and 2009, the investments of our wholly-owned insurance subsidiary were classified as “available-for-sale” as defined in Accounting Standards Codification (“ASC”) No. 320, Investments — Debt and Equity Securities and are recorded at fair value. The investment securities are held for the purpose of providing the funding source to pay professional liability claims covered by the insurance subsidiary. We perform a quarterly assessment of individual investment securities to determine whether declines in market value are temporary or other-than-temporary. Our investment securities evaluation process involves multiple subjective judgments, often involves estimating the outcome of future events, and requires a significant level of professional judgment in determining whether an impairment has occurred. We evaluate, among other things, the financial position and near term prospects of the issuer, conditions in the issuer’s industry, liquidity of the investment, changes in the amount or timing of expected future cash flows from the investment, and recent downgrades of the issuer by a rating agency, to determine if, and when, a decline in the fair value of an investment below amortized cost is considered other-than-temporary. The length of time and extent to which the fair value of the investment is less than amortized cost and our ability and intent to retain

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 1 —	ACCOUNTING POLICIES (Continued)

the investment, to allow for any anticipated recovery of the investment’s fair value, are important components of our investment securities evaluation process.

Goodwill

Goodwill is not amortized, but is subject to annual impairment tests. In addition to the annual impairment review, impairment reviews are performed whenever circumstances indicate a possible impairment may exist. Impairment testing for goodwill is done at the reporting unit level. Reporting units are one level below the business segment level, and our impairment testing is performed at the operating division or market level. We compare the fair value of the reporting unit assets to the carrying amount, on at least an annual basis, to determine if there is potential impairment. If the fair value of the reporting unit assets is less than their carrying value, we compare the fair value of the goodwill to its carrying value. If the fair value of the goodwill is less than its carrying value, an impairment loss is recognized. Fair value of goodwill is estimated based upon internal evaluations of the related long-lived assets for each reporting unit that include quantitative analyses of revenues and cash flows and reviews of recent sales of similar facilities. We recognized goodwill impairments of $14 million, $19 million and $48 million during 2010, 2009 and 2008, respectively.

During 2010, goodwill increased by $125 million related to acquisitions, declined by $14 million related to impairments and increased by $5 million related to foreign currency translation and other adjustments. During 2009, goodwill increased by $5 million related to acquisitions, decreased by $19 million related to impairments and increased by $11 million related to foreign currency translation and other adjustments.

Since January 1, 2000, we have recognized total goodwill impairments of $102 million in the aggregate. None of the goodwill impairments related to evaluations of goodwill at the reporting unit level, as all recognized goodwill impairments during this period related to goodwill allocated to asset disposal groups.

Physician Recruiting Agreements

In order to recruit physicians to meet the needs of our hospitals and the communities they serve, we enter into minimum revenue guarantee arrangements to assist the recruited physicians during the period they are relocating and establishing their practices. A guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the stand-ready obligation undertaken in issuing the guarantee. We expense the total estimated guarantee liability amount at the time the physician recruiting agreement becomes effective as we are not able to justify recording a contract-based asset based upon our analysis of the related control, regulatory and legal considerations.

The physician recruiting liability amounts of $15 million and $24 million at December 31, 2010 and 2009, respectively, represent the amount of expense recognized in excess of payments made through December 31, 2010 and 2009, respectively. At December 31, 2010 the maximum amount we could have to pay under all effective minimum revenue guarantees was $48 million.

Professional Liability Claims

Reserves for professional liability risks were $1.262 billion and $1.322 billion at December 31, 2010 and 2009, respectively. The current portion of the reserves, $268 million and $265 million at December 31, 2010 and 2009, respectively, is included in “other accrued expenses” in the consolidated balance sheets. Provisions for losses related to professional liability risks were $222 million, $211 million and $175 million for 2010, 2009 and 2008, respectively, and are included in “other operating expenses” in our consolidated income statements. Provisions for losses related to professional liability risks are based upon actuarially determined estimates. Loss and loss expense reserves represent the estimated ultimate net cost of all reported and unreported losses incurred through the respective consolidated balance sheet dates. The reserves for unpaid

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 1 —	ACCOUNTING POLICIES (Continued)

losses and loss expenses are estimated using individual case-basis valuations and actuarial analyses. Those estimates are subject to the effects of trends in loss severity and frequency. The estimates are continually reviewed and adjustments are recorded as experience develops or new information becomes known. Adjustments to the estimated reserve amounts are included in current operating results. The reserves for professional liability risks cover approximately 2,700 and 2,600 individual claims at December 31, 2010 and 2009, respectively, and estimates for unreported potential claims. The time period required to resolve these claims can vary depending upon the jurisdiction and whether the claim is settled or litigated. During 2010 and 2009, $243 million and $272 million, respectively, of net payments were made for professional and general liability claims. The estimation of the timing of payments beyond a year can vary significantly. Although considerable variability is inherent in professional liability reserve estimates, we believe the reserves for losses and loss expenses are adequate; however, there can be no assurance the ultimate liability will not exceed our estimates.

A portion of our professional liability risks is insured through a wholly-owned insurance subsidiary. Subject to a $5 million per occurrence self-insured retention, our facilities are insured by our wholly-owned insurance subsidiary for losses up to $50 million per occurrence. The insurance subsidiary has obtained reinsurance for professional liability risks generally above a retention level of $15 million per occurrence. We also maintain professional liability insurance with unrelated commercial carriers for losses in excess of amounts insured by our insurance subsidiary.

The obligations covered by reinsurance contracts are included in the reserves for professional liability risks, as the insurance subsidiary remains liable to the extent the reinsurers do not meet their obligations under the reinsurance contracts. The amounts receivable under the reinsurance contracts include $11 million and $28 million at December 31, 2010 and 2009, respectively, recorded in “other assets” and $3 million and $25 million at December 31, 2010 and 2009, respectively, recorded in “other current assets”.

Financial Instruments

Derivative financial instruments are employed to manage risks, including interest rate and foreign currency exposures, and are not used for trading or speculative purposes. We recognize derivative instruments, such as interest rate swap agreements and foreign exchange contracts, in the consolidated balance sheets at fair value. Changes in the fair value of derivatives are recognized periodically either in earnings or in stockholders’ equity, as a component of other comprehensive income (loss), depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or a cash flow hedge. Generally, changes in fair values of derivatives accounted for as fair value hedges are recorded in earnings, along with the changes in the fair value of the hedged items related to the hedged risk. Gains and losses on derivatives designated as cash flow hedges, to the extent they are effective, are recorded in other comprehensive income (loss), and subsequently reclassified to earnings to offset the impact of the forecasted transactions when they occur. In the event the forecasted transaction to which a cash flow hedge relates is no longer likely, the amount in other comprehensive income (loss) is recognized in earnings and generally the derivative is terminated. Changes in the fair value of derivatives not qualifying as hedges, and for any portion of a hedge that is ineffective, are reported in earnings.

The net interest paid or received on interest rate swaps is recognized as interest expense. Gains and losses resulting from the early termination of interest rate swap agreements are deferred and amortized as adjustments to interest expense over the remaining term of the debt originally covered by the terminated swap.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 1 —	ACCOUNTING POLICIES (Continued)

Noncontrolling Interests in Consolidated Entities

The consolidated financial statements include all assets, liabilities, revenues and expenses of less than 100% owned entities that we control. Accordingly, we have recorded noncontrolling interests in the earnings and equity of such entities.

Related Party Transactions — Management Agreement

Affiliates of the Investors entered into a management agreement with us pursuant to which such affiliates will provide us with management services. Under the management agreement, the affiliates of the Investors are entitled to receive an aggregate annual management fee of $15 million, which amount increases annually at a rate equal to the percentage increase in Adjusted EBITDA (as defined in the Management Agreement) in the applicable year compared to the preceding year, and reimbursement of out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement. The annual management fee was $18 million for 2010 and $15 million for both 2009 and 2008. The management agreement has an initial term expiring on December 31, 2016, provided that the term will be extended annually for one additional year unless we or the Investors provide notice to the other of their desire not to automatically extend the term. In addition, the management agreement provides that the affiliates of the Investors are entitled to receive a fee equal to 1% of the gross transaction value in connection with certain financing, acquisition, disposition, and change of control transactions, as well as a termination fee based on the net present value of future payment obligations under the management agreement in the event of an initial public offering or under certain other circumstances. The agreement also contains customary exculpation and indemnification provisions in favor of the Investors and their affiliates.

NOTE 2 —	SHARE-BASED COMPENSATION

Certain management holders of outstanding HCA stock options retained certain of their stock options (the “Rollover Options”) in lieu of receiving the Merger consideration. The Rollover Options remain outstanding in accordance with the terms of the governing stock incentive plans and grant agreements pursuant to which the holder originally received the stock option grants, except the exercise price and number of shares subject to the rollover option agreement were adjusted so that the aggregate intrinsic value for each applicable option holder was maintained and the exercise price for substantially all the options was adjusted to $2.83 per option. Pursuant to the rollover option agreement, 49,408,100 prerecapitalization HCA stock options were converted into 10,294,500 Rollover Options, of which 4,603,500 are outstanding and exercisable at December 31, 2010.

2006 Stock Incentive Plan

The 2006 Stock Incentive Plan for Key Employees of HCA Holdings Inc. and its Affiliates (the “2006 Plan”) is designed to promote the long term financial interests and growth of the Company and its subsidiaries by attracting and retaining management and other personnel and key service providers and to motivate management personnel by means of incentives to achieve long range goals and further the alignment of interests of participants with those of our stockholders through opportunities for increased stock, or stock-based, ownership in the Company. A portion of the options under the 2006 Plan vests solely based upon continued employment over a specific period of time, and a portion of the options vests based both upon continued employment over a specific period of time and upon the achievement of predetermined financial and Investor return targets over time. We granted 964,000 and 8,044,600 options under the 2006 Plan during 2010 and 2009, respectively. As of December 31, 2010, 20,247,500 options granted under the 2006 Plan have vested, of which 19,231,300 are outstanding and exercisable, and there were 1,497,200 shares available for future grants under the 2006 Plan.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 2 —	SHARE-BASED COMPENSATION (Continued)

Stock Option Activity

The fair value of each stock option award is estimated on the grant date, using option valuation models and the weighted average assumptions indicated in the following table. Awards under the 2006 Plan generally vest based on continued employment and based upon achievement of certain financial and Investor return targets. Each grant is valued as a single award with an expected term equal to the average expected term of the component vesting tranches. We use historical option exercise behavior data and other factors to estimate the expected term of the options. The expected term of the option is limited by the contractual term, and employee post-vesting termination behavior is incorporated in the historical option exercise behavior data. Compensation cost is recognized on the straight-line attribution method. The straight-line attribution method requires that total compensation expense recognized must at least equal the vested portion of the grant-date fair value. The expected volatility is derived using historical stock price information of certain peer group companies for a period of time equal to the expected option term. The risk-free interest rate is the approximate yield on United States Treasury Strips having a life equal to the expected option life on the date of grant. The expected life is an estimate of the number of years an option will be held before it is exercised.

	2010	2009	2008

Risk-free interest rate	2.07%	1.45%	2.50%
Expected volatility	35%	35%	30%
Expected life, in years	5	5	4
Expected dividend yield	—	—	—

Information regarding stock option activity during 2010, 2009 and 2008 is summarized below (share amounts in thousands):

		Weighted	Weighted
		Average	Average	Aggregate
	Stock	Exercise	Remaining	Intrinsic Value
	Options	Price	Contractual Term	(dollars in millions)

Options outstanding, December 31, 2007	50,316	$9.66
Granted	1,610	12.93
Exercised	(2,163)	3.33
Cancelled	(1,857)	11.36

Options outstanding, December 31, 2008	47,906	9.99
Granted	8,045	19.70
Exercised	(2,278)	3.81
Cancelled	(1,756)	11.56

Options outstanding, December 31, 2009	51,917	11.72
Granted	964	15.73
Exercised	(1,726)	4.06
Cancelled	(629)	7.96

Options outstanding, December 31, 2010	50,526	8.58	6.3 years	$736

Options exercisable, December 31, 2010	23,835	$11.35	6.0 years	$281

During 2010, our Board of Directors declared three distributions to the Company’s stockholders and holders of stock options. The distributions totaled $9.43 per share and vested stock option. Pursuant to the terms of our stock option plans, the holders of nonvested stock options received $9.43 per share reductions

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 2 —	SHARE-BASED COMPENSATION (Continued)

(subject to certain tax related limitations for certain stock options that resulted in deferred distributions for a portion of the declared distribution, which will be paid upon the vesting of the applicable stock options) to the exercise price of the share-based awards.

The weighted average fair values of stock options granted during 2010, 2009 and 2008 were $7.13, $3.54 and $3.11 per share, respectively. The total intrinsic value of stock options exercised in the year ended December 31, 2010 was $32 million. As of December 31, 2010, the unrecognized compensation cost related to nonvested awards was $44 million.

NOTE 3 —	ACQUISITIONS AND DISPOSITIONS

During 2010, we paid $163 million to acquire two hospitals and $70 million to acquire other health care entities. During 2009, we paid $61 million to acquire nonhospital health care entities. During 2008, we paid $18 million to acquire one hospital and $67 million to acquire other health care entities. Purchase price amounts have been allocated to the related assets acquired and liabilities assumed based upon their respective fair values. The purchase price paid in excess of the fair value of identifiable net assets of acquired entities aggregated $125 million, $5 million and $43 million in 2010, 2009 and 2008, respectively. The consolidated financial statements include the accounts and operations of the acquired entities subsequent to the respective acquisition dates. The pro forma effects of the acquired entities on our results of operations for periods prior to the respective acquisition dates were not significant.

During 2010, we received proceeds of $37 million and recognized a net pretax gain of $4 million ($2 million after tax) from sales of nonhospital health care entities and real estate investments. During 2009, we received proceeds of $3 million and recognized a net pretax loss of $8 million ($5 million after tax) on the sales of three hospitals. We also received proceeds of $38 million and recognized a net pretax loss of $7 million ($4 million after tax) from sales of other health care entities and real estate investments. During 2008, we received proceeds of $143 million and recognized a net pretax gain of $81 million ($48 million after tax) from the sales of two hospitals. We also received proceeds of $50 million and recognized a net pretax gain of $16 million ($10 million after tax) from sales of other health care entities and real estate investments.

NOTE 4 —	IMPAIRMENTS OF LONG-LIVED ASSETS

During 2010, we recorded pretax charges of $123 million to reduce the carrying value of identified assets to estimated fair value. The $123 million asset impairment includes $57 million related to a hospital facility in our Central Group, $5 million related to other health care entity investments in our Eastern Group, $17 million related to a hospital facility in our Western Group and $44 million related to Corporate and other, which includes $35 million for the writeoff of capitalized engineering and design costs related to certain building safety requirements (California earthquake standards) that have been revised. During 2009, we recorded pretax charges of $43 million to reduce the carrying value of identified assets to estimated fair value. The $43 million asset impairment includes $15 million related to certain hospital facilities and other health care entity investments in our Central Group, $14 million related to other health care entity investments in our Eastern Group and $14 million related to certain hospital facilities in our Western Group. During 2008, we recorded pretax charges of $64 million to reduce the carrying value of identified assets to estimated fair value. The $64 million asset impairment includes $55 million related to other health care entity investments in our Eastern Group and $9 million related to certain hospital facilities in our Central Group.

The asset impairment charges did not have a significant impact on our operations or cash flows and are not expected to significantly impact cash flows for future periods. The impairment charges affected our property and equipment asset category by $109 million, $24 million and $16 million in 2010, 2009 and 2008, respectively.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 —	INCOME TAXES

The provision for income taxes consists of the following (dollars in millions):

	2010	2009	2008

Current:
Federal	$401	$809	$699
State	26	75	56
Foreign	33	21	25
Deferred:
Federal	161	(274)	(505)
State	17	(37)	(29)
Foreign	20	33	22

	$658	$627	$268

The provision for income taxes reflects $69 million, $18 million and $20 million ($44 million, $12 million and $12 million net of tax, respectively) reductions in interest related to taxing authority examinations for the years ended December 31, 2010, 2009 and 2008, respectively.

A reconciliation of the federal statutory rate to the effective income tax rate follows:

	2010	2009	2008

Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	2.7	3.2	3.7
Change in liability for uncertain tax positions	0.3	(0.2)	(7.4)
Nondeductible intangible assets	—	0.4	0.4
Tax exempt interest income	(0.4)	(0.8)	(2.5)
Income attributable to noncontrolling interests from consolidated partnerships	(5.8)	(6.0)	(5.6)
Other items, net	(2.3)	(0.3)	(0.7)

Effective income tax rate	29.5%	31.3%	22.9%

As a result of a settlement reached with the Appeals Division of the Internal Revenue Service (the “IRS”) and the revision of a proposed IRS adjustment related to prior taxable years, we reduced our provision for income taxes by $69 million in 2008.

A summary of the items comprising the deferred tax assets and liabilities at December 31 follows (dollars in millions):

	2010		2009
	Assets	Liabilities	Assets	Liabilities

Depreciation and fixed asset basis differences	$—	$211	$—	$258
Allowances for professional liability and other risks	329	—	288	—
Accounts receivable	1,011	—	1,453	—
Compensation	202	—	190	—
Other	776	400	740	336

	$2,318	$611	$2,671	$594

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 —	INCOME TAXES (Continued)

At December 31, 2010, state net operating loss carryforwards (expiring in years 2011 through 2030) available to offset future taxable income approximated $65 million. Utilization of net operating loss carryforwards in any one year may be limited and, in certain cases, result in an adjustment to intangible assets. Net deferred tax assets related to such carryforwards are not significant.

At December 31, 2010, we were contesting, before the IRS Appeals Division, certain claimed deficiencies and adjustments proposed by the IRS Examination Division in connection with its audit of HCA Inc.’s 2005 and 2006 federal income tax returns. The disputed items include the timing of recognition of certain patient service revenues, the deductibility of certain debt retirement costs and our method for calculating the tax allowance for doubtful accounts. In addition, eight taxable periods of HCA Inc. and its predecessors ended in 1997 through 2004, for which the primary remaining issue is the computation of the tax allowance for doubtful accounts, were pending before the IRS Examination Division as of December 31, 2010. The IRS Examination Division began an audit of HCA Inc.’s 2007, 2008 and 2009 federal income tax returns in December 2010.

The following table summarizes the activity related to our unrecognized tax benefits (dollars in millions):

	2010	2009

Balance at January 1	$485	$482
Additions (reductions) based on tax positions related to the current year	(18)	44
Additions for tax positions of prior years	61	11
Reductions for tax positions of prior years	(78)	(33)
Settlements	(134)	(8)
Lapse of applicable statutes of limitations	(3)	(11)

Balance at December 31	$313	$485

During 2010, we finalized settlements with the Appeals Division of the IRS resolving the deductibility of our 2003 government settlement payment, the timing of certain patient service revenues for 2003 and 2004 and the method for calculating the tax allowance for doubtful accounts for certain affiliated partnerships for 2003 and 2004.

Our liability for unrecognized tax benefits was $413 million, including accrued interest of $115 million and excluding $15 million that was recorded as reductions of the related deferred tax assets, as of December 31, 2010 ($628 million, $156 million and $13 million, respectively, as of December 31, 2009). Unrecognized tax benefits of $190 million ($236 million as of December 31, 2009) would affect the effective rate, if recognized. The liability for unrecognized tax benefits does not reflect deferred tax assets of $63 million ($77 million as of December 31, 2009) related to deductible interest and state income taxes or a refundable deposit of $82 million ($104 million as of December 31, 2009), which is recorded in noncurrent assets.

Depending on the resolution of the IRS disputes, the completion of examinations by federal, state or international taxing authorities, or the expiration of statutes of limitation for specific taxing jurisdictions, we believe it is reasonably possible that our liability for unrecognized tax benefits may significantly increase or decrease within the next 12 months. However, we are currently unable to estimate the range of any possible change.

NOTE 6	— EARNINGS PER SHARE

We compute basic earnings per share using the weighted average number of common shares outstanding. We compute diluted earnings per share using the weighted average number of common shares outstanding plus

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6	— EARNINGS PER SHARE (Continued)

the dilutive effect of outstanding stock options, computed using the treasury stock method. The following table sets forth the computations of basic and diluted earnings per share for the years ended December 31, 2010, 2009 and 2008 (dollars in millions, except per share amounts, and shares in thousands):

	2010	2009	2008

Net income attributable to HCA Holdings, Inc.	$1,207	$1,054	$673

Weighted average common shares outstanding	426,424	425,567	423,699
Effect of dilutive stock options	10,923	6,660	7,283

Shares used for diluted earnings per share	437,347	432,227	430,982

Earnings per share:
Basic earnings per share	$2.83	$2.48	$1.59
Diluted earnings per share	$2.76	$2.44	$1.56

NOTE 7 —	INVESTMENTS OF INSURANCE SUBSIDIARY

A summary of the insurance subsidiary’s investments at December 31 follows (dollars in millions):

	2010
		Unrealized
	Amortized	Amounts		Fair
	Cost	Gains	Losses	Value

Debt securities:
States and municipalities	$312	$12	$(1)	$323
Auction rate securities	251	—	(1)	250
Asset-backed securities	26	1	(1)	26
Money market funds	135	—	—	135

	724	13	(3)	734
Equity securities	8	1	(1)	8

	$732	$14	$(4)	742

Amounts classified as current assets				(100)

Investment carrying value				$642

	2009
		Unrealized
	Amortized	Amounts		Fair
	Cost	Gains	Losses	Value

Debt securities:
States and municipalities	$668	$30	$(3)	$695
Auction rate securities	401	—	(5)	396
Asset-backed securities	43	—	(1)	42
Money market funds	176	—	—	176

	1,288	30	(9)	1,309
Equity securities	8	1	(2)	7

	$1,296	$31	$(11)	1,316

Amounts classified as current assets				(150)

Investment carrying value				$1,166

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 —	INVESTMENTS OF INSURANCE SUBSIDIARY (Continued)

At December 31, 2010 and 2009 the investments of our insurance subsidiary were classified as “available-for-sale.” During 2010, investments in debt securities were reduced as a result of the insurance subsidiary distributing $500 million of excess capital to the Company. Changes in temporary unrealized gains and losses are recorded as adjustments to other comprehensive income (loss). At December 31, 2010 and 2009, $92 million and $100 million, respectively, of our investments were subject to the restrictions included in insurance bond collateralization and assumed reinsurance contracts.

Scheduled maturities of investments in debt securities at December 31, 2010 were as follows (dollars in millions):

	Amortized	Fair
	Cost	Value

Due in one year or less	$148	$148
Due after one year through five years	166	173
Due after five years through ten years	117	120
Due after ten years	16	17

	447	458
Auction rate securities	251	250
Asset-backed securities	26	26

	$724	$734

The average expected maturity of the investments in debt securities at December 31, 2010 was 2.9 years, compared to the average scheduled maturity of 11.4 years. Expected and scheduled maturities may differ because the issuers of certain securities have the right to call, prepay or otherwise redeem such obligations prior to their scheduled maturity date. The average expected maturities for our auction rate and asset-backed securities were derived from valuation models of expected cash flows and involved management’s judgment. The average expected maturities for our auction rate and asset-backed securities at December 31, 2010 were 4.1 years and 5.6 years, respectively, compared to average scheduled maturities of 24.1 years and 25.6 years, respectively.

The cost of securities sold is based on the specific identification method. Sales of securities for the years ended December 31 are summarized below (dollars in millions):

	2010	2009	2008

Debt securities:
Cash proceeds	$329	$141	$23
Gross realized gains	14	—	—
Gross realized losses	1	1	—
Equity securities:
Cash proceeds	$—	$3	$4
Gross realized gains	—	1	2
Gross realized losses	—	—	2

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 8 —	FINANCIAL INSTRUMENTS

Interest Rate Swap Agreements

We have entered into interest rate swap agreements to manage our exposure to fluctuations in interest rates. These swap agreements involve the exchange of fixed and variable rate interest payments between two parties based on common notional principal amounts and maturity dates. Pay-fixed interest rate swaps effectively convert LIBOR indexed variable rate obligations to fixed interest rate obligations. Pay-variable interest rate swaps effectively convert fixed interest rate obligations to LIBOR indexed variable rate obligations. The interest payments under these agreements are settled on a net basis. The net interest payments, based on the notional amounts in these agreements, generally match the timing of the related liabilities, for the interest rate swap agreements which have been designated as cash flow hedges. The notional amounts of the swap agreements represent amounts used to calculate the exchange of cash flows and are not our assets or liabilities. Our credit risk related to these agreements is considered low because the swap agreements are with creditworthy financial institutions.

The following table sets forth our interest rate swap agreements, which have been designated as cash flow hedges, at December 31, 2010 (dollars in millions):

	Notional		Fair
	Amount	Maturity Date	Value

Pay-fixed interest rate swaps	$7,100	November 2011	$(277)
Pay-fixed interest rate swaps (starting November 2011)	3,000	December 2016	(114)

Certain of our interest rate swaps are not designated as hedges, and changes in fair value are recognized in results of operations. The following table sets forth our interest rate swap agreements, which were not designated as hedges, at December 31, 2010 (dollars in millions):

	Notional		Fair
	Amount	Maturity Date	Value

Pay-fixed interest rate swap	$500	March 2011	$(3)
Pay-variable interest rate swap	500	March 2011	—
Pay-fixed interest rate swap	900	November 2011	(35)
Pay-variable interest rate swap	900	November 2011	3

During the next 12 months, we estimate $330 million will be reclassified from other comprehensive income (“OCI”) to interest expense.

Cross Currency Swaps

The Company and certain subsidiaries have incurred obligations and entered into various intercompany transactions where such obligations are denominated in currencies, other than the functional currencies of the parties executing the trade. In order to mitigate the currency exposure risks and better match the cash flows of our obligations and intercompany transactions with cash flows from operations, we enter into various cross currency swaps. Our credit risk related to these agreements is considered low because the swap agreements are with creditworthy financial institutions.

Certain of our cross currency swaps are not designated as hedges, and changes in fair value are recognized in results of operations. The following table sets forth our cross currency swap agreement which was not designated as a hedge at December 31, 2010 (amounts in millions):

	Notional		Fair
	Amount	Maturity Date	Value

Euro — United States Dollar Currency Swap	351 Euro	December 2011	$39

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 8 —	FINANCIAL INSTRUMENTS (Continued)

Derivatives — Results of Operations

The following tables present the effect of our interest rate and cross currency swaps on our results of operations for the year ended December 31, 2010 (dollars in millions):

		Location of Loss	Amount of Loss
	Amount of Loss (Gain)	Reclassified from	Reclassified from
	Recognized in OCI on	Accumulated OCI	Accumulated OCI
Derivatives in Cash Flow Hedging Relationships	Derivatives, Net of Tax	into Operations	into Operations

Interest rate swaps	$170	Interest expense	$384
Cross currency swaps	(9)	Interest expense	—

	$161		$384

	Location of Loss	Amount of Loss
	Recognized in	Recognized in
	Operations on	Operations on
Derivatives Not Designated as Hedging Instruments	Derivatives	Derivatives

Interest rate swaps	Other operating expenses	$3
Cross currency swap	Other operating expenses	40

Credit-risk-related Contingent Features

We have agreements with each of our derivative counterparties that contain a provision where we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to our default on the indebtedness. As of December 31, 2010, we have not been required to post any collateral related to these agreements. If we had breached these provisions at December 31, 2010, we would have been required to settle our obligations under the agreements at their aggregate, estimated termination value of $404 million.

NOTE 9 —	ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements.

ASC 820 emphasizes fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	ASSETS AND LIABILITIES MEASURED AT FAIR VALUE (Continued)

value hierarchy within which the entire fair value measurement falls is based on the lowest level input significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Cash Traded Investments

Our cash traded investments are generally classified within Level 1 or Level 2 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. Certain types of cash traded instruments are classified within Level 3 of the fair value hierarchy because they trade infrequently and therefore have little or no price transparency. Such instruments include auction rate securities (“ARS”) and limited partnership investments. The transaction price is initially used as the best estimate of fair value.

Our wholly-owned insurance subsidiary had investments in tax-exempt ARS, which are backed by student loans substantially guaranteed by the federal government, of $250 million ($251 million par value) at December 31, 2010. We do not currently intend to attempt to sell the ARS as the liquidity needs of our insurance subsidiary are expected to be met by other investments in its investment portfolio. These securities continue to accrue and pay interest semi-annually based on the failed auction maximum rate formulas stated in their respective Official Statements. During 2010 and 2009, certain issuers and their broker/dealers redeemed or repurchased $150 million and $172 million, respectively, of our ARS at par value. The valuation of these securities involved management’s judgment, after consideration of market factors and the absence of market transparency, market liquidity and observable inputs. Our valuation models derived a fair market value compared to tax-equivalent yields of other student loan backed variable rate securities of similar credit worthiness and similar effective maturities.

Derivative Financial Instruments

We have entered into interest rate and cross currency swap agreements to manage our exposure to fluctuations in interest rates and foreign currency risks. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. To comply with the provisions of ASC 820, we incorporate credit valuation adjustments to reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.

Although we determined the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. We assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and at December 31, 2010 and 2009, we determined the credit valuation adjustments were not significant to the overall valuation of our derivatives.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	ASSETS AND LIABILITIES MEASURED AT FAIR VALUE (Continued)

The following table summarizes our assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009, aggregated by the level in the fair value hierarchy within which those measurements fall (dollars in millions):

	December 31, 2010
		Fair Value Measurements Using
		Quoted Prices in
		Active Markets for
		Identical Assets	Significant Other	Significant
		and Liabilities	Observable Inputs	Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments of insurance subsidiary:
Debt securities:
States and municipalities	$323	$—	$323	$—
Auction rate securities	250	—	—	250
Asset-backed securities	26	—	26	—
Money market funds	135	135	—	—

	734	135	349	250
Equity securities	8	2	5	1

Investments of insurance subsidiary	742	137	354	251
Less amounts classified as current assets	(100)	(100)	—	—

	$642	$37	$354	$251

Cross currency swap (Other assets)	$39	$—	$39	$—

Liabilities:
Interest rate swaps (Income taxes and other liabilities)	$426	$—	$426	$—

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	ASSETS AND LIABILITIES MEASURED AT FAIR VALUE (Continued)

	December 31, 2009
		Fair Value Measurements Using
		Quoted Prices in
		Active Markets for
		Identical Assets	Significant Other	Significant
		and Liabilities	Observable Inputs	Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments of insurance subsidiary:
Debt securities:
States and municipalities	$695	$—	$695	$—
Auction rate securities	396	—	—	396
Asset-backed securities	42	—	42	—
Money market funds	176	176	—	—

	1,309	176	737	396
Equity securities	7	2	4	1

Investments of insurance subsidiary	1,316	178	741	397
Less amounts classified as current assets	(150)	(150)	—	—

	$1,166	$28	$741	$397

Cross currency swap (Other assets)	$79	$—	$79	$—

Liabilities:
Interest rate swaps (Income taxes and other liabilities)	$528	$—	$528	$—
Cross currency swaps (Income taxes and other liabilities)	13	—	13	—

The following table summarizes the activity related to the auction rate and equity securities investments of our insurance subsidiary which have fair value measurements based on significant unobservable inputs (Level 3) during the year ended December 31, 2010 (dollars in millions):

Asset balances at December 31, 2009	$397
Unrealized gains included in other comprehensive income	4
Settlements	(150)

Asset balances at December 31, 2010	$251

The estimated fair value of our long-term debt was $28.738 billion and $25.659 billion at December 31, 2010 and 2009, respectively, compared to carrying amounts aggregating $28.225 billion and $25.670 billion, respectively. The estimates of fair value are generally based upon the quoted market prices or quoted market prices for similar issues of long-term debt with the same maturities.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10 —	LONG-TERM DEBT

A summary of long-term debt at December 31, including related interest rates at December 31, 2010, follows (dollars in millions):

	2010	2009

Senior secured asset-based revolving credit facility (effective interest rate of 1.5%)	$1,875	$715
Senior secured revolving credit facility (effective interest rate of 1.8%)	729	—
Senior secured term loan facilities (effective interest rate of 6.9%)	7,530	8,987
Senior secured first lien notes (effective interest rate of 8.4%)	4,075	2,682
Other senior secured debt (effective interest rate of 7.1%)	322	362

First lien debt	14,531	12,746

Senior secured cash-pay notes (effective interest rate of 9.7%)	4,501	4,500
Senior secured toggle notes (effective interest rate of 10.0%)	1,578	1,578

Second lien debt	6,079	6,078

Senior unsecured notes (effective interest rate of 7.1%)	7,615	6,846

Total debt (average life of 6.1 years, rates averaging 7.3%)	28,225	25,670
Less amounts due within one year	592	846

	$27,633	$24,824

Senior Secured Credit Facilities And Other First Lien Debt

In connection with the Recapitalization, we entered into (i) a $2.000 billion senior secured asset-based revolving credit facility with a borrowing base of 85% of eligible accounts receivable, subject to customary reserves and eligibility criteria ($125 million available at December 31, 2010) (the “ABL credit facility”) and (ii) a senior secured credit agreement (the “cash flow credit facility” and, together with the ABL credit facility, the “senior secured credit facilities”), consisting of a $2.000 billion revolving credit facility ($1.189 billion available at December 31, 2010 after giving effect to certain outstanding letters of credit), a $2.750 billion term loan A ($1.618 billion outstanding at December 31, 2010), a $8.800 billion term loan B consisting of a $6.800 billion senior secured term loan B-1 and a $2.000 billion senior secured term loan B-2 ($3.525 billion outstanding under term loan B-1 at December 31, 2010 and $2.000 billion outstanding under term loan B-2 at December 31, 2010) and a €1.000 billion European term loan (€291 million, or $387 million, outstanding at December 31, 2010) under which one of our European subsidiaries is the borrower.

Borrowings under the senior secured credit facilities bear interest at a rate equal to, at our option, either (a) a base rate determined by reference to the higher of (1) the federal funds rate plus 0.50% or (2) the prime rate of Bank of America or (b) a LIBOR rate for the currency of such borrowing for the relevant interest period, plus, in each case, an applicable margin. The applicable margin for borrowings under the senior secured credit facilities may be reduced subject to attaining certain leverage ratios.

The ABL credit facility and the $2.000 billion revolving credit facility portion of the cash flow credit facility expire November 2012. The term loan facilities require quarterly installment payments. The final payment under term loan A is in November 2012. The final payments under term loan B-1 and the European term loan are in November 2013. During April 2010, we entered into an amendment of our senior secured term loan B facility extending the maturity of $2.000 billion of loans outstanding thereunder from November 2013 to March 2017. On November 8, 2010, an amended and restated joinder agreement was entered into with respect to the cash flow credit facility to establish a new replacement revolving credit series, which will

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10 —	LONG-TERM DEBT (Continued)

mature on November 17, 2015. Under the amended and restated joinder agreement, these replacement revolving credit commitments will become effective, subject to certain conditions, upon the earlier of (i) the initial public offering of our common stock and (ii) May 17, 2012. The senior secured credit facilities contain a number of covenants that restrict, subject to certain exceptions, our (and some or all of our subsidiaries’) ability to incur additional indebtedness, repay subordinated indebtedness, create liens on assets, sell assets, make investments, loans or advances, engage in certain transactions with affiliates, pay dividends and distributions, and enter into sale and leaseback transactions. In addition, we are required to satisfy and maintain a maximum total leverage ratio covenant under the cash flow credit facility and, in certain situations under the ABL credit facility, a minimum interest coverage ratio covenant.

During April 2009, we issued $1.500 billion aggregate principal amount of 8 1/2% senior secured first lien notes due 2019 at a price of 96.755% of their face value, resulting in $1.451 billion of gross proceeds. During August 2009, we issued $1.250 billion aggregate principal amount of 7 7/8% senior secured first lien notes due 2020 at a price of 98.254% of their face value, resulting in $1.228 billion of gross proceeds. During March 2010, we issued $1.400 billion aggregate principal amount of 7 1/4% senior secured first lien notes due 2020 at a price of 99.095% of their face value, resulting in $1.387 billion of gross proceeds. After the payment of related fees and expenses, we used the proceeds from these debt issuances to repay outstanding indebtedness under our senior secured term loan facilities.

We use interest rate swap agreements to manage the variable rate exposure of our debt portfolio. At December 31, 2010, we had entered into effective interest rate swap agreements, in a total notional amount of $7.100 billion, in order to hedge a portion of our exposure to variable rate interest payments associated with the senior secured credit facility. The effect of the interest rate swaps is reflected in the effective interest rates for the senior secured credit facilities.

Senior Secured Notes And Other Second Lien Debt

During November 2006, we issued $4.200 billion of senior secured notes (comprised of $1.000 billion of 9 1/8% notes due 2014 and $3.200 billion of 9 1/4% notes due 2016), and $1.500 billion of 9 5/8% cash/10 3/8%  in-kind senior secured toggle notes (which allow us, at our option, to pay interest in-kind during the first five years) due 2016, which are subject to certain standard covenants. We made the interest payment for the interest period ended in May 2009 by paying in-kind ($78 million) instead of paying interest in cash.

During February 2009, we issued $310 million aggregate principal amount of 9 7/8% senior secured second lien notes due 2017 at a price of 96.673% of their face value, resulting in $300 million of gross proceeds. After the payment of related fees and expenses, we used the proceeds to repay outstanding indebtedness under our senior secured term loan facilities.

Senior Unsecured Notes

During November 2010, we issued $1.525 billion aggregate principal amount of 7 3/4% senior unsecured notes due 2021 (the “2021 Notes”) at a price of 100% of their face value, resulting in $1.525 billion of gross proceeds. After the payment of related fees and expenses, we used the proceeds to make a distribution to our stockholders and optionholders.

General Debt Information

The senior secured credit facilities and senior secured notes are fully and unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly-owned material domestic subsidiaries that are “Unrestricted Subsidiaries” under our Indenture (the “1993 Indenture”) dated December 16, 1993 (except for certain special purpose subsidiaries that only guarantee and pledge their assets under our ABL credit facility).

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10 —	LONG-TERM DEBT (Continued)

In addition, borrowings under the European term loan are guaranteed by all material, wholly-owned European subsidiaries.

All obligations under the ABL credit facility, and the guarantees of those obligations, are secured, subject to permitted liens and other exceptions, by a first-priority lien on substantially all of the receivables of the borrowers and each guarantor under such ABL credit facility (the “Receivables Collateral”).

All obligations under the cash flow credit facility and the guarantees of such obligations are secured, subject to permitted liens and other exceptions, by:

•	a first-priority lien on the capital stock owned by HCA Inc., or by any U.S. guarantor, in each of their respective first-tier subsidiaries;

•	a first-priority lien on substantially all present and future assets of HCA Inc. and of each U.S. guarantor other than (i) “Principal Properties” (as defined in the 1993 Indenture), (ii) certain other real properties and (iii) deposit accounts, other bank or securities accounts, cash, leaseholds, motor-vehicles and certain other exceptions; and

•	a second-priority lien on certain of the Receivables Collateral.

Our senior secured first lien notes and the related guarantees are secured by first-priority liens, subject to permitted liens, on our and our subsidiary guarantors’ assets, subject to certain exceptions, that secure our cash flow credit facility on a first-priority basis and are secured by second priority liens, subject to permitted liens, on our and our subsidiary guarantors’ assets that secure our ABL credit facility on a first priority basis and our other cash flow credit facility on a second-priority basis.

Our second lien debt and the related guarantees are secured by second-priority liens, subject to permitted liens, on our and our subsidiary guarantors’ assets, subject to certain exceptions, that secure our cash flow credit facility on a first-priority basis and are secured by third-priority liens, subject to permitted liens, on our and our subsidiary guarantors’ assets that secure our asset-based revolving credit facility on a first priority basis and our other cash flow credit facility on a second-priority basis.

Maturities of long-term debt in years 2012 through 2015 are $4.195 billion, $4.952 billion, $1.681 billion and $1.676 billion, respectively.

NOTE 11 —	CONTINGENCIES

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been and can be expected to be instituted or asserted against us. The resolution of any such lawsuits, claims or legal and regulatory proceedings could have a material, adverse effect on our results of operations or financial position.

Health care companies are subject to numerous investigations by various governmental agencies. Under the federal false claims act (“FCA”) private parties have the right to bring qui tam, or “whistleblower,” suits against companies that submit false claims for payments to, or improperly retain overpayments from, the government. Some states have adopted similar state whistleblower and false claims provisions. Certain of our individual facilities have received government inquiries from federal and state agencies and our facilities may receive such inquiries in future periods. Depending on whether the underlying conduct in these or future inquiries or investigations could be considered systemic, their resolution could have a material, adverse effect on our results of operations or financial position.

We are subject to claims and suits arising in the ordinary course of business, including claims for personal injuries or wrongful restriction of, or interference with, physicians’ staff privileges. In certain of these

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11 —	CONTINGENCIES (Continued)

actions the claimants may seek punitive damages against us which may not be covered by insurance. It is management’s opinion that the ultimate resolution of these pending claims and legal proceedings will not have a material, adverse effect on our results of operations or financial position.

The Civil Division of the Department of Justice (“DOJ”) has contacted us in connection with its nationwide review of whether, in certain cases, hospital charges to the federal government relating to implantable cardio-defibrillators (“ICDs”) met the Centers for Medicare & Medicaid Services’ criteria. In connection with this nationwide review, the DOJ has indicated it will be reviewing certain ICD billing and medical records at 95 HCA hospitals; the review covers the period from October 2003 to the present. The review could potentially give rise to claims against us under the federal FCA or other statutes, regulations or laws. At this time, we cannot predict what effect, if any, this review or any resulting claims could have on us.

NOTE 12 —	CAPITAL STOCK

The amended and restated certificate of incorporation authorizes the Company to issue up to 1,800,000,000 shares of common stock, and our amended and restated bylaws set the number of directors constituting the board of directors of the Company at not less than one nor more than 15.

Distributions

During 2010, our Board of Directors declared three distributions to its stockholders and holders of stock options. The distributions totaled $9.43 per share and vested stock option, or $4.332 billion in the aggregate. The distributions were funded using funds available under our senior secured credit facilities, proceeds from the 2021 Notes offering and cash on hand. Pursuant to the terms of our stock option plans, the holders of nonvested stock options received $9.43 per share reductions (subject to certain tax related limitations for certain stock options that resulted in deferred distributions for a portion of the declared distribution, which will be paid upon the vesting of the applicable stock options) to the exercise price of their share-based awards.

Registration Statement Filings

On May 5, 2010, HCA Inc.’s Board of Directors granted approval for HCA Inc. to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 relating to a proposed initial public offering of its common stock. The Form S-1 was filed on May 7, 2010.

In connection with the Corporate Reorganization, on December 15, 2010, HCA Holdings, Inc.’s Board of Directors granted approval for the Company to file with the SEC a registration statement on Form S-1 relating to a proposed initial public offering of its common stock. The Form S-1 was filed on December 22, 2010, and HCA Inc. filed a request to withdraw its registration statement on Form S-1 at the same time.

Stockholder Agreements and Equity Securities with Contingent Redemption Rights

The stockholder agreements, among other things, contain agreements among the parties with respect to restrictions on the transfer of shares, including tag along rights and drag along rights, registration rights (including customary indemnification provisions) and other rights. Pursuant to the management stockholder agreements, the applicable employees can elect to have the Company redeem their common stock and vested stock options in the events of death or permanent disability, prior to the consummation of the initial public offering of common stock by the Company. At December 31, 2010, there were 9,984,900 common shares and 23,834,800 vested stock options that were subject to these contingent redemption terms.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13 —	EMPLOYEE BENEFIT PLANS

We maintain contributory, defined contribution benefit plans that are available to employees who meet certain minimum requirements. Certain of the plans require that we match specified percentages of participant contributions up to certain maximum levels (generally, 100% of the first 3% to 9%, depending upon years of vesting service, of compensation deferred by participants for periods subsequent to March 31, 2008, and 50% of the first 3% of compensation deferred by participants for periods prior to April 1, 2008). The cost of these plans totaled $307 million for 2010, $283 million for 2009 and $233 million for 2008. Our contributions are funded periodically during each year.

We maintained a noncontributory, defined contribution retirement plan which covered substantially all employees. Benefits were determined as a percentage of a participant’s salary and vest over specified periods of employee service. Benefits expense was $46 million for 2008. There was no expense for 2010 and 2009 as the noncontributory plan and the related participant account balances were merged into the contributory HCA 401(k) Plan effective April 1, 2008.

We maintain the noncontributory, nonqualified Restoration Plan to provide certain retirement benefits for eligible employees. Eligibility for the Restoration Plan is based upon earning eligible compensation in excess of the Social Security Wage Base and attaining 1,000 or more hours of service during the plan year. Company credits to participants’ account balances (the Restoration Plan is not funded) depend upon participants’ compensation, years of vesting service and certain IRS limitations related to the HCA 401(k) plan. Benefits expense under this plan was $19 million for 2010, $26 million for 2009 and $2 million for 2008. Accrued benefits liabilities under this plan totaled $84 million at December 31, 2010 and $73 million at December 31, 2009.

We maintain a Supplemental Executive Retirement Plan (“SERP”) for certain executives. The plan is designed to ensure that upon retirement the participant receives the value of a prescribed life annuity from the combination of the SERP and our other benefit plans. Benefits expense under the plan was $27 million for 2010, $24 million for 2009 and $20 million for 2008. Accrued benefits liabilities under this plan totaled $197 million at December 31, 2010 and $152 million at December 31, 2009.

We maintain defined benefit pension plans which resulted from certain hospital acquisitions in prior years. Benefits expense under these plans was $30 million for 2010, $39 million for 2009, and $24 million for 2008. Accrued benefits liabilities under these plans totaled $131 million at December 31, 2010 and $115 million at December 31, 2009.

NOTE 14 —	SEGMENT AND GEOGRAPHIC INFORMATION

We operate in one line of business, which is operating hospitals and related health care entities. During the years ended December 31, 2010, 2009 and 2008, approximately 23.5%, 22.8% and 23.1%, respectively, of our revenues related to patients participating in the fee-for-service Medicare program.

Our operations are structured into three geographically organized groups: the Eastern Group includes 48 consolidating hospitals located in the Eastern United States, the Central Group includes 46 consolidating hospitals located in the Central United States and the Western Group includes 56 consolidating hospitals located in the Western United States. We also operate six consolidating hospitals in England, and these facilities are included in the Corporate and other group.

Adjusted segment EBITDA is defined as income before depreciation and amortization, interest expense, losses (gains) on sales of facilities, impairments of long-lived assets, income taxes and net income attributable to noncontrolling interests. We use adjusted segment EBITDA as an analytical indicator for purposes of allocating resources to geographic areas and assessing performance. Adjusted segment EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 14 —	SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

capacity and debt service ability. Adjusted segment EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from adjusted segment EBITDA are significant components in understanding and assessing financial performance. Because adjusted segment EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, adjusted segment EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 14 —	SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

The geographic distributions of our revenues, equity in earnings of affiliates, adjusted segment EBITDA, depreciation and amortization, assets and goodwill are summarized in the following table (dollars in millions):

	For the Years Ended December 31,
	2010	2009	2008

Revenues:
Eastern Group	$9,006	$8,807	$8,570
Central Group	7,222	7,225	6,740
Western Group	13,467	13,140	12,118
Corporate and other	988	880	946

	$30,683	$30,052	$28,374

Equity in earnings of affiliates:
Eastern Group	$(3)	$(3)	$(2)
Central Group	(1)	(2)	(2)
Western Group	(278)	(241)	(219)
Corporate and other	—	—	—

	$(282)	$(246)	$(223)

Adjusted segment EBITDA:
Eastern Group	$1,580	$1,469	$1,288
Central Group	1,272	1,325	1,061
Western Group	3,107	2,867	2,270
Corporate and other	(91)	(189)	(45)

	$5,868	$5,472	$4,574

Depreciation and amortization:
Eastern Group	$354	$364	$358
Central Group	352	352	359
Western Group	581	578	552
Corporate and other	134	131	147

	$1,421	$1,425	$1,416

Adjusted segment EBITDA	$5,868	$5,472	$4,574
Depreciation and amortization	1,421	1,425	1,416
Interest expense	2,097	1,987	2,021
Losses (gains) on sales of facilities	(4)	15	(97)
Impairments of long-lived assets	123	43	64

Income before income taxes	$2,231	$2,002	$1,170

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 14 —	SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

	As of December 31,
	2010	2009

Assets:
Eastern Group	$4,922	$5,018
Central Group	5,271	5,173
Western Group	9,169	8,847
Corporate and other	4,490	5,093

	$23,852	$24,131

	Eastern	Central	Western	Corporate
	Group	Group	Group	and Other	Total

Goodwill:
Balance at December 31, 2009	$596	$1,018	$742	$221	$2,577
Acquisitions	14	—	65	46	125
Impairments	—	—	—	(14)	(14)
Foreign currency translation and other	(2)	1	8	(2)	5

Balance at December 31, 2010	$608	$1,019	$815	$251	$2,693

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 14 —	SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

NOTE 15 —	OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss are as follows (dollars in millions):

				Change
	Unrealized	Foreign		in Fair
	Gains (Losses) on	Currency	Defined	Value of
	Available-for-Sale	Translation	Benefit	Derivative
	Securities	Adjustments	Plans	Instruments	Total

Balances at December 31, 2007	$14	$34	$(44)	$(176)	$(172)
Unrealized losses on available-for-sale securities, net of $25 income tax benefit	(44)	—	—	—	(44)
Foreign currency translation adjustments, net of $33 income tax benefit	—	(62)	—	—	(62)
Defined benefit plans, net of $40 income tax benefit	—	—	(68)	—	(68)
Change in fair value of derivative instruments, net of $194 income tax benefit	—	—	—	(334)	(334)
Expense reclassified into operations from other comprehensive income, net of $4 and $42, respectively, income tax benefits	—	—	6	70	76

Balances at December 31, 2008	(30)	(28)	(106)	(440)	(604)
Unrealized gains on available-for-sale securities, net of $25 of income taxes	44	—	—	—	44
Foreign currency translation adjustments, net of $14 of income taxes	—	25	—	—	25
Defined benefit plans, net of $8 income tax benefit	—	—	(10)	—	(10)
Change in fair value of derivative instruments, net of $76 income tax benefit	—	—	—	(133)	(133)
Expense reclassified into operations from other comprehensive income, net of $6 and $127, respectively, income tax benefits	—	—	10	218	228

Balances at December 31, 2009	14	(3)	(106)	(355)	(450)
Unrealized gains on available-for-sale securities, net of $1 of income taxes	1	—	—	—	1
Foreign currency translation adjustments, net of $9 of income tax benefit	—	(16)	—	—	(16)
Defined benefit plans, net of $28 income tax benefit	—	—	(48)	—	(48)
Change in fair value of derivative instruments, net of $94 income tax benefit	—	—	—	(161)	(161)
(Income) expense reclassified into operations from other comprehensive income, net of $(4), $7 and $140, respectively, income (taxes) benefits	(9)	—	11	244	246

Balances at December 31, 2010	$6	$(19)	$(143)	$(272)	$(428)

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 16 —	ACCRUED EXPENSES AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

A summary of other accrued expenses at December 31 follows (dollars in millions):

	2010	2009

Professional liability risks	$268	$265
Interest	309	283
Taxes other than income	197	190
Other	471	420

	$1,245	$1,158

A summary of activity for the allowance of doubtful accounts follows (dollars in millions):

		Provision	Accounts
	Balance at	for	Written off,	Balance
	Beginning	Doubtful	Net of	at End
	of Year	Accounts	Recoveries	of Year

Allowance for doubtful accounts:
Year ended December 31, 2008	$3,711	$3,409	$(2,379)	$4,741
Year ended December 31, 2009	4,741	3,276	(3,157)	4,860
Year ended December 31, 2010	4,860	2,648	(3,569)	3,939

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION

On November 22, 2010, HCA Inc. reorganized by creating a new holding company structure. HCA Holdings, Inc. became the new parent company, and HCA Inc. is now HCA Holdings, Inc.’s wholly-owned direct subsidiary. On November 23, 2010, HCA Holdings, Inc. issued the 2021 Notes. These notes are senior unsecured obligations and are not guaranteed by any of our subsidiaries.

The senior secured credit facilities and senior secured notes described in Note 10 are fully and unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly-owned material domestic subsidiaries that are “Unrestricted Subsidiaries” under our Indenture dated December 16, 1993 (except for certain special purpose subsidiaries that only guarantee and pledge their assets under our ABL credit facility).

Our condensed consolidating balance sheets at December 31, 2010 and 2009 and condensed consolidating statements of income and cash flows for each of the three years in the period ended December 31, 2010, segregating HCA Holdings, Inc. issuer, HCA Inc. issuer, the subsidiary guarantors, the subsidiary non-guarantors and eliminations, follow.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

HCA HOLDINGS, INC.

CONDENSED CONSOLIDATING INCOME STATEMENT
For The Year Ended December 31, 2010
(Dollars in millions)

	HCA			Subsidiary
	Holdings, Inc.	HCA Inc.	Subsidiary	Non-		Condensed
	Issuer	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$—	$17,647	$13,036	$—	$30,683

Salaries and benefits	—	—	7,315	5,169	—	12,484
Supplies	—	—	2,825	2,136	—	4,961
Other operating expenses	—	5	2,634	2,365	—	5,004
Provision for doubtful accounts	—	—	1,632	1,016	—	2,648
Equity in earnings of affiliates	(1,215)	—	(107)	(175)	1,215	(282)
Depreciation and amortization	—	—	782	639	—	1,421
Interest expense	12	2,700	(761)	146	—	2,097
Gains on sales of facilities	—	—	—	(4)	—	(4)
Impairments of long-lived assets	—	—	58	65	—	123
Management fees	—	—	(454)	454	—	—

	(1,203)	2,705	13,924	11,811	1,215	28,452

Income (loss) before income taxes	1,203	(2,705)	3,723	1,225	(1,215)	2,231
Provision for income taxes	(4)	(955)	1,299	318	—	658

Net income	1,207	(1,750)	2,424	907	(1,215)	1,573
Net income attributable to noncontrolling interests	—	—	44	322	—	366

Net income attributable to HCA Holdings, Inc.	$1,207	$(1,750)	$2,380	$585	$(1,215)	$1,207

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

HCA HOLDINGS, INC.

CONDENSED CONSOLIDATING INCOME STATEMENT
For The Year Ended December 31, 2009
(Dollars in millions)

			Subsidiary
	HCA Inc.	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$17,584	$12,468	$—	$30,052

Salaries and benefits	—	7,149	4,809	—	11,958
Supplies	—	2,846	2,022	—	4,868
Other operating expenses	14	2,497	2,213	—	4,724
Provision for doubtful accounts	—	2,043	1,233	—	3,276
Equity in earnings of affiliates	(2,540)	(95)	(151)	2,540	(246)
Depreciation and amortization	—	787	638	—	1,425
Interest expense	2,356	(500)	131	—	1,987
Losses (gains) on sales of facilities	—	17	(2)	—	15
Impairments of long-lived assets	—	34	9	—	43
Management fees	—	(443)	443	—	—

	(170)	14,335	11,345	2,540	28,050

Income before income taxes	170	3,249	1,123	(2,540)	2,002
Provision for income taxes	(884)	1,189	322	—	627

Net income	1,054	2,060	801	(2,540)	1,375
Net income attributable to noncontrolling interests	—	61	260	—	321

Net income attributable to HCA Holdings, Inc.	$1,054	$1,999	$541	$(2,540)	$1,054

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

HCA HOLDINGS, INC.

CONDENSED CONSOLIDATING INCOME STATEMENT
For The Year Ended December 31, 2008
(Dollars in millions)

			Subsidiary
	HCA Inc.	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$16,507	$11,867	$—	$28,374

Salaries and benefits	—	6,846	4,594	—	11,440
Supplies	—	2,671	1,949	—	4,620
Other operating expenses	(6)	2,445	2,115	—	4,554
Provision for doubtful accounts	—	2,073	1,336	—	3,409
Equity in earnings of affiliates	(2,100)	(82)	(141)	2,100	(223)
Depreciation and amortization	—	776	640	—	1,416
Interest expense	2,190	(328)	159	—	2,021
Gains on sales of facilities	—	(5)	(92)	—	(97)
Impairments of long-lived assets	—	—	64	—	64
Management fees	—	(426)	426	—	—

	84	13,970	11,050	2,100	27,204

Income (loss) before income taxes	(84)	2,537	817	(2,100)	1,170
Provision for income taxes	(757)	803	222	—	268

Net income	673	1,734	595	(2,100)	902
Net income attributable to noncontrolling interests	—	53	176	—	229

Net income attributable to HCA Holdings, Inc.	$673	$1,681	$419	$(2,100)	$673

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

HCA HOLDINGS, INC.

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2010
(Dollars in millions)

	HCA			Subsidiary
	Holdings, Inc.	HCA Inc.	Subsidiary	Non-		Condensed
	Issuer	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$6	$—	$156	$249	$—	$411
Accounts receivable, net	—	—	2,214	1,618	—	3,832
Inventories	—	—	547	350	—	897
Deferred income taxes	931	—	—	—	—	931
Other	202	—	223	423	—	848

	1,139	—	3,140	2,640	—	6,919

Property and equipment, net	—	—	6,817	4,535	—	11,352
Investments of insurance subsidiary	—	—	—	642	—	642
Investments in and advances to affiliates	—	—	248	621	—	869
Goodwill	—	—	1,635	1,058	—	2,693
Deferred loan costs	23	351	—	—	—	374
Investments in and advances to subsidiaries	14,282	—	—	—	(14,282)	—
Other	776	39	21	167	—	1,003

	$16,220	$390	$11,861	$9,663	$(14,282)	$23,852

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$—	$919	$618	$—	$1,537
Accrued salaries	—	—	556	339	—	895
Other accrued expenses	12	296	328	609	—	1,245
Long-term debt due within one year	—	554	12	26	—	592

	12	850	1,815	1,592	—	4,269

Long-term debt	1,525	25,758	95	255	—	27,633
Intercompany balances	25,985	(16,130)	(12,833)	2,978	—	—
Professional liability risks	—	—	—	995	—	995
Income taxes and other liabilities	483	425	505	195	—	1,608

	28,005	10,903	(10,418)	6,015	—	34,505

Equity securities with contingent redemption rights	141	—	—	—	—	141

Stockholders’ (deficit) equity attributable to HCA Holdings, Inc.	(11,926)	(10,513)	22,167	2,628	(14,282)	(11,926)
Noncontrolling interests	—	—	112	1,020	—	1,132

	(11,926)	(10,513)	22,279	3,648	(14,282)	(10,794)

	$16,220	$390	$11,861	$9,663	$(14,282)	$23,852

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

HCA HOLDINGS, INC.

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2009
(Dollars in millions)

			Subsidiary
	HCA Inc.	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$—	$95	$217	$—	$312
Accounts receivable, net	—	2,135	1,557	—	3,692
Inventories	—	489	313	—	802
Deferred income taxes	1,192	—	—	—	1,192
Other	81	148	350	—	579

	1,273	2,867	2,437	—	6,577

Property and equipment, net	—	7,034	4,393	—	11,427
Investments of insurance subsidiary	—	—	1,166	—	1,166
Investments in and advances to affiliates	—	244	609	—	853
Goodwill	—	1,641	936	—	2,577
Deferred loan costs	418	—	—	—	418
Investments in and advances to subsidiaries	21,830	—	—	(21,830)	—
Other	963	19	131	—	1,113

	$24,484	$11,805	$9,672	$(21,830)	$24,131

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$908	$552	$—	$1,460
Accrued salaries	—	542	307	—	849
Other accrued expenses	282	293	583	—	1,158
Long-term debt due within one year	802	9	35	—	846

	1,084	1,752	1,477	—	4,313

Long-term debt	24,427	103	294	—	24,824
Intercompany balances	6,636	(10,387)	3,751	—	—
Professional liability risks	—	—	1,057	—	1,057
Income taxes and other liabilities	1,176	421	171	—	1,768

	33,323	(8,111)	6,750	—	31,962

Equity securities with contingent redemption rights	147	—	—	—	147

Stockholders’ (deficit) equity attributable to HCA Holdings, Inc.	(8,986)	19,787	2,043	(21,830)	(8,986)
Noncontrolling interests	—	129	879	—	1,008

	(8,986)	19,916	2,922	(21,830)	(7,978)

	$24,484	$11,805	$9,672	$(21,830)	$24,131

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

HCA HOLDINGS, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For The Year Ended December 31, 2010
(Dollars in millions)

	HCA			Subsidiary
	Holdings, Inc.	HCA Inc.	Subsidiary	Non-		Condensed
	Issuer	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from operating activities:
Net income	$1,207	$(1,750)	$2,424	$907	$(1,215)	$1,573
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Change in operating assets and liabilities	12	13	(1,759)	(1,113)	—	(2,847)
Provision for doubtful accounts	—	—	1,632	1,016	—	2,648
Depreciation and amortization	—	—	782	639	—	1,421
Income taxes	27	—	—	—	—	27
Gains on sales of facilities	—	—	—	(4)	—	(4)
Impairments of long-lived assets	—	—	58	65	—	123
Amortization of deferred loan costs	—	81	—	—	—	81
Share-based compensation	32	—	—	—	—	32
Equity in earnings of affiliates	(1,215)	—	—	—	1,215	—
Other	—	31	—	—	—	31

Net cash provided by (used in) operating activities	63	(1,625)	3,137	1,510	—	3,085

Cash flows from investing activities:
Purchase of property and equipment	—	—	(602)	(723)	—	(1,325)
Acquisition of hospitals and health care entities	—	—	(21)	(212)	—	(233)
Disposal of hospitals and health care entities	—	—	29	8	—	37
Change in investments	—	—	1	471	—	472
Other	—	—	(3)	13	—	10

Net cash used in investing activities	—	—	(596)	(443)	—	(1,039)

Cash flows from financing activities:
Issuances of long-term debt	1,525	1,387	—	—	—	2,912
Net change in revolving bank credit facilities	—	1,889	—	—	—	1,889
Repayment of long-term debt	—	(2,164)	(32)	(72)	—	(2,268)
Distributions to noncontrolling interests	—	—	(61)	(281)	—	(342)
Contributions from noncontrolling interests	—	—	—	57	—	57
Payment of debt issuance costs	(23)	(27)	—	—	—	(50)
Distributions to stockholders	(4,257)	—	—	—	—	(4,257)
Income tax benefits	114	—	—	—	—	114
Changes in intercompany balances with affiliates, net	2,590	556	(2,387)	(759)	—	—
Other	(6)	(16)	—	20	—	(2)

Net cash provided by (used in) financing activities	(57)	1,625	(2,480)	(1,035)	—	(1,947)

Change in cash and cash equivalents	6	—	61	32	—	99
Cash and cash equivalents at beginning of period	—	—	95	217	—	312

Cash and cash equivalents at end of period	$6	$—	$156	$249	$—	$411

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

HCA HOLDINGS, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For The Year Ended December 31, 2009
(Dollars in millions)

			Subsidiary
	HCA Inc.	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from operating activities:
Net income	$1,054	$2,060	$801	$(2,540)	$1,375
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Change in operating assets and liabilities	90	(1,882)	(1,299)	—	(3,091)
Provision for doubtful accounts	—	2,043	1,233	—	3,276
Depreciation and amortization	—	787	638	—	1,425
Income taxes	(520)	—	—	—	(520)
Losses (gains) on sales of facilities	—	17	(2)	—	15
Impairments of long-lived assets	—	34	9	—	43
Amortization of deferred loan costs	80	—	—	—	80
Share-based compensation	40	—	—	—	40
Pay-in-kind interest	58	—	—	—	58
Equity in earnings of affiliates	(2,540)	—	—	2,540	—
Other	50	(2)	(2)	—	46

Net cash provided by (used in) operating activities	(1,688)	3,057	1,378	—	2,747

Cash flows from investing activities:
Purchase of property and equipment	—	(720)	(597)	—	(1,317)
Acquisition of hospitals and health care entities	—	(38)	(23)	—	(61)
Disposal of hospitals and health care entities	—	21	20	—	41
Change in investments	—	(7)	310	—	303
Other	—	—	(1)	—	(1)

Net cash used in investing activities	—	(744)	(291)	—	(1,035)

Cash flows from financing activities:
Issuances of long-term debt	2,979	—	—	—	2,979
Net change in revolving bank credit facilities	(1,335)	—	—	—	(1,335)
Repayment of long-term debt	(2,972)	(7)	(124)	—	(3,103)
Distributions to noncontrolling interests	—	(70)	(260)	—	(330)
Payment of debt issuance costs	(70)	—	—	—	(70)
Changes in intercompany balances with affiliates, net	3,107	(2,275)	(832)	—	—
Other	(21)	—	15	—	(6)

Net cash provided by (used in) financing activities	1,688	(2,352)	(1,201)	—	(1,865)

Change in cash and cash equivalents	—	(39)	(114)	—	(153)
Cash and cash equivalents at beginning of period	—	134	331	—	465

Cash and cash equivalents at end of period	$—	$95	$217	$—	$312

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

HCA HOLDINGS, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For The Year Ended December 31, 2008
(Dollars in millions)

			Subsidiary
	HCA Inc.	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from operating activities:
Net income	$673	$1,734	$595	$(2,100)	$902
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Change in operating assets and liabilities	(11)	(2,085)	(1,271)	—	(3,367)
Provision for doubtful accounts	—	2,073	1,336	—	3,409
Depreciation and amortization	—	776	640	—	1,416
Income taxes	(448)	—	—	—	(448)
Gains on sales of facilities	—	(5)	(92)	—	(97)
Impairments of long-lived assets	—	—	64	—	64
Amortization of deferred loan costs	79	—	—	—	79
Share-based compensation	32	—	—	—	32
Equity in earnings of affiliates	(2,100)	—	—	2,100	—
Other	—	(19)	19	—	—

Net cash provided by (used in) operating activities	(1,775)	2,474	1,291	—	1,990

Cash flows from investing activities:
Purchase of property and equipment	—	(927)	(673)	—	(1,600)
Acquisition of hospitals and health care entities	—	(34)	(51)	—	(85)
Disposal of hospitals and health care entities	—	27	166	—	193
Change in investments	—	(26)	47	—	21
Other	—	(4)	8	—	4

Net cash used in investing activities	—	(964)	(503)	—	(1,467)

Cash flows from financing activities:
Net change in revolving bank credit facilities	700	—	—	—	700
Repayment of long-term debt	(851)	(4)	(105)	—	(960)
Distributions to noncontrolling interests	—	(32)	(146)	—	(178)
Changes in intercompany balances with affiliates, net	1,935	(1,505)	(430)	—	—
Other	(9)	—	(4)	—	(13)

Net cash provided by (used in) financing activities	1,775	(1,541)	(685)	—	(451)

Change in cash and cash equivalents	—	(31)	103	—	72
Cash and cash equivalents at beginning of period	—	165	228	—	393

Cash and cash equivalents at end of period	$—	$134	$331	$—	$465

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

Healthtrust, Inc. — The Hospital Company (“Healthtrust”) is the first-tier subsidiary of HCA Inc. The common stock of Healthtrust has been pledged as collateral for the senior secured credit facilities and senior secured notes described in Note 9. Rule 3-16 of Regulation S-X under the Securities Act requires the filing of separate financial statements for any affiliate of the registrant whose securities constitute a substantial portion of the collateral for any class of securities registered or being registered. We believe the separate financial statements requirement applies to Healthtrust due to the pledge of its common stock as collateral for the senior secured notes. Due to the corporate structure relationship of HCA and Healthtrust, HCA’s operating subsidiaries are also the operating subsidiaries of Healthtrust. The corporate structure relationship, combined with the application of push-down accounting in Healthtrust’s consolidated financial statements related to HCA’s debt and financial instruments, results in the consolidated financial statements of Healthtrust being substantially identical to the consolidated financial statements of HCA. The consolidated financial statements of HCA and Healthtrust present the identical amounts for revenues, expenses, net income, assets, liabilities, total stockholders’ deficit, net cash provided by operating activities, net cash used in investing activities and net cash used in financing activities. Certain individual line items in the HCA consolidated statements of stockholders’ deficit and cash flows are combined into one line item in the Healthtrust consolidated statements of stockholder’s deficit and cash flows.

Reconciliations of the HCA Holdings, Inc. Consolidated Statements of Stockholders’ Deficit and Consolidated Statements of Cash Flows presentations to the Healthtrust, Inc. — The Hospital Company Consolidated Statements of Stockholder’s Deficit and Consolidated Statements of Cash Flows presentations for the years ended December 31, 2010, 2009 and 2008 are as follows (dollars in millions):

	2010	2009	2008

Presentation in HCA Holdings, Inc. Consolidated Statements of Stockholders’ Deficit:
Share-based benefit plans	$43	$47	$40
Other	120	14	2

Presentation in Healthtrust, Inc. — The Hospital Company Consolidated Statements of Stockholder’s Deficit:
Distributions from HCA Holdings, Inc., net of contributions to HCA Holdings, Inc.	$163	$61	$42

Presentation in HCA Holdings, Inc. Consolidated Statements of Cash Flows (cash flows from financing activities):
Other	$—	$—	$(9)

Presentation in Healthtrust Inc. — The Hospital Company Consolidated Statements of Cash Flows (cash flows from financing activities):
Net cash distributions to HCA Holdings, Inc.	$—	$—	$(9)

Due to the consolidated financial statements of Healthtrust being substantially identical to the consolidated financial statements of HCA, except for the items presented in the tables above, the separate consolidated financial statements of Healthtrust are not presented.

NOTE 18 —	SUBSEQUENT EVENT

February 16, 2011 Increase in Authorized Shares and Stock Split

On February 16, 2011, our Board of Directors approved an increase in the number of authorized shares to 1,800,000,000 shares of common stock and a 4.505-to-one split of the Company’s issued and outstanding common stock. The increase in the authorized shares and the stock split became effective on March 9, 2011. All common share and per common share amounts in these consolidated financial statements and notes to consolidated financial statements have been restated to reflect the 4.505-to-one split.

HCA HOLDINGS, INC.
QUARTERLY CONSOLIDATED FINANCIAL INFORMATION
(UNAUDITED)
(Dollars in millions)

	2010
	First		Second		Third		Fourth

Revenues	$7,544		$7,756		$7,647		$7,736
Net income	$476	(a)	$378	(b)	$325	(c)	$394	(d)
Net income attributable to HCA Holdings, Inc.	$388	(a)	$293	(b)	$243	(c)	$283	(d)
Basic earnings per share	$0.91		$0.69		$0.57		$0.66
Diluted earnings per share	$0.89		$0.67		$0.55		$0.65

	2009
	First		Second		Third		Fourth

Revenues	$7,431		$7,483		$7,533		$7,605
Net income	$432	(e)	$365	(f)	$274	(g)	$304	(h)
Net income attributable to HCA Holdings, Inc.	$360	(e)	$282	(f)	$196	(g)	$216	(h)
Basic earnings per share	$0.84		$0.67		$0.46		$0.51
Diluted earnings per share	$0.83		$0.66		$0.45		$0.50

(a)	First quarter results include $12 million of costs related to the impairments of long-lived assets (See NOTE 4 of the notes to consolidated financial statements).

(b)	Second quarter results include $57 million of costs related to the impairments of long-lived assets (See NOTE 4 of the notes to consolidated financial statements).

(c)	Third quarter results include $1 million of losses on sales of facilities (See NOTE 3 of the notes to consolidated financial statements) and $6 million of costs related to the impairments of long-lived assets (See NOTE 4 of the notes to consolidated financial statements).

(d)	Fourth quarter results include $3 million of gains on sales of facilities (See NOTE 3 of the notes to consolidated financial statements) and $2 million of costs related to the impairments of long-lived assets (See NOTE 4 of the notes to consolidated financial statements).

(e)	First quarter results include $3 million of losses on sales of facilities (See NOTE 3 of the notes to consolidated financial statements) and $6 million of costs related to the impairments of long-lived assets (See NOTE 4 of the notes to consolidated financial statements).

(f)	Second quarter results include $2 million of losses on sales of facilities (See NOTE 3 of the notes to consolidated financial statements) and $2 million of costs related to the impairments of long-lived assets (See NOTE 4 of the notes to consolidated financial statements).

(g)	Third quarter results include $2 million of costs related to the impairments of long-lived assets (See NOTE 4 of the notes to consolidated financial statements).

(h)	Fourth quarter results include $4 million of losses on sales of facilities (See NOTE 3 of the notes to consolidated financial statements) and $24 million of costs related to the impairments of long-lived assets (See NOTE 4 of the notes to consolidated financial statements).

Through and including             , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

124,000,000 Shares

Common Stock

PROSPECTUS

BofA Merrill Lynch
Citi
J.P. Morgan
Barclays Capital
Credit Suisse
Deutsche Bank Securities
Goldman, Sachs & Co.
Morgan Stanley
Wells Fargo Securities
Credit Agricole CIB
Mizuho Securities USA Inc.
RBC Capital Markets
RBS
SMBC Nikko
SunTrust Robinson Humphrey
Avondale Partners
Baird
Cowen and Company
CRT Capital Group LLC
Lazard Capital Markets
Leerink Swann
Morgan Keegan
Oppenheimer & Co.
Raymond James
Susquehanna Financial Group, LLLP

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable solely by the Registrant in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

SEC registration fee	$327,980
FINRA filing fee	75,500
New York Stock Exchange listing fee	250,000
Blue Sky fees and expenses	2,500
Transfer agent’s fee	30,000
Printing and engraving expenses	400,000
Legal fees and expenses	4,000,000
Accounting fees and expenses	200,000
Miscellaneous	1,714,020

Total	$7,000,000

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made pursuant to Section 145(b) of the DGCL in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

HCA Holdings, Inc.’s amended and restated bylaws indemnify the directors and officers to the full extent of the DGCL and also allow the Board of Directors to indemnify all other employees. Such right of indemnification is not exclusive of any right to which such officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors.

HCA Holdings, Inc. maintains a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses HCA Holdings, Inc. for those losses for which HCA Holdings, Inc. have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.

On November 1, 2009, we entered into an indemnification priority and information sharing agreement with the Sponsors and certain of its affiliated funds to clarify the priority of advancement and indemnification obligations among us and any of our directors appointed by the Sponsors and other related matters.

The Company also agreed to indemnify certain officers of the Company for adverse tax consequences they may suffer pursuant to their employment agreements.

Pursuant to the registration rights agreement entered into with the Investors in connection with the Recapitalization, the Company agreed to indemnify the Investors from certain liabilities incurred in connection with this registration statement.

In addition, pursuant to the Management Agreement entered into with the Sponsors and their affiliates and the Frists, the Company has agreed to customary exculpation and indemnification provisions for the benefit of the Sponsors, the Frists, their affiliates, directors, officers and certain other persons. See “Certain Relationships and Related Transactions.”

Item 15.	Recent Sales of Unregistered Securities.

Equity Securities

During the year ended December 31, 2008, HCA Inc. issued and sold 2,006,981 shares of common stock in connection with the cashless exercise of stock options for aggregate consideration of $5,741,746 resulting in 1,011,925 net settled shares. HCA Inc. also issued and sold 35,954 shares of common stock in connection with the cash exercise of stock options for aggregate consideration of $101,758. The shares were issued without registration in reliance on the exemptions afforded by Section 4(2) of the Securities Act, and Rule 701 promulgated thereunder.

During the year ended December 31, 2009, HCA Inc. issued and sold 1,778,478 shares of common stock in connection with the cashless exercise of stock options for aggregate consideration of $5,033,483 resulting in 932,458 net settled shares. HCA Inc. also issued and sold 236,944 shares of common stock in connection with the cash exercise of stock options for aggregate consideration of $670,625. HCA issued and sold 166,360 shares of common stock for aggregate consideration of $1,889,606 to certain employees. The shares were issued without registration in reliance on the exemptions afforded by Section 4(2) of the Securities Act, and Rule 701 promulgated thereunder.

During the year ended December 31, 2010, HCA Inc. issued and sold 559,524 shares of common stock in connection with the cashless exercise of stock options for aggregate consideration of $1,583,627 resulting in 313,884 net settled shares. HCA Inc. also issued and sold 917,388 shares of common stock in connection with the cash exercise of stock options for aggregate consideration of $2,596,423. These shares were issued without registration in reliance on the exemptions afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 701 promulgated thereunder.

Debt Securities

On February 19, 2009, HCA Inc. issued $310 million aggregate principal amount of 9 7/8% senior secured notes due 2017 at a price of 96.673% of their face value resulting in approximately $300 million of gross proceeds, which were used to repay outstanding indebtedness under the cash flow credit facility. The initial purchasers for the senior secured notes issued on February 19, 2009 were Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Barclays Capital Inc., Credit Suisse Securities (USA) LLC and KKR Capital Markets LLC.

On April 22, 2009, HCA Inc. issued $1.500 billion aggregate principal amount of 8 1/2% senior secured notes due 2019 at a price of 96.755% of their face value resulting in approximately $1.451 billion of gross proceeds, which were used to repay outstanding indebtedness under the cash flow credit facility. The initial purchasers for the senior secured notes issued on April 22, 2009 were Citigroup Global Markets Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Wachovia Capital Markets, LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Mizuho Securities USA Inc.

On August 11, 2009, HCA Inc. issued $1.250 billion aggregate principal amount of 7 7/8% senior secured notes due 2020 at a price of 98.254% of their face value, resulting in approximately $1.228 billion of gross proceeds, which were used to repay outstanding indebtedness under the cash flow credit facility. The initial purchasers for the senior secured notes issued on August 11, 2009 were J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., Barclays Capital Inc., Calyon Securities (USA) Inc., Credit Suisse Securities (USA) LLC, GE Capital Markets, Inc., Mizuho Securities USA Inc., Morgan Stanley & Co. Incorporated and RBS Securities Inc.

On March 10, 2010, HCA Inc. issued $1.400 billion aggregate principal amount of 7 1/4% senior secured notes due 2020 at a price of 99.095% of their face value resulting in approximately $1.387 billion of gross proceeds, which were used to repay outstanding indebtedness under the cash flow credit facility. The initial purchasers for the senior secured notes issued on March 10, 2010 were Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Mizuho Securities USA Inc., Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation and RBS Securities Inc.

On November 23, 2010, we issued $1.525 billion aggregate principal amount of 7 3/4% senior notes due 2021 at a price of 100% of their face value resulting in approximately $1.525 billion of gross proceeds, which were used to fund a distribution to the Company’s stockholders and holders of vested stock options. The initial purchasers for the senior secured notes issued on November 23, 2010 were Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc., Mizuho Securities USA Inc., RBC Capital Markets, LLC, RBS Securities Inc., SMBC Nikko Capital Markets Limited, SunTrust Robinson Humphrey, Inc., Fifth Third Securities, Inc. and Morgan Keegan & Company, Inc.

Each of the above offerings of debt securities was offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act or to non-U.S. investors outside the United States in compliance with Regulation S of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

1	.1†	Form of Underwriting Agreement.
2	.1**	Agreement and Plan of Merger, dated July 24, 2006, by and among HCA Inc., Hercules Holding II, LLC and Hercules Acquisition Corporation (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed July 25, 2006, and incorporated herein by reference).

2	.2**	Merger Agreement, dated November 22, 2010, by and among HCA Inc., HCA Holdings, Inc., and HCA Merger Sub LLC (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed November 24, 2010, and incorporated herein by reference).
3	.1†	Amended and Restated Certificate of Incorporation of the Company.
3	.2†	Amended and Restated Bylaws of the Company.
4	.1†	Specimen Certificate for shares of Common Stock, par value $0.01 per share, of the Company.
4	.2**	Indenture, dated November 17, 2006, among HCA Inc., the guarantors party thereto and The Bank of New York, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 24, 2006, and incorporated herein by reference).
4	.3**	Security Agreement, dated as of November 17, 2006, among HCA Inc., the subsidiary grantors party thereto and The Bank of New York, as collateral agent (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed November 24, 2006, and incorporated herein by reference).
4	.4**	Pledge Agreement, dated as of November 17, 2006, among HCA Inc., the subsidiary pledgors party thereto and The Bank of New York, as collateral agent (filed as Exhibit 4.3 to the Company’s Current Report of Form 8-K filed November 24, 2006, and incorporated herein by reference).
4	.5(a)**	Form of 9 1/8% Senior Secured Notes due 2014 (included in Exhibit 4.2).
4	.5(b)**	Form of 9 1/4% Senior Secured Notes due 2016 (included in Exhibit 4.2).
4	.5(c)**	Form of 9 5/8%/10 3/8% Senior Secured Toggle Notes due 2016 (included in Exhibit 4.2).
4	.6**	Indenture, dated February 19, 2009, among HCA Inc., the guarantors party thereto, The Bank of New York Mellon, as collateral agent and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed February 25, 2009, and incorporated herein by reference).
4	.7**	Form of 9 7/8% Senior Secured Notes due 2017 (included in Exhibit 4.6).
4	.8(a)**	$13,550,000,000 — €1,000,000,000 Credit Agreement, dated as of November 17, 2006, among HCA Inc., HCA UK Capital Limited, the lending institutions from time to time parties thereto, Banc of America Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., as co-syndication agents and Merrill Lynch Capital Corporation, as documentation agent (filed as Exhibit 4.8 to the Company’s Current Report on Form 8-K filed November 24, 2006, and incorporated herein by reference).
4	.8(b)**	Amendment No. 1 to the Credit Agreement, dated as of February 16, 2007, among HCA Inc., HCA UK Capital Limited, the lending institutions from time to time parties thereto, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., and Citicorp North America, Inc., as Co-Syndication Agents, Banc of America Securities, LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and bookrunners, Deutsche Bank Securities and Wachovia Capital Markets LLC, as joint bookrunners and Merrill Lynch Capital Corporation, as documentation agent (filed as Exhibit 4.7(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).
4	.8(c)**	Amendment No. 2 to the Credit Agreement, dated as of March 2, 2009, among HCA Inc., HCA UK Capital Limited, the lending institutions from time to time parties thereto, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., and Citicorp North America, Inc., as Co-Syndication Agents, Banc of America Securities, LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and bookrunners, Deutsche Bank Securities and Wachovia Capital Markets LLC, as joint bookrunners and Merrill Lynch Capital Corporation, as documentation agent (filed as exhibit 4.8(c) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and incorporated herein by reference).

4	.8(d)**	Amendment No. 3 to the Credit Agreement, dated as of June 18, 2009, among HCA Inc., HCA UK Capital Limited, the lending institutions from time to time parties thereto, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., and Citicorp North America, Inc., as Co-Syndication Agents, Banc of America Securities, LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and bookrunners, Deutsche Bank Securities and Wachovia Capital Markets LLC, as joint bookrunners and Merrill Lynch Capital Corporation, as documentation agent (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed June 22, 2009, and incorporated herein by reference).
4	.8(e)**	Extension Amendment No. 1 to the Credit Agreement, dated as of April 6, 2010, among HCA Inc., HCA UK Capital Limited, the lending institutions from time to time parties thereto, Bank of America, N.A., as administrative agent and collateral agent (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 8, 2010, and incorporated herein by reference).
4	.8(f)**	Amended and Restated Joinder Agreement No. 1, dated as of November 8, 2010, by and among each of the financial institutions listed as a “Replacement-1 Revolving Credit Lender” on Schedule A thereto, HCA INC., Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the other parties listed on the signature pages thereto (filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed November 9, 2010, and incorporated herein by reference).
4	.9**	U.S. Guarantee, dated November 17, 2006, among HCA Inc., the subsidiary guarantors party thereto and Bank of America, N.A., as administrative agent (filed as Exhibit 4.9 to the Company’s Current Report on Form 8-K filed November 24, 2006, and incorporated herein by reference).
4	.10**	Indenture, dated as of April 22, 2009, among HCA Inc., the guarantors party thereto, Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent, and Law Debenture Trust Company of New York, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed April 28, 2009, and incorporated herein by reference).
4	.11**	Security Agreement, dated as November 17, 2006, and amended and restated as of March 2, 2009, among the Company, the Subsidiary Grantors named therein and Bank of America, N.A., as Collateral Agent (filed as Exhibit 4.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and incorporated herein by reference).
4	.12**	Pledge Agreement, dated as of November 17, 2006, and amended and restated as of March 2, 2009, among the Company, the Subsidiary Pledgors named therein and Bank of America, N.A., as Collateral Agent (filed as Exhibit 4.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and incorporated herein by reference).
4	.13**	Form of 8 1/2% Senior Secured Notes due 2019 (included in Exhibit 4.10).
4	.14**	Indenture, dated as of August 11, 2009, among HCA Inc., the guarantors party thereto, Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent, and Law Debenture Trust Company of New York, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 17, 2009, and incorporated herein by reference).
4	.15**	Form of 7 7/8% Senior Secured Notes due 2020 (included in Exhibit 4.14).
4	.16**	Indenture, dated as of March 10, 2010, among HCA Inc., the guarantors party thereto, Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent, and Law Debenture Trust Company of New York, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 12, 2010, and incorporated herein by reference).
4	.17**	Form of 7 1/4% Senior Secured Notes due 2020 (included in Exhibit 4.16).

4	.18(a)**	$2,000,000,000 Amended and Restated Credit Agreement, dated as of June 20, 2007, among HCA Inc., the subsidiary borrowers parties thereto, the lending institutions from time to time parties thereto, Banc of America Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., as co-syndication agents, and Merrill Lynch Capital Corporation, as documentation agent (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed June 26, 2007, and incorporated herein by reference).
4	.18(b)**	Amendment No. 1 to the $2,000,000,000 Amended and Restated Credit Agreement, dated as of March 2, 2009, among HCA Inc., the subsidiary borrowers parties thereto, the lending institutions from time to time parties thereto, Banc of America Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., as co-syndication agents, and Merrill Lynch Capital Corporation, as documentation agent (filed as exhibit 4.12(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and incorporated herein by reference).
4	.19**	Security Agreement, dated as of November 17, 2006, among HCA Inc., the subsidiary borrowers party thereto and Bank of America, N.A., as collateral agent (filed as Exhibit 4.13 to the Company’s Current Report on Form 8-K filed November 24, 2006, and incorporated herein by reference).
4	.20(a)**	General Intercreditor Agreement, dated as of November 17, 2006, between Bank of America, N.A., as First Lien Collateral Agent, and The Bank of New York, as Junior Lien Collateral Agent (filed as Exhibit 4.13(a) to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4	.20(b)**	Additional General Intercreditor Agreement, dated as of April 22, 2009, by and among Bank of America, N.A., in its capacity as First Lien Collateral Agent, The Bank of New York Mellon, in its capacity as Junior Lien Collateral Agent and in its capacity as 2006 Second Lien Trustee and The Bank of New York Mellon Trust Company, N.A., in its capacity as 2009 Second Lien Trustee (filed as Exhibit 4.6 to the Company’s Current Report on Form 8-K filed April 28, 2009, and incorporated herein by reference).
4	.20(c)**	Additional General Intercreditor Agreement, dated as of August 11, 2009, by and among Bank of America, N.A., in its capacity as First Lien Collateral Agent, The Bank of New York Mellon, in its capacity as Junior Lien Collateral Agent and in its capacity as trustee for the Second Lien Notes issued on November 17, 2006, and The Bank of New York Mellon Trust Company, N.A., in its capacity as trustee for the Second Lien Notes issued on February 19, 2009 (filed as Exhibit 4.6 to the Company’s Current Report on Form 8-K filed August 17, 2009, and incorporated herein by reference).
4	.20(d)**	Receivables Intercreditor Agreement, dated as of November 17, 2006, among Bank of America, N.A., as ABL Collateral Agent, Bank of America, N.A., as CF Collateral Agent and The Bank of New York, as Bonds Collateral Agent (filed as Exhibit 4.13(b) to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4	.20(e)**	Additional Receivables Intercreditor Agreement, dated as of April 22, 2009, by and between Bank of America, N.A. as ABL Collateral Agent, and Bank of America, N.A. as New First Lien Collateral Agent (filed as Exhibit 4.7 to the Company’s Current Report on Form 8-K filed April 28, 2009, and incorporated herein by reference).
4	.20(f)**	Additional Receivables Intercreditor Agreement, dated as of August 11, 2009, by and between Bank of America, N.A., as ABL Collateral Agent, and Bank of America, N.A., as New First Lien Collateral Agent (filed as Exhibit 4.7 to the Company’s Current Report on Form 8-K filed August 17, 2009, and incorporated herein by reference).
4	.20(g)**	First Lien Intercreditor Agreement, dated as of April 22, 2009, among Bank of America, N.A. as Collateral Agent, Bank of America, N.A. as Authorized Representative under the Credit Agreement and Law Debenture Trust Company of New York as the Initial Additional Authorized Representative (filed as Exhibit 4.5 to the Company’s Current Report on Form 8-K filed April 28, 2009, and incorporated herein by reference).

4	.21**	Registration Rights Agreement, dated as of November 22, 2010, among HCA Holdings, Inc., Hercules Holding II, LLC and certain other parties thereto (filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed November 24, 2010, and incorporated herein by reference).
4	.22**	Registration Rights Agreement, dated as of March 16, 1989, by and among HCA-Hospital Corporation of America and the persons listed on the signature pages thereto (filed as Exhibit 4.14 to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4	.23**	Assignment and Assumption Agreement, dated as of February 10, 1994, between HCA-Hospital Corporation of America and the Company relating to the Registration Rights Agreement, as amended (filed as Exhibit 4.15 to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4	.24(a)**	Indenture, dated as of December 16, 1993 between the Company and The First National Bank of Chicago, as Trustee (filed as Exhibit 4.16(a) to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4	.24(b)**	First Supplemental Indenture, dated as of May 25, 2000 between the Company and Bank One Trust Company, N.A., as Trustee (filed as Exhibit 4.16(b) to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4	.24(c)**	Second Supplemental Indenture, dated as of July 1, 2001 between the Company and Bank One Trust Company, N.A., as Trustee (filed as Exhibit 4.16(c) to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4	.24(d)**	Third Supplemental Indenture, dated as of December 5, 2001 between the Company and The Bank of New York, as Trustee (filed as Exhibit 4.16(d) to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4	.24(e)**	Fourth Supplemental Indenture, dated as of November 14, 2006, between the Company and The Bank of New York, as Trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 16, 2006, and incorporated herein by reference).
4	.25**	Form of 7.5% Debentures due 2023 (filed as Exhibit 4.17 to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4	.26**	Form of 8.36% Debenture due 2024 (filed as Exhibit 4.18 to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4	.27**	Form of Fixed Rate Global Medium-Term Note (filed as Exhibit 4.19 to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4	.28**	Form of Floating Rate Global Medium-Term Note (filed as Exhibit 4.20 to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4	.29**	Form of 7.69% Note due 2025 (filed as Exhibit 4.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).
4	.30**	Form of 7.19% Debenture due 2015 (filed as Exhibit 4.22 to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4	.31**	Form of 7.50% Debenture due 2095 (filed as Exhibit 4.23 to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4	.32**	Form of 7.05% Debenture due 2027 (filed as Exhibit 4.24 to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4.33		[reserved]
4	.34(a)**	7 7/8% Note in the principal amount of $100,000,000 due 2011 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 31, 2001, and incorporated herein by reference).
4	.34(b)**	7 7/8% Note in the principal amount of $400,000,000 due 2011 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed January 31, 2001, and incorporated herein by reference).

4	.35(a)**	6.95% Note due 2012 in the principal amount of $400,000,000 (filed as Exhibit 4.29(a) to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4	.35(b)**	6.95% Note due 2012 in the principal amount of $100,000,000 (filed as Exhibit 4.29(b) to the Company’s Registration Statement on Form S-4 (File No. 333-145054), and incorporated herein by reference).
4	.36(a)**	6.30% Note due 2012 in the principal amount of $400,000,000 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed September 25, 2002, and incorporated herein by reference).
4	.36(b)**	6.30% Note due 2012 in the principal amount of $100,000,000 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed September 25, 2002, and incorporated herein by reference).
4	.37(a)**	6.25% Note due 2013 in the principal amount of $400,000,000 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed February 12, 2003, and incorporated herein by reference).
4	.37(b)**	6 3/4% Note due 2013 in the principal amount of $100,000,000 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed February 12, 2003, and incorporated herein by reference).
4	.38(a)**	6 3/4% Note due 2013 in the principal amount of $400,000,000 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 29, 2003, and incorporated herein by reference).
4	.38(b)**	6 3/4% Note due 2013 in the principal amount of $100,000,000 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed July 29, 2003, and incorporated herein by reference).
4	.39**	7.50% Note due 2033 in the principal amount of $250,000,000 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed November 6, 2003, and incorporated herein by reference).
4	.40**	5.75% Note due 2014 in the principal amount of $500,000,000 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 11, 2004, and incorporated herein by reference).
4	.41(a)**	6.375% Note due 2015 in the principal amount of $500,000,000 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed November 19, 2004, and incorporated herein by reference).
4	.41(b)**	6.375% Note due 2015 in the principal amount of $250,000,000 (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed November 19, 2004, and incorporated herein by reference).
4	.42(a)**	6.500% Note due 2016 in the principal amount of $500,000,000 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed February 8, 2006, and incorporated herein by reference).
4	.42(b)**	6.500% Note due 2016 in the principal amount of $500,000,000 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed February 8, 2006, and incorporated herein by reference).
4	.43**	Indenture, dated as of November 23, 2010, among HCA Holdings, Inc., Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent, and Law Debenture Trust Company of New York, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 24, 2010, and incorporated herein by reference).
4	.44**	Form of 7 3/4% Senior Notes due 2021 (included in Exhibit 4.43).
5	.1†	Opinion of Simpson Thacher & Bartlett LLP.
10	.1(a)**	Amended and Restated Columbia/HCA Healthcare Corporation 1992 Stock and Incentive Plan (filed as Exhibit 10.7(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and incorporated herein by reference).

10	.1(b)**	First Amendment to Amended and Restated Columbia/HCA Healthcare Corporation 1992 Stock and Incentive Plan (filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and incorporated herein by reference).
10	.2**	HCA-Hospital Corporation of America Nonqualified Initial Option Plan (filed as Exhibit 4.6 to the Company’s Registration Statement on Form S-3 (File No. 33-52379), and incorporated herein by reference).
10	.3**	Form of Indemnity Agreement with certain officers and directors (filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-4 (File No. 333-145054) and incorporated herein by reference).
10	.4**	Form of Galen Health Care, Inc. 1993 Adjustment Plan (filed as Exhibit 4.15 to the Company’s Registration Statement on Form S-8 (File No. 33-50147) and incorporated herein by reference).
10	.5**	Form of HCA-Hospital Corporation of America 1992 Stock Compensation Plan (filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (File No. 33-52253), and incorporated herein by reference).
10	.6**	Columbia/HCA Healthcare Corporation 2000 Equity Incentive Plan (filed as Exhibit A to the Company’s Proxy Statement for the Annual Meeting of Stockholders on May 25, 2000, and incorporated herein by reference).
10	.7**	Form of Non-Qualified Stock Option Award Agreement (Officers) (filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed February 2, 2005, and incorporated herein by reference).
10	.8**	HCA 2005 Equity Incentive Plan (filed as Exhibit B to the Company’s Proxy Statement for the Annual Meeting of Shareholders on May 26, 2005, and incorporated herein by reference).
10	.9**	Form of 2005 Non-Qualified Stock Option Agreement (Officers) (filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed October 6, 2005, and incorporated herein by reference).
10	.10**	Form of 2006 Non-Qualified Stock Option Award Agreement (Officers) (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed February 1, 2006, and incorporated herein by reference).
10	.11(a)**	2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates (filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).
10	.11(b)†	2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated.
10	.11(c)**	Form of Omnibus Amendment to Stock Option Agreements Issued under the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as amended, effective February 16, 2011 (filed as Exhibit 10.38 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and incorporated herein by reference).
10	.12**	Management Stockholder’s Agreement dated November 17, 2006 (filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).
10	.13**	Sale Participation Agreement dated November 17, 2006 (filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).
10	.14**	Form of Option Rollover Agreement (filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).
10	.15**	Form of Stock Option Agreement (2007) (filed as Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).
10	.16**	Form of Stock Option Agreement (2008) (filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and incorporated herein by reference).

10	.17**	Form of Stock Option Agreement (2009) (filed as Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and incorporated herein by reference).
10	.18**	Form of Stock Option Agreement (2010) (filed as Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and incorporated herein by reference).
10	.19**	Form of 2x Time Stock Option Agreement (filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, and incorporated herein by reference).
10	.20**	Exchange and Purchase Agreement (filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).
10	.21**	Civil and Administrative Settlement Agreement, dated December 14, 2000 between the Company, the United States Department of Justice and others (filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K dated December 20, 2000, and incorporated herein by reference).
10	.22**	Plea Agreement, dated December 14, 2000 between the Company, Columbia Homecare Group, Inc., Columbia Management Companies, Inc. and the United States Department of Justice (filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K filed December 20, 2000, and incorporated herein by reference).
10	.23**	Corporate Integrity Agreement, dated December 14, 2000 between the Company and the Office of Inspector General of the United States Department of Health and Human Services (filed as Exhibit 99.4 to the Company’s Current Report on Form 8-K filed December 20, 2000, and incorporated herein by reference).
10	.24**	Management Agreement, dated November 17, 2006, among HCA Inc., Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. L.P., Dr. Thomas F. Frist, Jr., Patricia F. Elcan, William R. Frist and Thomas F. Frist III, and Merrill Lynch Global Partners, Inc. (filed as Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).
10	.25**	Retirement Agreement between the Company and Thomas F. Frist, Jr., M.D. dated as of January 1, 2002 (filed as Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference).
10	.26**	Amended and Restated HCA Supplemental Executive Retirement Plan, effective December 22, 2010, except as provided therein (filed as Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and incorporated herein by reference).
10	.27**	Amended and Restated HCA Restoration Plan, effective December 22, 2010 (filed as Exhibit 10.27 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and incorporated herein by reference).
10	.28(a)**	HCA Inc. 2008-2009 Senior Officer Performance Excellence Program (filed as Exhibit 10.27 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and incorporated herein by reference).
10	.28(b)**	HCA Inc. Amendment No. 1 to the 2008-2009 Senior Officer Performance Excellence Program (filed as Exhibit 10.28(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and incorporated herein by reference).
10	.29(a)**	Employment Agreement dated November 16, 2006 (Richard M. Bracken) (filed as Exhibit 10.27(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).
10	.29(b)**	Employment Agreement dated November 16, 2006 (R. Milton Johnson) (filed as Exhibit 10.27(c) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).
10	.29(c)**	Employment Agreement dated November 16, 2006 (Samuel N. Hazen) (filed as Exhibit 10.27(d) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).

10	.29(d)**	Employment Agreement dated November 16, 2006 (William P. Rutledge) (filed as Exhibit 10.27(e) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).
10	.29(e)**	Employment Agreement dated November 16, 2006 (Beverly B. Wallace) (filed as Exhibit 10.28(e) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and incorporated herein by reference).
10	.29(f)**	Amended and Restated Employment Agreement dated October 27, 2008 (Jack O. Bovender, Jr.) (filed as Exhibit 10.29(f) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and incorporated herein by reference).
10	.29(g)**	Amendment to Employment Agreement effective January 1, 2009 (Richard M. Bracken) (filed as Exhibit 10.29(g) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and incorporated herein by reference).
10	.29(h)**	Second Amendment to Employment Agreement effective February 9, 2011 (Richard M. Bracken) (filed as Exhibit 10.29(h) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference).
10	.29(i)**	Amendment to Employment Agreement effective February 9, 2011 (R. Milton Johnson) (filed as Exhibit 10.29(i) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference).
10	.29(j)**	Amendment to Employment Agreement effective February 9, 2011 (Samuel N. Hazen) (filed as Exhibit 10.29(j) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference).
10	.29(k)**	Amendment to Employment Agreement effective February 9, 2011 (Beverly B. Wallace) (filed as Exhibit 10.29(k) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference).
10	.30**	Administrative Settlement Agreement dated June 25, 2003 by and between the United States Department of Health and Human Services, acting through the Centers for Medicare and Medicaid Services, and the Company (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 001-11239), and incorporated herein by reference).
10	.31**	Civil Settlement Agreement by and among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services, the TRICARE Management Activity (filed as Exhibit 10.2 to the Company’s Quarterly Report of Form 10-Q for the quarter ended June 30, 2003, and incorporated herein by reference).
10	.32**	Form of Amended and Restated Limited Liability Company Agreement of Hercules Holding II, LLC dated as of November 17, 2006, among Hercules Holding II, LLC and certain other parties thereto (filed as Exhibit 10.3 to the Company’s Registration Statement on Form 8-A, filed April 29, 2008, and incorporated herein by reference).
10	.32(a)†	Form of Amendment to the Amended and Restated Limited Liability Company Agreement of Hercules Holding II, LLC.
10	.33**	Indemnification Priority and Information Sharing Agreement, dated as of November 1, 2009, between HCA Inc. and certain other parties thereto (filed as Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and incorporated herein by reference).
10	.34**	HCA Inc. 2010 Senior Officer Performance Excellence Program (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 6, 2010, and incorporated herein by reference).
10	.35**	Form of Restricted Share Unit Agreement (Officers) (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed April 6, 2010, and incorporated herein by reference).
10	.36**	Assignment and Assumption Agreement, dated November 22, 2010, by and among HCA Inc., HCA Holdings, Inc. and HCA Merger Sub LLC (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 24, 2010, and incorporated herein by reference).

10	.37**	Omnibus Amendment to Various Stock and Option Plans and the Management Stockholders’ Agreement, dated November 22, 2010 (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed November 24, 2010, and incorporated herein by reference).
10	.38†	Form of Stockholders’ Agreement.
10	.39†	Form of Omnibus Amendment to HCA Holdings, Inc’s Management Stockholder’s Agreements.
21	.1**	List of Subsidiaries (filed as Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference).
23	.1†	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto).
23	.3†	Consent of Ernst & Young LLP.
23	.4(a)**	Consent of Jay O. Light to be named as a director nominee.
23	.4(b)**	Consent of Geoffrey G. Meyers to be named as a director nominee.
24	.1**	Powers of Attorney (included in signature pages of the initial registration statement).

†	Filed herewith.

**	Previously filed.

(b) Financial Statement Schedules

All schedules are omitted because the required information is either not present, not present in material amounts or presented within the consolidated financial statements included in the prospectus and are incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on March 9, 2011.

HCA HOLDINGS, INC.

By:	/s/ John M. Franck II
Name:     John M. Franck II

Title:	Vice President and
Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard M. Bracken	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 9, 2011

* R. Milton Johnson	President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	March 9, 2011

* Christopher J. Birosak	Director	March 9, 2011

* John P. Connaughton	Director	March 9, 2011

* James D. Forbes	Director	March 9, 2011

* Kenneth W. Freeman	Director	March 9, 2011

* Thomas F. Frist III	Director	March 9, 2011

* William R. Frist	Director	March 9, 2011

* Christopher R. Gordon	Director	March 9, 2011

* Michael W. Michelson	Director	March 9, 2011

Signature		Title	Date

* James C. Momtazee		Director	March 9, 2011

* Stephen G. Pagliuca		Director	March 9, 2011

* Nathan C. Thorne		Director	March 9, 2011

*By:	/s/ John M. Franck II Attorney-in-fact